As filed with the Securities and Exchange Commission on November 13, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SPORTSMAP TECH ACQUISITION CORP.*

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3827 (Primary Standard Industrial Classification Code Number)	86-3938682 (I.R.S. Employer Identification No.)

5353 West Alabama, Suite 415

Houston, Texas 77056

(713) 479-5302

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David Gow

Chief Executive Officer

5353 West Alabama, Suite 415

Houston, Texas 77056

(713) 479-5302

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ralph V. De Martino ArentFox Schiff LLP 1717 K Street NW Washington, DC 20006 (202) 857-6000	Drew Capurro Christopher M. Bezeg Latham & Watkins LLP 650 Town Center Drive, 20th Floor Costa Mesa, California 92626 (714) 540-1235

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

*

Upon the consummation of a business combination transaction with Infrared Cameras Holdings, Inc., SportsMap Tech Acquisition Corp. (“SMAP”) will change its name to ‘Infrared Cameras Holdings, Inc.’ As used herein, “SMAP” or “SportsMap” refer to SMAP prior to the consummation of the business combination and “New ICI” refers to SMAP after giving effect to the business combination and name change. All securities being registered have been issued by SMAP or will be issued by New ICI.

EXPLANATORY NOTE

This registration statement and accompanying prospectus relate to:

(i)

the resale of 3,550,000 shares (the “Existing SMAP Shares”) of common stock, par value $0.0001 per share (the “Common Stock”), of SportsMap Tech Acquisition Corp. (“SportsMap”) by certain registered holders named in the accompanying prospectus;

(ii)	the resale of 7,971,341 shares (the “New ICI Shares”) of Common Stock to be issued in the Business Combination (as defined below) by certain registered holders named in the accompanying prospectus;
(iii)

the issuance by New ICI of up to 1,403,675 shares (the “New ICI Option Shares”) of Common Stock to be reserved for issuance following the Business Combination upon the exercise of options to purchase shares of Common Stock;

(iv)

the resale of up to 2,295,158 shares (the “New ICI Award Shares”) of Common Stock to be reserved for issuance following the Business Combination upon the exercise of options to purchase shares of Common Stock or settlement of restricted stock unit awards into shares of Common Stock;

(v)

the resale of up to 2,400,000 shares (the “Earnout Shares”) of Common Stock to be reserved for issuance following the Business Combination upon the achievement of certain performance metrics as further described in the accompanying prospectus;

(vi)

the issuance of up to 9,131,250 shares (the “Warrant Shares”) of Common Stock upon the exercise of (x) 506,250 outstanding privately placed warrants (the “Private Placement Warrants”) to purchase Common Stock and (y) 8,625,000 outstanding publicly issued warrants (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”);

(vii) the resale of up to 506,250 shares issuable upon the exercise of the Private Placement Warrants; and

(viii) the resale of 506,250 of the Private Placement Warrants by certain registered holders named in the accompanying prospectus.

The Existing SMAP Shares and the Private Placement Warrants were originally issued such securities in connection with the initial public offering (the “IPO”) of SportsMap in October 2021 and are subject to restrictions on transfer until the consummation of a business combination by SportsMap, as further described in the accompanying prospectus. The other securities to which this registration statement relates will not be issued and outstanding or issuable until after the proposed business combination contemplated by the Business Combination Agreement by and among SportsMap, ICH Merger Sub Inc. (“Merger Sub”) and Infrared Cameras Holdings, Inc. (“ICI”) dated as of December 5, 2022 and as amended, pursuant to which, subject to the terms and conditions therein, Merger Sub will merge with and into ICI, with ICI surviving the merger as a wholly owned subsidiary of SportsMap, and SportsMap will change its name to “Infrared Cameras Holdings, Inc.” (the “Business Combination”).

In the event the Business Combination is not approved by SportsMap shareholders or the other conditions precedent to the consummation of the Business Combination are not met or waived, the New ICI Shares, the New ICI Option Shares, the New ICI Award Shares, the Earnout Shares and the Warrant Shares will not be issued or issuable, and SportsMap will seek to withdraw this registration statement prior to its effectiveness.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be issued or sold until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated November 13, 2023

PROSPECTUS

SportsMap Tech Acquisition Corp.

Resale of up to 16,722,749 Shares of Common Stock

Resale of 506,250 Private Placement Warrants

Issuance of up to 10,534,925 Shares of Common Stock underlying Warrants and Options

This prospectus relates to (i) the resale of 3,550,000 shares (the “Existing SMAP Shares”) of common stock, par value $0.0001 per share (the “Common Stock”), of SportsMap Tech Acquisition Corp. (“SportsMap”) by certain registered holders named herein, consisting of (x) 2,875,000 Existing SMAP Shares originally issued by SportsMap to the Sponsor (as defined below) and the other initial stockholders prior the IPO (defined below) for an aggregate purchase price of $25,000, or approximately $0.009 per share, and (y) 675,000 Existing SMAP Shares originally issued in SportsMap’s concurrent private placement (the “Private Placement”) of units at a price of $10.00 per unit, with each unit consisting of one public share and three-quarters of one warrant, (ii) the resale of 7,971,341 shares (the “New ICI Shares”) of Common Stock to be issued in the Business Combination (as defined below) by certain registered holders named herein at an equity consideration value of $10.00 per share, (iii) the issuance by New ICI (as defined below) of up to 1,403,675 shares (the “New ICI Option Shares”) of Common Stock to be reserved for issuance following the Business Combination upon the exercise of options to purchase shares of Common Stock, with a weighted-average exercise price of $6.45 per share as adjusted in connection with the Business Combination, (iv) the resale of up to 2,295,158 shares (the “New ICI Award Shares”) of Common Stock to be reserved for issuance following the Business Combination upon the exercise of options to purchase shares of Common Stock or settlement of restricted stock unit awards into shares of Common Stock with an exercise price of $10.00 per share, (v) the resale of up to 2,400,000 shares (the “Earnout Shares”) of Common Stock to be reserved for issuance following the Business Combination upon the achievement of certain performance metrics as further described herein for no additional consideration, (vi) the issuance of up to 9,131,250 shares (the “Warrant Shares”) of Common Stock upon the exercise of outstanding warrants to purchase our Common Stock, consisting of: (x) 8,625,000 outstanding publicly issued warrants (the “Public Warrants”) originally issued as part of SportsMap’s initial public offering (the “IPO”) of units at a price of $10.00 per unit in October 2021, with each unit consisting of one public share and three-quarters of one warrant and (y) 506,250 outstanding privately placed warrants (the “Private Placement Warrants” and, together with the Public Warrants, the “Warrants”) originally issued in the Private Placement, (vii) the resale of up to 506,250 shares issuable upon the exercise of the Private Placement Warrants and (viii) the resale of 506,250 of the Private Placement Warrants by certain registered holders named herein. The holders of the Existing SMAP Shares and the Private Placement Warrants named herein were originally issued such securities in connection with the IPO and the Private Placement, respectively. The holders of the New ICI Shares named herein are expected to be issued such securities in private placements in connection with the proposed consummation of SportsMap’s acquisition of Infrared Cameras Holdings, Inc. (“ICI”). In the event the Business Combination is not approved by SportsMap shareholders or the other conditions precedent to the consummation of the Business Combination are not met or waived, the New ICI Shares, the New ICI Option Shares, the New ICI Award Shares, the Earnout Shares and the Warrant Shares will not be issued and SportsMap will seek to withdraw the registration statement to which this prospectus relates prior to its effectiveness.

The board of directors (the “SportsMap Board”) of SportsMap has unanimously approved (1) the merger (the “Merger”) of ICH Merger Sub Inc., a Delaware corporation and a direct wholly-owned subsidiary of SportsMap (“Merger Sub”), with and into ICI, with ICI surviving the Merger as a wholly-owned subsidiary of SportsMap (the time that the Merger becomes effective being referred to as the “Effective Time”), pursuant to the terms of the Business Combination Agreement, dated as of December 5, 2022 (as amended or otherwise modified, the “Business Combination Agreement”), by and among SportsMap, Merger Sub and ICI and (2) the other transactions contemplated by the Business Combination Agreement and documents related thereto (collectively, the “Business Combination”). As of the Effective Time, SportsMap will change its name to “Infrared Cameras Holdings, Inc.” As used in this prospectus, “New ICI,” “we,” “us” and “our” refer to SportsMap after giving effect to the Business Combination.

We will not receive any proceeds from the resale of the shares of Common Stock or Private Placement Warrants by the registered holders. We will receive the proceeds from any exercise of the Warrants or New ICI Options (as defined herein) for cash, which we intend to use for general corporate and working capital purposes. We may receive up to an aggregate of approximately $105.0 million from the cash exercise of the Warrants. The exercise price of each of our Warrants is $11.50 per warrant. However, the last reported sales price of our Common Stock on November 9, 2023 was $10.85. The likelihood that holders of Warrants will exercise their Warrants, and therefore, any amount of cash proceeds that we may receive, is dependent upon the trading price of our Common Stock. If the trading price of our Common Stock continues to be less than $11.50 per share, we do not expect holders to exercise their Warrants. See “Use of Proceeds” for additional information. Any proceeds from the exercise of such securities would increase our liquidity, but we are not currently budgeting for any cash proceeds from the exercise of Warrants or New ICI Options when planning for our operational funding needs. For further information regarding our operational funding needs, see the section of this prospectus titled “Risk Factors — Even after the Business Combination, we may need to raise additional capital in the future in order to execute our business plan, which may not be available on terms acceptable to us, or at all.”

We are registering certain of the securities for resale pursuant to registration rights granted to the registered holders. Our registration of such securities does not mean that such registered holders will offer or sell any of the shares of Common Stock or Private Placement Warrants. The registered holders may offer, sell or distribute all or a portion of their shares of Common Stock or Private Placement Warrants publicly or through private transactions at prevailing market prices or at negotiated prices. We provide more information about how the registered holders may sell the shares of Common Stock or Private Placement Warrants in the section titled “Plan of Distribution.” Additionally, as of the date of this prospectus, shares of our Common Stock held by the Sponsor and shares received by former holders of capital stock of ICI prior to the consummation of the Business Combination as a result of the Business Combination remain subject to lock-up restrictions as described herein. See the section of this prospectus titled “Summary of the Prospectus — The Business Combination — Lock-Up Agreements.”

The sale of securities being offered in this prospectus could result in adverse effects on the market for our Common Stock, including increasing volatility, limiting the availability of an active market, or resulting in a significant decline in the public trading price of our Common Stock. Even if the prevailing trading price of our Common Stock is at or significantly below the price at which the units were issued in the IPO, some of the registered holders may still be able to profit on sales due to the lower price at which they purchased their shares compared to public investors. Public securityholders may not experience a similar rate of return on the securities they purchase due to differences in the purchase prices and the current trading price. See the section of this prospectus titled “Risk Factors — Sales of a substantial number of our securities in the public market by the registered holders or by our other existing securityholders could cause the price of our Common Stock and Warrants to fall.”

SportsMap’s Common Stock and Public Warrants are currently listed on The Nasdaq Global Market and trade under the symbols “SMAP” and “SMAPW”, respectively. SportsMap has applied for New ICI’s Common Stock and Public Warrants to trade on The Nasdaq Capital Market following the Business Combination under the symbols “MSAI” and “MSAIW”, respectively. New ICI will not have units traded following the consummation of the Business Combination. On November 9, 2023, the closing prices of SportsMap’s Common Stock and the Public Warrants was $10.85 and $0.05, respectively.

We are an “emerging growth company” and “smaller reporting company” for purposes of federal securities laws and are subject to reduced public company reporting requirements. Accordingly, the information in this prospectus may not be comparable to information provided by companies that are not emerging growth companies or smaller reporting companies.

We will bear all costs, expenses and fees in connection with the registration of the shares of Common Stock and Private Placement Warrants. The registered holders will bear all commissions and discounts, if any, attributable to their sales of the shares of Common Stock or Private Placement Warrants.

INVESTING IN OUR SECURITIES INVOLVES RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 7 OF THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2023.

You should rely only on the information contained in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

i

SELECTED DEFINITIONS

In this document:

“Aggregate Closing PIPE Proceeds” means the aggregate cash proceeds actually received by SportsMap and Merger Sub in respect of the PIPE Financing (whether prior to or on the date of Closing).

“Aggregate Transaction Proceeds” means an amount equal to (a) the sum of (i) the aggregate cash proceeds available for release to SportsMap or Merger Sub (or any designees thereof) from the Trust Account in connection with the transactions contemplated hereby (after giving effect to any redemptions by the SportsMap Stockholders), (ii) the Aggregate Closing PIPE Proceeds (which as of the date of this prospectus was zero), (iii) the aggregate principal amount of the ICI Convertible Notes (which as of the date of this prospectus was approximately $2.975 million), and (iv) the aggregate principal amount of any indebtedness of ICI incurred on or after the date of the Business Combination Agreement and prior to the Closing and convertible into equity securities of ICI (which as of the date of this prospectus was zero, in the case of clauses (iii) and (iv), to the extent facilitated by SportsMap, the Sponsor or any of their respective affiliates, less (b) the aggregate amount of any unpaid transaction expenses of SportsMap incurred in connection with the Business Combination.

“Business Combination” means the transactions contemplated by the Business Combination Agreement, including the Merger.

“Business Combination Agreement” means the Business Combination Agreement, dated as of December 5, 2022, as amended by Amendment No. 1, dated June 27, 2023, and Amendment No. 2, dated September 17, 2023, and as may be further amended, supplemented or otherwise modified from time to time, by and among SportsMap, Merger Sub and ICI.

“Closing” means the consummation of the Business Combination.

“Closing Date” means the date of the Closing.

“Effective Time” means the effective time of the Merger.

“Equity Incentive Plan” means the Equity Incentive Plan of New ICI to be in effect following the Closing.

“ICI” means Infrared Cameras Holdings, Inc., a Delaware corporation, and, if the context requires, its consolidated subsidiaries.

“ICI Class A Common Stock” means shares of common stock, par value $0.001 per share, of ICI designated as “Class A Voting Common Stock” pursuant to ICI’s certificate of incorporation, as amended. For the avoidance of doubt, “ICI Class A Common Stock” includes the ICI Class A Common Stock issued in connection with the conversion of the ICI Convertible Notes immediately prior to the Closing.

“ICI Class B Common Stock” means shares of common stock, par value $0.001 per share, of ICI designated as “Class B Non-Voting Common Stock” pursuant to ICI’s certificate of incorporation, as amended.

“ICI Common Stock” means, collectively, the ICI Class A Common Stock and the ICI Class B Common Stock.

“ICI Convertible Noteholders” means holders of ICI Convertible Notes.

“ICI Convertible Notes” means the convertible promissory notes issued on or after the date of the Business Combination Agreement and prior to the Closing, which had an aggregate principal amount of $      .

“Insiders” has the meaning ascribed to it in the Sponsor Letter Agreement.

“IPO” means SportsMap’s initial public offering of SportsMap Units, consummated on October 21, 2021.

“Merger” means the merger of Merger Sub with and into ICI, with ICI surviving as a wholly-owned subsidiary of SportsMap.

“Merger Sub” means ICH Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of SportsMap.

“New ICI” means SportsMap following the consummation of the Business Combination.

“New ICI Board” means the board of directors of New ICI.

“New ICI Common Stock” or “Common Stock” means the common stock of New ICI, par value $0.0001 per share, after Closing.

“Out-of-the-Money Option” means any ICI option that is outstanding immediately prior to the Effective Time and has a per-share exercise price equal to or greater than (i) the Adjusted Equity Value (as defined herein), divided by (ii) the aggregate number of shares of ICI Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held immediately prior to the Effective Time by ICI as treasury stock) on a fully-diluted basis assuming the exercise of all Participating Company Options.

“Participating Company Option” means each option to purchase shares of ICI Class B Common Stock that is outstanding and unexercised immediately prior to the Effective Time, whether vested or unvested, other than any options that, pursuant to the terms of the Business Combination Agreement, will not be converted into an option (a “New ICI Option”) to purchase New ICI Common Stock on substantially its same terms and conditions, which shares of New ICI Common Stock are being registered for issuance hereby as the “New ICI Option Shares”.

“Participating Company RSU Award” means each award covering shares of ICI Class B Common Stock that is outstanding immediately prior to the Effective Time, whether vested or unvested.

“Private Placement” means issuance and sale of the Private Placement Units concurrently with the closing of the IPO.

“Private Placement Units” means the 675,000 units sold in the Private Placement concurrently with the closing of the IPO, at $10.00 per unit. Each unit consisted of one share of SportsMap Common Stock and three-quarters of one Private Placement Warrant.

“Private Placement Warrants” means the 506,250 private warrants originally included as part of the Private Placement Units.

“Public Warrants” means the SportsMap Warrants originally included as part of the SportsMap Units.

“registered holders” means certain holders of New ICI securities named in this prospectus.

“Registration Rights Agreement” means that certain registration rights agreement, to be entered into upon consummation of the Business Combination, by and among New ICI, the Sponsor, certain other holders of New ICI Common Stock, each current holder of ICI Class A Common Stock and certain holders of New ICI Options and Participating Company RSU Awards.

“Second Amended & Restated Certificate of Incorporation” means our second amended and restated certificate of incorporation to be in effect following the Business Combination.

“Sponsor” means SportsMap, LLC, a Delaware limited liability company.

“Sponsor Letter Agreement” means the Sponsor Letter Agreement, dated December 5, 2022, by and among SportsMap, ICI, the Sponsor and certain other holders of SportsMap Common Stock.

“SportsMap” means SportsMap Tech Acquisition Corp., a Delaware corporation.

“SportsMap Advisors” means Craig-Hallum Capital Group LLC and Roth Capital Partners, LLC.

“SportsMap Common Stock” means the common stock of SportsMap, par value $0.001 per share, prior to Closing.

“SportsMap Founder Shares” means the 2,875,000 shares of SportsMap Common Stock that were purchased by Sponsor and the other initial stockholders prior to SportsMap’s IPO.

“SportsMap Initial Stockholders” means the Sponsor, Roth Capital Partners, LLC, the representative of the underwriters in the IPO, and any other holder of SportsMap Founder Shares, including SportsMap officers and directors.

“SportsMap Units” means the 11,500,000 units issued in the IPO, each of which consisted of one share of SportsMap Common Stock and three-quarters of one Public Warrant.

“Trust Account” means the trust account established pursuant to the IPO, with Continental Stock Transfer & Trust Company acting as trustee, in which the proceeds from the IPO and related Private Placement were placed.

“Warrants” means the Public Warrants together with the Private Placement Warrants.

“Warrant Agreement” means the existing Warrant Agreement, dated October 18, 2021, between Continental Stock Transfer & Trust Company, as warrant agent, and SportsMap, pursuant to which the Warrants were issued.

Additionally, as used in this prospectus, “New ICI,” “we,” “us” and “our” refer to SportsMap after giving effect to the Business Combination.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:

●	the benefits of the Business Combination;
●	our financial performance following the Business Combination;
●	the ability to obtain or maintain the listing of our securities on Nasdaq following the Business Combination;
●	our expected incurrence of significant expenses and continuing losses for the foreseeable future following the Business Combination;
●	the expansion of our SaaS capabilities and offerings following the Business Combination; and
●	our expected future research and development costs.

These forward-looking statements are based on information available as of the date of this prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, the actual results or performance of our business may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

●	the inability to obtain or maintain the listing of the New ICI Common Stock on Nasdaq following the Business Combination;
●	our ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of New ICI to grow and manage growth profitably following the Business Combination;
●	costs related to the Business Combination;
●	changes in applicable laws or regulations;
●	our ability to implement business plans, forecasts, and other expectations after the completion of the Business Combination, and identify and realize additional opportunities;
●	the risk of downturns and the possibility of rapid change in the highly competitive industry in which we operate;
●	the risk that we and our current and future collaborators are unable to successfully develop and commercialize our products or services, or experience significant delays in doing so;
●	the risk that we may never achieve or sustain profitability;

v

●	the risk that we will need to raise additional capital to execute its business plan, which may not be available on acceptable terms or at all;
●	the risk that we experience difficulties in managing our expected growth and expanding operations;
●	the risk that third-party suppliers and manufacturers are not able to fully and timely meet their obligations;
●	the risk that we are unable to secure or protect our intellectual property;
●	the possibility that we may be adversely affected by other economic, business, and/or competitive factors; and
●	other risks and uncertainties described in this prospectus, including those under the section titled “Risk Factors”.

SUMMARY OF THE PROSPECTUS

This summary highlights selected information from this prospectus and does not contain all of the information that is important to you. This summary is qualified in its entirety by the more detailed information included in this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, including the information under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements included elsewhere in this prospectus. Certain figures included in this section have been rounded for ease of presentation and, as a result, percentages may not sum to 100%.

Parties to the Business Combination

SportsMap Tech Acquisition Corp.

SportsMap is a blank check company incorporated as a Delaware corporation on May 14, 2021. SportsMap was formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. In connection with the Merger, SportsMap will change its name to “Infrared Cameras Holdings, Inc.”

The mailing address of SportsMap’s principal executive offices is 5353 West Alabama, Suite 415 Houston, Texas 77056, and its telephone number is (713) 479-5302.

Merger Sub

ICH Merger Sub Inc. is a Delaware corporation and a direct wholly-owned subsidiary of SportsMap. Merger Sub was incorporated on November 16, 2022. Merger Sub was formed solely in contemplation of the Business Combination, has not commenced any operations, has only nominal assets and has no liabilities or contingent liabilities, nor any outstanding commitments other than in connection with the Business Combination. At the Effective Time, Merger Sub will merge with and into ICI, with ICI surviving as a direct wholly-owned subsidiary of SportsMap.

ICI

ICI is a Delaware corporation incorporated on July 14, 2020. ICI is a provider of sensing solutions built around high-resolution thermal imaging along with visible, acoustic, and laser spectroscopy imagers and sensors, that perceive and measure heat, sound, and gas in the surrounding environment, helping companies gain insight to efficiently manage their most important assets and infrastructure.

The mailing address of ICI’s principal executive offices is 2105 West Cardinal Drive, Beaumont, Texas 77705 and its telephone number is (866) 861-0788.

ICI has a history of losses or low income, and expects to incur significant expenses and possible continuing losses for the foreseeable future. ICI incurred a net loss of $13.3 million for the year ended December 31, 2022 and $3.6 million for the six months ended June 30, 2023. ICI had an accumulated deficit of $14.5 million as of June 30, 2023. While ICI has conducted operations since 1995, it launched its SmartIR cloud-software product suite only in the first quarter of 2023 and has not recorded any revenue for its SmartIR product through June 30, 2023. ICI also has a limited operating history providing SaaS solutions, which makes it difficult to evaluate its future prospects and the risks and challenges it may encounter. Additionally, ICI’s limited operating history providing SaaS solutions makes it difficult for it to evaluate its future prospects. The loss of large customers could result in a material adverse effect to ICI’s financial results. For the years ended December 31, 2022 and 2021, ICI’s top 10 customers represented 45% and 81% of its revenue, respectively, which percentages may increase going forward as ICI continues to grow or develop additional relationships with new large customers. The loss of business from ICI’s large customers (whether by lower overall demand for ICI’s products, cancellation of existing contracts or product orders or the failure to incorporate ICI’s product designs or award ICI new business) could have a material adverse effect on its business. For more information, you are encouraged to consider the matters discussed under “Risk Factors.”

The Business Combination

On December      , 2023, the SportsMap stockholders approved and adopted the Business Combination Agreement and the other proposals described in SportsMap’s definitive proxy statement, which was first mailed to SportsMap’s stockholders on November      , 2023. A total of            shares of SportsMap Common Stock were redeemed on December     , 2023 in connection with SportsMap’s special meetings held in December 2023.

The Structure of the Business Combination

Pursuant to the Business Combination Agreement, on the Closing Date, at the Effective Time, Merger Sub will merge with and into ICI, with ICI the surviving company in the Merger and, after giving effect to the Merger, a wholly-owned subsidiary of SportsMap. In connection with the Merger, SportsMap will change its name to “Infrared Cameras Holdings, Inc.”

Registration Rights Agreement

The Business Combination Agreement provides that, at the Closing, New ICI, the Sponsor, certain other holders of New ICI Common Stock, each current holder of ICI Class A Common Stock and certain holders of New ICI Options and Participating Company RSU Awards will enter into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which, among other things, New ICI will grant to such holders certain customary registration rights with respect to the shares of New ICI Common Stock they hold or will receive in the Business Combination (or shares issuable in connection with the exercise of New ICI Options or the settlement of Participating Company RSU Awards).

Pursuant to the Registration Rights Agreement, once the registration statement to which this prospectus relates is declared effective, New ICI thereafter will be required to maintain a registration statement that is continuously effective and to cause the registration statement to regain effectiveness in the event that it ceases to be effective.

At any time the registration statement is effective, the Sponsor Majority Holders (as defined in the Registration Rights Agreement) may collectively demand not more than one underwritten shelf takedown and the ICI Holders (as defined in the Registration Rights Agreement) may collectively demand not more than three underwritten shelf takedowns, in each case, in any 12 month period, in order to sell all or a portion of its securities that are registrable pursuant to the registration statement for a total offering price reasonably expected to exceed, in the aggregate, $25 million. In addition, such holders will have certain “piggyback” registration rights with respect to registrations initiated by New ICI and other New ICI stockholders. New ICI will bear the expenses incurred in connection with the filing of any registration statements pursuant to the Registration Rights Agreement, subject to limited exceptions.

Lock-Up Agreements

At the Closing, New ICI, the Sponsor, certain holders of New ICI Common Stock, each current holder of ICI Class A Common Stock and certain holders of New ICI Options and Participating Company RSU Awards are expected to enter into lock-up agreements (the “Lock-Up Agreements”), pursuant to which, among other things, such holders will agree to be subject to restrictions on the transfer of the shares of New ICI Common Stock (or shares issuable in respect of options to purchase, or restricted stock unit awards covering, shares of New ICI Common Stock) they hold or will receive in the Business Combination for, (i) with respect to 50% of such shares, the earlier of (a) six months after the date of Closing and (b) the first date on which the closing price of a share of New ICI Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and similar transactions) for any 20 trading days within any 30-trading day period commencing after the Closing, and, (ii) with respect to the remainder of such shares, six months after the Closing Date.

Earnout Shares

Pursuant to the Business Combination Agreement, we will reserve for issuance 2,400,000 shares of Common Stock (the “Earnout Shares”). The Earnout Shares will be issued pro rata to the holders of ICI Common Stock, New ICI Options and Participating Company RSU Awards (other than any New ICI Options or Participating Company RSU Awards that are forfeited prior to the achievement of the applicable earnout goal) if either (a) during the period beginning six months after the Closing and ending on December 31, 2024, the volume-weighted average price of the Common Stock is greater than or equal to $12.50 per share over any 20 trading days within any 30 consecutive trading days, or the combined company consummates a transaction in which its stockholders have the right to receive consideration implying a value of at least $12.50 per share, or (b) New ICI achieves revenue of $68.5 million during the fiscal year ending December 31, 2024, subject to certain limitations set forth in the Business Combination Agreement.

Stock Exchange Listing

SportsMap’s Common Stock and Public Warrants are currently listed on The Nasdaq Global Market and trade under the symbols “SMAP” and “SMAPW”, respectively. SportsMap has applied for New ICI’s Common Stock and Public Warrants to trade on The Nasdaq Capital Market following the Business Combination under the symbols “MSAI” and “MSAIW”, respectively. New ICI will not have units traded following the consummation of the Business Combination.

Risk Factors and Risk Factor Summary

Investing in our securities involves risks. You should carefully consider the risks described in “Risk Factors” before making a decision to invest in our securities. If any of these risks actually occurs, our business, financial condition and results of operations would likely be materially adversely affected. Some of the risks related to an investment in our securities are summarized below:

●	We have a history of losses or low income, and expect to incur significant expenses and continuing losses for the foreseeable future.
●	Our history of net losses, negative cash flows from operations and negative net working capital and the expectation that we will continue to incur net losses and use cash in our operations in the foreseeable future raise substantial doubt about our ability to continue as a going concern.
●	Our revenue and margins could be adversely affected if we fail to maintain competitive average selling prices, high sales volumes, and/or fail to reduce product costs.
●	If we fail to successfully manage the expansion of its SaaS capabilities and offerings, our business and financial results could be adversely affected.
●	We have a limited operating history providing SaaS solutions, which makes it difficult to evaluate our future prospects and the risks and challenges we may encounter.
●	If our products are not adopted in our targeted end markets, our business will be materially and adversely affected.
●	Certain trends relating to the global COVID-19 pandemic positively impacted our business during 2020 and 2021, and our performance during the periods that were most impacted by COVID-19 should not be considered indicative of ICI’s future performance.
●	We expect to incur substantial research and development costs and devote significant resources to developing and commercializing new products, which could significantly affect our ability to become profitable and may never result in revenue to our business. Any delay or interruption of the development and commercialization of new products may adversely affect our existing business and prospects for winning future business.
●	Product liability claims, product recalls and field service actions could have a material adverse effect on our reputation, business, results of operations and financial condition and it may have difficulty obtaining product liability and other insurance coverage.
●	Following the completion of the Business Combination we may still require substantial additional funding to finance our operations, but adequate additional financing may not be available when we need it, on acceptable terms or at all.
●	We create innovative technology by designing and developing unique hardware and software solutions. A failure to achieve scale may affect our ability to sell at competitive prices, limit our customer base or lead to losses.

●	If we are not able to effectively grow its sales and marketing organization, or maintain or grow an effective network of distributors, its business prospects, results of operations and financial condition could be adversely affected.
●	Certain of our commercial contracts with its customers, suppliers or co-development agreements could be terminated or may not materialize into long-term contract partnership arrangements.
●	The loss of large customers could result in a material adverse effect to our financial results.
●	Components used in our sensors may fail as a result of manufacturing, design or other defects over which it has no control and render its devices permanently inoperable.
●	Our ability to successfully operate the business after consummation of the Business Combination will be largely dependent upon the efforts of certain of our key personnel.
●	The unaudited pro forma financial information included elsewhere in this prospectus may not be indicative of what our actual financial position or results of operations would have been.
●	Our expected management team as of Closing has limited experience in operating a public company.
●	Following the completion of the Business Combination, we will incur significant increased expenses and administrative burdens as a public company, which could negatively impact our business, financial condition and results of operations.
●	There can be no assurance that the Public Warrants and the New ICI Common Stock that will be issued in connection with the Business Combination (including New ICI Common Stock underlying the Warrants) will be approved for listing on Nasdaq or, if approved, will continue to be so listed following the Closing, or that we will be able to comply with the continued listing standards of Nasdaq.
●	Sales of a substantial number of our securities in the public market by the registered holders or by our other existing securityholders could cause the price of our Common Stock and Warrants to fall.
●	Prior to consummation of the Business Combination, certain existing securityholders of SportsMap acquired securities at a price below the current trading price of such securities, and may experience a positive rate of return based on the current trading price or at lower trading prices. Our future investors may not experience a similar rate of return.

Emerging Growth Company

As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”). An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);
●	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board (United States) regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);
●	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote of stockholders on executive compensation, stockholder approval of any golden parachute payments not previously approved and having to disclose the ratio of the compensation of our chief executive officer to the median compensation of our employees.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the completion of SportsMap’s initial public offering. However, if (i) our annual gross revenue exceeds $1.235 billion, (ii) we issue more than $1.0 billion of non-convertible debt in any three-year period or (iii) we become a “large accelerated filer” (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) prior to the end of such five-year period, we will cease to be an emerging growth company. We will be deemed to be a “large accelerated filer” at such time that we (a) have an aggregate worldwide market value of common equity securities held by non-affiliates of $700.0 million or more as of the last business day of our most recently completed second fiscal quarter, (b) have been required to file annual and quarterly reports under the Exchange Act, for a period of at least 12 months and (c) have filed at least one annual report pursuant to the Exchange Act.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. We have elected to use the extended transition period for complying with new or revised accounting standards. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

THE OFFERING

Issuer	SportsMap Tech Acquisition Corp.

As of the Effective Time, SportsMap will change its name to “Infrared Cameras Holdings, Inc.” In the event the Business Combination is not consummated, the New ICI Shares, New ICI Option Shares, New ICI Award Shares, Earnout Shares and Warrant Shares will not be issued and SportsMap will seek to withdraw the registration statement to which this prospectus relates prior to its effectiveness.

Shares of Common Stock offered by us	Up to 10,534,925 shares issuable upon the exercise of Warrants and reserved for issuance upon the exercise of New ICI Options.
Shares of Common Stock offered by the registered holders	Up to 16,722,749 shares.
Shares of Common Stock outstanding upon consummation of the Business Combination	shares.

Warrants offered by selling securityholders	506,250 Private Placement Warrants.

Warrants outstanding	9,131,250 Warrants.

Exercise price per share pursuant to the Warrants	$11.50, subject to adjustment as set forth in the Warrant Agreement
Use of proceeds

We will not receive any proceeds from the resale of the shares of Common Stock or Private Placement Warrants by the registered holders. We will receive the proceeds from any exercise of the Warrants or New ICI Options for cash, which we intend to use for general corporate and working capital purposes. We may receive up to an aggregate of approximately $105.0 million from the cash exercise of the Warrants. The exercise price of each of our Warrants is $11.50 per Warrant. However, the last reported sales price of our Common Stock on November 9, 2023 was $10.85. The likelihood that holders of Warrants will exercise their Warrants, and therefore any amount of cash proceeds that we may receive, is dependent upon the trading price of our Common Stock. If the trading price for our Common Stock continues to be less than $11.50 per share, we do not expect holders to exercise their Warrants. See “Use of Proceeds” for additional information.

Market for Common Stock and Warrants

SportsMap’s Common Stock and Public Warrants are currently listed on The Nasdaq Global Market and trade under the symbols “SMAP” and “SMAPW”, respectively. SportsMap has applied for New ICI’s Common Stock and Public Warrants to trade on The Nasdaq Capital Market following the Business Combination under the symbols “MSAI” and “MSAIW”, respectively. New ICI will not have units traded following the consummation of the Business Combination.

Risk factors

Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” and elsewhere in this prospectus.

RISK FACTORS

An investment in our securities involves a high degree of risk. In addition to the other information contained in this prospectus, including the matters addressed under the heading “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the following risk factors before making an investment decision. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on ICI’s and New ICI’s business, reputation, revenue, financial condition, results of operations and future prospects, in which event the market price of the New ICI Common Stock could decline, and you could lose part or all of your investment. Unless otherwise indicated, references in this section and elsewhere in this prospectus to the ICI business being adversely affected, negatively impacted or harmed will include an adverse effect on, or a negative impact or harm to, the business, reputation, revenue, financial condition, results of operations and future prospects of New ICI.

Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to ICI prior to the consummation of the Business Combination and New ICI after the consummation of the Business Combination.

Risks Related to Our Business and Industry

We have a history of losses or low income, and we expect to incur significant expenses and continuing losses for the foreseeable future.

We have incurred net losses or low income in many years since its inception. We incurred a net loss of $13.3 million for the year ended December 31, 2022 and $3.6 million for the six months ended June 30, 2023. We recorded net income of $2.3 million for the year ended December 31, 2021, due in part to substantial sales that We believe were attributable to customers using our products in response to the COVID-19 pandemic. We believe that we will continue to incur operating and net losses each quarter until at least such time as we begin to realize the anticipated benefits of its planned investment in sales and marketing efforts, though those benefits may not be as great as we anticipate or may occur later that we anticipate or not at all. Even if we successfully develop and sell our devices and software solutions, there can be no assurance that it will be commercially successful. We believe our sustained profitability will be dependent upon the successful development and successful commercial introduction and acceptance of its solutions, which may not occur.

We expect to continue to incur losses in future periods as we:

●	expand our sales and marketing presence;
●	increase investment in SaaS solutions;
●	execute on our product roadmaps;
●	grow wallet share with enterprise customers;
●	expand our distribution network; and
●	pursue strategic acquisitions.

Because we will incur the costs and expenses from these efforts before experiencing any incremental revenue growth as a result of these initiatives, our losses in future periods may be significant. In addition, we may find that these efforts are more expensive than currently anticipated or that these efforts may not result in revenues, which would further increase our losses.

These initiatives may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenue, if at all, in an amount sufficient to offset these higher expenses and to achieve and maintain profitability. Certain of the market opportunities we are pursuing are at an early stage of development, and it may be many years before the end markets we expect to serve generate demand for our products at scale. Our revenue may be adversely affected for a number of reasons, including an inability to up-sell or cross-sell SaaS offerings that we are seeking to expand or develop, the development and/or market acceptance of new technology that competes with our thermal imaging products, our ability to create, validate, and manufacture at high volume, and ship product to customers, our inability to effectively manage our inventory or manufacture products at scale, our inability to enter new markets or help our customers adapt our products for new applications or our failure to attract new customers or expand orders from existing customers or increasing competition. Furthermore, it is difficult to predict the size and growth rate of our target markets, customer demand for our products, commercialization timelines, the entry of competitive products or the success of existing competitive products and services. If our revenue does not grow, our ability to achieve and maintain profitability may be adversely affected, and the value of our business may significantly decrease.

Our revenue and margins could be adversely affected if we fail to maintain competitive average selling prices or high sales volumes, or we fail to reduce product costs.

Cost-cutting initiatives adopted by our customers can place increased downward pressure on our average selling prices. We also expect that any long-term or high-volume agreements with customers may require step-downs in pricing over the term of the agreement. Our average selling price may be driven down by customer-specific selling price fluctuations such as non-standard discounts on large volume purchases. These lower average selling prices on large volume purchases may cause fluctuations in revenue and gross margins on a quarterly and annual basis and ultimately adversely affect its profitability.

We may also experience declines in the average selling prices of our products generally as our customers negotiate lower prices and as our competitors continue to produce and commercialize lower cost competing technologies. To achieve profitability and maintain margins, we will also need to continually reduce product and manufacturing costs. Reductions in product and manufacturing costs are principally achieved by scaling its production volumes and through step changes in manufacturing and continued engineering of the most cost-effective designs for its products. In addition, we must continuously drive initiatives to reduce labor cost, improve worker efficiency, reduce the cost of materials, use fewer materials and further lower overall product costs by carefully managing component prices, inventory and shipping cost. We need to continually increase sales volume and introduce new, lower-cost products in order to maintain our overall gross margin. If we are unable to maintain competitive average selling prices, increase our sales volume or successfully introduce new, low-cost products, our revenue and overall gross margin would likely decline.

If we fail to successfully manage the expansion of our SaaS capabilities and offerings, our business and financial results could be adversely affected.

Expanding our SaaS capabilities and offerings will require considerable additional investment in our business. Whether this expansion will be successful and will accomplish our business and financial objectives is subject to uncertainties, including, but not limited to, customer demand, attach and renewal rates, channel adoption, our ability to further develop and scale infrastructure, our ability to include functionality and usability in such offerings that address customer requirements, and the related costs. If we are unable to successfully expand our existing offerings or establish new offerings and navigate our business expansion due to these risks and uncertainties, our business and financial results could be adversely impacted.

We have a limited operating history providing SaaS solutions, which makes it difficult to evaluate our future prospects and the risks and challenges we may encounter.

While we have been in operation since 1995, the company has a limited operating history providing SaaS solutions that we introduced to our industrial customers in 2022. Our limited operating history providing SaaS solutions makes it difficult for us to evaluate our future prospects. Certain factors that could alone or in combination prevent us from successfully commercializing these solutions or our other products include:

●	our reliance on third parties to supply significant parts of our production process or to manufacture our products;
●	our ability to establish and maintain successful relationships with our suppliers or manufacturers;
●	our ability to achieve commercial scale production of our products on a cost-effective basis and in a timely manner;
●	our ability to successfully expand our product offerings;
●	our ability to develop and protect intellectual property;
●	our ability to gain market acceptance of our products with customers and maintain and expand customer relationships, whether through strategic customer agreements or otherwise;

●	the adaptability of our products and the ability of our customers to integrate our products into their products and processes in a timely and effective manner;
●	the actions of direct and indirect competitors that may seek to enter the markets in which we expect to compete or that may seek to impose barriers to one or more markets that we intend to target;
●	the long lead time for development of market opportunities for which we are only at an early stage of development;
●	our ability to forecast our revenue and budget for, and manage, our expenses;
●	our ability to comply with existing and new or modified laws and regulations applicable to our business, or laws and regulations applicable to our customers for applications in which they may use our products;
●	our ability to plan for and manage capital expenditures for our current and future products, and manage our supply chain and supplier relationships related to these current and future products;
●	our ability to anticipate and respond to macroeconomic changes and changes in the markets in which we operate and expect to operate;
●	our ability to maintain and enhance the value of our reputation and brand;
●	our ability to effectively manage our growth and business operations, including the impacts of the global COVID-19 pandemic on our business; and
●	our ability to recruit and retain talented people at all levels of our organization.

Our relationships with many of our existing customers are limited as they may not be prepared to select us as a long-term supplier given the more recent nature of our business relationship. To establish preliminary relationships with certain customers and to build their confidence, we have entered, and may continue to enter, into pilot agreements, spot buy purchase orders, non-binding letters of intent and strategic customer agreements. These agreements are largely non-binding, often do not include any minimum obligation to purchase any quantities of any products, and do not require that the parties enter into a subsequent definitive, long-term, binding agreement. If we are unable to build confidence with its existing customers, either through these preliminary agreements (due to any failure to enter into or perform under the agreements) or otherwise, or if we are unable secure opportunity from these non-binding agreements, involving strategic customer agreements, we may be unable to produce accurate forecasts or increase our sales.

With respect to new customers, they may be less confident in our business and less likely to purchase our products because of a lack of awareness about our products. They may also not be convinced that our business will succeed because of the absence of an established sales, service, support and operating history. To address this, we must, among other activities, grow and improve our marketing capability and brand awareness, which may be costly. These activities may not be effective or could delay our ability to capitalize on the opportunities that we believe are suitable to our technology and products and may prevent us from successfully commercializing our products.

To build and maintain our business, we must maintain confidence in our products, long-term financial viability and business prospects. Failure to establish and maintain customer confidence may also adversely affect our reputation and business among our suppliers, analysts, ratings agencies and other interested parties.

If we fail to understand fully or adequately address the challenges that we are currently encountering or that we may encounter in the future, including those challenges described here and elsewhere in this “Risk Factors” section, our business, financial condition and results of operations could be adversely and materially affected. If the risks and uncertainties that we plan for when operating our business is incorrect or change, or if we fail to manage these risks successfully, our results of operations could differ materially from our expectations and our business, financial condition and results of operations could be adversely affected.

If our products are not adopted in our targeted end markets, our business will be materially and adversely affected.

Although our products are designed for use in multiple markets, each of our target or new markets may have unique barriers to entry. If we are unsuccessful in overcoming these barriers, it may affect our entrance into, or adoption by, these target or new markets, which could adversely affect our future results of operations.

Our products are used in a wide variety of existing and emerging use cases in the distribution and logistics market, where our products provide conveyor system monitoring solutions assisting customers with process automation, predictive maintenance and failure avoidance. These customers tend to be large companies that move slowly to larger scale implementation, often with years-long timelines. If our products are not chosen for deployment in these projects, or we lose a program under any circumstances, we may not have an opportunity to obtain that business again for many years. Even if our products are chosen for deployment, implementation and adoption by our customers may not be on terms consistent with initial forecasts or agreements between us and the customer. Industrial automation is a demanding industry with product specifications that our products may not always meet.

Our products also are used in a wide variety of existing and emerging use cases in the oil and gas market, which generally consists of gas and liquid leak detection, tank-level monitoring, pipeline leak detection and gas processing safety monitoring. This is a nascent market, and while this industry is experimenting with the use of thermal imaging in these applications, our customers may decide that thermal imaging is not a feasible solution for one of a variety of reasons, including current price points of sensors using thermal imaging technology.

Our products also are used in a wide variety of existing and emerging use cases in the manufacturing market, in which our customers are generally engaged in power panel monitoring, early fire detection and electrified transport battery monitoring. Additionally, our products are also used in a wide variety of existing and emerging use cases in the utilities market. Both of these markets are competitive and customers often have strict functional and pricing requirements for products. If we are unable to make products that meet these requirements, or sell products at the required price point, we could lose this business to competitors or competitive technologies. Our target markets involve risks of program delay, loss, and cancellation.

Certain trends relating to the global COVID-19 pandemic positively impacted our business during 2020 and 2021, and our performance during the periods that were most impacted by COVID-19 should not be considered indicative of our future performance.

Certain trends relating to the global COVID-19 pandemic positively impacted certain of our products and demand for such products. As a result of the global COVID-19 pandemic and the related monitoring procedures for febrile individuals implemented by numerous businesses and governmental organizations, we experienced significant demand for certain of our products in 2020 for biorisk applications, which declined substantially in 2021 and further in 2022. We generated total revenue of $83.2 million and $28.8 million for the years ended December 31, 2020 and 2021, respectively. We estimate that revenue of $75.7 million and $23.1 million, respectively, for the years ended December 31, 2020 and 2021 related to sales of products that were deployed primarily for biorisk applications in response to the COVID-19 pandemic. We generated total revenue of $7.3 million for the year ended December 31, 2022, which ICI estimates includes revenue of $0.9 million related to sales of products that were deployed primarily for biorisk applications in response to the COVID-19 pandemic. In future periods, we expect the use of our products for biorisk applications will continue to decline. Essentially all inventory that is specifically designed for biorisk applications and cannot be easily, economically or viably adapted to industrial applications has been written down to net realizable value.

We expect to incur substantial research and development costs and devote significant resources to developing and commercializing new products, which could significantly affect our ability to become profitable and may never result in revenue. Any delay or interruption of the development and commercialization of new products may adversely affect our existing business and prospects for winning future business.

Our future growth depends on penetrating new markets, adapting existing products to new applications and customer requirements, and introducing new and effective products on a timely basis that then achieve market acceptance. To remain competitive, we develop new products and upgrades to our software and will need to continue to do so. In connection with this development, we plan to incur substantial, and potentially increasing, research and development costs. Because we account for research and development as an operating expense, these expenditures could adversely affect our results of operations in the future.

Further, our research and development program may be delayed and may not produce timely results.

If we cannot produce successful results in time to accommodate customers’ or potential customers’ implementation timelines, we may lose business. If we are unsuccessful in introducing these products in accordance with its product launch plans or any publicly announced launch dates, it may be injurious to our reputation and brand and adversely affect our ability to be competitive in our target and new markets.

We expect to rely on products we are currently developing for a significant portion of our future growth.

However, even if our research and development efforts are successful and completed on time, there is no guarantee that ICI will be successful in adapting our business to our new products or that our new products will achieve market acceptance or generate sufficient revenue to make us profitable. Our future products, such as any software solutions we develop, may be products we have limited or no experience commercializing. In launching such products, we may face foreseen and unforeseen difficulties that adversely affect such commercialization and could have a material adverse effect on our operations and business. Additionally, the success of our competitors’ research and development efforts, including producing higher performing products, may result in loss of business.

The promise of new products and successful research and development may even decrease our expected and actual revenue attributable to existing products as customers may delay or cancel outstanding purchasing commitments for current generation products in anticipation of the release of new generation products from us.

Additionally, new products may trigger increased warranty costs as information on such products is augmented by actual usage.

Product liability claims, product recalls and field service actions could have a material adverse effect on our reputation, business, results of operations and financial condition and we may have difficulty obtaining product liability and other insurance coverage.

As a manufacturer and distributor of a wide variety of products used in the oil and gas, distribution and logistics, manufacturing and utilities markets, our results of operations are susceptible to adverse publicity regarding the quality or safety of its products. Product liability claims challenging the quality or safety of our products may result in a decline in sales for a product, which could adversely affect our results of operations. This could be the case even if the claims themselves are proven to be untrue or settled for immaterial amounts.

While we have general liability and other insurance policies concerning product liabilities and errors and omissions, we have deductibles under such policies with respect to a portion of these liabilities. Awarded damages could be more than our accruals. We could incur losses above the aggregate annual policy limit as well. We cannot ensure that insurance carriers will be willing to renew coverage or provide new coverage for product liability.

Product recalls can be expensive and tarnish our reputation and have a material adverse effect on the sales of its products. We cannot assure that we will not have additional product liability claims or that we will not recall any products.

We may face risks associated with our reliance on certain artificial intelligence and machine learning models.

We rely on artificial intelligence and machine learning (“AI/ML”) in the development of our deterministic artificial intelligence-driven sensing system for industrial applications. The AI/ML models that we use are trained using various data sets. If the AI/ML models are incorrectly designed, the data used to train them is incomplete, inadequate, or biased in some way, or if we do not have sufficient rights to use the data on which its AI/ML models rely, the performance of our products, services, and business, as well as our reputation, could suffer or we could incur liability through the violation of laws, third-party privacy, or other rights, or contracts to which we are a party.

We face risks related to sales through distributors and other third parties which could harm our business.

We sell a portion of our products through third parties such as distributors and manufacturers representatives (collectively, “distributors” or “Strategic Channel Partners”). Using third parties for distribution exposes us to many risks, including concentration risk, credit risk and legal risk because, under certain circumstances, we may be held responsible for the actions of those third-party sales channels. We may rely on one or more key distributors for selling a product, and the loss of these distributors could reduce its revenue. Our Strategic Channel Partners may face financial difficulties, including bankruptcy, which could harm our collection of accounts receivables and financial results. Violations of the Foreign Corrupt Practices Act (“FCPA”) or similar anti-bribery laws by distributors or other third-party intermediaries could have a material impact on our business. Competitors could also block our access to such parties. Failing to manage risks related to our use of third-party sales channels may reduce sales, increase expenses, and weaken our competitive position, and could result in sanctions against us.

The period of time from initiating dialogue with potential customers to implementation is long and we are subject to the risks of cancellation or postponement of the contract or unsuccessful implementation.

Prospective customers generally must make significant commitments of resources to test and validate products like those produced by us and confirm that they can integrate these products with other technologies before including them in any particular system, product, or process. The selling cycle for our products with new customers varies widely depending on the application, market, customer, and the complexity of the product. In the warehouse and logistics market, for example, this selling cycle can be a year (or more). These selling cycles result in us investing our resources prior to realizing any revenue from commercialization. Further, we are subject to the risk that customers cancel or postpone implementation of its technology solution or our customers are unable to integrate its technology solution successfully into a larger system. If our customers face financial difficulties, they may also cancel current or future product programs that could materially and adversely impact our financial results. Further, our revenue could be less than forecasted if the system, product, or process that includes our products is unsuccessful, including for reasons unrelated to our technology. Long selling cycles and product cancellations or postponements may adversely affect our business, results of operations, and financial condition.

Developments in alternative technologies may adversely affect the demand for our technology.

Significant developments in alternative technologies may materially and adversely affect our business, prospects, financial condition, and operating results in ways we do not currently anticipate. Existing and future infrared technologies may emerge as customers’ preferred alternative to our solutions. Any failure by us to develop new or enhanced technologies or processes, or to react to changes in existing technologies, could materially delay our development and introduction of new and enhanced products in the industries we serve, which could result in the loss of competitiveness of our solutions, decreased revenue and a loss of market share to competitors (or a failure to increase revenue and/or market share). Our research and development efforts may not be sufficient to adapt to changes in technology. As technologies change, we plan to upgrade or adapt our solutions with the latest technology. However, our solutions may not compete effectively with alternative systems if we are not able to source and integrate the latest technology into our existing products.

Our manufacturing business model and use of contract manufacturers may not be successful, which could harm our ability to deliver products and recognize revenue.

Our manufacturing strategy focuses on engaging contract manufacturers for our manufacturing needs while maintaining the design, engineering, prototyping, testing, and pilot manufacturing in-house at our facility in Beaumont, Texas. We currently have agreements with certain contract manufacturers to provide contract manufacturing, testing, and delivery of certain of our products. These arrangements are intended to lower our operating costs, but they also reduce our direct control over certain aspects of its operations. This diminished control may have an adverse effect on the quality or quantity of products or services, or our flexibility to respond to changing conditions.

Reliance on contract manufacturers reduces our control over the manufacturing process, including reduced control over quality, product costs, and product supply and timing. We may experience delays in shipments or issues concerning product quality from its contract manufacturers. If any of our contract manufacturers experience interruptions, delays, or disruptions in supplying our products, including by natural disasters, the global COVID-19 pandemic, other epidemics or outbreaks of other contagions, increased military conflict or tensions, such as in the Middle East, Eastern Europe or Asia, or work stoppages or capacity constraints, our ability to ship products would be delayed. In addition, unfavorable economic conditions could result in financial distress among contract manufacturers upon which we rely, thereby increasing the risk of disruption of supplies necessary to fulfill our production requirements and meet customer demands.

Additionally, if any of our contract manufacturers experience quality control problems in their manufacturing operations and our products do not meet customer or regulatory requirements, such third parties could be required to cover the cost of repair or replacement of any defective products. These delays or product quality issues could have an immediate and material adverse effect on our ability to fulfill orders and could have a negative effect on our operating results. In addition, such delays or issues with product quality could adversely affect our reputation and our relationship with our channel partners. If our contract manufacturers experience financial, operational, manufacturing capacity, or other difficulties, or experience shortages in required components, or if they are otherwise unable or unwilling to continue to manufacture our products in required volumes or at all, our supply may be disrupted, we may be required to seek alternate manufacturers and we may be required to re-design its products. It would be time-consuming, and could be costly and impracticable, to begin to use new manufacturers or designs, and such changes could cause significant interruptions in supply. Such changes could also have an adverse effect on our ability to meet our scheduled product deliveries and may subsequently lead to the loss of sales. While we take measures to protect our trade secrets, the use of contract manufacturers may also risk disclosure of our innovative and proprietary manufacturing methodologies, which could adversely affect our business.

We operate in a competitive landscape against market participants that may have substantially greater resources than us and against known and unknown market entrants who may disrupt our target markets.

Our target markets are highly competitive and we may not be able to compete effectively in the market against these competitors. Competitors may offer products at lower prices than our products, including pricing that we believe is below their cost, or may offer superior performing products. These companies also compete with us indirectly by attempting to solve some of the same challenges with different technology. Certain competitors in the market for these devices and sensors may have significantly greater resources and more experience than we do. These competitors have commercialized technology that has achieved market adoption, strong brand recognition and may continue to improve in both anticipated and unanticipated ways. They may also have entered into commercial relationships with key customers and have built relationships and dependencies between themselves and those key customers.

In addition to the existing market competitors, new competitors may be preparing to enter or are entering the market in which we compete that may disrupt the commercial landscape of target markets in ways that we may not be able to prepare for, including customers of our products who may be developing their own competitive solutions. We do not know how close any of our current and potential competitors are to commercializing their similar products and services, if at all, nor what they intend to develop as part of their product roadmaps. The already competitive landscape of the thermal infrared technology market, along with both foreseeable and unforeseeable entries of competitors and similar technology from those competitors in our target markets, may result in pricing pressure, reduced margins and may impede our ability to increase the sales of our products or cause ICI to lose market share, any of which will adversely affect its business, results of operations and financial condition.

Our manufacturing costs may increase and result in a market price for our products above the price that customers are willing to pay.

If the cost of manufacturing our products increases, we will be forced to charge our customers a higher price for the products in order to cover our costs and earn a profit. While we expect our products will benefit from continued cost reduction over time from scale and planned redesigns, there is no guarantee that these efforts will be successful, or that these savings would not be offset by additional required content. If the price of our products is too high, customers may be reluctant to purchase its products, especially if lower priced alternative products are available, and we may not be able to sell our products in sufficient volumes to recover our costs of development and manufacture or to earn a profit.

We, our contract manufacturers and our suppliers may rely on complex machinery for production, which involves a significant degree of risk and uncertainty in terms of operational performance and costs.

We, our contract manufacturers and our suppliers may rely on complex machinery for the production, assembly and installation of our devices, which will involve a significant degree of uncertainty and risk in terms of operational performance and costs. Our production facilities and the facilities of our contract manufacturers and suppliers may suffer unexpected malfunctions from time to time and will depend on repairs and spare parts to resume operations, which may not be available when needed. Unexpected malfunctions of these components may significantly affect the intended operational efficiency. Operational performance and costs can be difficult to predict and are often influenced by factors outside of our control, such as, but not limited to, scarcity of natural resources, environmental hazards and remediation, costs associated with decommissioning of machines, labor disputes and strikes, difficulty or delays in obtaining governmental permits, damages or defects in electronic systems, industrial accidents, fire, seismic activity and natural disasters. Should operational risks materialize, it may result in the personal injury to or death of workers, the loss of production equipment, damage to production facilities, monetary losses, delays and unanticipated fluctuations in production, environmental damage, administrative fines, increased insurance costs and potential legal liabilities, all which could have a material adverse effect on our business, prospects, financial condition or operating results.

If we do not maintain the correct level of inventory or if we do not adequately manage our inventory, we could lose sales or incur higher inventory-related expenses, which could negatively affect our operating results.

To ensure the correct level of inventory supply, we forecast inventory needs and expenses, places orders sufficiently in advance with its suppliers and manufacturing partners and manufactures products based on our estimates of future demand. Fluctuations in the adoption of our products may affect our ability to forecast our future operating results, including revenue, gross margins, cash flows and profitability. Our ability to accurately forecast demand for its products could be affected by many factors, including the rapidly changing nature of its current target markets, the uncertainty surrounding the market acceptance and commercialization of its technology, the emergence of new markets, an increase or decrease in customer demand for its products or for products and services of its competitors, product introductions by competitors, the global COVID-19 pandemic, other health epidemics and outbreaks, and any associated work stoppages or interruptions, unanticipated changes in general market conditions and the weakening of economic conditions or consumer confidence in future economic conditions. We may face challenges acquiring adequate supplies to manufacture its products and we and our partners may not be able to manufacture its products at a rate necessary to satisfy the levels of demand, which would negatively affect our short-term and long-term growth. This risk may be exacerbated by the fact that we may not carry or be able to obtain from our suppliers a significant amount of inventory to satisfy short-term demand increases. If we fail to accurately forecast customer demand, we may experience excess inventory levels or a shortage of products available for sale.

Inventory levels in excess of customer demand may result in inventory write-downs or write-offs and the sale of excess inventory at discounted prices, which would adversely affect our financial results, including our gross margin, and have a negative effect on our brand. Conversely, if we underestimate customer demand for our products, we may not be able to deliver products to meet our requirements, and this could result in damage to our brand and customer relationships and adversely affect our revenue and operating results.

Risks Related to Our Growth Strategy

Even after the Business Combination, we may need to raise additional capital in the future in order to execute our business plan, which may not be available on terms acceptable to us, or at all.

Following the Business Combination, and particularly in the event that a high volume of redemptions by SportsMap stockholders reduce the cash available to us and of a failure by SportsMap and ICI to secure additional financing in connection with the Business Combination, we may require additional capital. Since the date of the Business Combination Agreement, SportsMap and its advisors have attempted to raise additional financing in order to help ensure that the condition in the Business Combination Agreement that the Aggregate Transaction Proceeds (as defined herein) be at least $10.0 million is satisfied. Despite these efforts, as of the date of this prospectus, no such financing has been secured.

We may need additional capital to respond to technological advancements, competitive dynamics or technologies, customer demands, business opportunities, challenges, acquisitions or unforeseen circumstances and we may determine to engage in equity or debt financings or enter into credit facilities for other reasons. In order to stay on our growth trajectory and further business relationships with current or potential customers or partners, or for other reasons, we may issue equity or equity-linked securities to such current or potential customers or partners. We may not be able to timely secure additional debt or equity financing on favorable terms, or at all.

If we raise additional funds through the issuance of equity or convertible debt or other equity-linked securities or if we issue equity or equity-linked securities to current or potential customers to further business relationships, our existing stockholders could experience significant dilution. Any debt financing obtained by us in the future could involve restrictive covenants relating to our capital raising and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to grow or support our business and to respond to business challenges could be significantly limited and our business could be materially and adversely affected.

We create innovative technology by designing and developing unique hardware and software solutions. A failure to achieve scale may affect our ability to sell at competitive prices, limit our customer base or lead to losses.

We incur significant costs related to procuring the materials and components required to manufacture and assemble its high-performance products as well as related to designing and developing our software solutions. If our product sales do not increase as planned, or if our SaaS offerings are not sufficiently adopted by our customers, we may be unable to obtain anticipated material cost benefits or expected levels of fixed cost absorption that are needed to achieve its targeted margins and its operating results, business and prospects will be harmed. Furthermore, many of the factors that impact our operating costs are beyond its control. For example, the costs of our materials and components could increase due to shortages as global demand for these products increases or the cost of maintaining our proprietary SaaS cloud could increase.

The manufacture of our products is a complex process, and it is often difficult for companies to achieve acceptable product yields that could decrease available supply and increase costs. Thermal imaging system yields depend on both our product design and manufacturing processes. Because low yields may result from either design defects or process difficulties, we may not identify yield problems until well into the production cycle, when an actual product defect exists and can be analyzed and tested. In addition, many of these yield problems are difficult to diagnose and time consuming or expensive to remedy.

If we are not able to effectively grow our sales and marketing organization, or maintain or grow an effective network of Strategic Channel Partners, our business prospects, results of operations and financial condition could be adversely affected.

In order to generate future sales growth, we will need to expand the size and geographic coverage of our field organization, including marketing, direct sales, customer support and technical services. Accordingly, our future success will depend largely on our ability to hire, train, retain, and motivate skilled regional sales managers and direct sales representatives with significant technical knowledge and understanding of our products. Because of the competition for their skill set, we may not be able to attract or retain such personnel on reasonable terms, if at all. If we are unable to grow our sales and marketing organization, we may not be able to increase our revenue, which would adversely affect our business, financial condition and results of operations.

Additionally, we rely on a network of independent distributors to help generate sales of our products. If a dispute arises with a distributor, if we terminate our relationship with a distributor or if a distributor goes out of business, it may take time to identify an alternative distributor, to train new personnel to market our products, and our ability to sell those products in a region formerly serviced by a terminated distributor could be harmed. In addition, our distributors may not successfully market and sell our products and may not devote sufficient time and resources that we believe are necessary to enable our products to develop, achieve or sustain market acceptance. Any of these factors could reduce our revenue or impair our revenue growth in affected markets, increase our costs in those markets or damage our reputation. In addition, if an independent distributor were to depart and be retained by one of our competitors, we may be unable to prevent that distributor from soliciting business from our existing customers, which could further adversely affect us. As a result of our reliance on third-party distributors, we may be subject to disruptions and increased costs due to factors beyond our control, including labor strikes, third-party errors and other issues. If the services of any of these third-party distributors become unsatisfactory, we may experience delays in meeting our customers’ demands and we may be unable to find a suitable replacement on a timely basis or on commercially reasonable terms. Any failure to deliver products in a timely manner may damage our reputation and could cause us to lose potential customers.

If we engage in acquisitions to grow our business, we will incur a variety of costs and may potentially face numerous risks that could adversely affect our business and operations.

If appropriate opportunities become available, we may seek to acquire businesses, assets, technologies or products to enhance our business. In connection with any acquisitions, we could issue additional equity securities, which would dilute our stockholders, incur substantial debt to fund the acquisitions or assume significant liabilities.

Acquisitions involve many diverse risks and uncertainties, including problems evaluating or integrating the purchased operations, assets, technologies or products, as well as with unanticipated costs, liabilities, and economic, political, legal and regulatory challenges due to our inexperience operating in new regions or countries and we may fail to successfully integrate acquired companies or retain key personnel from the acquired company. To date, we have limited experience with acquisitions and the integration of acquired technology and personnel. Acquisitions may divert our attention from its core business. Acquisitions may require us to record goodwill and non-amortizable intangible assets that will be subject to testing on a regular basis and potential period impairment charges, incur amortization expenses related to certain intangible assets, and incur write offs and restructuring and other related expenses, any of which could harm our operating results and financial condition.

New business strategies, especially those involving acquisitions, are inherently risky and may not be successful. Failure to successfully identify, complete, manage and integrate acquisitions could materially and adversely affect our business, financial condition and results of operations.

We cannot guarantee we will optimally manage our lines of business or product lines.

Consistent with our strategy to emphasize growth in our core markets, we continually evaluate our businesses to ensure that they are aligned with our strategy and objectives. Over the years, we have also reorganized certain of our product lines, for example, to de-emphasize products used primarily for biorisk applications as the impact of the global COVID-19 pandemic began to lessen, among other reasons. We may not be able to realize efficiencies and cost savings from our reorganization activities. There is no assurance that our efforts will be successful. If we do not successfully manage our lines of business or product lines, or any other similar activities that we may undertake in the future, expected efficiencies and benefits might be delayed or not realized, and our operations and business could be disrupted. Our ability to dispose of, exit or reconfigure businesses that may no longer be aligned with our growth strategy will depend on many factors, including the terms and conditions of any asset purchase and sale agreement or lease agreement, as well as industry, business and economic conditions. We cannot provide any assurance that we will be able to sell non-strategic businesses on terms that are acceptable to us, or at all. In addition, if the sale of any non-strategic business cannot be consummated or is not practical, alternative courses of action, including relocation of product lines or closure, may not be available to us or may be more costly than anticipated.

Risks Related to Our Customers and Suppliers

Certain of our commercial contracts with its customers, suppliers or co-development agreements could be terminated or may not materialize into long-term contract partnership arrangements.

We have commercial contracts with our customers, agreements with suppliers and co-development agreements with partners. Some of these arrangements are evidenced by memorandums of understandings, letters of intent or onboarding arrangements, each of which will require further negotiation at later stages of development to include additional terms relating to pricing, volume and payment terms, or replacement by production or master agreements that have yet to be implemented under separately negotiated statements of work, each of which could be terminated or might not materialize into next-stage contracts or long-term contract partnership arrangements. If these arrangements are terminated or if we are unable to enter into next-stage contracts or long-term operational contracts, or if these arrangements get delayed or postponed, our business, prospects, financial condition and operating results may be materially adversely affected. These arrangements may also be subject to renegotiation, which may affect product pricing or operating expenses. Therefore, even if we are successful in entering into long-term contract partnership arrangements, the discontinuation of, the loss of business with respect to, or a lack of commercial success of a particular product or technology package for which we are a significant supplier or an unfavorable adjustment in terms could mean that the expected sales of our products, or cost of inputs, will not materialize on the expected timeline or terms or will be less favorable than anticipated, potentially materially and adversely affecting our business and prospects.

The loss of large customers could result in a material adverse effect to our financial results.

For the years ended December 31, 2022 and 2021, our top 10 customers represented 45% and 81% of our revenue, respectively, which percentages may increase going forward as we continue to grow or develop additional relationships with new large customers. The loss of business from our large customers (whether by lower overall demand for our products, cancellation of existing contracts or product orders or the failure to incorporate our product designs or award us new business) could have a material adverse effect on our business.

There can be no assurance that we will be able to maintain our relationships with our large customers and secure orders for our products. If we are unable to maintain our relationships with our large customers, or if arrangements are modified so that the economic terms become less favorable to us, then our business, financial results and position could be materially adversely affected.

We generate revenue from companies in certain industries that may be subject to significant levels of volatility.

We generate revenue from companies in certain industries that may be subject to significant levels of volatility, such as the oil and gas industry. The oil and gas industry has historically been cyclical and characterized by significant changes in the levels of exploration and development activities, with resulting changes in midstream activities. We manufacture products used in the detection of gas or liquid leaks, monitoring of tank levels and flares, detection of pipeline leaks and safety monitoring of gas processing activities. When crude oil and natural gas prices are low, the level of midstream oil and gas activity typically decreases, potentially resulting in reduced demand for our products used in such activities. In addition, a decline in the level of capital spending by oil and natural gas companies may result in a reduced rate of development of new energy reserves, which could adversely affect demand for our products related to energy production, and, in certain instances, result in the cancellation, modification or rescheduling of existing orders and a reduction in customer-funded research and development related to next generation products. Other of our end markets are similarly subject to potential volatility, including as a result of general economic factors.

We are exposed to credit risk on our trade accounts receivable, supplier non-trade receivables, prepayments to manufacturers and software as a service subscription agreements, and this risk is heightened during periods when economic conditions worsen.

We sell certain of our products directly to small and mid-sized businesses and other customers. Our outstanding trade receivables are not covered by collateral, third-party bank support or financing arrangements or credit insurance. Our exposure to credit and collectability risk on our trade receivables is higher in certain markets and our ability to mitigate such risks may be limited. If one or more of our major customers would be unable to pay our invoices as they become due or a customer simply refuses to make such payments if it experiences financial difficulties, our business would be adversely affected. If a major customer were to enter into bankruptcy proceedings or similar proceedings whereby contractual commitments are subject to stay of execution and the possibility of legal or other modification, we could be forced to record a substantial loss.

We also have unsecured supplier non-trade receivables resulting from purchases of components by contract manufacturers and other vendors that manufacture sub-assemblies or assemble final products for us. In addition, from time to time, we may make prepayments associated with long-term supply agreements to secure supply of inventory components. While we are implementing procedures to monitor and limit exposure to credit risk on our trade and supplier non-trade receivables, there can be no assurance such procedures will effectively limit our credit risk and avoid losses.

We may not be able to anticipate changing customer and consumer preferences or respond quickly enough to changes in technology and standards to be able to develop and introduce commercially viable products.

Our ability to maintain and improve existing products, anticipate changes in technology, regulatory and other standards, and to successfully develop and introduce new and enhanced technologies and products on a timely basis will be a significant factor in our ability to be competitive and gain market acceptance. If we are unsuccessful or less successful than our competitors in predicting the course of market development, developing innovative products, processes, and/or use of materials, or adapting to new technologies or evolving regulatory, industry or customer requirements, we will suffer from a competitive disadvantage. We may need to adjust our strategy and projected timelines based on how certain technological challenges evolve over time. There is a risk that these challenges will not be overcome, and that our investments in research and developments initiatives will not lead to successful new products and a corresponding increase in revenue, which could have a material adverse effect on our business, results of operations and financial condition.

We currently target many customers that are large corporations with substantial negotiating power and exacting product standards.

Many of our current and potential customers are large corporations that often possess significant leverage over their suppliers, and can successfully demand contract terms favorable to themselves, such as reserving the right to terminate their supply contracts for convenience. This disparate power has required, and may require in the future, that we accept less favorable contract terms. These large corporations also have exacting technical specifications and requirements that we may be unable to meet, thereby precluding its ability to secure sales. Meeting the technical requirements to secure and maintain significant contracts with any of these companies will require a substantial investment of our time and resources, and if we fail to comply with our customers’ technical specifications and standards, we may lose existing and future business. Even when we succeed in securing contracts, these large companies have been and may continue to be uncertain about their technical specifications for our products and terminate its agreement or make a later determination that our products are not satisfactory. We therefore have no assurance that we can establish relationships with these companies, that our products will meet the needs of these or other companies, or that a contract with these companies will culminate in significant, or any, product sales. Even when we secure agreements with these companies, we may not be effective in negotiating contract terms or managing such relationships, which could adversely affect our future results of operations.

Furthermore, in some instances, these large companies may have internally developed products and solutions that are competitive to our products. These companies may have substantial research and development resources, which may allow them to acquire or develop independently, or in partnership with others, competitive technologies. Such activities may foreclose significant sales opportunities for our products.

Our revenue from U.S. government contracts depends on the continued availability of funding from the U.S. government, and, accordingly, we have the risk that funding for our existing contracts may be canceled or diverted to other uses or delayed or that funding for new programs will not be available.

We have performed, and may in the future perform, work on contracts with the Department of Health and Human Services and other federal agencies and departments of the U.S. government, including subcontracts with government prime contractors. Sales under contracts with the U.S. government, including sales under contracts with an agency or department acting as prime contractor or subcontractor, represented approximately 5.2% and 1.5% of our total revenue for the years ended December 31, 2022 and 2021, respectively. Performance under government contracts has inherent risks that could have a negative effect on our business, results of operations, and financial condition.

Government contracts are conditioned upon the continuing availability of congressional appropriations and the failure of Congress to appropriate funds for programs in which we participate could negatively affect our results of operations. U.S. government shutdowns have resulted in delays in anticipated contract awards and delayed payments of invoices for several of its businesses and any new shutdown could have similar or worse effects. The failure by Congress to approve future budgets on a timely basis could delay procurement of our products and services and cause us to lose future revenues. Any renewed emphasis on federal deficit and debt reduction could lead to a further decrease in overall defense spending. Budgetary concerns could result in future contracts being awarded more on price than on other competitive factors, and smaller budgets could result in government in-sourcing of programs and more intense competition on programs that are not in-sourced, which could result in lower revenues and profits.

Also, government spending does not necessarily correlate to continued business for us, because not all of the programs in which we have participated, or may participate, or have current capabilities may be provided with continued funding. It is also not uncommon for the U.S. government to delay the timing of awards or change orders for major programs for six to twelve months. These delays by the U.S. government could impact our revenues. Uncertainty over budgets or priorities with the U.S. presidential administration could result in further delays in funding and the timing of awards, and changes in funded programs that could have a material impact on our revenues. U.S. government operation under a continuing resolution could impact the business by preventing new programs from starting as planned and by limiting funding on existing programs. A significant shift in U.S. government priorities related to programs and acquisition strategies could have a material impact to our financial results.

Termination for convenience provisions provides only for the recovery of costs incurred or committed, settlement expenses, and profit on work completed prior to termination. Termination for default clauses imposes liability on the contractor for excess costs incurred by the U.S. government in re-procuring undelivered items from another source.

Our suppliers could raise prices on key components, which may adversely affect our profitability.

Significant increases in the cost of certain components used in our products, to the extent they are not timely reflected in the price we charge our customers, could materially and adversely impact our results. For example, we have experienced significant increases in prices for certain electronic components, as well as significantly increased lead times. We sought to address these increases by carrying safety stock of critical components on deposit with our suppliers, evaluating alternative components, suppliers and processes, reviewing component substitution opportunities, and aggressively negotiating larger quantities with our vendors to ensure adequate supply. Certain of our key component manufacturers and suppliers have the ability, in our contracts, to periodically increase their prices. Accordingly, we cannot assure that it will not face increased prices in the future or, if we do, whether we will be effective in containing margin pressures from any further component price increases.

Additionally, supply chain constraints and improving economic conditions have resulted in increases in the prices we pay for many of the components and raw materials used in our products. In addition, we are experiencing higher costs due to increased competition for personnel in many regions in which we operate as well as general inflationary conditions, and higher shipping costs due to labor and vehicle shortages and rising energy prices. We expect inflationary pressures to persist through 2023. We may be unable to adjust our product pricing to reflect such higher costs. If we are unable to increase our product prices enough to offset these increased costs, our gross margins and profitability could decrease, perhaps significantly over a sustained period of time.

Key components in our products come from limited or single source third party suppliers. Interruptions in our relationships with these third parties could adversely impact our business.

We rely on third parties to supply key components of our products. If any of our major third-party component suppliers experience interruptions, delays or disruptions in supplying their products or services, including by natural disasters, the global

COVID-19 pandemic, other health epidemics and outbreaks, or work stoppages or capacity constraints, our ability to ship products to distributors and customers may be delayed. In addition, unfavorable economic conditions could result in financial distress among third-party suppliers upon which we rely, thereby increasing the risk of disruption of supplies necessary to fulfill our production requirements and meet customer demands. Additionally, if any of these third parties on whom we rely were to experience quality control problems in their operations and our products do not meet customer or regulatory requirements, we could be required to cover the cost of repair or replacement of any defective products. These delays or product quality issues could have an immediate and material adverse effect on our ability to fulfill orders and could have a negative effect on our operating results. In addition, such delays or issues with product quality could adversely affect our reputation and our relationship with our customers and distributors.

If these third parties experience financial, operational, manufacturing capacity or other difficulties, or experience shortages in required components, our supply may be disrupted, we may be required to seek alternate suppliers and we may be required to re-design our products. It would be time-consuming, and could be costly and impracticable, to begin to use new suppliers and such changes could cause significant interruptions in supply. Such changes could also have an adverse effect on our ability to meet our scheduled product deliveries and may subsequently lead to the loss of sales. While we take measures to protect our trade secrets, the use of third-party suppliers may also risk disclosure of our innovative and proprietary manufacturing methodologies, which could adversely affect our business.

We believe there are a limited number of competent, high-quality suppliers in the industry that meet our strict quality and control standards, and as we seek to obtain additional or alternative supplier arrangements in the future, there can be no assurance that we would be able to do so on satisfactory terms, in a timely manner, or at all. Our suppliers could also discontinue or modify components used in our products. In some cases, the lead times associated with certain components are lengthy and preclude rapid changes in quantities and delivery schedules. Developing alternate sources of supply for these components may be time-consuming, difficult, and costly and we may not be able to source these components on terms that are acceptable to us, or at all, which may undermine our ability to meet our requirements or to fill customer orders in a timely manner. Any interruption or delay in the supply of any of these parts or components, or the inability to obtain these parts or components from alternate sources at acceptable prices and within a reasonable amount of time, would adversely affect our ability to meet our scheduled product deliveries to our customers. This could adversely affect our relationships with customers and distributors and could cause delays in shipment of our products and adversely affect our operating results.

Risks Related to Our Products

Components used in our sensors may fail as a result of manufacturing, design or other defects over which we have no control and render our devices permanently inoperable.

We rely on third-party component suppliers to provide certain functionalities needed for the operation and use of our devices. Any errors or defects in such third-party technology could result in errors in our sensors that could harm our business. If these components have a manufacturing, design or other defect, they can cause our sensors to fail and render them permanently inoperable. As a result, we may have to replace these sensors at our sole cost and expense. Should we have a widespread problem of this kind, our reputation in the market could be adversely affected and our replacement of these sensors would harm our business.

Product integration could face complications or unpredictable difficulties, which may adversely impact customer adoption of our products and our financial performance.

Our products are typically integrated into customer workflows, applications and other technology solutions. Required integration efforts can be time-consuming and costly and there is no guarantee that results will be satisfactory to the end customer. While we work with system integrators that lend their experience to these workstreams, there is no guarantee that unforeseen delays or setback would not arise that would impair our ability to launch with key programs across our sectors of focus. In addition to the technical risks of integrating our products into our customers’ workflows, applications and other technology solutions, our customers must be comfortable with the cybersecurity and software integrity of our products, including the SmartIR system. Our customers must also be comfortable that the integration of our products will not disrupt our supply chain operations, which are typically continuous in nature.

The complexity of our products could result in unforeseen delays or expenses from undetected defects, errors or reliability issues in hardware or software that could reduce the market adoption of our new products, damage our reputation with current or prospective customers, expose us to product liability and other claims and adversely affect our operating costs.

Our products are highly technical and very complex. They require high standards to manufacture and have in the past, and will likely in the future, experience defects, errors or reliability issues at various stages of development. We may be unable to timely release new products, manufacture existing products, correct problems that have arisen or correct such problems to our customers’ satisfaction. Additionally, undetected errors, defects or reliability issues, especially as new products are introduced or as new versions are released, could result in serious injury to the end users of technology incorporating our products, or those in the surrounding area, our customers never being able to commercialize technology incorporating our products, litigation against us, negative publicity and other consequences. Some errors or defects in our products may only be discovered after they have been tested, commercialized and deployed by customers. If that is the case, we may incur significant additional development costs and product recall, repair or replacement costs. These problems may also result in claims, including class actions, against us by its customers or others. Our reputation or brand may be damaged as a result of these problems and customers may be reluctant to buy our products, which could adversely affect our ability to retain existing customers and attract new customers and could adversely affect our financial results.

In addition, we could face material legal claims for breach of contract, product liability, fraud, tort or breach of warranty as a result of these problems. Defending a lawsuit, regardless of its merit, could be costly and may divert management’s attention and adversely affect the market’s perception of us and our products. In addition, our business liability insurance coverage could prove inadequate with respect to a claim and future coverage may be unavailable on acceptable terms or at all. These product-related issues could result in claims against us and our business could be adversely affected.

The markets in which we compete are characterized by technological change, which requires us to continue to develop new products and product innovations and could adversely affect market adoption of our products.

While we intend to invest substantial resources to remain on the forefront of technological development, continuing technological changes in sensing technology and the markets for these products could adversely affect adoption of our products, either generally or for particular applications. Our future success will depend upon our ability to develop and introduce a variety of new capabilities and innovations to our existing product offerings, as well as introduce a variety of new product offerings, to address the changing needs of the markets in which we offer our products. Delays in delivering new products that meet customer requirements could damage our relationships with customers and lead them to seek alternative sources of supply. Delays in introducing products and innovations, the failure to choose correctly among technical alternatives or the failure to offer innovative products or configurations at competitive prices may cause existing and potential customers to purchase our competitors’ products or turn to alternative sensing technology.

If we are unable to devote adequate resources to develop products or cannot otherwise successfully develop products or system configurations that meet customer requirements on a timely basis or that remain competitive with technological alternatives, our products could lose market share, our revenue will decline, we may experience operating losses and our business and prospects will be adversely affected.

We may incur significant direct or indirect liabilities in connection with its product warranties which could adversely affect our business and operating results.

We typically offer a limited product warranty that requires our products to conform to the applicable specifications and be free from defects in materials and workmanship for a limited warranty period. As a result of increased competition and changing standards in our target markets, it may be required to increase our warranty period length and the scope of our warranty. To be competitive, we may be required to implement these increases before we are able to determine the economic impact of an increase. Accordingly, we may be at risk that any such warranty increase could result in foreseeable and unforeseeable losses.

In particular, the usage of our products by target customers could make us liable for warranty claims and pecuniary and reputational damages. In our target markets, our products may be placed in physical locations and environments that present harsh operating conditions, or that present a risk of product damage due to accidents or vandalism. This may result in more product failures than we anticipate, and may require us to provide warranties for our products beyond our knowledge of their performance. This could increase the rate of customer returns and warranty claims, resulting in higher than expected operating costs for us. Product failures may also affect market acceptance of our products and our ability to win future business. Any negative publicity related to the perceived quality of our products could affect our brand image, partner and customer demand, and adversely affect our operating results and financial condition.

Risks Related to Our Financial Statements and Accounting

Our history of net losses, negative cash flows from operations and negative net working capital and our expectation that we will continue to incur net losses and use cash it its operations in the foreseeable future raise substantial doubt about our ability to continue as a going concern.

We have experienced recurring net losses, negative cash flows from operations and negative net working capital, and we expect to continue operating at a loss for the foreseeable future. We expect to incur additional losses in the foreseeable future. As a result, in connection with the preparation of the unaudited condensed consolidated financial statements for the three months ended June 30, 2023 we have included in this prospectus, we determined that there was substantial doubt about our ability to continue as a going concern for a period of 12 months.

In response to these conditions, our plans to obtain additional liquidity include: completing the Business Combination, raising additional funds from investors (in the form of debt, equity or equity-like instruments), extending the maturity date of the our existing line of credit, and continuing to reduce operating expenses. Our future capital requirements will depend on many factors, including:

●	the timing, receipt and amount of sales from our current and future products and services;
●	the cost and timing of expanding our sales, marketing and distribution capabilities;
●	the terms and timing of any other partnership, licensing and other arrangements that we may establish;
●	the expenses needed to attract, hire and retain skilled personnel;
●	the costs associated with being a public company;
●	the impact of macroeconomic events, such as inflation, recessions or depressions;
●	the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing our intellectual property portfolio; and
●	the extent to which we acquire or invest in businesses, products or technologies.

We may seek funds through borrowings or through additional rounds of financing, including private or public equity or debt offerings, or by other means. However, these plans are subject to market conditions, and are not within our control, and therefore, cannot be deemed probable. There is no assurance that we will be successful in implementing their plans. As a result, we have concluded that management’s plans do not alleviate substantial doubt about our ability to continue as a going concern. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity preferred securities we issue could have rights, preferences, and privileges superior to those of holders of New ICI Common Stock. Any debt financing, if available, may involve restrictive covenants and could reduce our operational flexibility or profitability. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to pursue our business objectives and to respond to business opportunities, challenges, or unforeseen circumstances could be significantly limited, and our business, financial condition and results of operations could be materially adversely affected.

Our operating results may fluctuate significantly, which makes our future operating results difficult to predict and could cause our operating results to fall below expectations or any guidance we may provide.

Our quarterly and annual operating results may fluctuate significantly, which makes it difficult for us to predict our future operating results. Our financial results may fluctuate as a result of a variety of factors, including:

●	the timing of ultimate end market and customer adoption of our products and particular versions of our products;
●	the varying length of time required for our customers to integrate its products into their broader platforms;

●	supply chain constraints and considerations and impacts on our costs of goods sold, such as shortages of semiconductor chips;
●	our product mix and average selling prices, including negotiated selling prices and long-term strategic customer agreements;
●	the cost of raw materials or supplied components critical for the manufacture of our products;
●	the timing and cost of, and level of investment in, research and development relating to our thermal infrared technology and related software;
●	developments involving our competitors;
●	changes in governmental regulations affecting us or applications in which our customers use our products;
●	future accounting pronouncements or changes in our accounting policies;
●	the impact of epidemics or pandemics, including current business disruption and related financial impact resulting from the global COVID-19 pandemic; and
●	general market conditions and other factors, including factors unrelated to our operating performance or the operating performance of our competitors.

Many of these factors are outside of our control and may not fully reflect the underlying performance of our business. The individual or cumulative effects of factors discussed above could result in large fluctuations and unpredictability in our quarterly and annual operating results. As a result, comparing our operating results on a period-to-period basis may not be meaningful.

This variability and unpredictability could also result in failure to meet the expectations of industry or financial analysts or investors for any period. If our revenue or operating results fall below the expectations of analysts or investors or below any guidance we may provide, or if the guidance we provide is below the expectations of analysts or investors, the price of New ICI Common Stock could decline substantially. Such a stock price decline could occur even when we have met any previously publicly stated guidance we may provide.

If we fail to maintain an effective system of internal controls, our ability to produce timely and accurate financial statements or comply with applicable regulations could be adversely affected.

Following the Business Combination, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002, and the rules and regulations of Nasdaq. We expect that the requirements of these rules and regulations will increase our legal, accounting, and financial compliance costs, make some activities more difficult, time-consuming, and costly and place significant strain on our personnel, systems, and resources.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to establish, develop and refine its disclosure controls, internal control over financial reporting, and other procedures that are designed to ensure that information required to be disclosed in the reports that we will file with the SEC are recorded, processed, summarized, and reported within the time periods specified in the rules of and on the forms required by the SEC, and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. In connection with the preparation of the audited consolidated financial statements for the years ended December 31, 2022 and 2021, we identified material weaknesses in our internal controls over financial reporting. Specifically, these weaknesses related to having an insufficient number of personnel with an appropriate degree of accounting and internal controls knowledge, experience and training to appropriately analyze, record and disclose accounting matters commensurate with its accounting and reporting requirements, which resulted in an inability to consistently establish appropriate authorities and responsibilities in pursuit of our financial reporting objectives. See “ICI Management’s Discussion and Analysis of Financial Condition and Results of Operations — Internal Control Over Financial Reporting.”

Any new controls that we develop may be inadequate because of changes in conditions in our business. Further, additional weaknesses in our internal controls may be discovered in the future. Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could adversely affect our operating results or cause us to fail to meet our reporting obligations, and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal controls also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we are required to include in the periodic reports we will file with the SEC under Section 404 of the Sarbanes-Oxley Act. Ineffective disclosure controls and procedures and a lack of internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information.

In order to maintain and improve the effectiveness of our disclosure controls and procedures and our internal control over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related costs, and provide significant management oversight. Any failure to maintain the adequacy of our internal controls, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and could materially and adversely affect our ability to operate our business. If our internal controls are perceived as inadequate or that we are unable to produce timely or accurate financial statements, investors may lose confidence in our operating results.

Our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting until after we are no longer an emerging growth company or smaller reporting company. At such time, our independent registered public accounting firm may issue a report that is adverse in the event we are not satisfied with the level at which our controls are documented, designed, or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could have a material and adverse effect on our business and operating results.

Since many of the markets in which we compete are new and rapidly evolving, it is difficult to forecast long-term end-customer adoption rates and demand for our products.

We are pursuing opportunities in markets that are undergoing rapid changes, including technological and regulatory changes, and it is difficult to predict the timing and size of the opportunities. We are in the process of developing necessary relationships with commercial partners that may not result in the commercialization of our technology immediately, or at all. Regulatory, safety or reliability developments, many of which are outside of ICI’s control, could also cause delays or otherwise impair commercial adoption of these new technologies, which will adversely affect its growth. Our future financial performance will depend on our ability to make timely investments in emerging market opportunities. If one or more of these markets experience a shift in customer or prospective customer demand, our products may not compete as effectively, if at all, and they may not be designed into commercialized products. Given the evolving nature of the markets in which we operate, it is difficult to predict customer demand or adoption rates for our products or the future growth of these markets. If demand does not develop or if we cannot accurately forecast customer demand, the size or timing of our markets, inventory requirements, or our future financial results, our business, results of operations, and financial condition will be adversely affected.

Our estimate of total addressable market is subject to numerous uncertainties. If we have overestimated the size of our total addressable market now or in the future, our future growth rate may be limited.

Our estimates of total addressable market are based on a combination of the total number of estimated potential customers in a given market, our expectations regarding the scope of potential use cases for our thermal infrared technology solutions in such markets, our estimates of average selling prices for our products in those markets and the potential opportunity for software solutions to increase the utility of thermal infrared technology solutions.

We cannot assure you of the accuracy or completeness of our estimates. While we believe our market size estimates are reasonable, such information is inherently imprecise. If internally-generated data used in our estimates proves to be inaccurate or we make errors in our assumptions based on such data, our actual market may be more limited than our estimates. In addition, these inaccuracies or errors may cause us to misallocate capital and other critical business resources, which could harm our business. Even if our total addressable market meets our size estimates and experiences growth, we may not continue to grow our share of the market. Our growth is subject to many factors, including the successful implementation of our business strategy, which is subject to many risks and uncertainties. Accordingly, the estimates of our total addressable market included in this prospectus should not be taken as indicative of our ability to grow.

We are exposed to the risk of write-downs on the value of our inventory and other assets, in addition to purchase commitment cancellation risk.

We write down our inventories that exceed anticipated demand, or for which cost exceeds net realizable value. We review long-lived assets, including capital assets held at our suppliers’ facilities, for impairment whenever events or circumstances indicate the assets may not be recoverable. If we determine that an impairment has occurred, we record a write-down equal to the amount by which the carrying value of the asset exceeds its fair value. For example, for the years ended December 31, 2021 and 2020, we wrote off $1,092,000 and $5,252,000 of inventory, respectively, related to inventories that had been designed and manufactured specifically for use in biorisk applications, and for which the market demand has largely receded. We recorded an inventory write down of $1,386,000 for the six months ended June 30, 2023 based on the updated version of our 2023 business plan and an assessment of inventory not expected to be sold within the next twelve months. Although we believe that our remaining inventory, capital assets, and other assets and purchase commitments are currently recoverable, no assurance can be given that we will not incur write-downs, fees, impairments and other charges.

We order components for our products and build inventory in advance of product manufacturing and shipments. Because our target markets are volatile, competitive and subject to rapid technology and price changes, and because we have limited sales history in certain new end-markets, there is a risk we will forecast incorrectly and order or produce excess or insufficient amounts of components or products or not fully utilize our purchase commitments.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

As of December 31, 2022, ICI had $11.75 million of U.S. federal net operating loss carryforwards available to reduce future taxable income. ICI’s U.S. federal operating loss carryforwards will be carried forward indefinitely for U.S. federal tax purposes. Of ICI’s U.S. state net operating loss carryforwards, the earliest that any will expire is 2027. It is possible that ICI will not generate taxable income in time to use these net operating loss carryforwards before their expiration (or that it will not generate taxable income at all). Under legislative changes made in December 2017, U.S. federal net operating losses incurred in 2018 and in future years may be carried forward indefinitely, but the deductibility of such net operating losses is limited. It is uncertain if and to what extent various states will conform to these in federal tax laws.

In addition, ICI’s federal and state net operating loss carryforwards and certain tax credits may be subject to significant limitations under Section 382 and Section 383 of the Code, respectively, and similar provisions of state law. Under those sections of the Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change attributes, such as research tax credits, to offset its post-change income or tax may be limited. In general, an “ownership change” will occur if there is a cumulative change in our ownership by “5-percent shareholders” that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws. There has been no limitation or loss of net operating losses or tax credits as of December 31, 2022. It has not yet been determined whether the Business Combination will give rise to an “ownership change” for purposes of Section 382 and Section 383 of the Code. Furthermore, we may experience an ownership change in the future as a result of subsequent shifts in our stock ownership (some of which shifts are outside of our control). As a result, our ability to use ICI’s pre-change federal NOLs and other tax attributes to offset future taxable income and taxes could be subject to limitations. For these reasons, we may be unable to use a material portion of ICI’s NOLs and other tax attributes, which could adversely affect our future net income and cash flows.

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.

We are subject to income taxes in the United States, and our tax liabilities are subject to the allocation of expenses in differing jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

●	changes in the valuation of our deferred tax assets and liabilities;
●	expected timing and amount of the release of any tax valuation allowances;
●	tax effects of stock-based compensation;
●	costs related to intercompany restructurings;

●	changes in tax laws, regulations or interpretations thereof; or
●	lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.

In addition, we may be subject to audits of our income, sales and other transaction taxes by taxing authorities. Outcomes from these audits could have an adverse effect on our financial condition and results of operations.

Risks Related to Our Intellectual Property, Information Technology and Cybersecurity

We are subject to cybersecurity risks to operational systems, security systems, infrastructure, firmware in our thermal infrared technology and customer data processed by us or third-party vendors or suppliers and any material failure, weakness, interruption, cyber event, incident or breach of security could prevent us from effectively operating our business.

We have experienced and expect to continue to experience actual and attempted cyberattacks of our IT networks, such as through phishing scams and ransomware. Although none of these actual or attempted cyber-attacks has had a material adverse impact on our operations or financial condition, we cannot guarantee that any such incidents will not have such an impact in the future. For example, we are at risk for interruptions, outages and breaches of: operational systems, including business, financial, accounting, product development, data processing or production processes, owned by us or our third-party vendors or suppliers; facility security systems, owned by us or our third-party vendors or suppliers; in-product technology owned by us or our third-party vendors or suppliers; the integrated software in our thermal infrared solutions; or customer data that we process or our third-party vendors or suppliers process on our behalf. Such cyber incidents could materially disrupt operational systems; result in loss of intellectual property, trade secrets or other proprietary or competitively sensitive information; compromise certain information of customers, employees, suppliers, or others; jeopardize the security of our facilities; or affect the performance of in-product technology and the integrated software in its thermal infrared solutions. A cyber incident could be caused by disasters, insiders (through inadvertence or with malicious intent) or malicious third parties (including nation-states or nation-state-supported actors) using sophisticated, targeted methods to circumvent firewalls, encryption and other security defenses, including hacking, fraud, trickery or other forms of deception.

The techniques used by cyber attackers change frequently and may be difficult to detect for long periods of time. Although we maintain information technology measures designed to protect us against intellectual property theft, data breaches and other cyber incidents, such measures will require updates and improvements, and it cannot guarantee that such measures will be adequate to detect, prevent or mitigate cyber incidents. The implementation, maintenance, segregation and improvement of these systems requires significant management time, support and cost. Moreover, there are inherent risks associated with developing, improving, expanding and updating current systems, including the disruption of our data management, procurement, production execution, finance, supply chain and sales and service processes. These risks may affect our ability to manage its data and inventory, procure parts or supplies or produce, sell, deliver and service its solutions, adequately protect our intellectual property or achieve and maintain compliance with, or realize available benefits under, applicable laws, regulations and contracts. We cannot be sure that the systems upon which we rely, including those of our third-party vendors or suppliers, will be effectively implemented, maintained or expanded as planned. If we do not successfully implement, maintain or expand these systems as planned, our operations may be disrupted, our ability to accurately and timely report our financial results could be impaired, and deficiencies may arise in our internal control over financial reporting, which may impact our ability to certify our financial results. Moreover, our proprietary information or intellectual property could be compromised or misappropriated and our reputation may be adversely affected. If these systems do not operate as we expect them to, we may be required to expend significant resources to make corrections or find alternative sources for performing these functions.

A significant cyber incident could impact production capability, harm our reputation, cause us to breach its contracts with other parties or subject us to regulatory actions or litigation, any of which could materially affect its business, prospects, financial condition and operating results. In addition, our insurance coverage for cyberattacks may not be sufficient to cover all the losses we may experience as a result of a cyber-incident. Any problems with our third-party cloud hosting providers, whether due to cyber security failures or other causes, could result in lengthy interruptions in our business.

Our intellectual property applications may not issue or be registered, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours.

We cannot be certain that we are the first inventor of the subject matter to which we have filed any particular patent application, or if we are the first party to file such a patent application. If another party has filed a patent application to, or otherwise publicly disclosed, subject matter that we are seeking to protect in a given patent application, we may not be entitled to the protection sought by the patent application. We also cannot be certain whether the claims included in a patent application will ultimately be granted as an issued patent since the patent office of the jurisdiction in which a patent application is filed may rule that the subject matter we are seeking to patent is not novel or is obvious or otherwise non-inventive or rule that the patent application and/or claims of the patent application do not comply with one or more other requirements of the patent laws of the jurisdiction. Further, the scope of protection of issued patent claims is often difficult to determine. As a result, we cannot be certain that our issued patents will afford protection against competitors with similar technology. In addition, our competitors may design around our issued patents, which may adversely affect our business, prospects, financial condition and operating results.

Claims that we are infringing third-party intellectual property, whether successful or not, could subject us to costly and time-consuming litigation or expensive licenses, and adversely affect our business.

Any intellectual property and related contractual litigation, if it is initiated in the future by us or a third party, would result in substantial costs and diversion of management resources, either of which could materially and adversely affect our business, operating results and financial condition. Such claims may also divert management resources and attention away from other business efforts and force us to acquire intellectual property rights and licenses, which may involve substantial royalty or other payments that may not be acceptable to us. Further, a party making such a claim against us, if successful, could secure a judgment that requires us to pay substantial damages or such a party could obtain an injunction. An adverse determination also could invalidate our intellectual property rights and adversely affect our ability to offer our products to our customers and may require that we procure or develop substitute products that do not infringe, which could require significant effort and expense. Even if we obtain favorable outcomes in any such litigation, we may not be able to obtain adequate remedies, or may have incurred costs that threaten our financial stability. Assertions of our attempts to enforce our rights against third parties could also lead these third parties to assert their own intellectual property or other rights against us or seek invalidation or a narrowed scope of our rights, in whole or in part. Any of these events could adversely affect our business, operating results, financial condition and prospects.

Thermal infrared technology is a heavily populated intellectual property field, in which many companies, both within and outside of the industry, hold patents covering such products and other adjacent technologies. In addition to patents, companies in the thermal infrared technology industry typically rely on copyrights and trade secrets to protect their technology. As a result, there has been frequent litigation in the thermal infrared technology industry based on allegations of patent infringement, misappropriation or other violations of intellectual property rights. We have received, and in the future may receive, inquiries from other intellectual property holders and we may become subject to claims that we infringe others’ intellectual property rights, particularly as our market presence increases, as our products expand to new use cases and geographies, and as we face increasing competition. In addition, parties may claim that our name and the branding of our products infringe their trademark rights in certain territories. If such a claim were to prevail, we may have to change the names of and branding of our products in the affected territories which would be costly and could cause market confusion.

Interruption or failure of our information technology and communications systems could impact our ability to effectively provide our services.

Our products include services and functionality that utilize data connectivity to monitor performance and timely capture opportunities to enhance performance and functionality. The availability and effectiveness of our services depend on the continued operation of information technology and communications systems. Our systems will be vulnerable to damage or interruption from, among others, physical theft, fire, terrorist attacks, natural disasters, power loss, war, telecommunications failures, viruses, denial or degradation of service attacks, ransomware, social engineering schemes, insider theft or misuse or other attempts to harm our systems. We utilize reputable third-party service providers or vendors for our data other than our source code, and these providers could also be vulnerable to harms similar to those that could damage our systems, including sabotage and intentional acts of vandalism causing potential disruptions.

Some of our systems will not be fully redundant, and our disaster recovery planning cannot account for all eventualities. Any problems with our third-party cloud hosting providers could result in lengthy interruptions in our business. In addition, our product services and functionality are highly technical and complex technology which may contain errors or vulnerabilities that could result in interruptions in our business or the failure of our systems.

Under certain of our agreements, it is required to provide indemnification in the event our technology is alleged to infringe upon the intellectual property rights of third parties.

In certain of our agreements, we indemnify our licensees, manufacturing partners and suppliers. We could incur significant expenses defending these partners if they are sued for patent infringement based on allegations related to our technology. In addition, if a partner were to lose a lawsuit and in turn seek indemnification from us, we could be subject to significant monetary liabilities. While such contracts typically give us multiple remedies for addressing instances of infringements, such remedies, such as product modification or the purchase of licenses, could be expensive and difficult to administer.

We employ third-party licensed software for use in our business, and the inability to maintain these licenses, errors in the software, or the terms of open-source licenses could result in increased costs or reduced service levels, which would adversely affect our business.

Our business relies on certain third-party software obtained under licenses from other companies. We anticipate that we will continue to rely on such third-party software in the future. Although we believe that there are commercially reasonable alternatives to the third-party software we currently license, these alternatives may not always be available, or it may be difficult or costly to switch to an alternative. In addition, integration of new third-party software may require significant work and require substantial investment of our time and resources. Our uses of additional or alternative third-party software would require us to enter into license agreements with third parties, which may not be available on commercially reasonable terms, or at all. Many of the risks associated with the use of third-party software cannot be eliminated, and these risks could negatively affect our business.

Some of the third-party software used by us is licensed under the terms of open-source software licenses. Companies that incorporate open-source software into their technologies have, from time to time, faced claims challenging the use of open-source software and/or compliance with open-source license terms. As a result, we could be subject to lawsuits by parties claiming ownership of what we believe to be open-source software or claiming noncompliance with open-source licensing terms. Some open-source software licenses require users who distribute such software to publicly disclose all or part of the source code to such software and/or make available any derivative works of the open-source code, which could include valuable proprietary code of the user, on unfavorable terms or at no cost. While we monitor the use of open-source software and attempt to ensure that open-source software is not used in a manner that would require us to disclose our internally developed source code or that would otherwise breach the terms of an open-source agreement, such use could inadvertently occur. The terms of many open-source software licenses have not been interpreted by U.S. courts, and there is a risk that such licenses could be construed in a manner that could impose unanticipated conditions or restrictions on our ability to sell our products. Any requirement to disclose our internally developed source code or pay damages for breach of contract could have a material adverse effect on our business, financial condition, and results of operations and could help our competitors develop services that are similar to or better than ours.

We may not be able to adequately protect or enforce our intellectual property rights or prevent competitors or other unauthorized parties from copying or reverse engineering our technology.

Our success depends in part on our ability to obtain patents and other intellectual property rights covering our technology and products, and to maintain adequate legal protection for our technology and products in the United States. We rely primarily on trade secret protections and, to a lesser extent, on patent, trademark and copyright laws, along with confidentiality procedures and contractual restrictions, to establish and protect our proprietary rights, all of which provide only limited protections.

We can make no assurances whether any of our pending patent applications will mature into issued patents, or that any of our pending trademark applications will be registered, in a manner that gives us any or adequate defensive protection or competitive advantages. We also do not know whether any patents issued to us or any trademarks registered by us will not be challenged, invalidated or circumvented. Our portfolio of currently-issued patents and registered trademarks, and any patents that may be issued, any copyrights and trademarks that may be registered in the future, may not provide sufficiently broad protections to us, or may not prove to be enforceable in actions against alleged infringers. We cannot be certain that the actions we have undertaken to protect our technology and products will prevent unauthorized use of our technology or the reverse engineering of our products. Moreover, others may independently develop technologies and products that compete with ours, or infringe our intellectual property.

We have filed for patents and trademarks in the United States, but such protections may not be available, and we may not have applied for protections in all jurisdictions in which we operate or sell our products. Though we may have obtained, or may in the future obtain, intellectual property and related proprietary rights in various jurisdictions, it may prove difficult to enforce our intellectual property rights in practice. Discovering and protecting against unauthorized use of our intellectual property, products and other proprietary rights is expensive and difficult. We intend to enforce our intellectual property rights. Competitors and other unauthorized parties may attempt to copy or reverse engineer our technology and other aspects of our solutions that we consider proprietary. Litigation may be necessary in the future to enforce or defend our intellectual property rights, to prevent unauthorized parties from copying or reverse engineering our products, to determine the validity and scope of the proprietary rights of others or to block the importation of infringing products into the United States or other markets. Failure to adequately protect our intellectual property rights could result in our competitors offering similar products, potentially resulting in the loss of some of our competitive advantage, market share and a decrease in our revenue, which would adversely affect our business, operating results, financial condition and prospects.

In addition to patented technology, we rely on our unpatented proprietary technology, copyrights, trade secrets, proprietary processes and know-how.

We rely on proprietary information (including, for example, trade secrets, know-how and confidential information) to protect intellectual property that may not be patentable or subject to copyright or trademark protection, or that we believe is best protected by means that do not require public disclosure. We may seek to protect this proprietary information by entering into confidentiality agreements, or consulting, services or employment agreements that contain non-disclosure and non-use provisions with its employees, consultants, contractors and third parties. We may fail, however, to enter into the necessary agreements, and even if properly executed and entered into, these agreements may be breached or may otherwise fail to prevent disclosure, third-party infringement or misappropriation of our proprietary information, may be limited as to their term and may not provide an adequate remedy in the event of unauthorized disclosure or use of proprietary information. Additionally, we have limited control over the protection of trade secrets used by our current or future manufacturing partners and suppliers and could lose future trade secret protection if any unauthorized disclosure of such information occurs. In addition, our proprietary information may otherwise become known or be independently developed by our competitors or other third parties. To the extent that our employees, consultants, contractors, advisors and other third parties use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain protection for our proprietary information could adversely affect our competitive business position. Furthermore, laws regarding trade secret rights in certain markets where we operate may afford little or no protection to our trade secrets.

We also rely on security measures, both physical and electronic, to protect our proprietary information, but we cannot provide assurance that these security measures will not be breached or provide adequate protection for our property. There is a risk that third parties may obtain and improperly utilize our proprietary information to our competitive disadvantage.

Also, we may not be able to detect or prevent the unauthorized use of such information or take appropriate and timely steps to enforce our proprietary information.

We may be subject to damages resulting from claims that we or our employees have wrongfully used or disclosed alleged trade secrets of our employees’ former employers.

We may be subject to claims that we or our employees have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of one or more of an employee’s former employers. Litigation may be necessary to defend us against these claims. If we fail in defending such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. A loss of key personnel or their work product could hamper or prevent our ability to commercialize our products, which could severely harm our business. Even if we are successful in defending against any such claims, litigation could result in substantial costs and demand on management resources.

Risks Related to Our Regulatory Compliance

If we fail to comply with the laws and regulations relating to the collection of sales tax and payment of income taxes in the various states in which we do business, we could be exposed to unexpected costs, expenses, penalties and fees as a result of our non-compliance, which could harm our business.

By engaging in business activities in the United States, we become subject to various state laws and regulations, including requirements to collect sales tax from its sales within those states, and the payment of income taxes on revenue generated from activities in those states. A successful assertion by one or more states that we were required to collect sales or other taxes or to pay income taxes where we did not could result in substantial tax liabilities, fees and expenses, including substantial interest and penalty charges, which could harm our business.

Our U.S. government contracting activities are subject to government contracting regulations, including increasingly complex regulations on cybersecurity, and our failure to comply with such laws and regulations could harm our operating results and prospects.

Our U.S. government contracting activities, like other government contractors, are subject to various audits, reviews and investigations (including private party “whistleblower” lawsuits) relating to our compliance with applicable federal and state laws and regulations. More routinely, the U.S. government may audit the costs we incur on our U.S. government contracts, including allocated indirect costs. Such audits could result in adjustments to our contract costs. Any costs found to be improperly allocated to a specific contract will not be reimbursed, and such costs already reimbursed would need to be refunded. We have recorded contract revenues based upon costs we expect to realize after final audit. In a worst-case scenario, should we be charged with wrongdoing, we could be temporarily suspended or, in the event of a conviction, could be debarred for up to three years from receiving new government contracts or government-approved subcontracts. In addition, we could expend substantial amounts defending against such charges and in damages, fines and penalties if such charges were proven or were to result in negotiated settlements. Routine audits by U.S. government agencies of our various procurement and accounting systems have the potential to result in disapproval of the audited systems by the administrative contracting officer. Disapproval could significantly impact cash flow, as up to 10% may be withheld from payments.

Certain U.S. government contracting agencies have adopted rules and regulations requiring contractors to implement a set of cybersecurity measures to attain the safeguarding of contractor systems that process, store, or transmit certain information. Implementation and compliance with these cybersecurity requirements is complex and costly, and could result in unforeseen expenses, lower profitability and, in the case of non-compliance, penalties and damages, all of which could have an adverse effect on our business. The cybersecurity requirements also impact our supply base which could impact cost, schedule and performance on programs if suppliers do not meet the requirements and therefore, do not qualify to support the programs.

We are subject to U.S. anti-corruption and anti-money laundering laws. We can face criminal liability and other serious consequences for violations, which can harm our business.

We are subject to the U.S. Foreign Corrupt Practices Act, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the Money Laundering Control Act 18 U.S.C. §§ 1956 and 1957, and other anti-bribery and anti-money laundering laws. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, contractors and other collaborators from authorizing, promising, offering or providing, directly or indirectly, improper payments or anything else of value to recipients in the public or private sector and failing to prevent bribery, and require that we keep accurate books and records and maintain internal accounting controls designed to prevent any such actions. We can be held liable for the corrupt or other illegal activities of our employees, agents, contractors and other collaborators, even if we do not explicitly authorize or have actual knowledge of such activities. Any violations of the laws and regulations described above may result in substantial civil and criminal fines and penalties, imprisonment, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm and other consequences.

As we increase our international cross-border business and expand our operations abroad, we may continue to engage with business partners and third-party intermediaries to market our services and to obtain necessary permits, licenses and other regulatory approvals. In addition, we or our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We can be held liable for the corrupt or other illegal activities of these third-party intermediaries, our employees, representatives, contractors, partners and agents, even if we do not explicitly authorize such activities. We cannot assure you that all of our employees and agents will not take actions in violation of our policies and applicable law, for which we may be ultimately held responsible. As we increase our international business, the risks under these laws may increase.

Detecting, investigating and resolving actual or alleged violations of anti-corruption laws can require a significant diversion of time, resources and attention from management. In addition, noncompliance with anti-corruption or anti-bribery laws could subject us to whistleblower complaints, investigations, sanctions, settlements, prosecution, enforcement actions, fines, damages, other civil or criminal penalties, injunctions, suspension or debarment from contracting with certain persons, reputational harm, adverse media coverage and other collateral consequences. If any subpoenas are received or investigations are launched, or governmental or other sanctions are imposed, or if we do not prevail in any possible civil or criminal proceeding, our business, operating results and financial condition could be materially harmed.

Our products are frequently used in applications that are subject to evolving regulations and standards.

Our customers may use our products for regulated and standardized applications that require our products to comply with regulations and standards that are applicable to both our products and to those industries and applications, including functional safety and product reliability standards. New regulations and industry standards may be adopted that result in delays or cancellations of programs. If we decide not to pursue or fail to achieve these regulatory or industry certifications, we may lose existing or potential commercial opportunities or be exposed to legal liability from regulators.

We are subject to, and must remain in compliance with, numerous laws and governmental regulations concerning the manufacturing, use, distribution and sale of its products. Some of our customers also require that we comply with their own unique requirements relating to these matters.

We manufacture and sell products that contain components, which may contain materials or capabilities that are subject to government regulation in both the locations where we manufacture and assemble our products, as well as the locations where we sell our products. For example, we are subject to U.S. Department of Commerce regulations on our high-resolution cameras, which prevents us from selling certain products to certain potential foreign customers. Additionally, we are subject to U.S. Food and Drug Administration (“FDA”) regulations on certain biorisk products cleared by the FDA under Section 510(k) biorisk products we have sold in the past. Manufacturers are required to certify in product labeling and in reports to the FDA that their products comply with applicable performance standards as well as maintain manufacturing, testing, and distribution records for their products. Failure to comply with these requirements could result in enforcement action by the FDA, which could require us to cease distribution of such products, recall or remediate products already distributed to customers, or subject us to FDA enforcement.

Navigating these various regulatory regimes may be a complex process requiring continual monitoring of regulations and an ongoing compliance process to ensure that we and our suppliers are in compliance with existing regulations in each market where we operate. If there is an unanticipated new regulation that significantly impacts our uses and sourcing of various components or requires more expensive components, that regulation could materially adversely affect our business, results of operations and financial condition. If we are not currently in compliance with existing regulations, or we fail to adhere to new regulations or fail to continually monitor the updates, we may incur costs in remedying its non-compliance and it may disrupt our operations. In addition, current or proposed regulations may adversely impact the availability of supplies needed to manufacture our products. For example, the U.S. Senate has passed a bill to effectively ban all products from China’s Xinjiang province due to concerns that the goods were produced with forced labor, which, if enacted, is expected to have adverse impacts on global supply chains. In such circumstances, we may also be subject to litigation, lose customers, suffer negative publicity and our business, results of operations, and financial condition could be adversely affected.

Failures, or perceived failures, to comply with privacy, data protection, and information security requirements in the variety of jurisdictions in which we operate may adversely impact our business, and such legal requirements are evolving, uncertain and may require improvements in, or changes to, our policies and operations.

Our current and potential future operations and sales subject us to laws and regulations addressing privacy and the collection, use, storage, disclosure, transfer and protection of a variety of types of data. For example, the European Commission has adopted the General Data Protection Regulation and California recently enacted the California Consumer Privacy Act of 2018, both of which provide for potentially material penalties for non-compliance. These regimes may, among other things, impose data security requirements, disclosure requirements, and restrictions on data collection, uses, and sharing that may impact our operations and the development of our business. While, generally, we do not have access to, collect, store, process, or share information collected by our customers using our products unless our customers choose to proactively provide such information to us, our products may evolve to address potential customer requirements or to add new features and functionality. Therefore, the full impact of these privacy regimes on our business is rapidly evolving across jurisdictions and remains uncertain at this time.

We are assessing the continually evolving privacy and data security regimes and measures it believes are appropriate in response. Since these data security regimes are evolving, uncertain and complex, we may need to update or enhance our compliance measures as our products, markets and customer demands further develop, and these updates or enhancements may require implementation costs. In addition, we may not be able to monitor and react to all developments in a timely manner. The compliance measures we do adopt may prove ineffective. Any failure, or perceived failure, by us to comply with current and future regulatory or customer-driven privacy, data protection, and information security requirements, or to prevent or mitigate security breaches, cyberattacks, or improper access to, use of, or disclosure of data, or any security issues or cyberattacks affecting us, could result in significant liability, costs (including the costs of mitigation and recovery), and a material loss of revenue resulting from the adverse impact on its reputation and brand, loss of proprietary information and data, disruption to our business and relationships, and diminished ability to retain or attract customers and business partners. Such events may result in governmental enforcement actions and prosecutions, private litigation, fines and penalties or adverse publicity, and could cause customers and business partners to lose trust in us, which could have an adverse effect on our reputation and business.

We are subject to governmental export and import controls and economic sanctions laws and regulations. Our failures to comply with these laws and regulations could have an adverse effect on our business, prospects, financial condition and results of operations.

Our products and solutions are subject to certain U.S. and foreign export controls, trade sanctions, and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Controls. For example, exporting our thermal cameras, infrared cameras, or infrared sensors to certain countries may be restricted by the U.S. government’s thermal camera export restrictions and many fall under International Traffic in Arms Regulations (“ITAR”). U.S. export control laws and regulations and economic sanctions prohibit or restrict the shipment of certain products and services to countries, governments, and persons targeted by U.S. sanctions. Even though we take precautions to prevent our productions and solutions from being provided to entities subject to these restrictions, our products could find their way to such prohibited entities. Any such provision could have negative consequences, including government investigations, penalties, or reputational harm. See “Information About ICI — Governmental Regulation.”

In addition, complying with export control and sanctions regulations for a particular sale may be time-consuming and create delays in the introduction of our products and solutions in some international markets, should we pursue such international expansion, and, in some cases, prevent the export of our software and services to some countries altogether. Exports of ICI’s products and technology must be made in compliance with these laws and regulations. If a license or approval is required from a government agency prior to sale, no exports may occur until the appropriate approvals are obtained. If we fail to comply with these laws and regulations, penalties could be imposed, including substantial monetary fines and/or denial of export privileges. In addition, in extreme cases responsible employees or managers can be held criminally liable for such violations.

Changes to trade policy, tariffs and import/export regulations may have a material adverse effect on our business, financial condition and results of operations.

Any new export or import restrictions, new legislation or shifting approaches in the enforcement or scope of existing regulations, or changes in global, political, regulatory and economic conditions affecting U.S. trade, manufacturing, development or investment, could result in additional restrictions on our ability to conduct business. In recent years, the U.S. has instituted or proposed changes in trade policies that include the negotiation or termination of trade agreements, the imposition of higher tariffs on imports into the U.S. (including from China, where we source certain of our supplies), economic sanctions on individuals, corporations or countries, and other government regulations affecting trade between the U.S. and other countries where we conduct our business. A number of other nations have proposed or instituted similar measures directed at trade with the United States in response. As a result of these developments, there may be greater restrictions and economic disincentives on international trade that could adversely affect our business. As additional trade-related policies are instituted, we need to modify our business operations to comply and adapt to such developments, which may be time-consuming and expensive.

Failing to comply with increasing environmental regulations, as well as the effects of potential environmental liabilities, could have a material adverse effect on our business, results of operations or financial condition.

We, like other industry participants, are subject to various federal, state, local and international environmental laws and regulations. We may be subject to increasingly stringent environmental standards in the future, particularly as greenhouse gas (“GHG”) emissions and climate change regulations and initiatives increase. Future developments, administrative actions or liabilities relating to environmental and climate change matters could have a material adverse effect on our business, results of operations or financial condition.

Our manufacturing operations, including former operations, could expose us to material environmental liabilities. Additionally, companies that we acquire may have environmental liabilities that might not be accurately assessed or brought to our attention at the time of the acquisition.

The U.S. Environmental Protection Agency (“EPA”) has focused on GHGs, maintaining GHGs threaten the public health and welfare of the American people. The EPA also maintains that GHG emissions from on-road vehicles contribute to that threat. The EPA’s endangerment finding covers emissions of six GHGs. The EPA’s continuing efforts to limit GHG emissions could adversely affect our manufacturing operations, increase prices for energy, fuel and transportation, require us to accommodate changes in parameters, such as the way parts are manufactured, and may, in some cases, require us to redesign certain of our products. This, or other federal or state regulations, could lead to increased costs, which we may not be able to recover from customers, delays in product shipments and loss of market share to competitors. Regulatory changes or failure by a business to meet applicable requirements could disrupt that business or force a closure or relocation of the business.

Regulations associated with climate change could adversely affect our business.

Legislative and regulatory measures currently under consideration or being implemented by government authorities to address climate change could require reductions in our GHG or other emissions, establish a carbon tax or increase fuel or energy taxes. These legal requirements, in addition to emission reduction efforts that we may voluntarily undertake, are expected to result in increased capital expenditures and compliance costs, and could result in higher costs required to operate and maintain our facilities, procure raw materials and energy, and may require us to acquire emission credits or carbon offsets. These costs and restrictions could harm our business and results of operations by increasing our expenses or requiring us to alter our operations and product design activities. The inconsistent international, regional and/or national requirements associated with climate change regulations also create economic and regulatory uncertainty.

General Risk Factors

If we were to lose the services of members of our senior management team, we may not be able to execute our business strategy.

Our success depends in large part upon the continued service of key members of our senior management team. In particular, each of our Chief Executive Officer, Gary Strahan, President, Steve Winch, and Chief Financial Officer, Peter Baird, is critical to our overall management, as well as the continued development of our thermal infrared technology, our culture and our strategic direction. All of our executive officers are at-will employees. The loss of any member of our senior management team could harm our business.

Our future success depends, in part, on recruiting and retaining key personnel and, if we fail to do so, it may be more difficult for us to execute our business strategy. We are currently a small organization and will need to hire additional qualified personnel to effectively implement our strategic plan.

Our success depends on our ability to attract, retain and motivate highly qualified management, technical, manufacturing, engineering and sales personnel. In particular, our success may depend on our ability to recruit and retain management personnel who are qualified to manage a public company. All of our employees are at-will employees. In addition, our ability to successfully execute on our strategic plan depends in part on our ability to continue to build our organization and hire qualified personnel, especially with engineering, sales, technical and manufacturing expertise. We may not be able to attract and retain qualified personnel on acceptable terms given the competition for such personnel. If we are unsuccessful in our recruitment efforts, it may adversely affect our business and our growth prospects.

Climate change may have a long-term impact on our business.

Climate change may have an increasingly adverse impact on our business and those of our customers, partners and suppliers. While we seek to mitigate the risks associated with climate change on our operations, there are inherent climate-related risks globally. Some of our manufacturing facilities are located in regions that may be impacted by severe weather events, like hurricanes or unexpected cold snaps, the frequency and severity of which may increase as a result of climate change. These events could result in potential damage to our physical assets as well as disruptions in manufacturing activities. Moreover, some of our manufacturing facilities are in areas that could experience decreased access to water and reliable energy due to climate issues. Severe weather events may impair the ability of our employees to work effectively. Climate change, including the increasing frequency and intensity of extreme weather events, its impact on our supply chain and critical infrastructure worldwide and its potential to increase political instability in regions where we, our customers, partners and suppliers do business, may disrupt our business and may cause us to experience higher employee attrition and higher costs to maintain or resume operations. The effects of climate change also may impact our decisions to construct new facilities or maintain existing facilities in the areas most prone to physical risks, which could similarly increase its operating and material costs. We could also face indirect financial risks passed through the supply chain that could result in higher prices for our products and the resources needed to produce them.

We sell products to customers directly engaged in oil and gas exploration and production. Changes to regulations, social practices and preferences, energy generation and transportation technologies that may occur or be implemented to mitigate climate change could result in reduced demand for hydrocarbon products, which could result in a reduction in sales to these customers.

Investor sentiment towards climate change and sustainability could adversely affect our business.

Increased investor focus and activism related to climate change and sustainability may hinder our access to capital, as investors may reconsider their capital investment as a result of their assessment of our sustainability practices. We may face increasing pressure regarding our sustainability disclosures and practices. Additionally, members of the investment community may screen companies such as us for sustainability performance before investing in our securities. If we are unable to meet the sustainability standards set by these investors, or if we are unable to meet any GHG reduction targets we communicate to the public, we may lose investors, the price of our securities may be negatively impacted and our reputation may be negatively affected.

We are currently operating in a period of economic uncertainty and capital markets disruption, which has been significantly impacted by geopolitical instability due to the ongoing Israel-Hamas and Russia-Ukraine military conflicts. Our business, financial condition and results of operations could be materially adversely affected by any negative impact on the global economy and capital markets resulting from such conflicts or any other geopolitical tensions.

U.S. and global markets are experiencing volatility and disruption following the escalation of geopolitical tensions and the start of the military conflicts between Israel and Hamas and Russia and Ukraine. Although the length and impact of the ongoing military conflicts is highly unpredictable, such conflicts could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions. We are continuing to monitor the conflicts and assessing their potential impact on our business.

Additionally, the recent military conflict in Ukraine has led to sanctions and other penalties being levied by the United States, European Union and other countries against Russia. Additional potential sanctions and penalties have also been proposed and/or threatened. Russian military actions and the resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets, potentially making it more difficult for us to obtain additional funds.

It is impossible to predict the extent to which our operations, or those of our suppliers and manufacturers, will be impacted in the short or long term, or the ways in which the conflict may impact our business. The extent and duration of the military action, sanctions and resulting market disruptions are impossible to predict, but could be substantial. Any such disruptions may also magnify the impact of other risks described herein.

Our business is subject to the risks of earthquakes, fire, floods and other natural catastrophic events, global pandemics, and interruptions by man-made problems, such as terrorism. Material disruptions of our business or information systems resulting from these events could adversely affect our operating results.

A significant natural disaster, such as an earthquake, fire, flood, hurricane or significant power outage or other similar events, such as infectious disease outbreaks or pandemic events, could have an adverse effect on our business and operating results. For example, in October 2022, our production facility in Beaumont, Texas was impacted by a flood that damaged certain of our inventory. In addition, natural disasters, acts of terrorism or war could cause disruptions in our manufacturing operations, our or our customers’ or channel partners’ businesses, our suppliers or the economy as a whole. We also rely on information technology systems to communicate among our workforce and with third parties. Any disruption to our communications, whether caused by a natural disaster or by man-made problems, such as power disruptions, could adversely affect our business. We do not have a formal disaster recovery plan or policy in place and do not currently require that our suppliers’ partners have such plans or policies in place. To the extent that any such disruptions result in delays or cancellations of orders or impede our suppliers’ ability to timely deliver product components, or the deployment of our products, our business, operating results and financial condition would be adversely affected.

Adverse conditions in our target markets or the global economy more generally could have adverse effects on our results of operations.

While we make our strategic planning decisions based on the assumption that the markets we are targeting will grow, our business is dependent, in large part on, and directly affected by, business cycles and other factors affecting the industries we serve. Our target markets are highly cyclical and depend on general economic conditions and other factors, including consumer spending and preferences, changes in interest rates and credit availability, consumer confidence, inflation, environmental impact, governmental incentives and regulatory requirements, political volatility, labor relations issues, trade agreements and other factors.

We have been and may in the future become involved in legal and regulatory proceedings and commercial or contractual disputes, which could have a material adverse effect on our profitability and consolidated financial position.

We have been and may in the future be, from time to time, involved in litigation, regulatory proceedings and commercial or contractual disputes and these matters may be significant. These matters may include, without limitation, disputes with our distributors, suppliers and customers, intellectual property claims, government investigations, class action lawsuits, personal injury claims, environmental issues, customs and value-added tax disputes and employment and tax issues. In addition, we have in the past and could face in the future a variety of labor and employment claims against us, which could include but is not limited to general discrimination, wage and hour, privacy, ERISA or disability claims. In such matters, government agencies or private parties may seek to recover from us large, indeterminate amounts in penalties or monetary damages (including, in some cases, treble or punitive damages) or seek to limit our operations in some way. These types of lawsuits could require significant management time and attention or could involve substantial legal liability, adverse regulatory outcomes, or substantial expenses to defend. Often these cases raise complex factual and legal issues and create risks and uncertainties.

We could be forced to expend significant resources in the defense of these lawsuits or future ones, and we may not prevail. No assurances can be given that any proceedings and claims will not have a material adverse impact on our operating results and consolidated financial position or that our available insurance will mitigate this impact.

Additional Risks Relating to Ownership of Our Securities Following the Business Combination

If the perceived benefits of the Business Combination do not meet the expectations of investors or securities analysts or for other reasons, the market price of SportsMap’s securities, prior to the Closing, or our securities, following the Business Combination, may decline.

If the perceived benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of SportsMap’s securities prior to the Closing may decline. The market values of our securities at the time of the Business Combination may vary significantly from their prices on the date the Business Combination Agreement was executed, the date on which SportsMap stockholders voted on the Business Combination or the date of this prospectus.

In addition, following the Business Combination, fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for ICI’s securities. Accordingly, the valuation ascribed to ICI may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for our securities develops and continues, the trading price of our securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a negative impact on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of our securities may include the following:

●	changes in financial estimates by us or by any securities analysts who might cover its stock;
●	proposed changes to laws in the U.S. or foreign jurisdictions relating to our business, or speculation regarding such changes;
●	stock market price and volume fluctuations of comparable companies;
●	announcements by us or our competitors of significant acquisitions, strategic partnerships or divestitures;

●	significant lawsuits or announcements of investigations or regulatory scrutiny of its operations or lawsuits filed against us;
●	recruitment or departure of key personnel;
●	investors’ general perception of our business or management;
●	trading volume of our Common Stock;
●	overall performance of the equity markets;
●	publication of research reports about us or our industry or positive or negative recommendations or withdrawal of research coverage by securities analysts;
●	the impacts of the ongoing COVID-19 pandemic and related restrictions;
●	general political and economic conditions; and
●	other events or factors, many of which are beyond our control.

In addition, in the past, stockholders have initiated class action lawsuits against public companies following periods of volatility in the market prices of these companies’ stock. Such litigation, if instituted against us, could cause it to incur substantial costs and divert management’s attention and resources from our business.vp

Upon the completion of the Business Combination, the former securityholders of ICI will be able to control or exert substantial influence over all matters submitted to our stockholders for approval, including the election of directors and amendments of our organizational documents, and an approval right over any acquisition or liquidation of New ICI.

Upon the completion of the Business Combination, the former ICI securityholders will hold approximately 58.6% of the equity in New ICI, assuming the maximum redemption scenario as described and reflected in the section of this prospectus titled “Unaudited Pro Forma Combined Financial Information”. Accordingly, upon the completion of the Business Combination, the former securityholders of ICI will be able to control or exert substantial influence over all matters submitted to our stockholders for approval, including the election of directors and amendments of our organizational documents, and an approval right over any acquisition or liquidation of New ICI. The former securityholders of ICI may have interests that differ from those of the other stockholders and may vote in a way with which the other stockholders disagree and which may be adverse to their interests. This concentrated control may have the effect of delaying, preventing or deterring a change in control of New ICI, could deprive our stockholders of an opportunity to receive a premium for their capital stock as part of a sale of New ICI, and might ultimately affect the market price of shares of our Common Stock.

Following the completion of the Business Combination, we will incur significant increased expenses and administrative burdens as a public company, which could negatively impact our business, financial condition and results of operations.

Following the completion of the Business Combination, we will face increased legal, accounting, administrative and other costs and expenses as a public company that ICI does not incur as a private company. For example, we will be subject to the reporting requirements of the Exchange Act, and will be required to comply with the applicable requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules and regulations of the SEC and Nasdaq, including the establishment and maintenance of effective disclosure and financial controls, changes in corporate governance practices and required filing of annual, quarterly and current reports with respect to our business and results of operations. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our results of operations or cause us to fail to meet our reporting obligations. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require us to carry out activities ICI has not done previously. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect our reputation or investor perceptions of us. It may also be more expensive to obtain director and officer liability insurance.

We also expect that operating as a public company will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. This could also make it more difficult for us to attract and retain qualified people to serve on our board of directors, our board committees or as executive officers. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

We may redeem any unexpired Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

Following the Business Combination, we will have, the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration at a price of $0.01 per warrant, provided that the last reported sales price of our shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we give proper notice of such redemption and provided certain other conditions are met. If and when the warrants become redeemable by SportsMap (or, following the Business Combination, by us), we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. We will use our best efforts to register or qualify such shares of common stock under the blue sky laws of the state of residence in those states in which the warrants were offered by us. Redemption of the outstanding warrants could force you (i) to exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your warrants at the then-current market price whvpen you might otherwise wish to hold your warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants.

For context regarding the thresholds above, historical trading prices for our shares of SportsMap Common Stock have varied between a low of approximately $        per share in          , 2023, to a high of approximately $          per share in          , 2023.

Notice of any redemption will be mailed by first class mail, postage prepaid, by us not less than 30 days prior to the redemption date to the registered holders of the Warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in such manner will be conclusively presumed to have been duly given whether or not the registered holder received such notice. In addition, beneficial owners of the warrants will be notified of such redemption by our posting of the redemption notice to DTC.

Securityholders of SportsMap who redeem their public shares may continue to hold the Public Warrants that they own, which will result in additional dilution to non-redeeming securityholders of SportsMap upon exercise of such Public Warrants.

Securityholders of SportsMap who redeem their public shares may continue to hold the Public Warrants that they own, which will result in additional dilution to non-redeeming securityholders of SportsMap upon exercise of such Public Warrants. Assuming that all such redeeming securityholders continue to hold the three-quarters of one Public Warrant initially purchased as part of each SportsMap Unit along with one share of SportsMap Common Stock, an aggregate of 502,064 Public Warrants would be retained by these shareholders. Assuming that 669,419 SportsMap public shares are redeemed for an aggregate payment of approximately $6,694,190 from the Trust Account, which is the estimated maximum amount of redemptions that could occur while still satisfying the condition in the Business Combination Agreement that the Aggregate Transaction Proceeds be at least $10.0 million, the warrants held by persons whose shares were redeemed (assuming the holder of such share also held three-quarters of a Public Warrant) would have had an aggregate market value of approximately $25,103 based on the closing Public Warrant price on Nasdaq of $0.05 as of November 2, 2023. The actual market price of the Public Warrants may be higher or lower on the date that holders seek to sell such Public Warrants. As a result, the redeeming securityholders could recoup their entire investment and continue to hold Public Warrants, while non-redeeming securityholders could suffer additional dilution in their percentage ownership and voting interest of the combined company upon exercise of the Public Warrants held by redeeming securityholders. Further, while the level of redemptions of public shares will not directly change the value of the Public Warrants, because the warrants will remain outstanding regardless of the level of redemptions, as redemptions of public shares increase, a holder of Public Warrants who exercises such Public Warrants will ultimately own a greater interest in us because there would be fewer shares outstanding overall.

Following the Business Combination, warrants will become exercisable for our Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Outstanding warrants to purchase an aggregate of 9,131,250 shares of our Common Stock will become exercisable in accordance with the terms of the Warrant Agreement governing those securities. The exercise price of these warrants will be $11.50 per share. To the extent such warrants are exercised, additional shares of our Common Stock will be issued, which will result in dilution to the holders of our Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of our Common Stock. However, there is no guarantee that the Public Warrants will ever be in the money prior to their expiration, and as such, the Public Warrants may expire worthless. On November 9, 2023, the SportsMap Common Stock and Public Warrants closed at $10.85 and $0.05, respectively. See “Risk Factors  —  Additional Risks Relating to Ownership of Our Securities Following the Business Combination  —  Even if we consummate the Business Combination, there is no guarantee that the Public Warrants will ever be in the money, and they may expire worthless”.

The Warrants may never be in the money and they may expire worthless, and the terms of the Public Warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then-outstanding Public Warrants approve of such amendment.

The Public Warrants were issued in registered form pursuant to the Warrant Agreement. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or mistakes, but requires the approval of the holders of 50% of the then-outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Warrants. Accordingly, we may amend the terms of the Warrants in a manner adverse to a holder if holders of at least 50% of the then-outstanding Public Warrants approve of such amendment.

We may receive up to an aggregate of approximately $105.0 million from the cash exercise of the Warrants. The exercise price of each of our Warrants immediately after the Business Combination is $11.50 per Warrant (subject to adjustment as set forth in the Warrant Agreement). However, the last reported sales price of our Common Stock on November 9, 2023 was $10.85. The likelihood that holders of Warrants will exercise their Warrants, and therefore any amount of cash proceeds that we may receive, is dependent upon the trading price of our Common Stock. If the trading price for our Common Stock continues to be less than $11.50 per share, we do not expect holders to exercise their Warrants. We expect to use the net proceeds from the exercise of such securities, if any, for general corporate purposes, which may include acquisitions or other strategic investments. We will have broad discretion over the use of any proceeds from the exercise of such securities. Any proceeds from the exercise of such securities would increase our liquidity, but we are not currently budgeting for any cash proceeds from the exercise of Warrants or New ICI Options when planning for our operational funding needs.

Sales of a substantial number of our securities in the public market by the registered holders or by our other existing securityholders could cause the price of our Common Stock and Warrants to fall.

The sale of shares of our Common Stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our Common Stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that it deems appropriate.

This prospectus relates to the registration of the resale of up to 16,722,749 shares of Common Stock and 506,250 Private Placement Warrants. Depending on the price, public securityholders may have paid significantly more than the registered holders for any shares or Warrants they may have purchased in the open market based on variable market price.

Sales of a substantial number of our shares of Common Stock or Warrants in the public market by the registered holders or by our other existing security holders, or the perception that those sales might occur, could depress the market price of our Common Stock and Warrants and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our Common Stock and Warrants. The sale of all the securities being offered in this prospectus could result in a significant decline in the public trading price of our securities. Despite such a decline in the public trading price, which as of the date of this prospectus, is significantly below the price for such Common Stock upon closing of the IPO, some of the registered holders may still experience a positive rate of return on the securities they purchased due to the differences in the purchase prices described elsewhere in this prospectus. Other security holders may not be able to experience positive rates of return on securities they purchase due to the lower closing price at which our shares of Common Stock are trading as of the date of this prospectus.

Prior to consummation of the Business Combination, certain existing securityholders of SportsMap acquired securities at a price below the current trading price of such securities, and may experience a positive rate of return based on the current trading price or at lower trading prices. Our future investors may not experience a similar rate of return.

Prior to consummation of the Business Combination, certain existing securityholders of acquired shares of Common Stock or Private Placement Warrants at prices below, and in some cases considerably below, the current trading price of our Common Stock or for no cash consideration at all. It is possible that these stockholders may experience a positive rate of return based on the current trading price or at lower trading prices.

Given the relatively lower purchase prices that some of our securityholders paid to acquire some of their securities compared to the current trading price of our shares of Common Stock, these securityholders, some of whom are registered holders pursuant to this or other registration statements we are obligated to file to register the resale of shares of Common Stock or Private Placement Warrants, in some instances, may earn a positive rate of return on their investment, which may be a significant positive rate of return, depending on the market price of our shares of Common Stock at the time that such securityholders choose to sell their shares of Common Stock or Private Placement Warrants. For example, based on the closing price of our Common Stock of $10.85 on November 9, 2023, the Sponsor and the other initial stockholders could experience potential profit of up to $10.84 per share of SportsMap Founder Shares (although such shares are subject to a six-month lockup from the date of Closing, subject to certain exceptions), or $31.2 million in the aggregate, based on such parties’ initial purchase price of the SportsMap Founder Shares prior to the IPO at a price of approximately $0.009 per share. Investors who purchased units in the IPO (at a public offering price of $10.00 per share), who purchased shares on The Nasdaq Global Market following the IPO or who purchased our Common Stock following consummation of the Business Combination may not experience a similar rate of return on the securities they purchased due to differences in the purchase prices and the prevailing trading price. See the section of this prospectus titled “ICI Management’s Discussion and Analysis of Financial Condition and Results of Operations — Merger and Public Company Costs” for additional information on the potential profits the other registered holders may experience.

The future exercise of registration rights may adversely affect the market price of our Common Stock upon consummation of the Business Combination.

Pursuant to the Registration Rights Agreement to be entered into in connection with the Closing (which is described elsewhere in this prospectus), shares of our Common Stock may be registered under certain circumstances. In addition, following the consummation of the Business Combination, we are required to file and maintain an effective registration statement under the Securities Act covering such securities and certain other securities of New ICI.

The registration of these securities will permit the public sale of such securities. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of our Common Stock following the completion of the Business Combination.

Because there are no current plans to pay cash dividends on our Common Stock for the foreseeable future, you may not receive any return on investment unless you sell our Common Stock for a price greater than that which you paid for it.

We may retain future earnings, if any, for future operations, expansion and debt repayment and has no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends as a public company in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our board of directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness it or its subsidiaries incur. As a result, you may not receive any return on an investment in our Common Stock unless you sell your shares of Common Stock for a price greater than that which you paid for it.

We may issue additional shares of its Common Stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of our Common Stock.

Pursuant to the Equity Incentive Plan, following the completion of the Business Combination, we may issue an aggregate of approximately 12% of the fully diluted shares of our Common Stock as of the Closing. We may also issue additional shares of our Common Stock or other equity securities of equal or senior rank in the future in connection with, among other things, the issuance of the Earnout Shares, the exchange or conversion of the SportsMap Warrants, future acquisitions or repayment of outstanding indebtedness, without stockholder approval, in a number of circumstances.

The issuance of additional shares or other equity securities of equal or senior rank would have the following effects:

●	existing stockholders’ proportionate ownership interest in us will decrease;
●	the amount of cash available per share, including for payment of dividends in the future, may decrease;
●	the relative voting strength of each previously outstanding New ICI Common Stock may be diminished; and
●	the market price of our Common Stock may decline.

Anti-takeover provisions in the Second Amended & Restated Certificate of Incorporation and under Delaware law could make an acquisition of New ICI, which may be beneficial to its stockholders, more difficult and may prevent attempts by its stockholders to replace or remove our current management.

The Second Amended & Restated Certificate of Incorporation that will be in effect upon completion of the Business Combination will contain provisions that may delay or prevent an acquisition of New ICI or a change in its management. These provisions may make it more difficult for stockholders to replace or remove members of its board of directors. Because the board of directors is responsible for appointing the members of the management team, these provisions could in turn frustrate or prevent any attempt by its stockholders to replace or remove its current management. In addition, these provisions could limit the price that investors might be willing to pay in the future for shares of our Common Stock. Among other things, these provisions include the limitation of the liability of, and the indemnification of, its directors and officers and the ability of the board of directors to issue preferred stock without stockholder approval, which could be used to institute a “poison pill” that would work to dilute the stock ownership of a potential hostile acquirer, effectively preventing acquisitions that have not been approved by the board of directors.

Moreover, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the DGCL, which prohibits a person who owns 15% or more of its outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired 15% or more of our outstanding voting stock, unless such merger or combination is approved in a prescribed manner. This could discourage, delay or prevent a third party from acquiring or merging with us, whether or not it is desired by, or beneficial to, its stockholders. This could also have the effect of discouraging others from making tender offers for our Common Stock, including transactions that may be in its stockholders’ best interests. Finally, these provisions establish advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings. These provisions would apply even if the offer may be considered beneficial by some stockholders. For more information, see “Description of New ICI Securities”.

Our certificate of incorporation provides that the Court of Chancery of the State of Delaware and the federal district courts of the United States of America will be the exclusive forums for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law:

●	any derivative action or proceeding brought on our behalf;
●	any action asserting a breach of fiduciary duty;
●	any action asserting a claim against us arising under the DGCL, the Second Amended & Restated Certificate of Incorporation or its amended and restated bylaws; and
●	any action asserting a claim against us that is governed by the internal-affairs doctrine or otherwise related to our internal affairs.

To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Second Amended & Restated Certificate of Incorporation further provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act.

Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of the Second Amended & Restated Certificate of Incorporation. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.

These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees. If a court were to find either exclusive-forum provision in the Second Amended & Restated Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur further significant additional costs associated with resolving the dispute in other jurisdictions, all of which could harm our business.

We may be subject to securities litigation, which is expensive and could divert management attention.

The market price of our securities may be volatile and, in the past, companies that have experienced volatility in the market price of their securities have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm our business.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of Common Stock or Private Placement Warrants by the registered holders.

The registered holders will pay all incremental selling expenses relating to any sale of their shares of Common Stock and Private Placement Warrants, including underwriters’ commissions and discounts, brokerage fees, underwriter marketing costs and all reasonable fees and expenses of any legal counsel representing the registered holders, except that we will pay the reasonable fees and expenses (not to exceed $40,000) of one legal counsel for the registered holders who are party to the Registration Rights Agreement, in the event of an underwritten offering of their securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, printing and delivery fees, exchange listing fees and fees and expenses of our counsel and our accountants.

We will receive the proceeds from any exercise of Warrants or New ICI Options for cash. We may receive up to an aggregate of approximately $105.0 million from the cash exercise of the Warrants. The exercise price of each of our Warrants following the Business Combination is $11.50 per warrant, subject to adjustment in accordance with the terms of the Warrant Agreement. However, the last reported sales price of our Common Stock on November 9, 2023 was $10.85. The likelihood that holders of Warrants will exercise their Warrants, and therefore any amount of cash proceeds that we may receive, is dependent upon the trading price of our Common Stock. If the trading price for our Common Stock continues to be less than $11.50 per share, we do not expect holders to exercise their Warrants.

Unless we inform you otherwise in a prospectus supplement, we intend to use the net proceeds from the exercise of Warrants or New ICI Options for general corporate and working capital purposes. Any proceeds from the exercise of Warrants or New ICI Options would increase our liquidity, but we are not currently budgeting for any cash proceeds from the exercise of Warrants or New ICI Options when planning for our operational funding needs. The Company will have broad discretion over the use of any such proceeds. There is no assurance that the holders of the Warrants or New ICI Options will elect to exercise any or all of such Warrants or options.

DIVIDEND POLICY

SportsMap has not paid any cash dividends on the SportsMap securities to date and does not intend to pay any cash dividends prior to the Closing of the Business Combination. The payment of cash dividends in the future will be dependent upon New ICI’s revenues and earnings, if any, capital requirements and general financial condition subsequent to the Closing of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the New ICI Board at such time.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined financial information presents the combination of the financial information of SportsMap and ICI adjusted to give effect to the Business Combination. This information should be read together with SportsMap’s and ICI’s financial statements and related notes, the sections entitled “SportsMap Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “ICI Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other financial information, in each case, contained elsewhere in this prospectus.

Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to ICI prior to the consummation of the Business Combination and New ICI after the consummation of the Business Combination. The amounts in this subsection are presented in thousands of U.S. dollars except share and per share amounts.

Introduction

The following unaudited pro forma combined financial information presents the combination of the financial information of SportsMap and ICI as adjusted to give effect to the Business Combination. The following unaudited pro forma combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

The unaudited pro forma combined financial information was derived from and should be read in conjunction with the following historical financial statements and accompanying notes, which are included in this prospectus:

●	(i) the historical audited financial statements of SportsMap for the year ended December 31, 2022 and (ii) the historical unaudited condensed financial statements of SportsMap as of and for the six months ended June 30, 2023; and
●	(i) the historical audited consolidated financial statements of ICI for the year ended December 31, 2022 and (ii) the historical unaudited condensed consolidated financial statements of ICI as of and for the six months ended June 30, 2023.

The Business Combination will be accounted for as a reverse acquisition in accordance with GAAP. Under this method of accounting, SportsMap will be treated as the “acquired” company for financial reporting purposes. The net assets of ICI will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of ICI.

The unaudited pro forma combined balance sheet as of June 30, 2023 combines the historical unaudited condensed consolidated balance sheet of ICI as of June 30, 2023 and the historical unaudited condensed balance sheet of SportsMap as of June 30, 2023 on a pro forma basis as if the Business Combination had been consummated on June 30, 2023.

The unaudited pro forma combined statement of operations for the six months ended June 30, 2023 combines ICI’s historical unaudited condensed consolidated statement of operations for the six months ended June 30, 2023, and SportsMap’s historical unaudited condensed statement of operations for the six months ended June 30, 2023, on a pro forma basis as if the Business Combination had been consummated on January 1, 2022, the beginning of the earliest period presented.

The unaudited pro forma combined statement of operations for the year ended December 31, 2022 combines ICI’s historical consolidated statement of operations for the year ended December 31, 2022 and SportsMap’s historical statement of operations for the year ended December 31, 2022 on a pro forma basis as if the Business Combination had been consummated on January 1, 2022, the beginning of the earliest period presented.

This unaudited pro forma combined financial information is for informational purposes only and does not purport to indicate the results that would have been obtained had the Business Combination actually been completed on the assumed date or for the periods presented, nor which may be realized or expected in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes.

The unaudited combined pro forma financial statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those illustrated. See “Notes to the Unaudited Pro Forma Combined Financial Information” below.

The unaudited pro forma combined financial information has been prepared using the assumptions below with respect to the potential redemption for cash of shares of SportsMap Common Stock by SportsMap public stockholders in connection with the Business Combination:

●	Assuming No Additional Redemptions: In connection with a special meeting of SportsMap stockholders held on April 14, 2023, the SportsMap stockholders elected to redeem 9,865,056 public shares of SportsMap Common Stock and to extend SportsMap’s business combination period monthly, for up to eight months, from April 20, 2023, until as late as December 20, 2023. As of September 30, 2023, SportsMap had 1,634,944 public shares of SportsMap Common Stock outstanding. This represents no additional redemptions in connection with the Business Combination.
●	Assuming Maximum Redemptions: This presentation assumes that SportsMap Public Stockholders holding approximately 0.7 million shares of SportsMap Common Stock will exercise their redemption rights for their pro rata share of the funds in the Trust Account in connection with the Business Combination. This represents the estimated maximum number of shares of SportsMap Common Stock that can be redeemed in order for the condition in the Business Combination Agreement that the Aggregate Transaction Proceeds be at least $10.0 million to be satisfied.

“Aggregate Transaction Proceeds” means an amount equal to (a) the sum of (i) the aggregate cash proceeds available for release to SportsMap or Merger Sub (or any designees thereof) from the Trust Account in connection with the transactions contemplated hereby (after giving effect to any redemptions by the SportsMap stockholders), (ii) the aggregate cash proceeds actually received by SportsMap and Merger Sub in respect of the private placement or other financing to be consummated simultaneously with the Closing on such terms as are mutually agreed among SportsMap, Merger Sub and ICI (whether prior to or on the date of Closing), (iii) the aggregate principal amount of the ICI Convertible Notes, and (iv) the aggregate principal amount of any indebtedness of ICI incurred on or after the date of the Business Combination Agreement and prior to the Closing and convertible into equity securities of ICI, in the case of clauses (iii) and (iv), to the extent facilitated by SportsMap, the Sponsor or any of their respective affiliates, less (b) the aggregate amount of any unpaid transaction expenses of SportsMap incurred in connection with the Business Combination. The term “Aggregate Transaction Proceeds” was a negotiated term between SportsMap and ICI and may not be indicative of net transaction proceeds received by ICI. For example, the term “Aggregate Transaction Proceeds” is calculated before accounting for any unpaid transaction expenses of ICI. As a result, pro forma cash to New ICI may be less than $10.0 million even if the condition in the Business Combination Agreement that the Aggregate Transaction Proceeds be at least $10.0 million is satisfied. For an illustration of how Aggregate Transaction Proceeds is calculated and how, in the case of the maximum redemptions scenario, pro forma cash for New ICI may be less than $10.0 million even if Aggregate Transaction Proceeds are equal to or greater than $10.0 million, please refer to part M of Note 4 — Unaudited Combined Pro Forma Balance Sheet Adjustment and Assumptions in the “Notes to the Unaudited Pro Forma Combined Financial Information” below.

Actual results may differ materially from the assumptions within the accompanying unaudited pro forma combined financial information.

As SportsMap and ICI are not related parties, no pro forma adjustments are required to eliminate intercompany transactions.

UNAUDITED COMBINED PRO FORMA BALANCE SHEET

AS OF JUNE 30, 2023

(Amounts in thousands of U.S. dollars)

			Assuming No Additional Redemptions			Assuming Maximum Redemptions
			Pro		Pro	Pro		Pro
	SportsMap	ICI	Forma	Note	Forma	Forma	Note	Forma
	(Historical)	(Historical)	Adjustments	Reference	Combined	Adjustments	References	Combined
Assets
Current assets
Cash and cash equivalents	$255	$1,158	$7,835	A,B,C,F,I,K,M,N	$9,248	$252	B,C,E,F,I,K,M,N	$1,665
Trade accounts receivable, net of allowances of $290	—	630	—		630	—		630
Inventories, net	—	6,587	—		6,587	—		6,587
Deferred transaction costs	—	3,351	(3,351)	J	—	(3,351)	J	—
Income taxes receivable	—	97	—		97	—		97
Other current assets	33	1,433	(33)	D	1,433	(33)	D	1,433
Total current assets	289	13,256	4,450		17,995	(3,132)		10,412
Property, plant and equipment, net	—	3,015	—		3,015	—		3,015
Right-of-use assets, net	—	51	—		51	—		51
Cash held in Trust Account	17,238	—	(17,238)	A	—	(17,238)	E	—
Other noncurrent assets	—	1,758	—		1,758	—		1,758
Total assets	$17,527	$18,080	$(12,788)		$22,819	$(20,371)		$15,236
Liabilities and shareholders’ equity
Current liabilities
Trade accounts payable	—	2,770	(1,491)	B	1,279	(1,491)	B	1,279
Income taxes payable	32	517	—		549	—		549
Accrued transaction costs and expenses	245	3,799	(3,627)	C	417	(3,627)	C	417
Franchise taxes payable	68	—	—		68	—		68
Excise tax payable	1,029	—	(789)	L	240	(730)	L	299
Promissory Notes	276	—	(276)	M,N	—	(276)	M,N	—
Contract liabilities	—	110	—		110	—		110
Customer prepayments	—	242	—		242	—		242
Warranty Reserve	—	53	—		53	—		53
Line of Credit	—	900	(900)	I	—	(900)	I	—
Convertible note	—	1,492	(1,492)	G	—	(1,492)	G	—
Related party promissory note	65	1,000	(1,000)	F	65	(1,000)	F	65
Right-of-use liabilities, current	—	53	—		53	—		53
Total current liabilities	1,716	10,936	(9,576)		3,077	(9,517)		3,136
Shareholder promissory note	—	—	—		—	—		—
Contract liabilities, noncurrent	—	141	—		141	—		141
Deferred tax liabilities, net	—	96	—		96	—		96
Total liabilities	$1,716	$11,173	$(9,576)		$3,314	$(9,517)		$3,373
Commitments and contingencies
Common stock subject to possible redemption	17,141	—	(17,141)	A	—	(17,141)	F	—
Shareholders’ equity
Preferred Stock	—	—	—		—	—		—
Common Stock	—	1	—		1	—		1
Additional paid-in capital	—	21,329	13,216	A,C,H,G,K,J,L,M,N	34,545	5,575	C,E,H,G,K,J,L,M,N	26,904
Retained earnings (accumulated deficit)	(1,331)	(14,423)	713	H,N	(15,041)	713	H,N	(15,041)
Total shareholders’ equity (deficit)	(1,331)	6,907	13,929		19,505	6,287		11,863
Total liabilities and shareholders’ equity	$17,527	$18,080	$(12,788)		$22,819	$(20,371)		$15,236

The accompanying notes are an integral part of the unaudited combined pro forma financial information.

UNAUDITED COMBINED PRO FORMA STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

(Amounts in thousands of U.S. dollars, except share and per share data)

			Assuming No Additional Redemptions			Assuming Maximum Redemptions
	SportsMap	ICI	Pro Forma	Note	Total	Pro Forma	Note	Total
	(Historical)	(Historical)	Adjustments	Reference	Pro Forma	Adjustments	Reference	Pro Forma
Revenue, net	$—	$2,317	$—		2,317	$—		2,317
Cost of goods sold (exclusive of depreciation)	—	2,410	—		2,410	—		2,410
Operating expenses:	—	—	—		—	—
Selling, general and administrative	953	5,843	—		6,796	—		6,796
Earnout compensation expense	—	—	—		—	—
Depreciation	—	401	—		401	—		401
Casualty losses, net of recoveries	—	—	—		—	—		—
Total operating expenses	953	6,244	—		7,197	—		7,197
Operating Loss	(953)	(6,337)	—		(7,290)	—		(7,290)
Interest expense	—	45	(45)	A	—	(45)	A	—
Interest expense, related parties	—	32	(32)	A	—	(32)	A	—
Accrued interest on promissory notes	911	—	(911)	A	—	(911)	A	—
Other income, net	—	(17)	—		(17)	—		(17)
Tariff refund		(2,401)			(2,401)			(2,401)
Change in fair value of convertible note	—	(433)	433	C	—	433	C	—
Interest earned on cash and securities held in Trust Account	(1,766)	—	1,766	B	—	1,766	B	—
Income (loss) before Income Taxes	(98)	(3,563)	(1,210)		(4,872)	(1,210)		(4,872)
Tax expense (benefit)	356	(3)	—	D	353	—	D	353
Net Income (Loss)	$(454)	$(3,560)	$(1,210)		$(5,224)	$(1,210)		$(5,224)
Weighted-average shares outstanding, basic and diluted
Basic and diluted	7,575,779	539,271			13,074,740			12,486,866
Basic and diluted, non-redeemable shares	3,550,000	539,271			—			—
Net income per share, basic and diluted
Basic and diluted	(0.04)	(6.60)			(0.40)			(0.42)
Basic and diluted, non-redeemable	(0.04)	(6.60)			—			—

The accompanying notes are an integral part of the unaudited combined pro forma financial information.

UNAUDITED COMBINED PRO FORMA STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2022

(Amounts in thousands of U.S. dollars, except share and per share data)

			Assuming No Additional Redemptions			Assuming Maximum Redemptions
	SportsMap	ICI	Pro Forma	Note	Total	Pro Forma	Note	Total
	(Historical)	(Historical)	Adjustments	Reference	Pro Forma	Adjustments	Reference	Pro Forma
Revenue, net	$—	$7,268	$—		$7,268	$—		$7,268
Cost of goods sold (exclusive of depreciation)	—	4,964	—		4,964	—		4,964
Operating expenses:	—	—	—		—	—		—
Selling, general and administrative	1,385	13,606	4,975	A,B,H	19,966	4,975	A,B,H	19,966
Earnout compensation expense	—	—	13,538	C	13,538	13,538	C	13,538
Depreciation	—	561	—		561	—		561
Casualty losses, net of recoveries	—	155	—		155	—		155
Total operating expenses	1,385	14,322	18,513		34,220	18,513		34,220
Operating Loss	(1,385)	(12,018)	(18,513)		(31,916)	(18,513)		(31,916)
Interest expense	—	32	(32)	D	—	(32)	D	—
Interest expense, related parties	—	83	(83)	D	—	(83)	D	—
Other (income) expenses, net	—	(48)	890	E,F	842	890	E,F	842
Interest earned on cash and securities held in Trust Account	(1,739)	—	1,739	G	—	1,739	G	—
Income (Loss) before income tax expense	354	(12,085)	(21,028)		(32,759)	(21,028)		(32,759)
Tax expense (benefit)	317	1,205	—	I	1,522	—	I	1,522
Net Income (Loss)	$37	$(13,290)	$(21,028)		$(34,281)	$(21,028)		$(34,281)
Weighted-average shares outstanding, basic and diluted
Basic and diluted	11,500,000	514,946			13,074,740			12,486,866
Basic and diluted, non-redeemable shares	3,550,000	—			—			—
Net income per share, basic and diluted
Basic and diluted	—	(25.81)			(2.62)			(2.75)
Basic and diluted, non-redeemable	—	—			—			—

The accompanying notes are an integral part of the unaudited combined pro forma financial information.

NOTES TO THE UNAUDITED PRO FORMA COMBINED

FINANCIAL INFORMATION

Note 1 — Description of the Transaction

On December 5, 2022, SportsMap and ICI entered into the Business Combination Agreement. The Business Combination Agreement and the Business Combination contemplated thereby have been unanimously approved by the board of directors of each of SportsMap, Merger Sub, and ICI and by the stockholders of ICI and Merger Sub.

On December      , 2023, the Business Combination was approved in a SportsMap stockholder vote and is expected to close on December      , 2023, subject to the satisfaction or waiver of the other customary closing conditions.

At the Effective Time, in accordance with the terms and subject to the conditions of the Business Combination Agreement:

●	Each share of ICI Common Stock issued and outstanding immediately prior to the Effective Time (other than dissenting shares and shares held immediately prior to the Effective Time by ICI as treasury stock) will be converted into the right to receive such number of shares of SportsMap Common Stock equal to the Exchange Ratio.
●	Each Participating Company Option will be converted into a New ICI Option to purchase a number of shares of New ICI Common Stock upon substantially the same terms and conditions (but taking into account any accelerated vesting provided for in ICI’s equity plan or any award agreement by reason of the Business Combination Agreement or the Business Combination) as are in effect with respect to such Participating Company Option prior to the Effective Time, except that such option shall represent the right to receive a number of shares of New ICI Common Stock equal to the number of shares of ICI Class B Common Stock subject to such Participating Company Option prior to the Effective Time multiplied by the Exchange Ratio, and the exercise price per share shall be equal to the exercise price per share of such prior to the Effective Time multiplied by the Exchange Ratio; and each Out-of-the-Money Option will be cancelled and terminated for no consideration.
●	Each Participating Company RSU Award will be converted into a restricted stock unit award covering a number of shares of SportsMap Common Stock upon substantially the same terms and conditions as are in effect with respect to such award prior to the Effective Time, except that such award shall represent the right to receive a number of shares of SportsMap Common Stock equal to the number of shares of ICI Class B Common Stock subject to such award prior to the Effective Time multiplied by the Exchange Ratio.
●	Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock, par value $0.001 per share, of New ICI.
●	Each share of ICI Common Stock held immediately prior to the Effective Time by ICI as treasury stock will be cancelled and extinguished for no consideration.
●	Each dissenting share of ICI will not convert in the Merger and will be entitled to rely on such rights as are granted pursuant to Delaware law, subject to certain conditions set forth in the Business Combination Agreement and in accordance with applicable law.

The “Exchange Ratio” will be determined by (i) dividing the Adjusted Equity Value by $10, which is the value of one share of SportsMap Common Stock, and (ii) further dividing the quotient of the calculation in clause (i) by the aggregate number of shares of ICI Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held immediately prior to the Effective Time by ICI as treasury stock) on a fully-diluted basis assuming the exercise of all Participating Company Options (excluding any such shares issuable upon exercise of Out-of-the-Money Options, which will be cancelled at the Effective Time) and assuming the settlement of all Participating Company RSU Awards.

The “Adjusted Equity Value” will be equal to (a) $100,000,000, less (b) the aggregate amount of ICI’s outstanding indebtedness at the Effective Time, plus (c) the aggregate exercise price that would be paid in respect of Participating Company Options if all Participating Company Options were exercised in full immediately prior to the Effective Time, plus (d) all cash and cash equivalents of ICI as of immediately prior to the Effective Time, plus (e) the aggregate principal amount of any convertible promissory notes entered into by ICI on or after the date of the Business Combination Agreement but prior to the Closing in each case on terms and subject to conditions set forth in the Business Combination Agreement.

As of September 18, 2023, we estimate the Adjusted Equity Value would be approximately $107,916,000.

Other events in connection with the Business Combination

The following other events that will take place in connection with the Business Combination are summarized as follows:

Earnout Provision

Pursuant to the Business Combination Agreement, SportsMap will reserve for issuance 2,400,000 shares of SportsMap Common Stock (the “Earnout Shares”). The Earnout Shares will be issued pro rata to the holders of ICI Common Stock, New ICI Options and Participating Company RSU Awards if either (a) during the period beginning six months after the Closing and ending on December 31, 2024, the volume-weighted average price of the common stock of New ICI is greater than or equal to $12.50 per share over any 20 trading days within any 30 consecutive trading days, or the combined company consummates a transaction in which its stockholders have the right to receive consideration implying a value of at least $12.50 per share, or (b) New ICI achieves revenue of $68.5 million during the fiscal year ending December 31, 2024, subject to certain limitations set forth in the Business Combination Agreement.

Investors Convertible Promissory Notes

From December 2022 to July 2023, ICI issued convertible promissory notes (the “Investors Convertible Promissory Notes”) in an amount of $2.925 million and maturity date of six months from the issuance date. The Investors Convertible Promissory Notes bear interest at a rate of 10% per annum, calculated and accrued on a quarterly basis within 30 days of April 1, July 1, October 1 and January 1. The outstanding principal balance and accrued unpaid interest will be converted to shares of ICI Class A Common Stock at or prior to the Effective Time, and in turn will be converted into SportsMap Common Stock at the Exchange Ratio at the Effective Time.

ICI has the right to accelerate principal repayment from available cash flow without penalty.

The ICI Convertible Notes

In addition, the Business Combination Agreement provides that, if ICI raises additional capital by the issuance of ICI Convertible Notes on or after the date of the Business Combination Agreement but prior to the Closing, such convertible notes will convert into ICI Class A Common Stock immediately prior to the Effective Time and will be exchanged for shares of SportsMap Common Stock in the Business Combination in the same manner as ICI Class A Common Stock.

SportsMap’s Promissory Notes

In April and May 2023, a number of lenders agreed to loan SportsMap $1.0 million, and in November 2023, we secured additional operational working capital of $0.6 million through investors within the Sponsor and other third parties. The loans are non-interest bearing, unsecured and due at the consummation of an initial business combination; provided that SportsMap has the right to extend the repayment date for up to 12 months. The promissory notes are not convertible into any securities of SportsMap. In consideration for the promissory note, the lenders received an aggregate of 165,598 SportsMap Founder Shares from the SportsMap Initial Stockholders, and in connection with the November 2023 loans, the SportsMap Initial Stockholders will deliver an additional 60,000 SportsMap Founder Shares, which are currently held by the SportsMap Initial Stockholders, to the investors at or prior to the Business Combination.

The table below shows the relative expected ownership levels of holders of New ICI Common Stock following the Business Combination under two redemption scenarios.

	Assuming No		Assuming
	Additional Redemptions		Maximum Redemptions
		Ownership		Ownership
Ownership Group:	Shares	Percentage	Shares	Percentage
SportsMap Sponsor and Insiders	2,840,000	21.7%	2,840,000	22.7%
SportsMap Public Shareholders(1)	1,634,944	12.5%	965,525	7.7%
SportsMap Advisors(2)	1,362,500	10.4%	13,625,000	10.9%
ICI Securityholders (including holders of the ICI Convertible Notes)(3)	7,237,296	55.4%	7,318,841	58.6%
Total(4)	13,074,740	100.0%	12,486,866	100.0%
(1)	Number of shares owned by SportsMap Public Stockholders shown is the number of shares outstanding following the redemption of 9,865,056 public shares of SportsMap Common Stock at the special meeting of SportsMap Stockholders on April 14, 2023. The 9,865,056 public shares of SportsMap Common Stock redeemed represented approximately 65.5% of the shares of SportsMap Common Stock issued and outstanding on such date and approximately 85.8% of the public shares then-outstanding.
(2)	Includes (i) 575,000 shares of SportsMap Common Stock purchased by Roth in connection with the IPO, (ii) 135,000 Private Shares included as part of the Private Placement Units purchased by Roth in connection with the IPO, (iii) 402,500 shares of New ICI Common Stock to be issued to Roth at Closing as payment of their $4,025,000 fee to serve as underwriter for the IPO, (iv) 175,000 shares of New ICI Common Stock to be issued to Craig-Hallum at Closing as payment of their portion of the M&A Advisory Fee and (v) 75,000 shares of New ICI Common Stock to be issued to Roth as payment of their portion of the M&A Advisory Fee. The fees described in (iii), (iv) and (v) will not be reduced or altered due to redemptions.
(3)	Includes (i) shares of New ICI Common Stock to be issued in exchange for shares held by existing ICI stockholders and (ii) of New ICI Common Stock to be issued to holders of ICI Convertible Notes. Shares of ICI Common Stock have been converted into shares of New ICI Common Stock based on illustrative Exchange Ratios reflecting information as of September 18, 2023; however, the actual Exchange Ratio will be calculated based on ICI’s outstanding capital stock and rights to acquire ICI capital stock (including capital stock issuable upon the conversion of the ICI Convertible Notes) as of immediately prior to the Effective Time.
(4)	Public Stockholders will experience additional dilution to the extent New ICI issues additional shares after the Closing. The tables above do not include (i) up to 8,625,000 shares of New ICI Common Stock that will be issuable upon exercise of the public warrants at an exercise price of $11.50 per share, (ii) up to 2,400,000 Earnout Shares that will be issuable if certain conditions are met, as described elsewhere in this prospectus, (iii) up to 506,250 shares of New ICI Common Stock that will be issuable upon exercise of the Private Placement Warrants at an exercise price of $11.50 per share, (iv) shares of New ICI Common Stock that will be issuable upon the exercise of New ICI Options, (v) shares of New ICI Common Stock underlying the Participating Company RSU Awards or (vi) shares of New ICI Common Stock that will be available for issuance under the 2023 Plan, which will initially be equal to 12% of the fully-diluted shares as of the Closing. The Participating Company RSUs are not currently outstanding, but are expected to be granted prior to the Effective Time.

The following table illustrates the impact on relative ownership levels assuming the issuance of all such shares.

	Assuming No Additional		Assuming Maximum
	Redemptions		Redemptions
		Ownership		Ownership
	Shares	Percentage	Shares	Percentage
Total shares of New ICI Common Stock outstanding at closing of the transaction	13,074,740	41.84%	12,486,886	40.93%
Earnout Shares	2,400,000	7.68%	2,400,000	7.87%
Shares underlying public warrants	8,625,000	27.60%	8,625,000	28.27%
Shares underlying private warrants	506,250	1.62%	506,250	1.66%
Shares underlying Participating Company Options	1,388,035	4.44%	1,403,675	4.60%
Shares underlying Participating Company RSU Awards(a)	2,166,306	6.93%	2,076,016	6.80%
Shares initially reserved for issuance under 2023 Plan(b)	3,092,080	9.89%	3,011,750	9.87%
Total .	31,252,411	100.0%	30,509,556	100.0%
(a)	Consists of shares underlying the Pre-Closing ICI Transaction RSU Awards (as defined below), which will cover ICI Class B Common Stock and will be assumed by SportsMap and converted into a comparable restricted stock unit award covering shares of New ICI common stock, based upon the Exchange Ratio, and will otherwise be subject to the same terms and conditions as applied to the underlying award immediately prior to the Closing, and are expected to be settled for shares of New ICI Common Stock no earlier than the one-year anniversary of the Closing. The Pre-Closing ICI Transaction RSU Awards are not currently outstanding, but are expected to be granted prior to the Effective Time. The Pre-Closing ICI Transaction RSU Awards and the New ICI Transaction RSU Awards (as defined below) are expected to be granted to Mr. Winch, Mr. Baird and Mr. Guida prior to the closing of the Business Combination and following the consummation of the Business Combination, respectively. The Transaction RSU Awards are expected to, collectively, cover a number of shares of New ICI Common Stock such that Mr. Winch, Mr. Baird and Mr. Guida would own 10.0%, 6.0% and 6.0% respectively, of New ICI common stock on a fully-diluted basis immediately following the closing of the Business Combination (excluding shares of New ICI Common Stock underlying SportsMap’s Public Warrants and Private Placement Warrants). Please see “Executive and Director Compensation of Infrared Cameras — Interests of Directors and Executive Officers in the Business Combination — Transaction-Related RSU Awards” in this prospectus for additional information.
(b)	Includes shares underlying the New ICI Transaction RSU Awards which RSUs will be issued following the Closing and are expected to be settled for shares of New ICI Common Stock no earlier than the one-year anniversary of the Closing. The Pre-Closing ICI Transaction RSU Awards and the New ICI Transaction RSU Awards are expected to be granted to Mr. Winch, Mr. Baird and Mr. Guida prior to the closing of the Business Combination and following the consummation of the Business Combination, respectively. The Transaction RSU Awards are expected to, collectively, cover a number of shares of New ICI Common Stock such that Mr. Winch, Mr. Baird and Mr. Guida would own 10.0%, 6.0% and 6.0% respectively, of New ICI common stock on a fully-diluted basis immediately following the closing of the Business Combination (excluding shares of New ICI Common Stock underlying SportsMap’s Public Warrants and Private Placement Warrants). Please see “Executive and Director Compensation of Infrared Cameras — Interests of Directors and Executive Officers in the Business Combination — Transaction-Related RSU Awards” in this prospectus for additional information.

If all of the shares described in the table immediately above were to be issued in the no additional redemptions scenario, the percentage ownership of SportsMap’s public stockholders in New ICI would decrease from 12.5% to 5.2%. If all of the shares described in the table immediately above were to be issued in the maximum redemptions scenario, the percentage ownership of SportsMap’s public stockholders in New ICI would decrease from 7.7% to 3.2%.

Note 2 — Basis of Presentation

The Business Combination will be accounted for as a reverse acquisition under GAAP. Under this method of accounting, SportsMap will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on ICI’s senior management comprising a majority of the senior management and voting rights of New ICI. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of ICI issuing stock for the net assets of SportsMap, accompanied by a recapitalization. The net assets of SportsMap will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of ICI in future reports of the New ICI. Further, the financial statements of SportsMap will represent a continuation of financial statements of ICI.

The unaudited pro forma combined financial information has been prepared using the assumptions below with respect to the potential redemption for cash of shares of SportsMap Common Stock by SportsMap public stockholders in connection with the Business Combination:

●	Assuming No Additional Redemptions: In connection with a special meeting of SportsMap stockholders held on April 14, 2023, the SportsMap stockholders elected to redeem 9,865,056 public shares of SportsMap Common Stock and to extend SportsMap’s business combination period monthly, for up to eight months, from April 20, 2023, until as late as December 20, 2023. As of September 18, 2023, SportsMap had 1,634,944 public shares of SportsMap Common Stock outstanding. This represents no additional redemptions in connection with the Business Combination.
●	Assuming Maximum Redemptions: This presentation assumes that SportsMap Public Stockholders holding approximately 0.7 million shares of SportsMap Common Stock will exercise their redemption rights for their pro rata share of the funds in the Trust Account in connection with the Business Combination. This represents the estimated maximum number of shares of SportsMap Common Stock that can be redeemed in order for the condition in the Business Combination Agreement that the Aggregate Transaction Proceeds be at least $10.0 million to be satisfied.

“Aggregate Transaction Proceeds” means an amount equal to (a) the sum of (i) the aggregate cash proceeds available for release to SportsMap or Merger Sub (or any designees thereof) from the Trust Account in connection with the transactions contemplated hereby (after giving effect to any redemptions by the SportsMap stockholders), (ii) the aggregate cash proceeds actually received by SportsMap and Merger Sub in respect of the private placement or other financing to be consummated simultaneously with the Closing on such terms as are mutually agreed among SportsMap, Merger Sub and ICI (whether prior to or on the date of Closing), (iii) the aggregate principal amount of the ICI Convertible Notes, and (iv) the aggregate principal amount of any indebtedness of ICI incurred on or after the date of the Business Combination Agreement and prior to the Closing and convertible into equity securities of ICI, in the case of clauses (iii) and (iv), to the extent facilitated by SportsMap, the Sponsor or any of their respective affiliates, less (b) the aggregate amount of any unpaid transaction expenses of SportsMap incurred in connection with the Business Combination. The term “Aggregate Transaction Proceeds” was a negotiated term between SportsMap and ICI and may not be indicative of net transaction proceeds received by ICI. For example, the term “Aggregate Transaction Proceeds” is calculated before accounting for any unpaid transaction expenses of ICI. As a result, pro forma cash to New ICI may be less than $10.0 million even if the condition in the Business Combination Agreement that the Aggregate Transaction Proceeds be at least $10.0 million is satisfied. For an illustration of how Aggregate Transaction Proceeds is calculated and how, in the case of the maximum redemptions scenario, pro forma cash for New ICI may be less than $10.0 million even if Aggregate Transaction Proceeds are equal to or greater than $10.0 million, please refer to part M of Note 4 — Unaudited Combined Pro Forma Balance Sheet Adjustment and Assumptions in the “Notes to the Unaudited Pro Forma Combined Financial Information” below.

Potentially dilutive instruments are discussed in Note 3 — Loss per Share in the “Notes to the Unaudited Pro Forma Combined Financial Information” below.

SportsMap’s Public Warrants and Private Placement Warrants are reflected in the unaudited pro forma financial information as equity classified instruments.

The Company evaluated the post-closing accounting treatment for the contingent obligation to issue the Earnout Shares and concluded that the arrangement qualifies as an equity classified instrument. Through the evaluation, the Company concluded that the arrangement falls withing the scope of ASC 718, which also qualifies for scope exception under ASC 815. The Company concluded on equity classification for the arrangement because the Earnout Shares: are settleable only in shares; are not mandatorily redeemable; are not subjected to liability classification under ASC 480; and are indexed to the Company’s share price and a factor that is a market/performance/service condition. The Company estimated that the requisite service period under the arrangemvpent is one year and this is the period over which the compensation expense will be recorded. Consistent with guidance at ASC 718, the fair value of the contingent obligation was determined through a Monte Carlo simulation. The simulation was performed independently on each of the trigger events and the grant date fair value using the market condition was deemed as the compensation cost as such condition is expected to be satisfied before December 31, 2024. In summary, the contingent obligation is reflected in the unaudited combined pro forma balance sheet as an equity classified instrument and the compensation expense is reflected in the unaudited combined pro forma statement of operations Pro Forma statement of operation. These contingent transaction costs are recorded as equity issuance costs (reduction of equity), debiting and crediting common stock at par value and Additional Paid-in Capital. This results in a net 0 impact on the equity section of the Unaudited Combined Pro Forma Balance Sheet.

The post-closing accounting treatment for the Investors Convertible Promissory Notes are reflected as equity, since all principal and accrued unpaid interest will be converted into a number of shares of ICI Class A Common Stock no later than immediately prior to the Effective Time, and in turn will be converted into SportsMap Common Stock at the Exchange Ratio at the Effective Time.

One-time direct and incremental transaction costs anticipated to be incurred prior to, or concurrent with, the Effective Time are reflected in the unaudited pro forma combined balance sheet.

●	The transaction costs related to equity instruments that are not subjected to fair value measurements in subsequent periods are charged against additional paid-in capital as a pro forma adjustment.
●	Other audit and advisory costs related to the Business Combination are charged against selling, general and administrative expenses in the unaudited pro forma statement of operations as a pro forma as of January 1, 2022.
●	Contingent transaction costs paid to third parties settled in SportsMap Common Stock at the Effective Time are considered equity issuance costs. Such shares of SportsMap Common Stock are presented in the figures for “SportsMap Advisors” in the ownership table included in Note 1.

The Company estimates total transaction costs of $14.9 million, of which $8.4 million would be cash settled and the remaining $6.5 million will be settled with the issuance of shares of SportsMap Common Stock at the Effective Time.

The unaudited pro forma combined balance sheet as of June 30, 2023 and the unaudited pro forma combined statements of operations for the six months ended June 30, 2023 and for the year ended December 31, 2022, are based on the historical financial statements of ICI and SportsMap. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in these Notes to the Unaudited Pro Forma Combined Financial Information. The unaudited combined pro forma financial information has been prepared in a manner consistent with the accounting policies of ICI and SportsMap. If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma combined financial information that follows will be different, and those changes could be material.

Note 3 — Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2022. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire period presented.

Following the Closing, the holders of ICI Common Stock will have the right to receive up to 2,400,000 Earnout Shares, issuable upon the occurrence of the certain triggering events described above in Note 1. Because the Earnout Shares are contingently issuable based upon the share price of New ICI Common Stock reaching specified thresholds that have not been achieved, the Earnout Shares have been excluded from basic and diluted pro forma net loss per share.

SportsMap Public Warrants and Private Warrants are excluded from the basic and diluted pro forma net loss since they are considered out of the money in terms of presentation of the unaudited combined pro forma financial statements.

ICI stock options and RSUs are excluded from basic and diluted pro forma net loss per share since they are considered fully vested but not issued in terms of presentation of the unaudited combined pro forma financial statements.

The unaudited pro forma combined financial information has been prepared based on the following pro forma weighted average shares outstanding:

	For the Six Months Ended June 30, 2023
	Assuming	Assuming
	No Additional	Maximum
	Redemptions	Redemptions
Pro forma net (loss), Basic and Diluted	$(5,224)	$(5,224)
Basic and Diluted weighted average shares outstanding	13,074,740	12,486,866
Pro forma Basic and Diluted net (loss) Per Share	$(0.40)	$(0.42)

	For the Year Ended December 31, 2022
	Assuming	Assuming
	No Additional	Maximum
	Redemptions	Redemptions
Pro forma net (loss), Basic and Diluted	$(34,281)	$(34,281)
Basic and Diluted weighted average shares outstanding	13,074,740	12,486,866
Pro forma Basic and Diluted net (loss) Per Share	$(2.62)	$(2.75)

The net loss per share amounts exclude the anti-dilutive impact of the following securities:

	For the Year Ended December 31, 2022
	and the Six Months Ended June 30, 2023
	Assuming	Assuming
	No Additional	Maximum
	Redemptions	Redemptions
Shares underlying public warrants	8,625,000	8,625,000
Shares underlying private warrants	506,250	506,250
Earnout Shares	2,400,000	2,400,000
Shares underlying Participating Company Options	1,388,035	1,403,675
Shares underlying Participating Company RSU Awards(a)	2,166,306	2,076,016
Shares initially reserved for issuance under 2023 Plan(b)	3,092,080	3,011,750
Total	18,177,671	18,022,690
(a)	Consists of shares underlying the Pre-Closing ICI Transaction RSU Awards (as defined below), which will cover ICI Class B Common Stock and will be assumed by SportsMap and converted into a comparable restricted stock unit award covering shares of New ICI common stock, based upon the Exchange Ratio, and will otherwise be subject to the same terms and conditions as applied to the underlying award immediately prior to the Closing, and are expected to be settled for shares of New ICI Common Stock no earlier than the one-year anniversary of the Closing. The Pre-Closing ICI Transaction RSU Awards and the New ICI Transaction RSU Awards (as defined below) will be granted to Mr. Winch, Mr. Baird and Mr. Guida prior to the closing of the Business Combination and following the consummation of the Business Combination, respectively. The Transaction RSU Awards are expected to, collectively, cover a number of shares of New ICI Common Stock such that Mr. Winch, Mr. Baird and Mr. Guida would own 10.0%, 6.0% and 6.0% respectively, of New ICI common stock on a fully-diluted basis immediately following the closing of the Business Combination (excluding shares of New ICI Common Stock underlying SportsMap’s Public Warrants and Private Placement Warrants). Please see “Executive and Director Compensation — Interests of Directors and Executive Officers in the Business Combination — Transaction-Related RSU Awards” in this prospectus for additional information.
(b)	Includes shares underlying the New ICI Transaction RSU Awards which RSUs will be issued following the Closing and are expected to be settled for shares of New ICI Common Stock no earlier than the one-year anniversary of the Closing. The Pre-Closing ICI Transaction RSU Awards and the New ICI Transaction RSU Awards will be granted to Mr. Winch, Mr. Baird and Mr. Guida prior to the closing of the Business Combination and following the consummation of the Business Combination, respectively. The Transaction RSU Awards are expected to, collectively, cover a number of shares of New ICI Common Stock such that Mr. Winch, Mr. Baird and Mr. Guida would own 10.0%, 6.0% and 6.0% respectively, of New ICI common stock on a fully-diluted basis immediately following the closing of the Business Combination (excluding shares of New ICI Common Stock underlying SportsMap’s Public Warrants and Private Placement Warrants). Please see “Executive and Director Compensation —

Interests of Directors and Executive Officers in the Business Combination — Transaction-Related RSU Awards” in this prospectus for additional information.

The number of shares is based on the maximum number of shares issuable on exercise or conversion of the related securities as of the period end. Such amounts have not been adjusted for the treasury stock method or weighted average outstanding calculations as required if the securities were dilutive.

Note 4 — Unaudited Combined Pro Forma Balance Sheet Adjustments and Assumptions

A.Reflects the no additional redemptions scenario under which the cash held in the Trust Account and interest earned in an amount of $17.2 million are transferred to cash and cash equivalents, and 1.6 million shares of SportsMap Common Stock subject to possible redemptions in an amount of $17.1 million are transferred to permanent equity.
B.Estimated payment of trade account payable by ICI of $1.5 million incurred prior to, or concurrent with, the Effective Time related to direct and increment legal, financial, accounting and financial reporting services in both redemption scenarios.
C.Represents a net adjustment of $0.5 million due to:
●	Additional accrual by ICI of $1.1 million and SportsMap of $1.3 million of direct and incremental transaction costs incurred prior to, or concurrent with, the Effective Time related to legal, banking and accounting advisory fees, which are charged to Additional Paid-in Capital in both redemptions scenarios; and
●	Estimated payment of direct accrued transaction expenses by ICI of $4.4 million and SportsMap of $1.6 million incurred prior to, or concurrent with, the Effective Time related to legal, financial, accounting and financial reporting services in both redemption scenarios.
D.Reflects the reclassification of SportsMap deferred costs of $0.03 million related to the Business Combination to Additional Paid-in Capital.
E.Reflects the maximum redemptions scenario under which 0.7 million shares are redeemed, the cash held in the Trust Account in an amount of $9.6 million are transferred to cash and cash equivalents, and 0.9 million shares of SportsMap Common Stock subject to possible redemptions in an amount of $9.6 million are transferred to permanent equity.
F.Reflects the payment of $1.0 million of an unsecured non-interest bearing promissory note with a related party to fund short-term working capital needs.
G.Reflects the conversion of the Investors Convertible Notes outstanding as of June 30, 2023 with a fair value of $1.5 million into shares of ICI Class A Common Stock immediately prior to the Effective Time.
H.Reflects the reclassification of SportsMap historical retained losses of $1.3 million to Additional Paid-in Capital.
I.Reflects the payment of $0.9 million on the Line of Credit with B1 Bank.
J.Reflects the reclassification of deferred transaction costs to Additional Paid-in Capital.
K.Reflects the cash proceeds received after June 30, 2023 from borrowings of $1.0 million related to the Investors Convertible Notes, which will convert into shares of New ICI Class A Common Stock immediately prior to the Effective Time.
L.Reflects the offset of $0.8 million of excise tax payable in the no additional redemptions scenario due to the issuance of 7,889,796 shares of New ICI common stock at Closing to SportsMap Advisors and holders of ICI securities as described elsewhere in this prospectus, and $0.7 million of excise tax payable in the maximum redemptions scenario due to the (i) issuance of 7,889,796 shares of New ICI Common Stock at Closing to SportsMap Advisors and holders of ICI securities as described elsewhere in this prospectus and (ii) the redemption of 669,419 shares of SportsMap Common Stock by SportsMap Public Stockholders in connection with the Business Combination.

M.Reflects the payment of $1.0 million of SportsMap promissory notes at the effective time of the transaction, the extinguishment of the liability of $0.3 million, and the adjustment of the discount in additional paid-in capital and retained earnings (accumulated deficit) of $0.7 million.
N.Reflects the borrowing of $0.6 million in November 2023 of SportsMap promissory notes and payment of $0.6 million at the effective time of the transaction, the recognition and extinguishment of the liability of $0.6 million, and the adjustment of the discount in additional paid in capital and retained earnings (accumulated deficit) of $0.6 million.

The following table provides further detail on the pro forma Additional Paid-in Capital adjustments as of June 30, 2023:

	Assuming No Additional		Assuming Maximum
	Redemptions		Redemptions
	Additional	Notes	Additional	Notes
	paid-in capital	References	paid-in capital	References
SportsMap (Historical)	$—		$—
ICI (Historical)	21,329		21,329
Pro Forma Adjustments
ICI incremental transaction costs	(1,050)	C	(1,050)	C
SportsMap incremental transaction costs and deferred costs	(1,387)	C	(1,387)	C
Reclassification of retained earnings of SportsMap	(1,331)	H	(1,331)	H
Release of restricted cash trust account	17,141	A	9,558	E
ICI Shareholder Promissory Note	1,492	G	1,492	G
Deferred transaction costs	(3,351)	I	(3,351)	I
Investors Convertible Promissory Note	1,000	K	1,000	K
Excise tax	789	L	730	L
Discount of SportsMap promissory notes	(87)	M,N	(87)	M,N
Total Pro Forma Adjustments	12,216		5,575
Pro Forma Combined	$34,545		$26,904

The following table provides an illustration of how Aggregate Transaction Proceeds is expected to be calculated and how pro forma cash for New ICI may be less than $10.0 million even if Aggregate Transaction Proceeds are equal to or greater than $10.0 million:

	Assuming No Additional		Assuming Maximum
	Redemptions		Redemptions
		Notes		Notes
	Cash	Reference	Cash	Reference
“Aggregate Transaction Proceeds”
Cash proceeds from Trust Account	$17,238	A	$9,655	E
PIPE Proceeds
Principal amount of ICI Convertible Notes, to the extent facilitated by SportsMap, the Sponsor or their respective affiliates(a)	2,925		2,925
Principal amount of indebtedness of ICI incurred or after date of Business Combination Agreement and prior to Closing and convertible into equity securities of ICI, to the extent facilitated by SportsMap, the Sponsor or their respective affiliates	—		—
Less: Unpaid transaction expenses of SportsMap	(1,599)	C	(1,599)	C
Less: Repayment of SportsMap promissory note	(981)	M	(981)	M
Total of “Aggregate Transaction Proceeds”	17,583		10,000
Cash from ICI Convertible Notes included in ICI Balance Sheet as of June 30, 2023	(1,925)		(1,925)
Adjustments to Pro Forma Cash
“Aggregate Transaction Proceeds”
SportsMap Cash and Cash Equivalents (historical)	255		255
ICI Cash and Cash Equivalents (historical)	1,158		1,158
Less: Unpaid transaction expenses of ICI	(5,923)	B,C	(5,923)	B,C
Less: Repayment of related party note	(1,000)	F	(1,000)	F
Less: Repayment of LOC with B1 Bank	(900)	I	(900)	I
Borrowing SportsMap promissory note November	600	N	600	N
Less: Repayment of SportsMap promissory note November	(600)	N	(600)	N
Pro Forma Combined	$9,248		$1,665
(a)	Includes $1.925 million of ICI Convertible Notes that were issued on or before June 30, 2023, and $1.0 million of ICI Convertible Notes that were issued after June 30, 2023. Proceeds from ICI Convertible Notes issued on or before June 30, 2023 were used by ICI for working capital or otherwise reflected in ICI cash and cash equivalents as of June 30, 2023.

Note 5 — Unaudited Combined Pro Forma Statements of Operations Adjustments and Assumptions for the Six Months Ended June 30, 2023

A.Reflects the elimination of interest expense of $1 million related to the ICI Shareholder Promissory Note, ICI’s line of credit and SportsMap accrued interest on promissory notes.
B.Reflects the elimination of SportsMap’s interest income of $1.8 million related to the Trust Account.
C.Reflects the elimination of the change in fair value of the convertible notes of $0.4 million recognized as of January 1, 2022.
D.No tax benefit is recognized as part of the pro forma adjustments.

Note 6 — Unaudited Combined Pro Forma Statements of Operations Adjustments and Assumptions for the Year Ended December 31, 2022

A.Reflects the recognition of audit and advisory fees of $1.7 million.
B.Reflects the recognition by ICI of $1.1 million of share-based compensation expense, related to the accelerated vesting of all outstanding stock options upon a change in control of ICI.

C.Reflects earnout accrued compensation expense of $13.5 million as of January 1, 2022. The fair value of the Earnout compensation expense was estimated based on a Monte Carlo simulation. Pursuant to the conditions of the Earnout Shares, the share price and forecasted revenues were simulated over the Earnout term using a risk-free interest rate of 4.2%, peer equity volatility of 35.0%, and revenue volatility of 15.0%.

The change in the per share market price of New ICI Common Stock would have a respective proportional impact on the per share value of the contingent consideration. A 10% increase in the per share market price of New ICI Common Stock would cause the fair value of the earnout to increase by approximately $3.5 million. A 10% decrease in the per share market price of New ICI Common Stock would cause the fair value of the earnout to decrease by approximately $3.1 million.

D.Reflects the elimination of interest expense of $0.1 million related to the ICI Shareholder Promissory Note and ICI’s line of credit.
E.Reflects the recognition of $1.3 million expense related to the extinguishment of SportsMap promissory note as of January 1, 2022.
F.Reflects the recognition of $0.4 million income related to change in fair value of convertible notes as of January 1, 2022.
G.Reflects the elimination of SportsMap’s interest income of $1.7 million related to the Trust Account.
H.Reflects the recognition of stock-based compensation expense of $2.2 million related to the Transaction RSU Awards to be granted to Mr. Winch, Mr. Baird and Mr. Guida prior to the closing of the Business Combination and following the consummation of the Business Combination. The Transaction RSU Awards are expected to, collectively, cover a number of shares of New ICI Common Stock such that Mr. Winch, Mr. Baird and Mr. Guida would own 10.0%, 6.0% and 6.0% respectively, of New ICI common stock on a fully-diluted basis immediately following the closing of the Business Combination (excluding shares of New ICI Common Stock underlying SportsMap’s Public Warrants and Private Placement Warrants).
I.No tax benefit is recognized as part of the pro forma adjustments.

SPORTSMAP MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to SportsMap.

The following discussion and analysis of our financial condition and results of operations provides information that SportsMap’s management believes is relevant to an assessment and understanding of our consolidated results of operations and financial condition. This discussion should be read in conjunction with our audited financial statements as of December 31, 2022 and 2021 and for the year ended December 31, 2022 and the period from May 14, 2021 (inception) through December 31, 2021, and our unaudited interim condensed financial statements as of June 30, 2023 and for the six months ended June 30, 2023 and 2022, together with the related notes thereto, included elsewhere in this prospectus.

This prospectus includes forward-looking statements based on the Company’s current assumptions, expectations and projections about future events that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this prospectus. For more information on these and other factors, see “Cautionary Note Regarding Forward-Looking Statements” herein

Overview

We are blank check company incorporated as a Delaware corporation on May 14, 2021 and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We intend to consummate an initial business combination using cash from the proceeds of the IPO that closed on October 21, 2021, and the Private Placement, and from additional issuances of, if any, our equity and our debt, or a combination of cash, equity and debt.

Our sponsor is SportsMap, LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the IPO was declared effective on October 18, 2021.

On April 14, 2023, we held a special meeting of stockholders (the “Meeting”), at which the Company’s stockholder of record voted to approve the amendment of the Company’s amended and restated certificate of incorporation to extend the date by which the Company must consummate a business combination or, if it fails to do so, cease its operations and redeem or repurchase 100% of the shares of the Company’s common stock issued in the Company’s initial public offering, from April 20, 2023, monthly for up to eight additional months at the election of the Company, ultimately until as late as December 20, 2023 (“Extension”). With this amendment, the Company has agreed to deposit into the Trust Account $0.05 for each outstanding public share for each monthly extension of the date by which the Company must complete its initial business combination. Since the Meeting, we have deposited $408,736 into the Trust Account to extend the date by which SportsMap must consummate a business combination or cease operations until November 20, 2023.

In connection with the Extension, 9,865,056 shares of SportsMap Common Stock were redeemed (the “Extension Redemption”), with 5,184,944 shares of SportsMap Common Stock remaining outstanding after the Redemption, of which 1,634,944 shares of SportsMap Common Stock remaining outstanding after the Redemption are shares issued in connection with our IPO (the “Public Shares”). Our public stockholders will continue to have the opportunity to redeem all or a portion of their Public Shares upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount on deposit in the Trust Account as of two business days prior to the vote to approve the consummation of the business combination, including interest (which interest shall be net of taxes payable) divided by the number of then outstanding Public Shares.

Following the Extension Redemption, approximately $17,000,000 remained on deposit in our Trust Account.

In April and May 2023, we secured operational working capital of $1,000,000 through investors affiliated with the Sponsor and other third parties, and in November 2023, we secured additional operational working capital of $600,000 through such investors, for an aggregate of $1,600,000 in loans (“Promissory Notes”). The Promissory Notes are not interest bearing and are not convertible into any securities of the company. As an incentive for the Promissory Notes provided, in connection with the April and May 2023 loans, the investors received an aggregate of 165,598 Founder Shares, and in connection with the November 2023 loans, the SportMap Initial Stockholders will deliver an additional 60,000 Founder Shares, which are currently held by SportsMap Initial Stockholders, to the investors at or prior to the Business Combination. The principal balance of the Promissory Notes shall be payable upon consummation of an initial Business Combination; provided that we shall have the right to extend the Repayment Date of the April and May Promissory Notes for up to 12 months thereafter in the event that the minimum cash transaction proceeds (as described in the definitive agreement with respect to such business combination) are not met, or would not be met but for such extension. The principal balance may be prepaid at any time. The investors have no right to redemption on the transferred shares.

Liquidity and Capital Resources

On October 21, 2021, we consummated the IPO of 11,500,000 units, including the full exercise of the underwriters’ over-allotment option to purchase 1,500,000 units, at a purchase price of $10.00 per unit generating a profit of $115,000,000.

Simultaneously with the consummation of the IPO, we consummated the Private Placement consisting of 675,000 units at a price of $10.00 per Private Placement Unit to the Sponsor and the representative of the underwriters and/or certain of their designees or affiliates, generating gross proceeds to the Company of $6,750,000.

Following the closing of the IPO on October 21, 2021, $117,300,000 ($10.20 per unit) from the net proceeds of the sale of units in the IPO and a portion of the proceeds of the sale of the Private Placement Units was deposited into the Trust Account located in the United States with Continental Stock Transfer & Trust Company acting as trustee. In an effort to mitigate the risk that the Company might be deemed to be an investment company, the Company has moved all of its assets in the Trust Account from government securities to cash items, and intends to maintain its assets in cash items until it consummates its initial business combination or winds up its existence and liquidates. There can be no assurance that this action will foreclose a judicial or regulatory finding or an allegation, that the Company is an investment company. Except as set forth below, the proceeds held in the Trust Account will not be released until the earlier of: (1) the completion of the initial business combination within the required time period; (2) our redemption of 100% of the outstanding public shares if we have not completed an initial business combination in the required time period; and (3) the redemption of any public shares properly tendered in connection with a stockholder vote to amend our Current Certificate of Incorporation (A) to modify the substance or timing of the Company’s obligation to allow redemption of public shares as described in the IPO or redeem 100% of the public shares if we do not complete an initial business combination within the required time period or (B) with respect to any other provision relating to stockholders’ rights or pre-business combination activity.

After consummation of the IPO on October 21, 2021, we had $2,150,000 of Private Placement proceeds receivable from the Sponsor which was received into our operating bank account on October 22, 2021. Additionally, we issued $1,000,000 in Promissory Notes. In addition, in order to finance transaction costs in connection with a business combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, provide our working capital loans (the “Working Capital Loans”). As of June 30, 2023, there were no amounts outstanding under any Working Capital Loans.

In connection with a special meeting of SportsMap stockholders, held on April 14, 2023, the SportsMap stockholders elected to redeem 9,865,056 public shares of SportsMap Common Stock and to extend SportsMap’s business combination period monthly, for up to eight months at the election of SportsMap, from April 20, 2023, ultimately until as late as December 20, 2023. As of September 18, 2023, SportsMap had 1,634,944 public shares of SportsMap Common Stock outstanding, and held approximately $17.6 million in the Trust Account. The 9,865,056 public shares of SportsMap Common Stock redeemed at the stockholder meeting on April 14, 2023, represented approximately 65.5% of the shares of SportsMap Common Stock issued and outstanding at meeting on such date and approximately 85.8% of the public shares then-outstanding.

As of June 30, 2023, we had $255,452 in our operating bank account, and working capital deficit of $343,046, excluding taxes. Our liquidity needs through June 30, 2023 were satisfied through a payment from the Sponsor of $25,000 for the SportsMap Founder Shares to cover certain offering costs and the loan under an unsecured promissory note from the Sponsor of up to $400,000. The outstanding balance under the promissory note of $323,190 was paid in full on October 22, 2021.

Going Concern

We anticipate that the $255,452 held outside the Trust Account as of June 30, 2023 might not be sufficient to allow us to operate for at least 12 months from the issuance of the financial statements, assuming that a business combination is not consummated during that time. Until consummation of a business combination, we will be using the funds not held in the Trust Account, and any additional Working Capital Loans from the SportsMap Initial Stockholders and certain of our officers and directors, for identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the business combination.

We can raise additional capital through Working Capital Loans from SportsMap Initial Stockholders, certain of our officers and directors, or through loans from third parties. None of the Sponsor, officers or directors are under any obligation to advance funds to, or to invest in, us. If we are unable to raise additional capital, we may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of our business plan, and reducing overhead expenses. We cannot provide any assurance that new financing will be available to us on commercially acceptable terms, if at all. These conditions raise substantial doubt about our ability to continue as a going concern for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements.

We have until November 20, 2023 (or until December 20, 2023 with additional funding of the Trust Account) to consummate a business combination. It is uncertain that we will be able to consummate a business combination by that date, which is less than 12 months from the issuance date of our unaudited condensed financial statements included in this prospectus. If a business combination is not consummated by the required date, there will be a mandatory liquidation and subsequent dissolution. In connection with our assessment of going concern considerations in accordance with the authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosure of Uncertainties About an Entity’s Ability to Continue as a Going Concern,” we have determined that mandatory liquidation, and subsequent dissolution, should we be unable to complete a business combination, raises substantial doubt about our ability to continue as a going concern for the next 12 months from the issuance of our unaudited condensed financial statements included in this prospectus. No adjustments have been made to the carrying amounts of assets and liabilities should we be required to liquidate after November 20, 2023.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and Russia-Ukraine war and has concluded that while it is reasonably possible that the virus could have a negative effect on our financial position, results of our operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Inflation Reduction Act of 2022

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a business combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent we would be subject to the excise tax in connection with a business combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the business combination, extension or otherwise, (ii) the structure of a business combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a business combination (or otherwise issued not in connection with a business combination but issued within the same taxable year of a business combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by us and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a business combination and in our ability to complete a business combination.

Results of Operations

Three and six months ended June 30, 2023, compared to the three and six months ended June 30, 2022

As of June 30, 2023, we had not commenced any operations. All activity for the period from May 14, 2021 (inception) through June 30, 2023 relates to our formation and the IPO. We have neither engaged in any operations nor generated any revenues to date. We will not generate any operating revenues until after the completion of the Business Combination, at the earliest. We will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the IPO. We expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended June 30, 2023, we had a net loss of $959,222, which consisted of operating costs of $432,334, accrued interest on Promissory Notes of $911,167 and provision for income taxes of $97,259, offset by interest earned on investments held in Trust Account of $481,538.

For the six months ended June 30, 2023, we had a net loss of $454,030, which consisted of operating costs of $952,519, accrued interest on promissory note of $911,167 and provision for income taxes of $355,924, offset by interest earned on investments held in Trust Account of $1,765,580.

For the three months ended June 30, 2022, we had a net loss of $130,227, which consisted of $314,387 in formation and operating costs and provision for income taxes of $12,153, offset by interest earned on investments held in Trust Account of $196,313.

For the six months ended June 30, 2022, we had a net loss of $317,120, which consisted of $541,562 in formation and operating costs and provision for income taxes of $12,153, offset by interest earned on investments held in Trust Account of $236,595.

Year ended December 31, 2022, compared to the year ended December 31, 2021

As of December 31, 2022, we had not commenced any operations. All activity for the period from May 14, 2021 (inception) through December 31, 2022 relates to our formation and the IPO, and since the IPO, the search for a suitable business combination. We have neither engaged in any operations nor generated any revenues to date. We will not generate any operating revenues until after the completion of the Business Combination, at the earliest. We will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the IPO. We expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the year ended December 31, 2022, we had net income of $36,861 which consisted of interest earned on cash and securities held in Trust Account of $1,739,145, partially offset by operating costs of $1,385,573 and provision for income taxes of $316,711.

For the period from May 14, 2021 (inception) through December 31, 2021, we had a net loss of approximately $413,954, which consisted of formation and operating costs of $424,882, offset by interest earned on cash and securities held in Trust Account of $10,928.

Contractual Obligations

We do not have any long-term debt obligations, capital lease obligations, operating lease obligations, purchase obligations or long-term liabilities.

Administrative Services Agreement

We entered into an administrative services agreement on October 18, 2021, pursuant to which we will pay the Sponsor a total of $10,000 per month for office space, utilities, secretarial support and other administrative and consulting services. Upon completion of the initial business combination or its liquidation, we will cease paying these monthly fees. At June 30, 2023 and December 31, 2022, we had accrued $51,356 and $21,356, respectively, of administrative service fees, net of payments made. For the three and six months ended June 30, 2022, the Company incurred $30,000 and $60,000 of administrative service fees expense, respectively. For the year ended December 31, 2022, the Company incurred $120,000 of administrative service fees expense. Included in the Administrative Service Fee paid to the Sponsor is $100,000 the Sponsor pays to Lawson Gow, the Company’s Chief Strategy Officer, in connection with services related to identifying and consummating the initial business combination.

Registration Rights

The SportsMap Initial Stockholders and their permitted transferees can demand that the Company registers the SportsMap Founder Shares, the Private Placement Units and the underlying Private Shares and Private Placement Warrants, and the units issuable upon conversion of Working Capital Loans and the underlying common stock and warrants, pursuant to an agreement to be signed prior to or on the date of the IPO. The holders of such securities are entitled to demand that the Company registers these securities at any time after the Company consummates an initial business combination. Notwithstanding anything to the contrary, any holder that is affiliated with an underwriter participating in the IPO may only make a demand on one occasion and only during the five-year period beginning on the commencement date of sales in the IPO. In addition, the holders have certain “piggy-back” registration rights on registration statements filed after the Company’s consummation of a business combination; provided that any holder that is affiliated with an underwriter participating in the IPO may participate in a “piggy-back” registration only during the seven-year period beginning on the commencement date of sales in the IPO.

Business Combination Marketing Agreement

We have engaged Roth, the representative of the underwriters in the IPO, as an advisor in connection with the initial business combination to assist it in holding meetings with its stockholders to discuss the potential business combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing its securities in connection with the initial business combination, assist the Company in obtaining stockholder approval for the initial business combination and assist the Company with its press releases and public filings in connection with the initial business combination. We will pay the representative a fee for such services upon the consummation of the initial business combination in an amount equal to 3.5% of the gross proceeds of the IPO, or $4,025,000 (exclusive of any applicable finders’ fees which might become payable).

Additionally, the Company engaged Craig-Hallum to act as its placement agent and its merger and acquisition advisor in connection with any offering in respect to a business combination with a target. Craig-Hallum assisted with identifying and selecting a potential target company, the formation of a letter of intent, evaluating proposals for a potential business combination, structuring the formation of a potential business combination, identifying and selecting investors and other activities related to a business combination. In the event an offering of securities in connection with the business combination any other evidence of commitment for the business combination, the Company will pay Craig-Hallum a cash fee of 6.0% of the gross proceeds raised and only if Craig-Hallum is the source of introduction to the specific transaction.

Additionally, if the Company completes an initial business combination during the term of the contract with Craig-Hallum, Craig-Hallum will be owed a fee, payable in stock, equal to the greater of (i) 2.0% of the aggregate transaction value of the business combination; and (ii) 250,000 shares of newly issued common stock, to be registered within 90 days of closing of the business combination (the “M&A Advisory Fee”). Craig-Hallum and Roth Capital have agreed that Roth Capital will be entitled to 30% of the total M&A Advisory Fee.

Legal fees

The Company has engaged ArentFox Schiff LLP (“AFS”) to assist with various routine and Business Combination related matters. AFS has agreed to perform the foregoing services at a discounted rate, and, subject to final consummation of the Business Combination, the Company will pay an additional amount to AFS equal to the cumulative amount earned by AFS up until the date of the consummation of the Business Combination. To the extent the Business Combination is not completed, the Company will not be required to pay AFS any additional amounts in excess of the discounted rate.

Critical Accounting Policies

Common Stock Subject to Possible Redemption

We will account for SportsMap Common Stock subject to possible redemption in accordance with the guidance in FASB ASC Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”). Common stock subject to mandatory redemption (if any) is classified as a liability instrument and measured at fair value. Conditionally redeemable common stock (including shares of common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Our common stock will feature certain redemption rights that are considered to be outside of our control and will be subject to the occurrence of uncertain future events. Accordingly, common stock subject to possible redemption will be presented at redemption value as temporary equity, outside of the stockholders’ equity section of our condensed balance sheet.

Net Loss Per Common Stock

We comply with the accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net loss per common stock is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. At June 30, 2023 and December 31, 2022, we did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in our earnings. As a result, diluted loss per common stock is the same as basic loss per common stock for the periods presented.

Warrants

We account for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480 and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to our own common stock and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of our control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all of the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. We account for our outstanding warrants as equity-classified instruments.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed financial statements.

Off-Balance Sheet Arrangements

As of June 30, 2023 and December 31, 2022, we did not have any off-balance sheet arrangements.

Inflation

We do not believe that inflation had a material impact on our business or operating results during the period presented.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, us, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our condensed financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

ICI MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to ICI prior to the consummation of the Business Combination and New ICI after the consummation of the Business Combination.

The following discussion and analysis of our financial condition and results of operations provides information that ICI’s management believes is relevant to an assessment and understanding of our consolidated results of operations and financial condition. This discussion should be read in conjunction with our audited consolidated financial statements as of and for the years ended December 31, 2022, and 2021, and our unaudited interim condensed consolidated financial statements as of June 30, 2023 and for the six months ended June 30, 2023 and 2022, together with the related notes thereto, included elsewhere in this prospectus (collectively, the “consolidated financial statements”).

This prospectus includes forward-looking statements based on the Company’s current assumptions, expectations and projections about future events that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this prospectus. For more information on these and other factors, see “Cautionary Note Regarding Forward-Looking Statements” herein.

Overview

We manufacture and distribute highly sensitive and accurate infrared camera systems, comprising hardware and software, for thermographic use in a variety of industrial applications. We also provide services, including training, calibration, and repairs for our customers. Most of our customers are in the United States and operate in the oil and gas, distribution and logistics, manufacturing, and utility sectors.

Growth and Long-Term Strategy

Our long-term strategy is to grow hardware and software revenues over the medium term by:

●	Expanding our sales and marketing capabilities. We will strive to increase market share by scaling our commercial capabilities, including sales, marketing, account management, and technical support, to meet customers’ requirements in the oil and gas, distribution and logistics, manufacturing, and utility sectors.
●	Increasing software capabilities and applications. We will continue to invest in our SmartIR SaaS platform in order to increase its user-case-specific functionality and value to customers across the four main industry verticals.
●	Executing on our product roadmaps. We will focus on innovation and product development in hardware, software, and implementations in our four main industry verticals. We believe these investments and innovations will help drive improved functionality for our customers, and reduce the total cost of ownership for their critical assets. We will also work to improve compatibility with various complementary software platforms and competing hardware.
●	Growing wallet share with existing enterprise customers and acquiring new customers. We plan to continue expanding our presence in our existing large enterprise customers by rolling out integrated solutions for more of their relevant facilities and manufacturing processes, in addition to acquiring new customers.
●	Expanding our network of distributors and strategic channel partners. We will continue to build and capitalize on our extensive network of specialty distributors and strategic channel partners to drive revenue growth in our four main industry verticals.
●	Pursuing strategic acquisitions. We intend to secure additional commercial capabilities and technology through opportunistic acquisitions of key strategic targets, focused on increasing market penetration in our four main industry verticals.

Merger and Public Company Costs

On December 5, 2022, we entered into the Business Combination Agreement with SportsMap and Merger Sub. The Business Combination contemplated by the Business Combination Agreement will be accounted for as a reverse acquisition in accordance with GAAP. Under this method of accounting, SportsMap will be treated as the “acquired” company for accounting purposes. The net assets of SportsMap will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of ICI. Under this method of accounting, ICI has been determined to be the accounting acquirer, as it will hold the majority composition of the executive management and is greater in overall asset, revenue and employee size following the Business Combination. New ICI will be the successor for financial reporting purposes, meaning that New ICI’s financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. As a consequence of the Business Combination, New ICI Common Stock will be registered under the Exchange Act and is expected to be listed on a U.S. national stock exchange, which will require New ICI to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. New ICI expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

Sales of a substantial number of shares of our Common Stock and/or Private Placement Warrants in the public market by the registered holders and/or by our other existing securityholders, or the perception that those sales might occur, could depress the market price of our Common Stock and Warrants and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our Common Stock and Warrants. The total shares available for resale under this prospectus, for as long as the registration statement of which this prospectus forms a part is available for use, represent a substantial percentage of our total outstanding Common Stock as of the date of this prospectus, including substantial holdings by our Chief Executive Officer and our Sponsor. The sale of all securities being offered in this prospectus could result in adverse effects on the market for our Common Stock, including increasing volatility, limiting the availability of an active market, and/or resulting in a significant decline in the public trading price of our Common Stock. Despite such a decline in the public trading price, some of the registered holders may still experience a positive rate of return on the securities they purchased due to the differences in the purchase prices described elsewhere in this prospectus. For example, based on the closing price of our Common Stock of $     on          , 2023, the Sponsor and the other initial stockholders could experience potential profit of up to $     per share of Common Stock (although such shares are subject to a six-month lockup from the date of Closing, subject to certain exceptions), or $     in the aggregate, based on such parties’ initial purchase price of the SportsMap Founder Shares prior to the IPO at a price of approximately $0.009 per share. Other securityholders may not be able to experience positive rates of return on securities they purchased due to the low closing price at which our shares of Common Stock are trading as of the date of this prospectus. See “Risk Factors — Sales of a substantial number of our securities in the public market by the registered holders and/or by our existing security holders could cause the price of our shares of Common Stock and Warrants to fall.”

Impact of COVID-19 Pandemic on our Business

In addition to our industrial applications, our systems have been approved by the U.S. Food & Drug Administration (“FDA”) for non-contact detection of elevated body temperatures in humans, which we refer to as biorisk applications. As a response to the COVID-19 pandemic, numerous businesses and governmental organizations implemented workplace screening procedures that required FDA-approved systems such as ours. As a result, we experienced a significant increase in demand for our products in 2020 and the first half of 2021 specifically for biorisk applications. Beginning in the second half of 2021 and continuing into 2022, as businesses and governmental organizations eased restrictions and screening requirements related to the COVID-19 pandemic, demand for our products for biorisk applications declined substantially. In 2022, demand for our hardware and software products and other services returned to comparative pre-pandemic levels. For the years ended December 31, 2022 and 2021, we generated total revenue of $7.3 million and $28.8 million, respectively, of which we estimate that approximately $0.6 million and $27.4 million, respectively, related to sales of products deployed primarily for biorisk applications. In future periods, we expect the use and demand of our products for biorisk applications will continue to decline. Essentially all inventory that is specifically designed for biorisk applications and cannot be easily and economically viable adapted to industrial applications will be written down to net realizable value.

Components of Our Operating Results

Revenue, net

Our revenues are derived mainly from product sales (infrared cameras and other parts), Software as a Service (SaaS) and ancillary services. The majority of our products are sold directly to customers or through distributors, and they are frequently bundled as multiple-camera systems, with integrated software and ancillary services in multi-year subscriptions. These systems require initial and ongoing technical support, which is bundled into system pricing.

Revenue is recognized net of allowances for returns and any sales taxes collected from customers.

Cost of Goods Sold

Cost of goods sold primarily consists of inventory, materials, supplies, and shipping costs. Cost of goods sold also includes employee costs related to our production process and to services provided to our clients and write down of inventories.

Selling, General and Administrative Expense

Selling, general and administrative (“SG&A”) expense consists mainly of payroll and benefits, marketing and advertising, travel, insurance, leases, professional fees, taxes, and stock-based compensation expense. We recognize SG&A expenses in the period incurred.

Depreciation

Depreciation includes the depreciation expense on property, plant and equipment, as well as on the proprietary software deployed as part of our camera systems.

Casualty losses, net of recoveries

Casualty losses relate to losses due to a flood that occurred in October 2022 in our Beaumont, Texas warehouse, net of the proceeds recovered from the insurance claim relating to the inventory loss.

Interest Expense

Interest expense relates to the line of credit and convertible notes.

Interest Expense, related parties

Interest expense, related parties relates to the shareholder promissory notes issued in July 2020.

Change in fair value of convertible note

Loss on convertible notes includes the gain or loss related to the fair value of the convertible notes issued in December 2022, January 2023, and June 2023.

Tariff refund

Tariff refund includes refunds from the U.S. Customs and Border Protection (“CBP”) resulting from overpayment of customs duties, taxes, and fees.

Other (Income) Expenses, net

Other expenses, net includes mainly donations, a gain on disposal of assets, and miscellaneous expenses.

Income Tax Expense (Benefit)

Income tax expense (benefit) consists of federal and state income taxes in the United States and related deferred taxes.

Results of Operations

Six Months Ended June 30, 2023 Compared to Six Months Ended June 30, 2022

The following table presents summary results of operations for the periods indicated, in thousands:

	Six Months Ended June 30,		Amount
	2023	2022	Change	% Change
Revenue, net	$2,317	$2,938	$(621)	(21)%
Cost of goods sold (exclusive of depreciation)	2,410	2,139	271	(13)%
Operating expenses:
Selling, general and administrative	5,843	6,000	(157)	3%
Depreciation	401	206	195	95%
Total operating expenses	6,244	6,206	38	1%
Operating loss	(6,337)	(5,407)	(930)	17%
Interest expense	45	17	28	165%
Interest expense, related parties	32	42	(10)	(24)%
Change in fair value of convertible note	(433)	—	(433)	100%
Tariff refund	(2,401)	—	(2,401)	100%
Other (income) expenses, net	(17)	(56)	39	(70)%
Loss before income taxes	(3,563)	(5,410)	1,847	(34)%
Income tax expense (benefit)	(3)	(1,251)	1,248	(100)%
Net loss	$(3,560)	$(4,159)	$599	(14)%

Revenue:   Revenue for the six months ended June 30, 2023, was approximately $2.3 million, and decreased $0.6 million, or 21%, from approximately $2.9 million for the six months ended June 30, 2022. Of the decrease in revenue, $1.1 million was attributable to a decrease in units sold, partially offset by an increase in average prices of prices of $0.5 million attributable to a shift in product mix, as we sold a higher proportion of higher-priced sensors. Although total unit volumes were lower for the six months ended June 30, 2023 than for the six months ended June 30, 2022, the average selling price per unit was materially higher in the 2023 period because of a shift in mix, as we sold a higher proportion of higher-priced sensors. The Company also launched its SmartIR cloud-software product suite in the first quarter of 2023, however the Company did not earn revenue during the six months ended June 30, 2023 for its SmartIR cloud-software product. Sales returns were not material for the six months ended June 30, 2023 or 2022.

Cost of Goods Sold:   Cost of goods sold for the six months ended June 30, 2023 was approximately $2.4 million and increased $0.3 million, or 13%, from approximately $2.1 million for the six months ended June 30, 2022. The increase in cost of goods sold was attributable to the inventory write down to net realizable value of $1.4 million and partially offset by a corresponding decrease of $1.1 million in product costs as a result of a decrease in materials and supplies purchased as well as outbound shipping costs.

Gross margin is the percentage obtained by dividing (a) revenue less cost of goods sold (exclusive of depreciation) by (b) revenue. Gross margin for the six months ended June 30, 2023 was approximately (4)%, a decrease from approximately 27% for the six months ended June 30, 2022. The decrease in gross margin was primarily attributable to the recognition of an inventory write down to net realizable value of $1.4 million in the six months ended June 30, 2023 that was recorded to costs of goods sold and adversely impacted gross margin by 60 percentage points. This decrease was partially offset by the favorable shift in product mix referenced above.

Selling, General and Administrative Expense:   Selling, general and administrative expense for the six months ended June 30, 2023 was approximately $5.8 million and decreased $0.2 million, or 3%, from approximately $6.0 million for the six months ended June 30, 2022. The decrease in selling, general and administrative expense was attributable to a decrease in share based compensation expense of $0.2 million.

Depreciation Expense:   Depreciation expense for the six months ended June 30, 2023 was approximately $0.4 million and increased by $0.2 million, or 95% from approximately $0.2 million for the six months ended June 30, 2022. The increase in depreciation expense relates to an increase in additions to property, plant, and equipment during the six months ended June 30, 2023.

Interest Expense and Interest Expense, related parties:   Interest expense for the six months ended June 30, 2023 was approximately $0.08 million and increased by $0.02 million, or 31% from approximately $0.06 million for the six months ended June 30, 2022. The increase in interest expense was due to a $0.9 million draw on the line of credit and the issuance of convertible notes in 2023.

Change in fair value of convertible note:   Change in fair value of convertible note includes the gain related to the fair value of the convertible notes issued in December 2022, January 2023, and June 2023. The gain on convertible note for the six months ended June 30, 2023 was approximately $0.4 million.

Tariff refund:   Tariff refund for the six months ended June 30, 2023 was approximately $2.4 million which was primarily attributable to a CBP refund received. These are refunds from the CBP for customs duties, taxes, and fees. These refunds were not applicable during 2022.

Other (Income) Expenses, net:   Total other income, net for the six months ended June 30, 2023 was approximately $0.02 million and decreased $0.04 million, or 70%, from $0.06 million for the six months ended June 30, 2022. The decrease in other income, net was primarily attributable to a decrease in non-operating income and expenses.

Year Ended December 31, 2022 Compared to Year Ended December 31, 2021

The following table presents summary results of operations for the periods indicated, in thousands:

	Years Ended December 31,		Amount
	2022	2021	Change	% Change
Revenue, net	$7,268	$28,786	$(21,518)	(75)%
Cost of goods sold (exclusive of depreciation)	4,964	10,282	(5,318)	(52)%
Operating expenses:
Selling, general and administrative	13,606	14,120	(514)	(4)%
Depreciation	561	318	243	76%
Casualty losses, net of recoveries	155	—	155	100%
Total operating expenses	14,322	14,438	(116)	(1)%
Operating (loss) income	(12,018)	4,066	(16,084)	(396)%
Interest expense	32	226	(194)	(86)%
Interest expense, related parties	83	89	(6)	(7)%
Other (income) expenses, net	(48)	320	(368)	(115)%
(Loss) income before income taxes	(12,085)	3,431	(15,516)	(452)%
Income tax expense	1,205	1,118	87	8%
Net (loss) income	$(13,290)	$2,313	$(15,603)	(675)%

Revenue:   Revenue for the year ended December 31, 2022 was approximately $7.3 million, and decreased $21.5 million, or 75%, from approximately $28.8 million for the year ended December 31, 2021. Of the decrease in revenue, $16.0 million was attributable to a decrease in units sold and $5.5 million was attributable to a shift in product mix, as we sold a higher proportion of lower-priced sensors. In 2022, as demand in the biorisk market receded, the Company’s traditional core business, selling infrared solutions into the industrial market, was steady. Having invested internally generated cash flows into proprietary cloud-based software for industrial applications, the Company embarked on a new software-driven sales trajectory. This industrial business has demonstrated steady growth over the last four years, with good differentiation through proprietary software, and encouraging growth in marketing leads and pilot projects. Sales returns were not material for the years ended December 31, 2022 or 2021.

Cost of Goods Sold:   Cost of goods sold for the year ended December 31, 2022 was approximately $5.0 million and decreased $5.3 million, or 52%, from approximately $10.3 million for the year ended December 31, 2021. The decrease in cost of goods sold was attributable to the corresponding decrease in product sales, resulting in a decrease in materials and supplies purchased as well as outbound shipping costs.

Gross margin is the percentage obtained by dividing (a) revenue less cost of goods sold (exclusive of depreciation) by (b) revenue. Gross margin for the year ended December 31, 2022 was approximately 32%, compared to 64% for the year ended December 31, 2021. The decrease in gross margin was primarily attributable was primarily attributable to the recognition of an inventory write down that was recorded to costs of goods sold.

Selling, General and Administrative Expense:   Selling, general and administrative expense for the year ended December 31, 2022 was approximately $13.6 million and decreased $0.5 million, or 4%, from approximately $14.1 million for the year ended December 31, 2021. The decrease in selling, general and administrative expense relates to decreases in professional fees by approximately $2.0 million, commissions and fees by approximately $0.3 million, and stock-based compensation expense by approximately $0.3 million, respectively, partially offset by legal fees related to advisory support in connection with the Business Combination of approximately $1.5 million, bad debt expense adjustment of $0.5 million and an increase in payroll expenses of $0.2 million.

Depreciation Expense:   Depreciation expense for the year ended December 31, 2022 was approximately $0.6 million and increased by $0.2 million, or 76% from approximately $0.3 million for the year ended December 31, 2021. The increase in depreciation expense relates to an increase in additions to property, plant, and equipment during the year ended December 31, 2022.

Casualty losses, net of recoveries:   On October 8, 2022, the Company incurred a casualty loss, net of insurance recoveries related to a flood in the Beaumont warehouse in the amount of $0.2 million.

Interest Expense and Interest Expense, related parties: Interest expense for the year ended December 31, 2022 was approximately $0.1 million and decreased by $0.2 million, or 63% from approximately $0.3 million for the year ended December 31, 2021. The decrease in interest expense was due to the termination of the line of credit agreement in July 2022.

Other (Income) Expenses, net:   Other expenses, net for the year ended December 31, 2022 was approximately $0.05 million and decreased $0.4 million, or 115%, as compared to $0.3 million of other expenses, net for the year ended December 31, 2021. The decrease in other expenses, net was primarily attributable to a decrease in donations and non-operating income and expenses.

Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA, EBITDA Margin, and Adjusted EBITDA Margin

Earnings before interest, taxes, depreciation and amortization (“EBITDA”), Adjusted EBITDA, EBITDA Margin, and Adjusted EBITDA Margin are supplemental non-GAAP financial measures used by management. We define EBITDA as net (loss) income before (i) interest expense (net interest income), (ii) depreciation and (iii) taxes. We define Adjusted EBITDA as EBITDA before share-based compensation expenses and other (non-operating) income and expense. We define EBITDA Margin as EBITDA divided by revenue and Adjusted EBITDA Margin as Adjusted EBITDA divided by revenue.

We believe EBITDA, Adjusted EBITDA, EBITDA Margin, and Adjusted EBITDA Margin are useful performance measures because they facilitate comparison of our results of operations from period to period without regard to our financing methods or capital structure or other items that impact comparability of financial results from period to period such as fluctuations in interest expense or effective tax rates, levels of depreciation, non-cash charges such as share based compensation expenses or unusual items that are not considered an indicator of ongoing performance of our operations. EBITDA and Adjusted EBITDA should not be considered as alternatives to, or more meaningful than, net income or any other measure as determined in accordance with GAAP. Our computations of EBITDA and Adjusted EBITDA may not be comparable to EBITDA or Adjusted EBITDA of other companies. We present EBITDA and Adjusted EBITDA because we believe they provide useful information regarding the factors and trends affecting our business.

The following table presents a reconciliation of EBITDA, Adjusted EBITDA, EBITDA Margin, and Adjusted EBITDA Margin to the GAAP financial measure of net income for each of the periods indicated (unaudited), in thousands:

	Six Months Ended June 30,		Years Ended December 31,
	2023	2022	2022	2021
Net income (loss)	$(3,560)	$(4,159)	$(13,290)	$2,313
Interest expense	45	17	32	226
Interest expense, related parties	32	42	83	89
Income tax expense (benefit)	48	(1,251)	1,205	1,118
Depreciation	401	206	561	318
EBITDA	$(3,085)	$(5,145)	$(11,409)	$4,064
EBITDA margin % (of revenue)	(133)%	(175)%	(157)%	14%

	Six Months Ended June 30,		Years Ended December 31,
	2023	2022	2022	2021
Net income (loss)	$(3,560)	$(4,159)	$(13,290)	$2,313
Interest expense	45	17	32	226
Interest expense, related parties	32	42	83	89
Income tax expense (benefit)	(3)	(1,251)	1,205	1,118
Depreciation	401	206	561	318
Transaction costs	—	—	1,898	—
Change in fair value of convertible note	(433)	—	—	—
Share based compensation expense(1)	173	381	644	971
Casualty losses, net of recoveries(2)	—	—	155	—
Inventories write downs(3)	1,386	—	—	1,092
Tariff refund	(2,401)	—	—	—
Other (income) expenses, net(4)	(17)	(56)	(48)	320
Adjusted EBITDA	$(4,377)	$(4,820)	$(8,760)	$6,447
Adjusted EBITDA margin % (of revenue)	(189)%	(164)%	(121)%	22%
(1)	Share-based compensation expense: This adjustment reflects the recognition of stock compensation expense related to the 2020 Equity Incentive Plan.
(2)	Casualty losses: This adjustment relates to the inventory damaged in the flood that occurred in the Beaumont, TX warehouse in October 2022 and the recovery from the insurance.
(3)	Inventories write downs: The Company evaluates at the end of each quarter its inventory based on (i) its current business plan to estimate the demand of inventories based on market environment, current portfolio of customers and upcoming purchase orders from customers, (ii) full count of inventory at year end and 80% coverage count on a quarterly basis to identify if there are any inventories that are not sold in the operating business cycle, have slow movement and/or are obsolete, and (iii) assessing if the costs of inventories are greater than net realizable value and should be impaired. After the COVID-19 pandemic, the Company experienced a significant decline of revenues mainly related to a decrease in volume of sales of biorisk applications. The Company continues exploring and establishing relationships with clients in the industrial and oil and gas sectors and continues to invest in software development in order to meet the demands of the customer in terms of technology and software related for the most efficient use of the infrared cameras. As of and for the six months ended June 30, 2023, the Company updated its operating plan in June 2023 and recorded an additional inventory write down of $1.4 million, based on the Company’s updated operating plan and an assessment of inventory not expected to be sold in the future periods, the market environment, and potential purchase orders from customers even though the recoverability of inventories is not materially impacted by purchase orders. As part of its operating plan update in June 2023, the Company changed its strategy on certain biorisk applications. The Company reduced the value of its inventory for estimated obsolescence or lack of marketability by the difference between the cost of the affected inventory and the NRV. No inventory write down was recognized for the three months ended March 31, 2023 and for the year ended December 31, 2022 on the basis of expected ongoing biorisk sales and expected ability to repurpose for industrial applications. Starting in June 2023, the Company has focused its commercial efforts on four industry verticals: warehouse and logistics (conveyor systems); manufacturing; utilities; and oil & gas. As of March 31, 2023 and December 31, 2022, respectively, the Company was working toward a significant commercial push into the food & beverage sub-vertical of the manufacturing vertical, in part because F&B applications were expected to be well suited to the precision and visual-feed capabilities of the FM 640+ P cameras and the static positioning and need for ongoing calibration provided by Temperature Reference Sources. In part due to the delays in building out commercial capabilities and the strong demand pull from Launch Customers and Strategic Channel Partners in warehouse and logistics and non-food & beverage manufacturing applications, in the six months ended June 30, 2023 the Company made the strategic decision to deprioritize entry into the food & beverage sub-vertical until at least 2024. In addition, for the six months ended June 30, 2023 legacy biorisk customers indicated that they were ramping down their use of biorisk equipment, and expectations of ongoing sales in the biorisk applications were curtailed accordingly. The Company has inventories in the amount of $8.4 million, of which $6.6 million are classified as current assets and are expected to be sold within the subsequent twelve months and $1.8 million are classified as noncurrent assets mainly related to replacements, maintenance and spare parts that are expected to be sold after the subsequent twelve months. We note the Company recorded an inventory write down of $1.1 million for the year-ended December 31, 2021.
(4)	Other (income) expenses, net: This adjustment reflects mainly expense recognized related to property, plant and equipment disposals as well as donations. For the year ended December 31, 2022 the Company incurred $0.06 million of gains related to disposals. For the year ended December 31, 2021, the Company incurred $0.4 million of expense related to donations.

Liquidity and Capital Resources

We incurred losses and negative cash flow from operations for the year ended December 31, 2022 and the six months ended June 30, 2023, in both cases due to the decrease in revenue, negative cash flows from operations, negative net working capital excluding deferred transaction costs and other current assets that are not settled in cash, and increase in investment in technology innovation and commercial capabilities compared to the prior year periods. We have historically funded our operations with internally generated cash flows, lines of credit with banks, and promissory notes with shareholders and related parties.

In 2022, the Company issued $950,000 of convertible promissory notes to several accredited private investors, a $1.0 million related party promissory note and $0.2 million in promissory notes to its majority shareholder. Furthermore, in January 2023 and June 2023, the Company issued an additional $150,000 and $825,000 of convertible promissory notes, respectively, to several accredited private investors, and the Company entered into a revolving line of senior-secured credit with B1 Bank, with an initial maximum amount of $3.0 million, subject to a borrowing base consisting of eligible accounts receivable and to assist with the operating expenses and liquidity needs for the upcoming twelve months.

Following the Business Combination, and particularly in the event that a high volume of redemptions by SportsMap Stockholders reduce the cash available to New ICI, and a failure by SportsMap and ICI to secure additional financing in connection with the Business Combination, we may require additional capital to fund our operations or to respond to technological advancements, competitive dynamics or technologies, customer demands, business opportunities, challenges, acquisitions or unforeseen circumstances, and we may determine to raise capital through equity or debt financings or enter into credit facilities for other reasons. In order to stay on our anticipated growth trajectory and to further business relationships with current or potential customers or partners, or for other reasons, we may issue equity or equity-linked securities to such current or potential customers or partners. We may not be able to timely secure additional debt or equity financing on favorable terms, or at all as these plans are subject to market conditions and are not within the Company’s control. There is no assurance that the Company will be successful in implementing their plans. If we raise additional funds through the issuance of equity or convertible debt or other equity-linked securities or if we issue equity or equity-linked securities to current or potential customers to further business relationships, our existing stockholders could experience significant dilution. Any debt financing obtained by us in the future could involve restrictive covenants relating to our capital raising and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to grow or support our business and to respond to business challenges could be significantly limited and our business could be materially and adversely affected.

We will receive the proceeds from any exercise of the Warrants or New ICI Options for cash, which we intend to use for general corporate and working capital purposes. We may receive up to an aggregate of approximately $105.0 million from the cash exercise of the Warrants. The exercise price of each of our Warrants immediately after the Business Combination is $11.50 per warrant, subject to adjustment pursuant to the terms of the Warrant Agreement. However, the last reported sales price of our Common Stock on November 9, 2023 was $10.85. The likelihood that holders of Warrants will exercise their Warrants, and therefore, any amount of cash proceeds that we may receive, is dependent upon the trading price of our Common Stock and we do not currently expect to receive any cash proceeds from the exercise of Warrants in the short- to medium-term due to the trading price of our Common Stock. If the trading price for our Common Stock continues to be less than $11.50 per share, we do not expect holders to exercise their Warrants. Any proceeds from the exercise of such securities would increase our liquidity, but we are not currently budgeting for any cash proceeds from the exercise of Warrants or New ICI Options when planning for our operational funding needs.

As noted elsewhere in this prospectus, there is substantial doubt as to our ability to fund our planned operations for the next twelve months and to continue to operate as a going concern. We have assessed our ability to continue as a going concern, and, based on our need to raise additional capital to finance our future operations, recurring losses from operations incurred since inception, and expectation of continuing operating losses for the foreseeable future, we have concluded that there is substantial doubt about our ability to continue as a going concern for a period of one year from the date that these condensed consolidated financial statements are issued.

Cash Flows

Six Months Ended June 30, 2023 Compared to Six Months Ended June 30, 2022

The following table summarizes our cash flows for the periods indicated, in thousands:

	Six Months Ended June 30,
	2023	2022
Net cash used in operating activities	$(298)	$(2,028)
Net cash used in investing activities	(973)	(924)
Net cash provided by financing activities	1,775	400
Net increase (decrease) in cash and cash equivalents	504	(2,552)

Operating Activities

Net cash used in operating activities was $0.3 million for the six months ended June 30, 2023, a decrease of $1.7 million as compared to $2.0 million of net cash used in operating activities for the six months ended June 30, 2022. The decrease in net cash used in operating activities was primarily attributable to a decrease in operating activity (before adjustments for changes in non-cash balances) and the collective changes from non-cash balances including an inventory write down, an increase in deferred transaction costs and an increase in account payable and accrued expense balances for the six months ended June 30, 2023 compared to the six months ended June 30, 2022.

Investment Activities

Net cash used in investing activities was $1.0 million for the six months ended June 30, 2023, an increase of $0.05 million as compared to $0.9 million of net cash used in investing activities for the six months ended June 30, 2022. The increase in net cash used in investing activities was primarily due to a decrease in proceeds from sale of equipment for the six months ended June 30, 2023 compared to the six months ended June 30, 2022.

Financing Activities

Net cash provided by financing activities was $1.8 million for the six months ended June 30, 2023, an increase of $1.4 million as compared to $0.4 million of net cash provided by financing activities for the six months ended June 30, 2022. The $0.4 million of net cash provided by financing activities for the six months ended June 30, 2022 is primarily attributable to $0.4 million of borrowings under the line of credit. The $1.8 million of net cash provided by financing activities for the six months ended June 30, 2023 is primarily attributable to $1.0 million of proceeds from issuances of convertible notes and $0.9 million of borrowings under the line of credit, partially offset by the $0.1 million repayment on shareholder promissory notes for the six months ended June 30, 2023.

Year Ended December 31, 2022 Compared to Year Ended December 31, 2021

The following table summarizes our cash flows for the periods, in thousands:

	Year Ended December 31,
	2022	2021
Net cash (used in) provided by operating activities	$(3,170)	$4,413
Net cash (used in) provided by investing activities	(1,600)	(1,414)
Net cash (used in) provided by financing activities	2,050	(4,042)
Net decrease in cash and cash equivalents	(2,720)	(1,043)

Operating Activities

Net cash used in operating activities was $3.2 million for the year ended December 31, 2022, a decrease of $7.6 million as compared to $4.4 million of net cash provided by operating activities for the year ended December 31, 2021. The decrease in net cash provided by operating activities was primarily attributable to a decrease in revenues combined with an extensive investment in software and hardware development and ramp up of commercial and corporate functions in the year ended December 31, 2022 compared to the year ended December 31, 2021.

Investment Activities

Net cash used in investing activities was $1.6 million for the year ended December 31, 2022, an increase of $0.2 million as compared to $1.4 million of net cash used in investing activities for the year ended December 31, 2021. The increase in net cash used in investing activities was primarily due to an increase in capitalized investment in proprietary software for the year ended December 31, 2022, compared to the year ended December 31, 2021.

Financing Activities

Net cash provided by financing activities was $2.1 million for the year ended December 31, 2022, an increase of $6.1 million as compared to $4.0 million of net cash used in financing activities for the year ended December 31, 2021. The $4.0 million of net cash used in financing activities for the year ended December 31, 2021 is primarily attributable to repayments on shareholder promissory notes. The increase in net cash provided by financing activities was primarily attributable to the issuances of promissory notes to shareholders and related parties and convertible promissory notes to several accredited private investors for the year ended December 31, 2022.

Contractual Obligations

Our principal commitments consist of lease obligations for corporate offices and production facilities. The net present value of operating lease liabilities as of June 30, 2023 is $0.08 million. The net present value of operating lease liabilities for the years ended December 31, 2022 and 2021 is $0.1 million and $0, respectively.

Off-Balance Sheet Arrangements

As of June 30, 2023, we did not have any off-balance sheet arrangements.

Critical Accounting Policies and Estimates

Our financial statements are prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses, as well as related disclosures. We evaluate our estimates and assumptions on an ongoing basis. Our estimates are based on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Our actual results could differ from these estimates.

The critical accounting policies, assumptions, and judgements that we believe have the most significant impact on our consolidated financial statements are described below.

Inventories are stated at the lower of actual cost and net realizable value (“NRV”). NRV is based upon an estimated average selling price reduced by the estimated costs of disposal. The determination of net realizable value involves certain judgments including estimating average selling prices based on recent sales. Should actual market conditions differ from the Company’s estimates, future results of operations could be materially affected. The Company reduces the value of its inventory for estimated obsolescence or lack of marketability by the difference between the cost of the affected inventory and the NRV.

The valuation of inventory also requires the Company to estimate excess and obsolete inventory. As noted below, the Company believes the risk of technological obsolescence is not significant, so this analysis is weighted toward assessing the extent to which inventory is in excess of market demand. The determination of excess inventory is estimated based on a comparison of the quantity and cost of inventory on hand to the Company’s forecast of customer demand, which is dependent on various internal and external factors and requires the Company to use judgment in forecasting future demand for its products. The Company also considers the rate at which new products will be accepted in the marketplace and how quickly customers will transition from older products to newer products. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required.

Our inventories are exposed to significant risks that may adversely affect our results of operations due to customer demands, gross profit margins, and fluctuations in the market conditions of the warehouse and logistics, manufacturing, utilities and, oil and gas sectors. Technological obsolescence is not considered a significant risk to the Company. With respect to hardware, device technology and functionality is not changing very much and the devices that the Company has in its inventory are more than adequate technically for ICI’s integrated solutions offerings. With respect to software, the Company is continuously updating and upgrading the on-device and cloud-based software on its existing devices to keep pace with technological advances. Upgraded software is easily downloaded onto the devices, which keeps the devices current in terms of functionality. The Company manages and controls its software and ensures all software updates are compatible with the devices held in inventory.

At the end of each quarter the Company evaluates its inventory based on (i) its current operating plan to estimate the demand of inventories based on market environment, current portfolio of customers and risk-adjusted pipeline opportunities (i.e., expected upcoming purchase orders from customers), (ii) full count of inventory at year end and 80% coverage count on a quarterly basis to identify if there are any inventories that are not sold in the operating business cycle, and/or have slow movement, and (iii) an assessment of whether the carrying costs of specific items in inventory are greater than net realizable value and should be written down to net realizable value.

Also at the end of each quarter, the Company reviews short-term and long-term classification of inventories related to infrared cameras, as well as to replacement, maintenance and spare parts. Using similar analyses and sources of information as for the inventory write down to net realizable value assessment, the Company makes the following determinations:

●	ICI classifies as short-term inventories that are expected to be sold in the subsequent twelve months.
●	ICI recognizes an inventory write down for inventories that cannot be sold in the market and net realizable value is below cost.
●	ICI classifies as long-term inventories the inventory that are not expected to be sold in the following twelve months but for which ones there is an active market and the Company has not identified any indicator of impairment.

As of and for the six months ended June 30, 2023, the Company’s inventory older than one year was approximately $5.7 million. We have assessed the impact of a variety of known business, competitive and economic factors on our ability to sell inventory. Except as described below, however, we do not believe that these factors have materially hindered our ability to sell inventory in 2022 and 2023. Specifically, we do not believe that broader economic factors had any material impact on our ability to sell inventory. Also, competitive factors were only relevant to the extent that our products were not sufficiently differentiated from competitors’ products until we launched our SmartIR software in 2023. We believe that the additional functionality of the SmartIR software creates significant differentiation, and alleviates the competitive factors as assessed. The most relevant known factors that materially hindered our ability to sell inventory in 2022 and 2023 related specifically to our business itself. The primary business factors that we considered in our assessment included (i) the recency of the commercial launch of our Smart IR software platform, which we believe will drive significant sales of integrated device and software solution sales over time, and (ii) the early stage of development of our commercial capabilities, specifically the small size and limited reach of our direct sales force and marketing teams and the nascency of our strategic channel partner relationships. We believe that the business factors we considered are easing over time, through the establishment and uptake of the SmartIR software platform in our customer base, and through the growth and maturation of our commercial capabilities. Based on the current operating plan - including the broad rollout of the SmartIR platform to ICI customers, the ongoing expansion of our commercial capabilities, and the strong “product market fit” between our remaining inventory and our targeted industry verticals and use cases - the Company has not identified any indications that additional impairment of these inventories would be required.

In addition, when the Company prepares its operating plan, it considers the following risks and factors that could materially impact the recoverability of inventories i) slow-moving inventories that are not expected to be sold into the current focus customer base in the current market environment during the next twelve months, ii) estimation of underlying demand, prices, and profit margins, iii) customer demand in the four sub-vertical sectors: warehouse and logistics, manufacturing, utilities, and oil and gas sectors, and iv) demand from the current portfolio of customers and potential new customers.

For the six months ended June 30, 2023, the Company updated its operating plan and recorded an inventory write down of $1.4 million related to temperature reference products that are not expected to be sold and based on customer demand and current market conditions. As noted elsewhere, because ICI has a low “book to bill” ratio, meaning that nearly all current purchase orders are fulfilled shortly after being received, the assessment of recoverability of inventories is not materially impacted by current purchase orders. We note that as part of this operating plan update in June 2023, the Company decided to shift its strategy away from certain biorisk applications. The Company reduced the value of its inventory for estimated lack of marketability by the difference between the cost of the affected inventory and the NRV. The inventory write-down recorded is mainly related to temperature reference products and specific dual-medium high-resolution cameras (FM 640+ P) that are better suited to biorisk applications and cannot be easily adapted to industrial applications.

No inventory write down was recognized for the year ended December 31, 2022 on the basis of expected ongoing biorisk sales and expected ability to repurpose for industrial applications. Subsequently, the Company has focused its commercial efforts on four industry verticals: warehouse and logistics (conveyor systems); manufacturing; utilities; and oil & gas. As of March 31, 2023 and December 31, 2022, respectively, the Company was also working toward a significant commercial push into the food & beverage sub-vertical of the manufacturing vertical, in part because the Company believed food and beverage applications were well suited to the precision and visual-feed capabilities of the FM 640+ P cameras and the static positioning and need for ongoing calibration provided by temperature reference sources. In part due to the delays in building out commercial capabilities and the strong demand pull from Launch Customers and Strategic Channel Partners in warehouse and logistics and non-food & beverage manufacturing applications, in the six months ended June 30, 2023 the Company made the strategic decision to deprioritize entry into the food & beverage sub-vertical until at least 2024. In addition, for the six months ended June 30, 2023 legacy biorisk customers indicated that they were ramping down their use of biorisk equipment, and expectations of ongoing sales in the biorisk applications were curtailed accordingly.

As of June 30, 2023, the Company has inventories in the amount of $8.3 million, of which $6.6 million are classified as current assets mainly related to infrared cameras and are expected to be sold within the subsequent twelve months for which there is an active market and the Company has not identified any indicator of impairment. The Company has classified $1.8 million of inventories as noncurrent assets mainly related to replacements, maintenance and spare parts that are expected to be sold after the subsequent twelve months for which there is an active market and the Company has not identified any indicator of impairment.

The following table summarizes the amount of inventory write downs recorded for each period presented (in thousands):

	Six-months	Six-months	Year-ended	Year-ended
	ended	ended	December 31,	December 31,
	June 30, 2023	June 30, 2022	2022	2021
Amount of inventory write-down to net realizable value	$1,386	$—	$—	$1,092

The following table summarizes the balance of inventory as of June 30, 2023 and December 31, 2022 (in thousands):

	June 30, 2023
		Other
		Componentry,
		Replacement,
		and Spare
	Infrared Cameras:	Parts:	Total

	(in 000’s)
Current inventories	$4,017	$2,570	$6,587
Noncurrent inventories	595	1,159	1,754
Total Inventories	$4,612	$3,730	$8,342

	December 31, 2022
		Other
		Componentry,
		Replacement,
		and Spare
	Infrared Cameras:	Parts:	Total

	(in 000s)
Current inventories	$5,866	$3,768	$9,634
Noncurrent inventories	—	—	—
Total Inventories	$5,866	$3,768	$9,634

Revenue Recognition

Revenue is accounted for under ASC 606, Revenue from Contracts with Customers through the following steps:

●	Identify the contract with a customer;
●	Identify the performance obligations in the contract;
●	Determine the transaction price;
●	Allocate the transaction price to performance obligations in the contract; and
●	Recognize revenue when or as we satisfy a performance obligation.

Revenue is recognized net of allowances for returns and any sales taxes collected from customers.

Revenue Sources

Our revenues are derived from multiple sources. The following are descriptions of principal revenue generating activities, performance obligations and revenue recognition criteria:

Product Sales

Products sales related to infrared cameras and sensor devices are considered separate performance obligations. We recognize revenue from product sales at a point in time, at the amount to which it expects to be entitled when control of the products is transferred to its customers. Control is transferred at FOB Destination. Payment for products is collected within 30-90 days following transfer of control.

Product sales are distinct from the SaaS subscriptions as product sales have a standalone functionality and can work independently of SaaS.

Software as a Service (“SaaS”) and Related Services

We sell SaaS subscriptions that comprise access to the cloud platform and technical support and upgrades of the software.

The software license is accounted for as a separate service performance obligation as it can be used with another infrared camera or sensor device not sold by ICI. The access to the cloud platform has standalone functionality and represents a distinct performance obligation. The technical support and upgrades of the software are considered distinct from each other and are not considered critical for the functionality of the software. Therefore, they are considered a stand ready obligation and are accounted as a series of distinct services as a distinct performance obligation.

Our SaaS subscriptions services are generally contracted for a period of 12-36 months. Annual subscription payments are made in advance, are initially recognized as customer prepayments and revenue is recognized ratably over the subscription period.

Ancillary Services

Ancillary services derived from the calibration of infrared cameras, maintenance and training are recognized at a point in time when service is provided to the client. Clients send the cameras to our warehouse to perform the calibration and maintenance. This service is considered a different promise, distinct and separately identifiable as the customer benefits from the service on its own. Therefore, it is considered a separate performance obligation. Additionally, we arrange training with clients to teach the use and functionality of cameras. Training is considered a different promise, distinct and separately identifiable as the customer benefits from the service on its own. Therefore, it is considered a separate performance obligation.

Shipping and Handling

Shipping and handling costs associated with outbound freight are accounted for as a fulfillment cost and included in cost of goods sold as incurred.

Transaction Price Allocated to Performance Obligations

We allocate the transaction price to each performance obligation identified in the contract on a relative stand-alone selling price (SSP) basis.

Contract Liabilities and Customer Prepayments

Contract liabilities include billed and unbilled amounts resulting from in-transit shipments, as we have an unconditional right to payment upon the completion of all performance obligations.

Customer prepayments mainly consist of advances from customers related to products and SaaS subscriptions, as well as repair and service agreements, for which we have not yet recognized revenue.

Share-Based Compensation

We use a simplified method available to non-public companies to determine the expected term for the valuation of options. This method effectively assumes that exercise occurs over the period from vesting until expiration, and therefore the expected term is the midpoint between the employee’s service period or the nonemployee’s vesting period and the contractual term of the award.

We recognize all employee and non-employee stock-based compensation as a cost in the consolidated financial statements. Equity-classified awards are measured at the grant date fair value of the award and are amortized on straight line basis over the employee’s requisite service period, generally the vesting period of the award.

We estimate grant-date fair value using the Black-Scholes-Merton option-pricing model. The use of a valuation model requires management to make certain assumptions with respect to selected model inputs. We grant stock options at exercise prices determined equal to the fair value of common stock on the date of the grant. The fair value of the ICI Common Stock is based on our historical and projected financial performance (as determined by an independent 409A valuation Section 409A means Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder.) and by observable arms-length sales of our capital stock. The computation of the expected option life is based on an average of the vesting term and the maximum contractual life of our stock options, as we do not have sufficient history to use an alternative method to the simplified method to calculate expected life for employees. Since our shares have not historically been publicly or privately traded, expected volatility is estimated based on the average historical volatility of similar entities with publicly traded shares. The risk-free rate for the expected term of the options is based on the U.S. Treasury yield curve at the date of the grant. Forfeitures are recognized as they occur.

Recently Issued Accounting Standards

Refer to Note 2 of the notes to our annual and interim consolidated financial statements in this prospectus for our assessment of recently issued and adopted accounting standards.

Internal Control Over Financial Reporting

A company’s internal control over financial reporting is a process designed by, or under the supervision of, that company’s principal executive and principal financial officers, or persons performing similar functions, and influenced by that company’s board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with policies or procedures may deteriorate.

Prior to the Business Combination, the Company was a privately held company and has historically had limited accounting and financial reporting personnel and other resources with which to address our internal control over financial reporting. In connection with the preparation of our interim unaudited condensed consolidated financial statements for the six months ended June 30, 2023 and 2022 and the audited consolidated financial statements as of and for the years ended December 31, 2022 and 2021, we identified material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual consolidated financial statements will not be prevented or detected on a timely basis.

Historically, we did not have a sufficient number of personnel with an appropriate degree of accounting and internal controls knowledge, experience, and training to appropriately analyze, record and disclose accounting matters commensurate with our accounting and reporting requirements. This resulted in an inability to consistently establish appropriate segregation of responsibilities in pursuit of their financial reporting objectives.

These material weaknesses did not result in a material misstatement to the consolidated financial statements. However, these material weaknesses could result in a misstatement of substantially all accounts or disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected. We have designed a remediation plan to strengthen our accounting and finance functions, through additional qualified personnel, internal and outsourced systems, and standard operating procedures to address these weaknesses.

Emerging Growth Company and Smaller Reporting Company Status

We are an emerging growth company under the JOBS Act. The JOBS Act provides that an emerging growth company can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We expect that we will be an emerging growth company after the completion of the reverse acquisition and will continue not to opt out of the extended transition period.

Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company”, we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis), or (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of SportsMap’s initial public offering or until we are no longer an “emerging growth company,” whichever is earlier.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements.

INFORMATION ABOUT ICI

Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to ICI prior to the consummation of the Business Combination and New ICI after the consummation of the Business Combination.

Business Overview

ICI builds thermal imaging and sensing platforms that are utilized by organizations to protect critical assets across a wide range of industries. We are a provider of sensing solutions built around high-resolution thermal imaging along with visible, acoustic, and laser spectroscopy imagers and sensors, that perceive and measure heat, sound, and gas in the surrounding environment, helping companies gain insight to efficiently manage their most important assets and infrastructure.

We design and manufacture digital thermal sensing solution platforms with edge and cloud-based software that we believe to be high performing and attractively priced across each of our four target markets: distribution & logistics; oil & gas; manufacturing; and utilities. ICI’s infrared sensor devices achieve a high degree of accuracy through proprietary calibration processes, which are the result of thousands of hours of engineering and research and development (“R&D”). We believe this to be a distinct competitive advantage in the infrared industry. ICI also offers a wide range of form factors for our sensor devices, ranging from small to large handheld designs with built-in displays and controls, to fixed-mounted single- and multi-sensor camera systems, with or without displays and controls, to mobile multi-sensor payload and gimbal systems for unmanned aerial vehicles (“UAVs”), and more.

We believe that our digital thermal technology platform positions us at the center of a global revolution in thermal sensing, as the introduction of continuous streaming thermal data coupled with automated insights replaces intermittent manual thermal analysis, and cloud-connected thermal big data capture enables artificial intelligence and machine learning (“AI/ML”) to elevate critical asset management to a new level. Partnering with several blue-chip multinational customers throughout the development process, we have validated dozens of high-value use cases for our SmartIR cloud-software across our four core verticals.

We estimate the global total addressable market (“TAM”) for thermal solutions in our target markets to be approximately $15 billion, consisting of approximately $9.5 billion in hardware sales and $5.5 billion in software and service sales. Our revenue is distributed across four industry verticals, the largest of which represented 21% of our revenue for the year ended December 31, 2022. We believe this revenue distribution illustrates both the flexibility of our technology and the significant addressable opportunity across our target markets globally.

Industry Background

A Brief History of Applied Infrared Technology

Thermal imaging and sensing technologies were first discovered and leveraged in the early part of the 19th century. Originally used for radiation detection, the technology began being used in military applications for night vision, as well as in scientific and astronomical applications throughout the early portions of the 20th century. In the late 20th century, infrared technology was incorporated into thermal cameras, used in manufacturing and other industrial settings to identify faulty equipment in need of maintenance, as well as other potential operational and safety issues by sensing “hotspots” or raised temperatures that often presage equipment failure. As the technology grew in sophistication, so did the breadth of applications. In the past three decades, thermal sensing technology has been applied across numerous applications such as electrical equipment monitoring, industrial plant monitoring, early fire detection, pressure vessel monitoring, tank level monitoring, liquid and gas leak detection, and more.

Continuous Monitoring & Data-Driven Insight

In industrial settings, thermal technology has typically been applied through handheld devices in order to inspect equipment on an ad hoc basis. With the decline in thermal camera prices and advancements in technology over the last decade, there has been an increase in fixed thermal sensing technologies used to continuously monitor critical assets. In doing so, organizations have been able to minimize downtime and process waste through enhanced preventative and predictive maintenance.

We have been at the forefront of the movement towards using thermal imaging and sensing technology for continuous monitoring of critical assets. Most of the focus in the industry, historically, has been on the development of the sensing technology itself in an effort to enhance accuracy and reliability. Having optimized the fixed mounted hardware and associated thermal devices, we have shifted our focus towards the acquisition, storage and analysis of data through our proprietary SmartIR SaaS software.

Our SmartIR Technology

We are continuing to develop and implement our SmartIR SaaS platform to support our customers as they increasingly adopt continuous monitoring solutions and data driven analytics. Our SmartIR technology has been developed and continues to be refined primarily for use in four core industrial markets that we believe are at the forefront of the transition to continuous monitoring thermal solutions: the distribution & logistics, oil & gas, manufacturing, and utilities markets. We launched our SmartIR cloud-software product suite in the first quarter of 2023, and we have recorded approximately $500,000 in revenue from SmartIR in the pre-launch period and the post-launch period through June 30, 2023.

Market Opportunity

Overall Market Opportunity

We believe our thermal sensing technology has potential application across many markets. As the benefits of data-driven infrared technology become more widely accepted, we believe there are significant market opportunities available for our product offerings. We define our TAM as applications in the distribution & logistics, oil & gas, manufacturing, and utilities markets in the United States, where we actively engage and maintain customer relationships. We estimate the TAM in these target markets based on a combination of the total number of estimated potential customers in each market, our expectations regarding the scope of potential uses of thermal sensing solutions in those markets, and our estimates of average selling prices in those markets and potential opportunity for software solutions to increase the utility of thermal imaging and sensing solutions. Our TAM calculations are based upon third-party industry and governmental sources of the total number of facilities in the U.S. that could utilize thermal sensing solutions. These facilities include, but are not limited to, distribution centers, large commercial and freight airports, industrial mills, oil & gas producing wellheads, chemical manufacturing plants, electrical substations and earthen damns. Based on the number of these facilities in the United States and our estimates of how many of our thermal sensing systems could be deployed at these facilities, we estimate a total market opportunity for 1.6 million total systems. Using this methodology and based on our average sale prices, we estimate the TAM for both thermal solutions in our target markets to be approximately $15 billion, consisting of approximately $9.5 billion in hardware sales and $5.5 billion in software and service sales in 2023. Our current market share in each of our four target markets represent less than 0.2% penetration of the estimated TAM. Our TAM calculation was based on a thorough bottoms-up analysis of the potential number of externally-verified facilities and assets in the United States across our four target markets that could be penetrated by ICI integrated SmartIR SaaS and device solutions. The calculations were made with several assumptions and limitations in mind, but these were consistent across the calculations in all four of the target markets. Specifically these assumptions and limitations included only considering:

●	facilities located within the United States;
●	the current number of externally verifiable facilities, with no assumptions related to the growth or reduction in the number of such facilities in future periods; and
●	facilities of the type in which we have current use cases with paying customers or have developed products that we are piloting with customers.

Although the numbers of facilities used in our calculation were specific to each of the target markets (e.g. the number of distribution centers for warehouse and logistics or the number of steel mills for manufacturing), the rules for inclusion and exclusion were common to all four target markets.

While ICI has a long history of selling, implementing and supporting device-only thermal systems into each of the four target markets, there are some risks inherent to selling integrated device and software sensing solutions into each of these target markets. Please see the following risk factors in “Risk Factors” for a more detailed discussion relating to the risks that apply to each of our four target markets, particularly as they relate to the adoption of ICI’s hardware and software offerings in each of the four target markets:

●	If ICI’s products are not adopted in its targeted end markets, its business will be materially and adversely affected.
●	ICI may not be able to anticipate changing customer and consumer preferences or respond quickly enough to changes in technology and standards to be able to develop and introduce commercially viable products.

●	Product integration could face complications or unpredictable difficulties, which may adversely impact customer adoption of ICI’s products and its financial performance.
●	The markets in which ICI competes are characterized by technological change, which requires ICI to continue to develop new products and product innovations and could adversely affect market adoption of its products.
●	Since many of the markets in which ICI competes are new and rapidly evolving, it is difficult to forecast long-term end-customer adoption rates and demand for its products.
●	ICI’s estimate of total addressable market is subject to numerous uncertainties. If ICI has overestimated the size of its total addressable market now or in the future, its future growth rate may be limited.

Distribution & Logistics Market Opportunity

We estimate that the distribution & logistics TAM in 2023 to be approximately $2.4 billion, with approximately $1.5 billion in hardware and $900 million in software revenue opportunity. This distribution & logistics TAM includes conveyor system anomaly detection, hotspot detection, process automation, predictive maintenance, and failure avoidance, among other applications, with demand expected to be driven by both financial incentives related to process improvements and increased regulation pertaining to facility safety.

Oil & Gas Market Opportunity

We estimate that the oil & gas TAM in 2023 to be approximately $5.4 billion, with over $3.4 billion in hardware and $2.0 billion in software revenue opportunity. This oil & gas TAM includes gas and liquid leak detection, tank level and flare monitoring, pipeline leak detection, and gas processing safety monitoring, among other applications. We expect demand to be stimulated by both increased regulations and the general demand for safe and cost-effective thermal sensing and monitoring solutions. In particular, the Environmental Protection Agency (“EPA”) has promulgated the regulations (commonly referred to as “Quad-O/Oa”) which have established emission standards and compliance schedules for the control of volatile organic compounds and greenhouse gases, specifically methane. These federal regulations are supplemented by state-level regulations from agencies such as the Texas Commission on Environmental Quality. ICI believes that its fixed-mount, hand-held and drone-mounted systems are sufficient to promote compliance with the current Quad O/Oa and state-level standards for methane-leak detection and has sold devices for this specific use case for many years. The EPA is preparing a new set of regulations, which are expected to come into effect in 2024 or 2025. ICI believes that its solutions will support compliance with these upgraded regulations, but until the regulations are finalized, this is not certain. In addition, there are multiple established competing technologies for methane-leak detection, specifically including hand-held and drone-based thermal camera devices and hand-held methane “sniffers.” Although ICI believes that its fixed-mount continuous monitoring solutions are both more efficacious and more cost-effective than competing technologies, adoption of the ICI SmartIR fixed-mount solutions will require awareness, comfort, and adoption in the face of established practice. In addition, there are multiple emerging technologies (e.g., satellite based thermal sensing) in the methane-detection space that will create additional competition for ICI’s commercial activity in the oil & gas vertical.

Manufacturing Market Opportunity

We estimate that the manufacturing TAM in 2023 will be approximately $2.8 billion, with $1.8 billion in hardware and $1.0 billion in software revenue opportunity. This manufacturing market TAM includes power panel monitoring, production motor drives and vehicles, early fire detection, and electrified transport battery monitoring, among other applications. We expect demand in the manufacturing market to be driven by safety legislation and ongoing commercial adoption of data-driven manufacturing processes. One risk specific to the manufacturing target market is that many manufacturing customers have some form of legacy system, usually vibration monitors, that perform functions that overlap with some of the SmartIR functionality. Customers must be convinced that their legacy systems alone are not adequate for the preventive-maintenance, process-improvement or safety tasks. Moreover, customers must be convinced that the combination of their legacy systems and SmartIR will be materially better for preventive maintenance, process improvement or safety and will generate returns (e.g. through prevention of unexpected downtime, improved process yields or early fire detection) that are significantly in excess of the costs of the SmartIR system.

Utilities Market Opportunity

We estimate that the TAM for the power generation and utilities market in 2023 will be approximately $4.2 billion, with $2.7 billion in hardware and $1.6 billion in software revenue opportunity. This utilities TAM includes transformer leak detection, fault detection, and solar field and wind turbine inspection, amongst dozens of other applications. We expect demand to be stimulated by both increased regulations and customer demand for safe monitoring solutions and process efficiency enhancements.

Products

Infrared Sensing Technology

Infrared is a portion of the electromagnetic spectrum that is adjacent to the visible spectrum, but is invisible to the human eye due to its longer wavelengths. Unlike visible light, infrared radiation (or heat) is emitted directly by all objects above absolute zero in temperature. Thermal imaging systems detect this infrared radiation and convert it into an electronic signal, which is then processed for display as a video signal or analyzed by sophisticated software to conduct temperature data analysis. Thermal sensors provide several benefits over ubiquitous visible, light-based sensing technologies, including the ability to measure temperature remotely and without touching the surface of the object, detect and image many types of otherwise invisible gases, observe in complete darkness, image through obscurants such as smoke and fog, detect and discriminate living beings in an efficient and reliable way, and see over long distances with minimal atmospheric interference. For these reasons, we feel the potential of our core technology to grow in prevalence and importance is significant, particularly as the cost of the technology continues to decline, opening up large new end markets.

Our founders and engineering team have many years of infrared industry experience. By leveraging our deep knowledge of infrared technology as well as complementary sensor technology, we have designed, manufactured, and sourced a range of industry-leading infrared and multi-sensor cameras and payloads. We have also developed specialized software to ingest, store, and analyze this sensor data. We often combine our sensor devices with our edge and cloud software to create tailored, end-to-end solutions for numerous industrial use cases. Our sensor, sensor hardware, and sensor software products separately or collectively create new solutions to challenging problems across the industries we serve, and, as a result, we believe we are well-positioned to compete in the large new end markets we see emerging in infrared technology.

Sensor Devices

Our sensor devices cover a large range of the electromagnetic and mechanical spectrums, encompassing visible-light imagers, shortwave (“SWIR”), midwave (“MWIR”), and longwave (“LWIR”) infrared imagers, ultraviolet (“UV”) imagers, acoustic imagers, and tunable diode laser emitter-detector pairs for laser absorption spectrometry (“TDLAS”). While our sensor devices generally include an infrared imager as a core sensor technology, many of them are multi-sensor and include two or more of the aforementioned sensor devices.

Many of our infrared sensor devices achieve enhanced accuracy as a result of our proprietary calibration process, which corrects manufacturing variances inherent in infrared sensors and enables our products to outperform those of some competitors. We have invested thousands of hours of engineering R&D in creating and refining this calibration process and believe it to be a distinct competitive advantage in the infrared industry.

We offer a wide range of form factors for our sensor devices, ranging from small to large handheld designs with built-in displays and controls, fixed-mounted single- and multi-sensor camera systems with or without displays and controls, fixed-mounted pan-tilt-zoom (“PTZ”) single- and multi-sensor camera standalone systems, and mobile multi-sensor payload and gimbal systems for UAVs and unmanned ground vehicles (“UGVs”). A partial list of our sensor devices follows below:

Fixed-Mount Infrared Cameras

FMX 400	Longwave Infrared (LWIR) Auto-focus Ethernet camera

8640 P	Longwave Infrared (LWIR) Manual-focus USB camera
Mirage	Cooled Midwave Infrared (MWIR) Optical Gas Imaging (OGI) camera

Fixed-Mount Infrared + Visible & Multi-Sensor Cameras

APEX 200	Compact IP67-rated IoT Dual-spectrum Longwave Infrared (LWIR) + Visible camera
FM 700XP	High resolution IP66-rated Dual-spectrum Longwave Infrared (LWIR) + Visible camera

Handheld Infrared + Visible Cameras

T-Cam 600P	High resolution handheld Dual-spectrum Longwave Infrared (LWIR) + Visible camera
Titan HD	Ultra-high resolution handheld Dual-spectrum Longwave Infrared (LWIR) + Visible camera
IR-Pad	High resolution handheld IR Tablet PC with Dual-spectrum Longwave Infrared (LWIR) + Visible sensors with integrated edge processing software

Unmanned Vehicle Multi-Sensor Payloads

Methane Mapper	Multi-sensor payload with TDLAS + Visible sensors and ICI edge processing device

OGI Inspector Plus	Multi-sensor payload with Cooled Midwave Infrared (MWIR) Optical Gas Imaging (OGI), TDLAS + Visible sensors and ICI edge processing device

Sensor Software

We have developed a suite of edge and cloud software systems to ingest, store, analyze, and automatically activate responses to sensor data. The edge and cloud software systems can operate independently or be combined for maximum capability. We believe that the combination of our edge and cloud software together creates a multitude of turn-key software solutions for our customers that solve industrial problems in ways previously unavailable.

Edge Software

Our edge software is highly specialized because, in addition to performing standard, visible-light video processing, it also processes the raw radiometric data output from our infrared sensors, consisting of high-precision absolute temperature values for every pixel in the sensor array. Our software is able to display a video image of the sensor output using customizable color palettes to represent temperature values and features automatic or adjustable minimum and maximum temperature values for this video image conversion. Our edge software is also able to perform analytics on the sensor output, with powerful data processing, capture, charting, and the creation of configurable temperature alerts and alarms for both the overall sensor array as well as for customizable regions of the array, or Regions of Interest (“ROI”). Additionally, powerful features like comparing temperatures between ROIs and measuring ROI temperature changes over time enable our software to provide extended insight into industrial equipment and processes. Built-in report generation features enable easy documentation of findings for customers still performing manual inspections.

Our edge software also features multiple notification methods for communicating an uncovered anomaly, including automatic email and text message generation as well as automatic light and sound generation. In addition, our software features flexible integration with customer systems using various industrial protocols to enable automatic, anomaly-driven remediation, whether dynamically adjusting operating parameters, shutting down production lines at risk of imminent failure, or triggering fire suppression systems. Versions of our edge software are also capable of capturing, storing, and analyzing sensor data from UV imagers, acoustic imagers, and TDLAS devices. Also, our edge software designed for UAV and UGV usage enables partial to complete integration with the unmanned system’s control architecture to not only capture sensor data, but also control gimbal devices and communicate with the unmanned system’s flight or ground controls.

A variation of our edge software is designed to measure human skin temperature in order to identify individuals who have an elevated body temperature. This software features artificial intelligence (“AI”) capabilities and includes computer vision modules to automatically detect and locate a temperature reference source, automatically detect one or more human faces in the scene, and determine if a hat, glasses, or face mask is being worn so that appropriate actions can be taken. This edge software can generate notifications via multiple communication channels in response to elevated body temperature detection. It also can identify employees via badge-worn QR codes, validate employee status, perform temperature checks, and grant facility access only upon proper compliance, thus functioning as an access-control system.

Our edge software can be run on many types of edge devices, generally any PC, workstation, or server, and can be run on either Windows or Linux operating systems. Customer implementation needs will determine the type and location of the edge device relative to the sensor device.

Cloud Software

Our cloud software, which currently runs on the Amazon Web Services platform, communicates bilaterally with one or more devices running our edge software via any suitable internet connection, including via mobile and satellite networks, thereby receiving and storing sensor data from our sensor devices, including metadata such as ROI temperature values and generated ROI temperature alerts, full frame temperature data, and streaming video. In addition to receiving and storing this data, our cloud software provides a rich dashboard that enables users to simultaneously view live data and video streams from multiple sensor devices as well as related ROI temperature values and ROI temperature alerts. For customers with multiple facilities distributed geographically, this central monitoring capability provides a new and powerful tool for thermal anomaly detection and management.

Our cloud software is distinguished by its capability to not only transmit metadata and streaming RGB video from the edge to the cloud, but also transmit radiometric image data. This radiometric capability enables the full analytical power of infrared cameras to be harnessed in the cloud as well as at the edge. In particular, this cloud radiometry enables vastly broader AI/ML capabilities, as models can be trained on radiometric data from enormous infrared datasets gathered from every camera connected at the edge. We expect this “big data” capability to be a significant competitive advantage as we continue to develop transformative computer vision models for all of our customers’ use cases.

Our cloud software features comprehensive user access management and security protocols to enable flexible and secure provisioning of sensor data access and visibility for multiple users across a company’s platform. Our cloud software also features customizable Enterprise Asset Management (“EAM”) integrations to automatically generate work orders in the customer’s EAM system when an alert is triggered.

A variation of our cloud software is designed to provide centralized monitoring of employee health and safety across facilities by communicating with edge devices running our elevated body temperature monitoring software, leveraging the same core infrared cloud architecture that underpins our industrial monitoring software. This software provides robust analytics for measuring and responding to health trends and features AI capabilities, including computer vision modules to automatically track the location of employees who display elevated body temperature.

We believe the combination of our devices and software present us with a viable commercial strategy. For each device we sell, which is a one-time sale and one-time revenue-generating event, we also have the opportunity to sell a software attachment with a contract of one or multiple years. The additional revenue from the software attachment contract increases the lifetime value of the device to us without significant incremental cost related to the sale of software for that device. For example, we may sell a single device for $5,000 that costs us $3,000 to produce, which would alone represent a value to us of $2,000. However, if we also sell a five-year software contract for that device for annual revenue of $2,500, the total revenue related to that device (inclusive of the associated software contract) would increase to $17,500 and the lifetime value of that sale (calculated as total revenue on the sale of the device and the associated software contract, less the costs of the device) would increase to $14,500. Our ability to improve our gross margins and the lifetime value of each sale is largely dependent on our success of selling our software attachment to our devices.

Product Roadmap and Development

Our sensing platforms integrate multiple sensors into sensor devices paired with edge and cloud software to create solutions that protect critical industrial assets in multiple end markets. Our product development is therefore focused on improving and expanding our sensor portfolio to include sensors with superior performance, price, or sensing capabilities, improving our sensor device portfolio to incorporate superior form factors with improved performance, including handheld, fixed, and mobile device forms, and improving our edge and cloud software to incorporate superior performance and additional functionality, with a particular focus on utilizing AI to automate and improve industrial anomaly detection and response.

Our product roadmap has expanded significantly over the past several years as the company has transitioned from a transactional device and edge software focus to a comprehensive subscription service approach incorporating devices, edge software, and cloud software in combination to offer unprecedented turn-key infrared technology solutions to numerous industrial challenges. Our product roadmap now also includes significant development efforts in AI/ML on top of our sensor, device, and software platform, enabled by our revolutionary new infrared solutions approach.

Our Customers

We primarily target four markets globally: distribution & logistics, oil & gas, manufacturing, and utilities. In total, we shipped more than 9,000 infrared devices to over 300 paying customers from 2020 through 2022 across these diversified end markets which may provide ICI cross selling opportunities to sell its more comprehensive cloud-based solution and analytics platform. For the year ended December 31, 2022, one customer accounted 11.3% of total net revenue and no other customer accounted for more than 10% of total net revenue. For the six months ended June 30, 2023, two customers accounted for more than 10% of total net revenue.

Distribution & Logistics

Our customers in the distribution & logistics market are generally engaged in the maintenance and upkeep of facilities and their critical assets. This includes conveyor systems, transportation and machinery, facilities and building envelopes and electrics, and much more. Traditionally, target users include mechanical engineers and maintenance and facilities professionals. We believe that our data driven solutions will expand the user base to include operations and safety executives, process engineers, and other process-oriented leaders.

Oil & Gas

Our customers in the oil & gas market leverage our technologies for a wide variety of uses, including facilities maintenance, asset performance assessment, tank level monitoring, leak detection, pipeline monitoring, and processing safety. This market includes commercial businesses as well as some governmental agencies. Traditionally, our solutions have been sold to maintenance professionals, safety professionals, and engineers. We believe that our data driven software and all-encompassing solutions will expand users to include operational and manufacturing leaders, as well as other organizational leaders involved in enterprise-level sales.

Manufacturing

Our customers in the manufacturing market are numerous and include automotive and vehicle manufacturers, chemical and paper manufacturers, and aerospace and defense manufacturers, among other complex systems manufacturers. Our target users in the manufacturing market traditionally include mechanical engineers and facilities and maintenance professionals. As our software solutions continue to evolve, we are increasingly targeting process design, safety, and operational leaders whose priorities involve process waste reduction, enhanced safety protocols, and improved consistency and quality in manufacturing outputs.

Utilities

Our customers in the utilities market include all organizations involved in electrical power generation, transmission, and distribution. Target applications include transformer and substation monitoring, power generation monitoring, and electrical line maintenance. We also target organizations involved in green energy production, including wind and solar power generation. Traditionally targeting linemen, substation managers, and maintenance professionals, our data driven solutions have expanded this user base to include operations, safety, environmental and reliability leaders.

Our Competitive Strengths

We believe the following strengths will allow us to maintain and extend our position as a provider of thermal sensing and software solutions.

Proprietary SaaS Technology

We have developed a proprietary cloud-based platform, SmartIR, used by our customers to analyze key data points and patterns acquired by our thermal and other sensors. This proprietary platform allows users to identify failure points and patterns to inform safety protocols, enhance predictive maintenance to minimize unplanned downtime, and improve manufacturing processes. We believe our SaaS platform represents a significant financial opportunity to continue to convert our more than 230 enterprise customers, which we define as Fortune 1000 companies, and equivalent government agencies and academic institutions, with revenues of greater than $5,000, to a recurring revenue model presented by our software solution. As our platform capabilities expand, we believe our target applications, use cases, and points of differentiation in the marketplace will similarly expand.

High Performance At an Affordable Price

Our thermal imaging and sensing technologies represent one of the best price-to-quality ratios in the industry. Our thermal devices provide high pixel resolution and accuracy, as well as industry-leading user software, at competitive prices. This provides us with an ability to penetrate new markets and customers; solution quality has also promoted customer retention. We believe our SmartIR software will also provide value to customers that is differentiated within the industry by our turn-key cloud architecture, which enables customers to launch multi-facility thermal image monitoring without any software development work.

Leading Sensor Platform

Our sensor platform utilizes precise device sensor technology coupled with software-defined products that continue to drive low-cost customization. With this combination, we expect to develop new solutions for industry-specific applications, expanding our product offering without requiring significant manufacturing or inventory changes.

Large and Diversified Enterprise Customer Base

We believe that the diversity of our customer base and our established presence in our four target markets gives us several advantages. First, our customer diversity adds stability to our business. By having a diverse customer base, we have reduced exposure to individual customers. Second, we believe our participation across these four target markets provides some level of resilience to market or regulatory changes within a particular end market. Third, our enterprise customers provide the potential for growth across these customers’ respective global footprints, enabling benefits of scale should we be successful in further penetrating these customers’ accounts. As an example, an increase in our sales volume may result in a lower cost per device, allowing us to compete more effectively in each of the target markets. Finally, we believe our early entrance into these markets with our SmartIR SaaS solution will enable us to gain market-specific expertise, informing our product development decisions so that we may more effectively customize our solutions’ fit for the end market customers’ needs. We also believe that our early entrance into our target markets affords us an early-mover advantage useful to establish strong relationships globally with key customers in each market.

Proven Management Team

To achieve our vision of making our technology platform widely available to enterprise customers, we have attracted an experienced executive leadership team. Our company executives have extensive backgrounds in technology, finance, and operations.

Our Growth Strategies

Our goal is to increase our market share. In order to achieve that goal, key elements of our growth strategy include:

Expand Our Sales and Marketing Presence

To further grow our market share in our target markets, we intend to strategically hire, scaling our dedicated business units to serve each end market. As our market presence grows through targeted sales and marketing activity, we believe our customer base will grow. In addition, we are increasingly cross-selling within accounts, accessing new projects and opportunities within accounts where we have a beachhead position and increasing the number of addressable opportunities even within single accounts.

Increase Investment in SaaS Solution

Our SmartIR SaaS platform has been sold and is being used by key blue-chip accounts across our core vertical markets. We believe the opportunity to cross-sell our value-added SaaS solutions alongside our sensors is an attractive opportunity to grow revenue. We plan to continue to develop our software development capabilities in order to bring to market software products that fulfill current and evolving market applications and customer needs.

Execute On Our Product Roadmap

We continue to place a priority on innovation and product development to be competitive in our target markets over time in order to win new and expanded business opportunities. We believe the high performance of our thermal sensors, in conjunction with the flexibility of our software will allow us to continue providing new solutions to our customers, and further expand the use cases for our systems across various vertical markets.

Grow Wallet Share with Enterprise Customers

We possess an established customer base in each of our four target markets that we believe can be further strengthened as our relationships with customers mature. As our hardware and device customers also become users of our SmartIR SaaS solution, we expect we will be able to increase our order volumes. We expect these deep relationships to inform our product development strategy while simultaneously increasing customer retention rates via multi-year agreements. Sales for these programs are often, but not always, memorialized in multi-year contracts that provide a closer relationship to the customer and increased growth opportunities.

Among our existing enterprise customers are a leading ecommerce company and a leading automaker. Both customers bought our camera systems during the COVID-19 pandemic for biorisk applications, and while the purchases for biorisk applications have nearly entirely ceased, we have worked closely with both customers to develop further industrial applications for our devices and software technology. In July 2022, the ecommerce company initiated a paid pilot program for approximately $350,000 for 87 integrated devices and one-year SmartIR subscriptions across 18 of its facilities in the United Kingdom. These subscriptions were each renewed for a minimum of one additional year in the third quarter of 2023. The ecommerce company has preliminary plans to deploy our devices at approximately 700 total sites by the end of 2025, in order to monitor conveyor belts, rollers, bearings and motors to detect imminent failures and avoid costly maintenance downtime. We estimate that there is an aggregate $27.1 million annual recurring revenue opportunity associated with deploying devices at all of those sites. As interim steps, the ecommerce company has made informal commitments for approximately 1,000 additional subscriptions in 2023 for deployment at 90 new sites in the United Kingdom and European Union, and for approximately 2,500 additional subscriptions in 2024 for deployment at 250 new sites in the European Union, Asia and Australia.

We also have a pilot project in place with the automaker customer. We and the customer have identified at least 16 potential additional applications for which we believe that our technology would provide high-ROI solutions to condition monitoring challenges or productivity improvement opportunities. In addition to rolling out the pilot project (early fire detection in electric vehicle battery facilities) across multiple facilities, the automaker is currently evaluating the additional applications, with an eye toward broader rollout in 2024 and 2025. The automaker customer has informed us that it intends to deploy our devices at 12 additional sites before the end of 2024, primarily to continuously monitor temperature levels of electric vehicle batteries to avoid potential fires. We estimate that there is an aggregate $2.5 million annual recurring revenue opportunity associated with deploying devices at all of those sites.

The ultimate sale by us of these devices and software subscriptions, the deployment of these devices by each of these customers at these additional sites and their timeline for doing so is subject to risks and uncertainties, including those described in this prospectus under the heading “Risk Factors.”

Expand Our Distribution Network

While the majority of our sales are direct to customers, we also sell our thermal sensors through a distribution network. We believe these distributors enable us to reach more end customers in an operationally efficient manner. We plan to grow our existing network and establish new distribution partnerships in regions where we do not currently have partnerships. By leveraging these relationships, we believe we will be able to reach more customers faster and rapidly grow our sales. As accounts grow, we maintain the right to begin selling directly to ensure close relationships with our most strategically and commercially important accounts.

Pursue Strategic Acquisitions

We may pursue acquisitions as a means to complement our technology and corporate capabilities should they represent a strategic fit and are consistent with our overall growth strategy. While there is demand for our products today, we believe such acquisitions could create more expansive use cases for our products or provide greater access to our current target markets or access additional markets.

Manufacturing

We leverage our years of expertise in infrared and related sensors and devices to design, develop, source, and manufacture a variety of engineered products. We have developed a flexible manufacturing strategy combining contract manufacturing for high-volume products and in-house manufacturing for lower-volume specialized products. For our in-house manufacturing we purchase many subcomponents pre-assembled, including certain detectors, coolers and optics, as well as other sensors. These components are then assembled into finished systems and tested at our primary production facility located in Beaumont, Texas. For both of these manufacturing approaches, we often apply our proprietary calibration process as part of final assembly, in order to achieve superior sensor accuracy than competitors.

Competition

The global market for infrared sensing devices is well established with large scale manufacturers, such as Teledyne FLIR and Fortive, selling into military and commercial applications. Newer and lower-cost manufacturers, both domestic and overseas, have made inroads into the market in recent decades, contributing to a meaningful decline in sensing device prices as well as an expansion of device capabilities. This in turn has led to new end market applications for which infrared sensing devices are a useful and cost-effective solution.

We believe that our infrared sensing platform is competitive in this current market, as we offer high resolution and accuracy at an attractive price, and we offer differentiated device form factors, including multi-sensor devices. While we expect our product costs to continue to decline and our functionality to continue to increase, we have faced and will continue to face competition from existing competitors and new entrants both on a cost and functionality basis.

The market for cloud-based, infrared sensing software is less developed, as larger infrared device manufacturers have historically been more focused on device design and manufacturing than on software development or cloud-based solutions.

The market for turn-key infrared sensing solutions is even less mature, as complete solutions have either been “Build-Your-Own” or installed by integrators. We have established a differentiated position in the market providing turn-key infrared sensing solutions for specific end markets, including sensors, sensor devices, edge software, and cloud software, along with specific software modules such as integrations or AI/ML, tailor-made for each specific end market. Although we believe our position as a market leader here is strong and that our continued innovation will support our position, we have faced and will continue to face competition from existing competitors and new companies, as well as the potential for customers to develop their own end-to-end infrared sensing solutions.

We believe our competitive landscape varies somewhat across our four target markets. In distribution & logistics, we mainly compete with large scale manufacturers of handheld sensor devices that provide on-device thermal image display and basic on-device software. In manufacturing, we generally compete with handheld sensor devices offered by large scale manufacturers as well as less-common fixed camera solutions installed by industry-specialist consultants and integrators that source and install sensor devices from large scale manufacturers and offer limited software solutions without cloud or AI/ML feature sets. In utilities, we mainly compete with large scale manufacturers of handheld sensor devices that provide on-device thermal image display and basic on-device software, as well as smaller integrators that offer sensing device payloads for fixed-wing or UAV applications. In oil & gas, we generally compete with handheld sensor devices offered by large scale manufacturers, with smaller integrators that offer sensing device payloads for fixed-wing or UAV applications, and with fixed camera solutions installed by industry specialists that offer more fully-featured software solutions that sometimes include basic AI/ML capabilities.

Sales And Marketing

We plan to expand our sales and marketing efforts to attract new customers and grow orders from existing customers. We maintain a global sales presence and sell directly to the majority of our customers. Members of our sales team are technical and understand use cases and value drivers across our four core vertical target markets.

While we maintain direct relationships with the majority of our customers, we have also developed a global network of active direct dealers and distributors to sell, install, and support our solutions. We collect feedback directly from our customers to generate insights that drive our business and innovation strategies. We will continue to expand and optimize our dealer network to ensure that we have sufficient geographic coverage across both existing and new markets.

We take a targeted, data-driven marketing approach to each of our four focused markets. We develop and publish digital content, including blogs, webinars, videos, and other digital solutions to educate potential customers and expand our reach. We leverage a full technology stack, including a CRM system, marketing automation platforms, and account-based marketing tools to optimize target end user interactions and to drive efficient digital marketing efforts. We also actively pursue thought-leaderships opportunities to present and speak at market-specific conferences, executive events, trade shows and industry events to further develop our brand and reputation. These opportunities also allow us to showcase our technology and attract additional customer interest. We also sponsor universities and other non-profit organizations to increase awareness of our technology and demonstrate its capabilities.

Research and Development

We have invested significant resources into research and development of our infrared sensor platform. Our success has been, and will continue to be, substantially affected by our ability to innovate these new products and technologies to both augment our existing offerings and create new avenues for growth. We strive to differentiate ourselves from our competition with our R&D capabilities. We intend to continue to have significant internal R&D expenses in the future to provide a continuing flow of innovative and high-quality products to maintain and enhance our competitive position in each of our business segments. In addition to these internally funded activities, we may engage in R&D projects that are reimbursed by government agencies or prime contractors pursuant to development contracts we undertake.

Government Regulation

The laws governing exportation of ICI’s thermal imaging technology vary from country to country and product to product. Exporting ICI’s thermal cameras, infrared cameras, or infrared sensors to certain countries may be restricted by the United States Government’s thermal camera export restrictions and many fall under International Traffic in Arms Regulations (ITAR). All ITAR items are designated by the U.S. Department of State. Some of ICI’s thermal cameras fall under specific Export Control Classification Number (ECCN) codes. ECCN items are governed by the U.S. Department of Commerce Bureau of Industry and Security. Likewise, most but not all of ICI’s cameras also have Commodity Jurisdiction (CJ) codes. Depending on the sensor size and pixel pitch, ICI can export many of its thermal imaging cameras to most non U.S.-embargoed countries without restriction. Other countries can receive thermal imaging cameras with restrictions and proper licensing and documentation.

Intellectual Property

We own and control various intellectual property rights, including patents, trade secrets, confidential information, trademarks, trade names, and copyrights. We are licensed to use certain patents, technology and other intellectual property rights owned and controlled by others. Similarly, other companies are licensed to use certain patents, technology and other intellectual property rights owned and controlled by us. The annual royalties received or paid under license agreements are not significant to our overall operations. Patents, patent applications and license agreements will expire or terminate over time by operation of law, in accordance with their terms or otherwise. We do not expect the expiration or termination of these patents, patent applications and license agreements to have a material adverse effect on our business, results of operations or financial condition. The table below sets out summary information for each patent that we consider to be material to our business, each of which is owned by us.

Scheduled Date
Patent	Title	Type of Patent	Jurisdiction	of Expiration
9,745,059 B2	System to Adapt An Optical Device To Calculate A Condition Value	Machine	United States	7/2/2036
9,880,552 B1	Wireless Remote Control To Operate A Radiometric Camera Mounted To An Aerial Vehicle	Machine	United States	4/7/2036
11,549,827 B1	System And Method For Automated Condition Value Reporting	Machine and Method of Use	United States	3/11/2037
Provisional Application	Apparatus For Noninvasive Veterinary Screening And Diagnosis	Machine	United States	11/21/2023

Legal Proceedings

From time to time, we may become involved in actions, claims, suits and other legal proceedings arising in the ordinary course of our business, including assertions by third parties relating to intellectual property infringement, breaches of contract or warranties or employment-related matters. We are not currently a party to any actions, claims, suits or other legal proceedings the outcome of which, if determined adversely to us, would individually or in the aggregate have a material adverse effect on our business, financial condition, and results of operations.

Employees

As of December 31, 2022, we employed a total of 41 people, including 37 people on a full-time basis in the United States and 4 people on a full-time basis internationally, through a professional employer organization. We employ 16 engineers and technical talent, and we are continuing to look to significantly expand our technical employee count in order to meet our goals. We also engage numerous consultants and contractors to supplement our permanent workforce. None of our employees are represented by a labor union or covered by collective bargaining agreements. We believe we have strong and positive relations with our employees.

Facilities

Our corporate headquarters is located in Beaumont, Texas where we lease approximately 6,380 square feet of office space and 7,320 square feet of warehouse space. Our office space is leased pursuant to two three-year written leases that expire on December 31, 2023. Our warehouse space is leased pursuant to a one-year written lease that expires on July 20, 2024. We expect to be able to extend these leases prior to their expiration on commercially reasonable terms. Our office space contains engineering, manufacturing, research and development and administrative functions of the company. Our warehouse space houses our inventory, stock items and quality control operations. We believe that our office and warehouse space is adequate for our current needs and, should we need additional space, we believe we will be able to obtain additional space on commercially reasonable terms.

DESCRIPTION OF NEW ICI SECURITIES

Following the Business Combination, your rights as New ICI stockholders will be governed by the laws of the State of Delaware and New ICI’s Second Amended & Restated Certificate of Incorporation. The following description of the material terms of New ICI’s securities, reflects the terms of documents that will be in effect upon completion of the Business Combination, as if the Business Combination has been completed. The terms of the warrants to purchase New ICI Common Stock will be governed by the terms of SportsMap’s warrant agreement, dated October 18, 2021, with Continental Stock Transfer & Trust Company. We urge you to read the applicable provisions of Delaware law and New ICI’s forms of Second Amended & Restated Certificate of Incorporation and bylaws, as well as the terms of the warrant agreement, carefully and in their entirety because they describe your rights as a holder of New ICI Common Stock and warrants.

General

Our purpose is to engage in any lawful act or activity for which corporations may be organized under the DGCL as it now exists or may hereafter be amended or supplemented. Our Second Amended & Restated Certificate of Incorporation authorizes 300,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of undesignated preferred stock, $0.0001 par value per share, the rights, preferences and privileges of which may be designated from time to time by our board of directors.

Common Stock

Dividend Rights

Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our Common Stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and only then at the times and in the amounts that our board of directors may determine, and will share in any such dividends pro rata in proportion to the number of shares of Common Stock held by each such holder.

Liquidation

Subject to preferences that may apply to shares of preferred stock outstanding at the time, in the event New ICI is liquidated or dissolved, the holders of outstanding shares of our Common Stock will be entitled to receive the net assets of New ICI legally available for distribution to stockholders after the payment of all debts and other liabilities of New ICI and after making provision for preferential and other amounts (if any) to which holders of shares of preferred stock outstanding at the time are entitled, and will share in any such distribution pro rata in proportion to the number of shares of Common Stock held by each such holder.

Voting Rights

The holders of our Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders. The holders of our Common Stock do not have cumulative voting rights.

No Preemptive or Similar Rights

Shares of our Common Stock are not entitled to preemptive rights and are not subject to redemption or sinking fund provisions.

Preferred Stock

Pursuant to the Second Amended & Restated Certificate of Incorporation, the total authorized shares of preferred stock of New ICI is 10,000,000 shares. Upon the consummation of the Business Combination, no shares of preferred stock will be issued or outstanding.

Under the Second Amended & Restated Certificate of Incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, designations, preferences, qualifications, limitations and restrictions of any series of preferred stock, including dividend rights, dividend rates, conversion rights, exchange rights, redemption privileges and prices, liquidation and dissolution preferences, and distribution rights. Our board of directors also has discretion to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series of preferred stock. However, under the Second Amended & Restated Certificate of Incorporation, the affirmative vote of the holders of a majority of the outstanding stock entitled to vote thereon is required to increase or decrease (but not below the number of shares of preferred stock then outstanding) the number of authorized shares of preferred stock.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of the outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of Common Stock by restricting dividends on the Common Stock, diluting the voting power of the Common Stock or subordinating the liquidation rights of the Common Stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of the Common Stock.

Anti-Takeover Provisions

The provisions of the DGCL, the Second Amended & Restated Certificate of Incorporation and our bylaws could have the effect of delaying, deferring or discouraging another person from acquiring control of New ICI. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and encourage persons seeking to acquire control of New ICI to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire New ICI because negotiation of these proposals could result in an improvement of their terms.

Section 203 of the DGCL

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the date that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

●	before the stockholder became interested, our board of directors approved either the business combination or the transaction, which resulted in the stockholder becoming an interested stockholder;
●	upon consummation of the transaction, which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of New ICI outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans in some instances, but not the outstanding voting stock owned by the interested stockholder; or
●	at or after the time the stockholder became interested, the business combination was approved by our board and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock, which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

●	any merger or consolidation involving the corporation and the interested stockholder;
●	any sale, transfer, lease, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;
●	subject to exceptions, any transaction that results in the issuance of transfer by the corporation of any stock of the corporation to the interested stockholder;
●	subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Authorized but Unissued Shares

The authorized but unissued shares of our Common Stock and preferred stock are available for future issuance without stockholder approval, subject to any approvals required under the listing requirements of any stock exchange on which our Common Stock is listed or quoted. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and preferred stock could make more difficult or discourage an attempt to obtain control of New ICI by means of a proxy contest, tender offer, merger or otherwise.

Special Meetings of Stockholders; Stockholder Action

The Second Amended & Restated Certificate of Incorporation provides that, subject to the rights of the holders of any preferred stock, special meetings of the stockholders may be called only by (i) our board of directors, (ii) the chairperson of our board of directors, or (iii) our chief executive officer or president, and special meetings of stockholders may not be called by any other person or persons. Notwithstanding the foregoing, until we cease to qualify as a Controlled Company (as defined in Section 5615(c)(1) of the Nasdaq Stock Market LLC Rules, Section 303A.00 of the New York Stock Exchange Listed Company Manual or Section 801(a) of the NYSE American Company Guide, as applicable), a special meeting of the stockholders can also be called by our Secretary at the request of any holder of record of at least 25% of the voting power of the issued and outstanding shares of our capital stock. The Second Amended & Restated Certificate of Incorporation and our bylaws also prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders controlling a majority of New ICI capital stock to take any action, including the removal of directors.

Based on information available to us as of the date of this prospectus, New ICI is not expected to be a Controlled Company following the Closing.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

In addition, our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting or special meeting of stockholders. Generally, in order for any matter to be “properly brought” before a meeting, the matter must be (a) specified in a notice of meeting given by or at the direction of our board of directors, (b) otherwise properly brought before the meeting by our board of directors or the Chairman of board of directors, or (c) otherwise properly brought before the meeting by any stockholder present in person (x) who was a stockholder of record entitled to vote at such annual meeting on the date on which notice of the meeting was given pursuant to our bylaws and on the record date for the determination of stockholders entitled vote at such meeting and is entitled to vote at such meeting, and (y) who complies with the notice procedures set forth in our bylaws, or properly makes such proposal in accordance with Rule 14a-8 under the Exchange Act and the rules and regulations thereunder and complies with requirements of such rules for inclusion of the proposal in the proxy statement for the annual meeting. Further, for business to be properly brought before an annual meeting by a stockholder, the stockholder must provide timely notice thereof in proper written form to our Secretary and the proposed business must be a proper matter for stockholder action. To be timely, a stockholder’s notice must be received by our Secretary at our executive offices not later than close of business on the 90th day nor earlier than the opening of business on the 120th day before the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than close of business on the 120th day before the annual meeting or, if later, not later than the later of (x) the close of business on the 90th day before the meeting and (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made.

Stockholders at an annual meeting or special meeting may only consider proposals or nominations “properly brought” before such meeting by our board of directors or stockholders pursuant to the requirements described above. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of the outstanding voting securities until the next stockholder meeting.

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless the Second Amended & Restated Certificate of Incorporation otherwise. The Second Amended & Restated Certificate of Incorporation precludes stockholder action by written consent once we cease to qualify as a Controlled Company (as defined in Section 5615(c)(1) of the Nasdaq Stock Market LLC Rules, Section 303A.00 of the New York Stock Exchange Listed Company Manual or Section 801(a) of the NYSE American Company Guide, as applicable).

Based on information available to us as of the date of this prospectus, New ICI is not expected to be a Controlled Company following the Closing.

Amendment of Certificate of Incorporation and Bylaws

The Second Amended & Restated Certificate of Incorporation further provides that the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of our voting stock entitled to vote thereon, voting as a single class, is required to amend certain provisions of the Second Amended & Restated Certificate of Incorporation, including, among other things, provisions relating to our board’s ability to create and issue preferred stock, the size of our board of directors, the election and removal of directors, actions by stockholders, limitation of liability of directors, indemnification of directors and officers, and forum for stockholder actions and proceedings. The affirmative vote of holders of at least 662∕3% of the voting power of all of the then outstanding shares of our voting stock entitled to vote generally in an election of directors, voting as a single class, is required for stockholders to adopt, amend or repeal our bylaws, although the bylaws may be adopted, amended or repealed by our board of directors.

Forum Selection

The Second Amended & Restated Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Delaware Chancery Court (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for (1) any derivative action brought on behalf of New ICI, (2) any claim of breach of a fiduciary duty owed by any of our directors or officers to New ICI or to our stockholders, (3) any action, suit or proceeding arising pursuant to any provision of the DGCL, the Second Amended & Restated Certificate of Incorporation or our bylaws (as either may be amended from time to time) or (4) any claim against New ICI governed by the internal affairs doctrine. The Second Amended & Restated Certificate of Incorporation designates the federal district courts of the United States as the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act. The Second Amended & Restated Certificate of Incorporation provides that the foregoing forum selection provisions will not apply to any claim as to which the Delaware Chancery Court or the federal courts, as applicable, determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within ten days following such determination), or for which such court does not have subject matter jurisdiction. Notwithstanding the foregoing, the foregoing forum selection provisions shall not apply to any suits brought to enforce any liability or duty created by the Exchange Act, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

Although we believe this provision benefits New ICI by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

Limitations on Liability and Indemnification of Officers of Directors

The Second Amended & Restated Certificate of Incorporation and our bylaws will provide indemnification and advancement of expenses for our directors and officers to the fullest extent permitted by the applicable law, subject to certain limited exceptions. We have entered into, or will enter into, indemnification agreements with each of our directors and officers. In some cases, the provisions of those indemnification agreements may be broader than the specific indemnification provisions contained under the applicable law. In addition, as permitted by applicable law, the Second Amended & Restated Certificate of Incorporation includes provisions that eliminate the personal liability of directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director.

These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of New ICI. Pursuant to Section 262 of the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in the company’s name to procure a judgment in its favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates.

Public Warrants

Each whole Warrant entitles the holder thereof to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment, at any time commencing 30 days after the completion of an initial business combination. However, no Public Warrants will be exercisable for cash unless we have an effective and current registration statement covering the issuance of the Common Stock issuable upon exercise of the Warrants and a current prospectus relating to such Common Stock. Notwithstanding the foregoing, if a registration statement covering the issuance of the Common Stock issuable upon exercise of the Public Warrants is not effective within 90 days from the closing of our initial business combination, Warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their Warrants on a cashless basis. The Warrants will expire five years from the closing of our initial business combination at 5:00 p.m., New York City time or earlier redemption.

In addition, if (x) we issue additional shares of Common Stock or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at a Newly Issued Price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our initial stockholders or their affiliates, without taking into account any founders’ shares held by our initial stockholders or such affiliates, as applicable, prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the Market Value is below $9.20 per share, the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described below will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

We may call the Warrants for redemption, in whole and not in part, at a price of $0.01 per Warrant:

●	at any time while the Warrants are exercisable,
●	upon not less than 30 days’ prior written notice of redemption to each Warrant holder,
●	if, and only if, the reported last sale price of the Common Stock equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing after the Warrants become exercisable and ending on the third trading business day prior to the notice of redemption to Warrant holders, and

●	if, and only if, there is a current registration statement in effect with respect to the issuance of the Common Stock underlying such Warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

The right to exercise will be forfeited unless the Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a Warrant will have no further rights except to receive the redemption price for such holder’s Warrant upon surrender of such Warrant.

The redemption criteria for our Warrants have been established at a price which is intended to provide Warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the Warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the Warrants.

If we call the Warrants for redemption as described above, our management will have the option to require all holders that wish to exercise Warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the fair market value by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. For example, if a holder held 150 Warrants to purchase 150 shares and the fair market value on the trading date prior to exercise was $15.00, that holder would receive 35 shares without the payment of any additional cash consideration. Whether we will exercise our option to require all holders to exercise their Warrants on a “cashless basis” will depend on a variety of factors including the price of our Common Stock at the time the Warrants are called for redemption, our cash needs at such time and concerns regarding dilutive share issuances.

The Warrants were issued in registered form under a Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then outstanding Warrants (including the Private Placement Warrants) in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of shares of Common Stock issuable on exercise of the Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the Warrants will not be adjusted for issuances of Common Stock at a price below their respective exercise prices.

The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their Warrants and receive shares of Common Stock. After the issuance of Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Except as described above, no Public Warrants will be exercisable and we will not be obligated to issue Common Stock unless at the time a holder seeks to exercise such Warrant, a prospectus relating to the shares of Common Stock issuable upon exercise of the Warrants is current and the shares of Common Stock have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the Warrants. Under the terms of the Warrant Agreement, we have agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the Common Stock issuable upon exercise of the Warrants until the expiration of the Warrants. However, we cannot assure you that we will be able to do so and, if we do not maintain a current prospectus relating to the Common Stock issuable upon exercise of the Warrants, holders will be unable to exercise their Warrants and we will not be required to settle any such Warrant exercise. If the prospectus relating to the Common Stock issuable upon the exercise of the Warrants is not current or if the Common Stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the Warrants reside, we will not be required to net cash settle or cash settle the Warrant exercise, the Warrants may have no value, the market for the Warrants may be limited and the Warrants may expire worthless.

Warrant holders may elect to be subject to a restriction on the exercise of their Warrants such that an electing Warrant holder would not be able to exercise their Warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the Common Stock outstanding.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to the Warrant holder, and the fractional interest will be canceled. Therefore, you must separate your units in multiples of four to not have any fractional Warrants canceled.

Our Warrant Agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Private Placement Warrants

Except as described in this section, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants sold as part of the units in the IPO.

The Private Placement Warrants (including the Common Stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of our initial business combination (except as described herein). With respect to the Private Placement Warrants held by the underwriters in the IPO, for so long as such Warrants are held by the underwriters, such Warrants will not be exercisable more than five years from the commencement of sales in the IPO in accordance with FINRA Rule 5110(g)(8)(C).

Transfer Agent and Registrar and Warrant Agent

The transfer agent and registrar for our Common Stock is Continental Stock Transfer & Trust Company and the warrant agent for our warrants is Continental Stock Transfer & Trust Company. The address of the transfer agent and warrant agent is 1 State Street, 30th floor, New York, NY 10004, and its telephone number is 917-262-2373.

Trading Symbols and Market

We have applied to list New ICI’s Common Stock and Public Warrants to trade on The Nasdaq Capital Market following the Business Combination under the symbols “MSAI” and “MSAIW”.

SECURITIES ACT RESTRICTIONS ON RESALE OF SECURITIES

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted New ICI Common Stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of New ICI at the time of, or at any time during the three months preceding, a sale and (ii) New ICI is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as New ICI was required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of New ICI Common Stock for at least six months but who are affiliates of New ICI at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of shares of New ICI Common Stock then outstanding; or
●	the average weekly reported trading volume of the New ICI Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of New ICI under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about New ICI.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Notwithstanding the foregoing, Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and
●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

Following the consummation of the Business Combination, New ICI will no longer be a shell company, and as a result, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

BENEFICIAL OWNERSHIP

The following table sets forth information known to us regarding the expected beneficial ownership of New ICI Common Stock following the consummation of the Business Combination by:

●	each person who will become a named executive officer or director of New ICI, and all executive officers and directors of New ICI as a group; and
●	each person who is expected to be the beneficial owner of more than 5% of New ICI Common Stock.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options, rights and warrants that are currently exercisable or exercisable or will settle within 60 days of the date of this prospectus. Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

The expected beneficial ownership of New ICI Common Stock following the consummation of the Business Combination is based on an expected 12,486,866 shares of New ICI Common Stock to be outstanding, which assumes the redemption of the estimated maximum number of shares of SportsMap Common Stock that can be redeemed while still satisfying the condition in the Business Combination Agreement that the Aggregate Transaction Proceeds be at least $10.0 million.

Name and Address of Beneficial Owner(1)	Number of Shares	% of Ownership
Directors and Executive Officers
Gary Strahan	6,159,205	49.3%
Steven Winch(2)	541,344	4.3%
Peter Baird(3)	202,301	1.6%
Steve Guidry(4)	16,841	*
David Gow(5)	2,676,598	21.4%
Reid Ryan	—	—
Stuart V. Flavin III	—	—
Petros Kitsos	—	—
Margaret Chu	—	—
All Directors and Executive Officers as a Group (9 Individuals)	9,596,289	76.9%
Five Percent Holders
Gary Strahan	6,159,205	49.3%
SportsMap, LLC(5)	2,632,000	21.1%
David Gow(5)	2,676,598	21.4%
Roth Capital Partners, LLC(6)	1,187,500	9.5%
*	Less than 1%.
(1)	Unless otherwise noted, the business address of each of the following entities or individuals is 2105 West Cardinal Drive, Beaumont, Texas 77705.
(2)	Represents shares of Common Stock held by Villard Capital, LLC, an estate-planning vehicle for Mr. Winch controlled by Mr. Winch. Does not include (i) 674,682 Participating Company RSU Awards or (ii) 674,683 New ICI Transaction RSU Awards.
(3)	Represents Participating Company Options exercisable within 60 days of the date of this prospectus. Does not include (i) 684,156 Participating Company RSU Awards or (ii) 379,568 New ICI Transaction RSU Awards.
(4)	Represents Participating Company Options exercisable within 60 days of the date of this prospectus.
(5)	Includes 405,000 shares of Common Stock underlying Warrants that will be exercisable within 60 days of this prospectus. The business address for SportsMap, LLC and Mr. Gow is 5353 West Alabama, Suite 415 Houston, Texas 77056. Mr. Gow has voting and dispositive power over the shares held of record by SportsMap, LLC. Mr. Gow disclaims any beneficial ownership of the shares held by SportsMap, LLC, except to the extent of his pecuniary interest therein.
(6)	Includes 101,250 shares of Common Stock underlying Warrants that will be exercisable within 60 days of this prospectus. The business address of Roth Capital Partners, LLC is 888 San Clemente Dr, Newport Beach, CA 92660.

REGISTERED HOLDERS

This prospectus relates to the resale by the registered holders from time to time of (i) up to 16,722,749 shares of Common Stock and (ii) 506,250 Private Placement Warrants. The registered holders may, from time to time, offer and sell any or all of the Common Stock or Private Placement Warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “registered holders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the registered holders’ interest in the Common Stock or Private Placement Warrants other than through a public sale.

The following table sets forth, as of the date of this prospectus, the names of the registered holders, the aggregate number of shares of Common Stock or Private Placement Warrants, in each case, held by each registered holder immediately prior to the sale of shares of Common Stock or Private Placement Warrants in this offering, the number of shares of Common Stock or Private Placement Warrants that may be sold by each registered holder under this prospectus and the number of shares of Common Stock and Private Placement Warrants that each registered holder will beneficially own after this offering.

For purposes of the table below, we have assumed that (i) the Closing occurs and (ii) the registered holders will not acquire beneficial ownership of any additional securities during the offering. In addition, we assume that the registered holders have not sold, transferred or otherwise disposed of, our securities in transactions exempt from the registration requirements of the Securities Act. On December      , 2023, the SportsMap stockholders approved the Business Combination and the other proposals at a special meeting. In the event the other conditions precedent to the consummation of the Business Combination are not met, then the New ICI Shares will not be issued and SportsMap will seek to withdraw the registration statement of which this prospectus forms a part prior to the effectiveness of the registration statement.

	Securities Beneficially Owned Prior			Securities to be Sold in this		Securities Beneficially Owned Following
	to this Offering(1)			Offering		this Offering
	Shares of			Shares of		Shares of
	Common	% of		Common		Common	% of
Name of Selling Securityholder	Stock	Ownership	Warrants	Stock	Warrants	Stock	Ownership	Warrants
Gary Strahan(2)	6,159,205	49.3%	—	8,364,805	—	—	—	—
Steve Winch(3)	541,344	4.3%	—	1,410,426	—	—	—	—
Peter Baird(4)	202,301	1.6%	—	886,457	—	—	—	—
Steve Guidry(5)	16,841	*	—	16,841	—	—	—	—
Jeff Guida(6)	—	—	—	717,178	—	—	—	—
	618,292	5.0%		618,292	—	—	—	—
David Gow(7)	44,598	*		44,598		—	—
SportsMap, LLC(7)	2,632,000	21.1%	405,000	2,632,000		—	—
	150,402	1.2%	—	150,402
Roth Capital Partners, LLC(8)	1,187,500	9.5%		1,187,500
Craig-Hallum Capital Group, LLC(9)	175,000	1.4%		175,000		—	—

*	Less than 1%.
(1)	The percentage of beneficial ownership is calculated based on 12,486,866 outstanding shares of

Common Stock at Closing, which (a) assumes the redemption of the estimated maximum number of shares of SportsMap Common Stock that can be redeemed while still satisfying the condition in the Business Combination Agreement that the Aggregate Transaction Proceeds be at least $10.0 million and (b) consists of (i) 2,840,000 shares held by the Sponsor and Insiders, (ii) 965,525 public shares, (iii) 1,362,500 shares to be held by the SportsMap Advisors following the Closing, and (iv) 7,318,841 shares to be issued in the Business Combination to existing securityholders of ICI, of which, 618,292 shares will be issued to ICI Convertible Noteholders in connection with the conversion of ICI Convertible Notes immediately prior to Closing. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them.

(2)	Mr. Strahan is the Chief Executive Officer of ICI and will serve as Chief Executive Officer and a director of New ICI following the Business Combination. Securities to be sold in this offering include (i) 6,159,205 shares of Common Stock held by Mr. Strahan and (ii) up to 2,205,600 Earnout Shares issuable to Mr. Strahan upon the achievement of certain performance metrics described elsewhere in this prospectus. The address for this registered holder is c/o Infrared Cameras Holdings, Inc., 2105 West Cardinal Drive, Beaumont, Texas 77705.
(3)	Mr. Winch is the Present of ICI and will serve as President and a director of New ICI following the Business Combination. Securities to be sold in this offering include (i) 541,344 shares of Common Stock held by Villard Capital, LLC, an estate-planning vehicle for Mr. Winch controlled by Mr. Winch, (ii) up to 194,400 Earnout Shares issuable to Villard Capital, LLC upon the achievement of certain performance metrics described elsewhere in this prospectus and (iii) 674,682 shares of Common Stock underlying Participating Company RSU Awards granted to Mr. Winch in connection with Closing. The address for each registered holder named in this footnote is c/o Infrared Cameras Holdings, Inc., 2105 West Cardinal Drive, Beaumont, Texas 77705.
(4)	Mr. Baird is the Chief Financial Officer of ICI and will serve as Chief Financial Officer of New ICI following the Business Combination. Securities to be sold in this offering include (i) 684,156 shares of Common Stock underlying Participating Company RSU Awards granted to Mr. Baird in connection with Closing and (ii) 202,301 shares of Common Stock issuable to Mr. Baird upon the exercise of New ICI Options to be held by Mr. Baird. The address for this registered holder is c/o Infrared Cameras Holdings, Inc., 2105 West Cardinal Drive, Beaumont, Texas 77705.
(5)	Mr. Guidry is the General Counsel of ICI and will serve as General Counsel of New ICI following the Business Combination. Securities to be sold in this offering represent shares of Common Stock issuable to Mr. Guidry upon the exercise of New ICI Options to be held by Mr. Guidry. The address for this registered holder is c/o Infrared Cameras Holdings, Inc., 2105 West Cardinal Drive, Beaumont, Texas 77705.
(6)	Mr. Guida is the Chief Innovation Officer of ICI and will serve as Chief Innovation Officer of New ICI following the Business Combination. Securities to be sold in this offering represent shares of Common Stock underlying Participating Company RSU Awards to be granted to Mr. Guida in connection with Closing.
(7)	Mr. Gow is a director of SportsMap and will continue to serve as a director of New ICI following the Business Combination. The business address for SportsMap, LLC and Mr. Gow is 5353 West Alabama, Suite 415 Houston, Texas 77056. Mr. Gow has voting and dispositive power over the shares held of record by SportsMap, LLC. Mr. Gow disclaims any beneficial ownership of the shares held by SportsMap, LLC, except to the extent of his pecuniary interest therein.
(8)	Roth Capital Partners, LLC was an underwriter in the IPO and is serving as an advisor to SportsMap in connection with the Business Combination. The business address of Roth Capital Partners, LLC is 888 San Clemente Dr, Newport Beach, CA 92660.
(9)	Craig-Hallum Capital Group, LLC was an underwriter in the IPO and is serving as an advisor to SportsMap in connection with the Business Combination. The business address of Craig-Hallum Capital Group, LLC is 222 South 9th Street, Suite 350, Minneapolis, MN 55402.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

Listing of New ICI Common Stock and Warrants

SportsMap’s Common Stock and Public Warrants are currently listed on The Nasdaq Global Market and trade under the symbols “SMAP” and “SMAPW”, respectively. SportsMap has applied for New ICI’s Common Stock and Public Warrants to trade on The Nasdaq Capital Market following the Business Combination under the symbols “MSAI” and “MSAIW”, respectively. New ICI will not have units traded following the consummation of the Business Combination.

MANAGEMENT OF NEW ICI AFTER THE BUSINESS COMBINATION

References in this section to “we”, “our”, “us” and the “Company” generally refer to ICI and its consolidated subsidiaries prior to the Business Combination and New ICI and its consolidated subsidiaries after giving effect to the Business Combination.

Management and Board of Directors

The following table sets forth the persons SportsMap and ICI anticipate will become the executive officers and directors of New ICI.

Name	Age	Position
Gary Strahan	64	Director Nominee and Chief Executive Officer
Steve Winch	51	Director Nominee and President
Peter Baird	57	Chief Financial Officer
Steve Guidry	65	General Counsel
David Gow	60	Director
Reid Ryan	52	Director
Stuart V Flavin III	57	Director Nominee
Petros Kitsos	58	Director Nominee
Margaret Chu	47	Director Nominee

The New ICI Board is expected to be composed of seven directors upon the Closing.

Gary Strahan.  Upon the Closing, Gary Strahan will serve as a director and our Chief Executive Officer. Mr. Strahan has served as our Chief Executive Officer since our founding in 1995, using his experience in the infrared technology space and non-destructive testing (“NDT”) and other technologies to grow ICI’s business into the provider of high-resolution thermal sensing solutions it is today. Prior to starting ICI, Mr. Strahan worked at Mobil Oil from 1989 to 1994 as an Inspection Engineer, Inspection Manager and, eventually, Senior NDT Level III, during which time he established Mobil Oil’s NDT procedures. From 1994 to 1995, Mr. Strahan was a Mechanical Integrity Manager at Ameripol Synpol Corporation. Mr. Strahan was a Manufacturer’s Representative for Agema from 1995 to 1998. He was also a District Manager at FLIR Systems through its merger (now a subsidiary of Teledyne Technologies) in 1998 before leaving FLIR Systems Inc. in 2000 to work as a Manufacturer’s Representative of Mikron Infrared, Inc. until Mikron was purchased by LumaSense Technologies, Inc. in 2007. Mr. Strahan is a veteran of the U.S. Navy, where he was a Hull Technician and Diver. He is a Level III Certified Thermographer and attended Lamar University prior to joining the U.S. Navy. He attended UCSD after USN service. Mr. Strahan received certification as a mixed gas saturation diver from the College of Oceaneering and attended Don Boscoe Technical Institute where he was certified in multiple NDT methods including radiography, ultrasonics, magnetic particle, and liquid penetrant inspection from. Mr. Strahan is an Authorized Inspector for the NBBI and has had API and AWS certifications. He currently serves on the ASTM E-20 Committee and SPIE Thermosense Committee. Mr. Strahan is well qualified to serve on the New ICI Board due to having over 30 years of experience with infrared technology and NDT methods, including in his capacity as ICI’s Chief Executive Officer.

Steve Winch.  Upon the Closing, Steve Winch will serve as a director and our President. Mr. Winch has served as our president since May 2020. Since 2014, he has also been the Managing Partner of Villard Capital, LLC, a private equity firm focused on investments in technology and industrial sectors. Previously, Mr. Winch was a Managing Director at The Blackstone Group focused on private equity and special situations investing. At Blackstone, Mr. Winch sourced, evaluated, and executed direct investment opportunities in both private and public markets. Before Blackstone, Mr. Winch was a senior advisor to Cornwall Capital Management LP. Prior to that, Mr. Winch worked at Ripplewood Holdings LLC where he sourced, analyzed, and executed direct private equity investments in technology and industrial sectors. Previously, Mr. Winch was an Engagement Manager at McKinsey & Company working across a range of industries in the U.S., Europe, Asia, South America, and Australia. He began his career in the Mergers & Acquisitions group of Salomon Brothers Inc. He previously served on the board of directors of Keweenaw Land Association, Ltd. from April 2018 to December 2021. Mr. Winch received an A.B. from Duke University, where he graduated magna cum laude and was elected Phi Beta Kappa, as well as an M.B.A. with Distinction from Harvard Business School. He is a member of the Council on Foreign Relations. Mr. Winch is well qualified to serve on the New ICI Board due to his familiarity with ICI’s business and his extensive management experience.

Peter Baird.  Upon the Closing, Peter Baird will serve as our Chief Financial Officer. Since August 2020, Mr. Baird has served as our Chief Financial Officer, where he has established and managed a range of corporate functions from accounting, treasury and finance, among others. Prior to joining ICI, Mr. Baird worked at 91 Asset Management (formerly Investec Asset Management) as Head of African Private Equity from January 2017 to March 2020, and at Standard Chartered Bank as a Senior Managing Director and Head of African Private Equity from September 2011 to December 2016. In both of these roles he managed a team of professionals investing in and managing growth companies. Prior to this, Mr. Baird was a Principal at McKinsey & Company, where he worked from September 1995 to June 2006. During his investing career he has served on and/or chaired more than 25 corporate boards. He received a Bachelor of Arts degree with Honors in Economics and Political Science from Bates College, a Master of Arts degree in Quantitative Economics from the University of Cape Town, and a Master of Business Administration degree from the Stanford Graduate School of Business. At Stanford he was an Arjay Miller Scholar (top 10% of the class) and was also awarded certificates in Public Management and Global Management. Mr. Baird is also a Charted Financial Analyst.

Steve Guidry.  Upon the Closing, Steve Guidry will serve as our General Counsel. Mr. Guidry has served as our General Counsel since April 2020. Previously, Mr. Guidry was a solo practitioner at his own law firm from October 2013 to April 2020 and, prior to that, he was a partner at the law firm of Germer Gertz, LLP from April 2001 to October 2012. Mr. Guidry received an Associate of Applied Science and a Bachelor of Science in Industrial Engineering and Industrial Technology from Lamar University and a Juris Doctor degree from the University of Texas at Austin.

David Gow.  Upon the Closing, David Gow will continue to serve as our director. Mr. Gow has served as the Chief Executive Officer and a director of SportsMap since its inception. In August 2007, Mr. Gow founded Gow Media, a multi-platform media company with a portfolio of platforms, including ESPN Radio Houston, the SportsMap Radio Network and digital content sites, CultureMap, SportsMap, InnovationMap and AutomotiveMap, and he has continued to serve as its Chairman and CEO since such time. Prior to Gow Media, between April 2002 to August 2007, Mr. Gow worked as a management consultant, providing advisory services involving strategic planning, fundraising, financial reviews and identification of new business opportunities for a portfolio of clients with a focus on ecommerce. From January 1999 through April 2002, Mr. Gow worked at Ashford.com, first as the CFO, leading a successful IPO, and ultimately as the CEO. From January 1996 to December 1998, Mr. Gow was the Director of Corporate Strategy at Compaq Computers, and from August 1993 to January 1996, Mr. Gow was a consultant at McKinsey & Co. He received his BA in Economics from Williams College in 1985 and a MPP degree from Harvard University in 1993. Mr. Gow is the father of Lawson Gow, who serves as our Chief Strategy Officer has been a Director since October 18, 2021. We believe Mr. Gow is qualified to serve on the New ICI Board due to his corporate finance, general management and public company experience.

Reid Ryan.  Upon the Closing, Reid Ryan will continue to serve as our director. Mr. Ryan has served as a director of SportsMap since October 18, 2021. In 2000, Mr. Ryan became the Founder & CEO of Ryan-Sanders Baseball, Inc., an entity that owns the Round Rock Express, the Triple-A affiliate of the Texas Rangers of Major League Baseball. Ryan-Sanders Baseball, Inc. is an ownership group that includes his father, Hall of Fame pitcher Nolan Ryan, his brother, Reese, and former Houston Astros part-owner Don Sanders. Mr. Ryan also serves on the board for Major League Baseball player development license group. In 2013, Mr. Ryan left Ryan-Sanders to become the president of the Houston Astros and served in this position from 2013 to 2019, which included two trips to the World Series and a World Championship in 2017, and thereafter became Executive Advisor of Business Relations in 2020. He was the executive producer for a feature length “30-for-30 style” documentary on Nolan Ryan which debuted in 2022. Mr. Ryan also runs a family office that invests in sports tech properties and other sports-related companies. Mr. Ryan is also a former college and professional baseball player. He attended the University of Texas at Austin before transferring to Texas Christian University, where he finished his collegiate career. We believe Mr. Ryan is qualified to serve on the New ICI Board due to his general management and sales and marketing experience.

Stuart V Flavin III.  Upon the Closing, Stuart V Flavin III will serve as a director. Mr. Flavin served as the Chief Operating Officer of Healthier Cleaning Innovations from March 2016 to July 2022. Additionally, Mr. Flavin served as the Chief Executive Officer from April 2018 to August 2019 and served as the Chief Operating Officer from January 2015 to March 2018 of N12 Technologies, Inc. Previously, Mr. Flavin served as the VP of Innovation for P&G’s Global Shave Care business from July 2009 to October 2012, where he focused on innovation strategy, product/technical roadmap planning, and program execution. Previously, Mr. Flavin was the VP of Global Operations for the Blades and Razors Business from January 2006 to June 2009. Prior to this, Mr. Flavin was a Partner at Mckinsey & Company where he focused on operational excellence across many industrial companies and co-led the Operations Practice. Mr. Flavin served as a director of Healthier Cleaning Innovations from June 2014 to June 2015 and N12 Technologies, Inc. from October 2012 to August 2019. Mr. Flavin received a B.S. in Chemical Engineering from the University of Rochester, where he graduated magna, as well as an M.B.A from Harvard Business School. Mr. Flavin is well qualified to serve on the New ICI Board due to his experience in innovation, program management, scaling businesses, and managing global operations.

Petros Kitsos.  Upon the Closing, Petros Kitsos will serve as a director. Mr. Kitsos currently serves as the Managing Principal of TBL Companies, LLC, a strategic services firm, since September 2006, and Co-Founder and Trustee of the KT Family Trust, a private investment trust, since July 2004. Prior to TBL Companies, LLC, Mr. Kitsos enjoyed a distinguished 16-year career in investment banking with Citigroup, Salomon Smith Barney, and Salomon Brothers where, among other responsibilities, he served as Head of the Global Defense & Aerospace Group, Head of Western Region Mergers & Acquisitions, and Co-Head of the Los Angeles office. Mr. Kitsos currently serves as a director of Sonnedix Power Holdings Ltd., elected in December 2014, Northrop Grumman Federal Credit Union, elected in November 2018, Maritime Tactical Systems, Inc., elected in September 2021, and St. Stefanos Greek Orthodox Community, Inc., elected in January 2023. Previously, Mr. Kitsos served as a director of PrecisionHawk, Inc. from September 2016 to April 2018, and Aries I Acquisition Corp. from February 2021 to July 2021. As Director of Aries I Acquisition Corp., a publicly traded “SPAC,” he participated in the company’s IPO, and then, participated in the diligence and review of over thirty merger targets. Mr. Kitsos received an A.B. from Hamilton College, where he was elected Phi Beta Kappa, as well as an M.B.A. with honors from Harvard Business School. He also attended St. Antony’s College, Oxford. Mr. Kitsos is well qualified to serve on the New ICI Board due to his extensive strategy and advisory experience in the aerospace, defense, and electronics sectors in the last thirty years.

Margaret Chu.  Upon the Closing, Margaret Chu will serve as a director. Ms. Chu currently serves as the Chief Financial Officer of PaeDae Inc., an advanced media-buying technology platform, since September 2022. Prior to PaeDae Inc., Ms. Chu served as the Chief Financial Officer of Vox Media, Inc. from March 2020 to March 2022. Prior to that, Ms. Chu served as an Executive Vice President at Green Pen, LLC from November 2018 to February 2022. Ms. Chu served as a director of Momo Holdings, LLC from December 2016 to October 2018, and FQS Holdings, LLC from January 2017 to October 2018. Additionally, Ms. Chu has held non-Director Board Observer positions for Momomilk, LLC, Legendary Pictures, Inc., Dayton Superior Corporation and TransDigm Group. Ms. Chu received a B.A. from Dartmouth College, where she was awarded the Milton Sims Kramer award, as well as an M.B.A. from Harvard Business School. Ms. Chu is well qualified to serve on the New ICI Board due to her extensive experience overseeing corporate finance, accounting, development and legal departments.

Corporate Governance

We will structure our corporate governance in a manner SportsMap and ICI believe will closely align our interests with those of our shareholders following the Business Combination. Notable features of this corporate governance include:

●	we will have a majority of independent directors and independent director representation on our audit, compensation and nominating committees immediately following the consummation of the Business Combination, and our independent directors will meet regularly in executive sessions without the presence of our corporate officers or non-independent directors;
●	at least one of our directors will qualify as an “audit committee financial expert” as defined by the SEC; and
●	we will implement a range of other corporate governance practices, including implementing a robust director education program.

Independence of our Board of Directors

Upon consummation of the Business Combination, five of New ICI’s seven directors will be independent directors and New ICI’s Board will have an independent audit committee, nominating committee and compensation committee. We anticipate that Mr. Gow, Mr. Ryan, Mr. Flavin, Mr. Kitsos and Ms. Chu will be “independent directors,” as defined in Nasdaq listing standards and applicable SEC rules.

Board Committees

Audit Committee

Our audit committee will be responsible for, among other things:

●	appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;
●	discussing with our independent registered public accounting firm their independence from management;

●	reviewing, with our independent registered public accounting firm, the scope and results of their audit;
●	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;
●	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the annual financial statements that we file with the SEC;
●	overseeing our financial and accounting controls and compliance with legal and regulatory requirements;
●	reviewing our policies on risk assessment and risk management;
●	reviewing related person transactions; and
●	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Upon consummation of the Business Combination, we anticipate that New ICI’s audit committee will consist of Ms. Chu, Mr. Kitsos, and Mr. Flavin, each of whom will qualify as independent directors according to the rules and regulations of the SEC and Nasdaq with respect to audit committee membership. In addition, all of the audit committee members will meet the requirements for financial literacy under applicable SEC and Nasdaq rules and will qualify as an “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K. New ICI’s Board will adopt a new written charter for the audit committee, which will be available on New ICI’s website after adoption. The reference to New ICI’s website address in this prospectus does not include or incorporate by reference the information on New ICI’s website into this prospectus.

Compensation Committee

Our compensation committee will be responsible for, among other things:

●	reviewing and approving the corporate goals and objectives, evaluating the performance of and reviewing and approving, (either alone or, if directed by the board of directors, in conjunction with a majority of the independent members of the board of directors) the compensation of our Chief Executive Officer;
●	overseeing an evaluation of the performance of and reviewing and setting or making recommendations to our board of directors regarding the compensation of our other executive officers;
●	reviewing and approving or making recommendations to our board of directors regarding our incentive compensation and equity-based plans, policies and programs;
●	reviewing and approving all employment agreement and severance arrangements for our executive officers;
●	making recommendations to our board of directors regarding the compensation of our directors; and
●	retaining and overseeing any compensation consultants.

Upon consummation of the Business Combination, we anticipate that New ICI’s compensation committee will consist of Mr. Ryan, Ms. Chu and Mr. Kitsos, each of whom will qualify as independent directors according to the rules and regulations of the SEC and Nasdaq with respect to compensation committee membership, including the heightened independence standards for members of a compensation committee. New ICI’s Board will adopt a new written charter for the compensation committee, which will be available on New ICI’s website after adoption. The reference to New ICI’s website address in this prospectus does not include or incorporate by reference the information on New ICI’s website into this prospectus.

Nominating Committee

Our nominating committee will be responsible for, among other things:

●	identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors;
●	overseeing succession planning for our Chief Executive Officer and other executive officers;
●	periodically reviewing our board of directors’ leadership structure and recommending any proposed changes to our board of directors;
●	overseeing an annual evaluation of the effectiveness of our board of directors and its committees; and
●	developing and recommending to our board of directors a set of corporate governance guidelines.

Upon consummation of the Business Combination, we anticipate that New ICI’s nominating committee will consist of Mr. Flavin, Mr. Kitsos and Mr. Ryan, each of whom will qualify as independent directors according to the rules and regulations of the SEC and Nasdaq with respect to nominating committee membership. New ICI’s Board will adopt a new written charter for the nominating committee, which will be available on New ICI’s website after adoption. The reference to New ICI’s website address in this prospectus does not include or incorporate by reference the information on New ICI’s website into this prospectus.

Risk Oversight

Our board of directors is responsible for overseeing our risk management process. Our board of directors focuses on our general risk management strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our audit committee is also responsible for discussing our policies with respect to risk assessment and risk management. Our board of directors believes its administration of its risk oversight function has not negatively affected our board of directors’ leadership structure.

Code of Ethics

New ICI’s board of directors will adopt a Code of Ethics applicable to our directors, executive officers and team members that complies with the rules and regulations of Nasdaq and the SEC. The Code of Ethics will be available on New ICI’s website. In addition, New ICI intends to post on the Corporate Governance section of its website all disclosures that are required by law or Nasdaq listing standards concerning any amendments to, or waivers from, any provision of the Code of Ethics. The reference to New ICI’s website address in this prospectus does not include or incorporate by reference the information on New ICI’s website into this prospectus.

EXECUTIVE AND DIRECTOR COMPENSATION

In this section, “we,” “us” and “our” generally refer to ICI prior to the Business Combination and New ICI from and after the Business Combination.

This section discusses the material components of the executive compensation program for our executive officers who are named in the “2022 Summary Compensation Table” below. In 2022, our “named executive officers” and their positions were as follows:

●	Gary Strahan, Chief Executive Officer;
●	Steve Winch, President;
●	Peter Baird, Chief Financial Officer; and

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the Closing may differ materially from the currently planned programs summarized in this discussion.

2022 Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for the year ended December 31, 2022.

		Salary	All Other	Total
Name	Principal Position	($)	Compensation ($)(1)	($)
Gary Strahan	CEO	119,944	—	—
Steve Winch	President(2)	839,912	149,400	989,312
Peter Baird	Chief Financial Officer(3)	—	—	238,345
(1)	Amounts for Mr. Winch reflect severance consisting of $147,446 of cash salary continuation and $1,953 of healthcare continuation benefits.
(2)	Mr. Winch terminated employment September 14, 2022 and recommenced employment effective December 1, 2022; therefore, certain amounts for Mr. Winch, such as base salary, reflect a partial year of service.
(3)	Mr. Baird terminated employment September 9, 2022 and recommenced employment effective October 1, 2022; therefore, certain amounts for Mr. Baird, such as base salary, reflect a partial year of service.

Narrative to Summary Compensation Table

Employment Agreements with Named Executive Officers

We have entered into employment agreements with Messrs. Strahan, Winch and Baird (respectively, the “Strahan Agreement,” the “Winch Agreement,” the “Baird Agreement,” and collectively, the “Employment Agreements”). The following is a description of the material terms of the Employment Agreements.

The Employment Agreements provide for (i) an annual base salary ($350,000 for Mr. Winch and $240,000 for each of Messrs. Strahan and Baird) paid in accordance with our normal payroll practices, (ii) a discretionary annual bonus opportunity, and (iii) eligibility to participate in customary health, welfare, and other employee benefit plans.

Each Employment Agreement contains perpetual confidentiality and non-disparagement covenants, a non-competition covenant that applies during the executive’s employment and for 12 months following a voluntary termination of employment, and an employee and client/customer non-solicitation covenant that applies during the executive’s employment and for twelve months following termination for any reason.

Each Employment Agreement has a one year term that can be extended for successive one year terms by mutual agreement of the parties. If, during the term of the Strahan Agreement, Mr. Strahan is removed as CEO or chooses to step down as CEO he will continue to work for the Company for the remainder of the then-applicable one-year term in exchange for continued payment of his base salary. In addition, if the closing of the Merger does not occur by October 31, 2023, then either the Company or Mr. Strahan can terminate the Strahan Agreement on two weeks’ notice with no further obligations. The Winch Agreement and the Baird Agreement each has a one year term that can be extended for an additional one-year term by mutual agreement of the parties and can be terminated on two weeks’ notice with no further obligations.

The Baird Agreement and the Winch Agreement contain provisions summarizing the parties’ expectation to grant Messrs. Baird and Winch the Transaction RSU Awards (described in further detail under “Interests of Directors and Executive Officers in the Business Combination - Transaction-Based RSU Awards” below).

2022 Salaries

The named executive officers receive a base salary to compensate them for services rendered to our company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. The 2022 annual base salaries for our named executive officers were $175,000 for Mr. Strahan after a raise (from $40,000) in October 2022, $1,000,000 for Mr. Winch during the period prior to his September termination, and $350,000 after his December employment recommencement and $240,000 for Mr. Baird. In December 2022, Mr. Strahan agreed to reduce his annual base salary to $130,000. The actual base salaries earned by our named executive officers for services in 2022 are set forth above in the Summary Compensation Table in the column entitled “Salary.”

2022 Bonuses

Our named executive officers were eligible to earn discretionary cash bonuses for calendar year 2022, as determined by our board of directors. Our board of directors decided not to grant any discretionary bonuses for 2022.

Equity Compensation

2022 Equity Grants

We currently maintain the 2020 Equity Incentive Plan of Infrared Cameras Holdings, Inc. (the “2020 Plan”) in order to provide our employees and consultants the opportunity to acquire an equity interest in our value creation. We award options to purchase Class B Non-Voting Common Stock of (each, an “Option”) to eligible employees and consultants providers, including certain of our named executive officers, pursuant to the 2020 Plan. For additional information about the 2020 Plan, please see the section titled “— Equity Incentive Plan — 2020 Equity Incentive Plan” below. No Options were awarded to any of our named executive officers in 2022. Following the effectiveness of the New ICI Incentive Plan, as described below, we expect the 2020 Plan will terminate and we will not make any further awards under the 2020 Plan.

2023 Plan

In connection with the Business Combination, the SportsMap Board intends to adopt, and its stockholders will be asked to approve, the 2023 Plan, referred to in this prospectus as the New ICI Incentive Plan, in order to facilitate the grant of cash and equity incentives to directors, employees (including our named executive officers) and consultants of our company and certain of its affiliates and to enable our company and certain of its affiliates to obtain and retain services of these individuals, which is essential to our long-term success. We expect that the New ICI Incentive Plan will be effective on the Closing Date.

Other Elements of Compensation

In 2022, the named executive officers also participated in standard health plans maintained by ICI. We do not provide any perquisites to any of our named executive officers.

We do not make gross-up payments to cover our named executive officers’ personal income taxes that may pertain to any of the compensation paid or provided by our company.

Transaction Bonus

In anticipation of the Business Combination, our board of directors approved a discretionary, merit-based transaction bonus opportunity to Mr. Baird. The aggregate amount of the bonus is expected to be $600,000, but the actual amount (if any) and payment terms and conditions will be determined at a later time by our board of directors in its discretion.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of shares of ICI Class B Non-Voting Common Stock underlying outstanding equity incentive plan Option awards held by each named executive officer as of December 31, 2022. All outstanding Options will become fully vested immediately prior to the Closing pursuant to the terms of the 2020 Plan.

	Option Awards
		Number of	Number of
		Securities	Securities
		Underlying	Underlying
		Unexercised	Unexercised
		Options (#)	Options (#)	Option Exercise	Option Expiration
Name	Grant Date	Exercisable	Unexercisable	Price ($)	Date
Steve Winch	—	—	—	—	—
Peter Baird	October 9, 2020	6,625	—	59.91	October 8, 2030
	January 18, 2021	7,794	—	59.91	January 17, 2031
	July 30, 2021	3,100	—	74.73	July 29, 2031
	December 7, 2021	2,378	—	74.73	December 6, 2031

Director Compensation

No director received compensation for services provided as a director in 2022. Steve Guidry, an ICI executive officer who was not a named executive officer in 2022, served as a director in 2022 but did not receive any additional compensation for his services as a director. In connection with the Business Combination, we intend to approve and implement a compensation program for our non-employee directors that consists of annual cash retainer fees and long-term equity awards. The details of this program have not yet been determined, but compensation under the program will be subject to the annual limits on non-employee director compensation set forth in the New ICI Incentive Plan.

Equity Incentive Plan

2020 Equity Incentive Plan

We currently maintain the 2020 Equity Incentive Plan of Infrared Cameras Holdings, Inc., referred to in this prospectus as the 2020 Plan, in order to encourage eligible service providers to increase their efforts to make our company more successful, to provide an additional inducement for them to remain with our company, to reward them by providing an opportunity to acquire equity ownership and to provide a means through which we may attract persons to enter service with us. Historically, we have offered awards of ICI Options to eligible service providers, including certain of our named executive officers, pursuant to the 2020 Plan. As mentioned below, in connection with the completion of the Business Combination and the adoption of the New ICI Incentive Plan, we expect to amend and restate the 2020 Plan to reflect the Business Combination and to provide that, following the Business Combination, awards may not be granted under the 2020 Plan. The material terms of the 2020 Plan are summarized below.

Eligibility and Administration

Our employees, directors, and consultants are eligible to receive grants of options to purchase Class B Non-Voting Common Stock. The 2020 Plan is administered by our board of directors. Subject to the provisions of the 2020 Plan, the plan administrator has the authority to among other things, prescribe the terms and conditions of awards granted pursuant to the 2020 Plan and to exercise discretion to take any actions it deems necessary or advisable for the administration of the 2020 Plan.

Limitation on Awards and Units Available

Currently, an aggregate 109,757 shares of ICI Class B Common Stock have been authorized for issuance under the 2020 Plan; following the Business Combination this amount will be adjusted to New ICI Common Stock. If an award (i) expires or terminates without having been exercised in full or (ii) is cancelled by mutual consent, then the shares subject to such award will again be available for grant of awards under the 2020 Plan. Shares that may be issued under the 2020 Plan may be either authorized but unissued shares or shares previously issued and thereafter acquired by ICI.

Awards

The 2020 Plan provides for the grant of awards of options, stock appreciation rights, restricted stock and restricted stock units, stock awards, other stock-based awards and dividend equivalents. Currently, the only awards outstanding under the 2020 Plan are options. The terms and conditions of outstanding options under the 2020 Plan are set forth in award agreements, including any applicable vesting and payment terms and post-termination exercise limitations. Awards of options provide for the purchase of ICI Class B Common Stock in the future at an exercise price set on the grant date; following the Business Combination, outstanding options will be adjusted to cover New ICI Common Stock. The exercise price of an option may not be less than 100% of the fair market value of the underlying shares on the grant date. The term of an option may not be longer than ten years.

Certain Transactions

In the event of certain changes in our capitalization such as a recapitalization, merger, stock split or reorganization, the plan administrator will make appropriate and proportionate adjustments to the classes, issuer and maximum number of securities subject to the 2020 Plan and to the classes, number of securities, issuer and exercise price subject to outstanding awards. In the event of certain corporate transaction, which includes us being a party to a merger or consolidation, or the sale of substantially all of our assets, (i) all outstanding awards will become vested and exercisable in full and (ii) the administrator may provide for the cancellation of outstanding awards in exchange for payment equal to the excess, if any, of (A) the consideration the holder of the option would have received upon exercise of the option, over (B) any exercise price payable in connection with such exercise. We expect outstanding options under the 2020 Plan will vest in full upon the closing of the Business Combination.

New Infrared Camera Incentive Plan

In connection with the Business Combination, the SportsMap Board intends to adopt the New ICI Incentive Plan, subject to approval by its shareholders, under which we may grant cash and equity incentive awards to eligible service providers in order to attract, motivate and retain the talent for which we compete, which is essential to our long-term success. The New ICI Incentive Plan will become effective on the Closing Date.

Interests of Directors and Executive Officers in the Business Combination

Treatment of Equity-Based Awards

As described further below, certain of ICI’s directors and executive officers hold outstanding Options. In connection with the Business Combination, each Option will become fully vested immediately prior to the Closing, provided that the grantee remains in service or employment through the Closing, and will be assumed by SportsMap and converted into a comparable option to purchase shares of New ICI Common Stock (each, a “Converted Option”), based upon the Exchange Ratio. Each Converted Option will otherwise be subject to the same terms and conditions as applied to the underlying Option immediately prior to the Closing.

The following table sets forth, for each of ICI’s directors and executive officers, the number of vested and unvested Options held by the director or executive officer as of September 18, 2023.

	Vested	Unvested
Name	Options	Options
Executive Officers and Directors
Gary Strahan	—	—
Steve Winch	—	—
Peter Baird	19,897	—
Steve Guidry	868	788

Transaction-Related RSU Awards

In connection with the Business Combination, certain employees of ICI, including Messrs. Winch and Baird, are expected to receive two separate restricted stock unit awards (the “Transaction RSU Awards”). The material terms of the Transaction RSU Awards, as currently contemplated, are summarized below. ICI and SportsMap are still in the process of designing and approving these awards and, accordingly, this summary is subject to change.

Each Transaction RSU Award is expected to vest on January 1, 2024, subject to the grantee’s continued employment, and will accelerate and vest in full upon the grantee’s termination of employment by the company without cause, by the grantee for good reason or due to the grantee’s death or disability. In addition, each Transaction RSU Award is expected to be settled in twelve substantially equal monthly installments starting on the date following the first anniversary of the closing of the Business Combination.

The first Transaction RSU Award is expected be granted by ICI prior to the closing of the Business Combination (the “Pre-Closing ICI Transaction RSU Awards”), and the second Transaction RSU Award will be granted by New ICI pursuant to the New ICI Incentive Plan upon the effectiveness of the Form S-8 that will register New ICI Common Stock issuable under that plan (“New ICI Transaction RSU Awards”). The Pre-Closing ICI Transaction RSU Awards will cover ICI Class B Common Stock and in connection with the Business Combination will be assumed by SportsMap and converted into a comparable restricted stock unit award covering shares of New ICI common stock, based upon the Exchange Ratio, and will otherwise be subject to the same terms and conditions as applied to the underlying award immediately prior to the Closing.

The Transaction RSU Awards are expected to, collectively, cover a number of shares of New ICI Common Stock equal to approximately 18.5% of the fully-diluted shares of New ICI Common Stock as of immediately following the closing of the Business Combination (excluding shares of New ICI Common Stock underlying SportsMap’s public warrants and private warrants). The following table presents the aggregate number of shares of New ICI Common Stock expected to be covered by the Transaction RSU Awards.

	Assuming	Assuming
	No Additional	Maximum
	Redemptions	Redemptions
Pre-Closing ICI Transaction RSU Awards	2,166,669	2,076,377
New ICI Transaction RSU Awards	1,490,463	1,433,819
Aggregate Transaction RSU Awards(1)	3,657,132	3,510,196
(1)	Of the aggregate Transaction RSU Awards, Mr. Winch is expected to receive Transaction RSU Awards covering approximately 7.1% of the aggregate fully-diluted shares of New ICI Common Stock as of immediately following the closing of the Business Combination (excluding shares of New ICI Common Stock underlying SportsMap’s public warrants and private warrants) and Mr. Baird is expected to receive Transaction RSU Awards covering approximately 5.6% of the aggregate fully-diluted shares of New ICI Common Stock as of immediately following the closing of the Business Combination (excluding shares of New ICI Common Stock underlying the SportsMap’s public warrants and private warrants).

Post-Closing Director Compensation

Following the Business Combination, we intend to approve and implement a compensation program for our non-employee directors that consists of annual cash retainer fees and long-term equity awards. The details of this program have not yet been determined.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

SportsMap

In this section, unless the context otherwise requires, the “Company,” “we,” “us” and “our” refer to SportsMap before the Business Combination.

Prior to our IPO, we issued an aggregate of 2,875,000 SportsMap Founder Shares to the SportsMap Initial Stockholders for an aggregate purchase price of $25,000, or approximately $0.009 per share.

Subject to certain limited exceptions, the SportsMap Initial Stockholders have agreed not to transfer, assign or sell their SportsMap Founder Shares until six months after the date of the consummation of our initial business combination or earlier if, subsequent to our initial business combination, we consummate a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their SportsMap Common Stock for cash, securities or other property.

The SportsMap Initial Stockholders purchased an aggregate of 675,000 Private Placement Units at a price of $10.00 per unit in the Private Placement that occurred simultaneously with the closing of our IPO. The SportsMap Initial Stockholders agreed not to transfer, assign or sell any of the Private Placement Units and underlying common stock until 30 days after the completion of our initial business combination.

We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our Current Certificate of Incorporation.

We are party to an administrative services agreement pursuant to which we pay Gow Media, LLC, a total of $10,000 per month for office space, utilities, secretarial support and other administrative and consulting services. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees. Accordingly, in the event the consummation of our initial business combination takes the maximum 18 months, we will pay a total of $180,000 ($10,000 per month) for office space, utilities, secretarial support and other administrative and consulting services. Gow Media, LLC pays Lawson Gow, who serves as our Chief Strategy Officer, approximately $100,000 per year in connection with services related to identifying and consummating the initial business combination.

Other than reimbursement of any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations, no compensation or fees of any kind, including finder’s fees, consulting fees or other similar compensation, has been or will be paid to our sponsor, officers or directors, or to any of their respective affiliates, prior to or with respect to our initial business combination (regardless of the type of transaction that it is). Our audit committee reviews on a quarterly basis all payments that were made to our sponsor, officers, directors or our or their affiliates and is responsible for reviewing and approving all related party transactions as defined under Item 404 of Regulation S-K, after reviewing each such transaction for potential conflicts of interests and other improprieties.

As of June 23, 2021, our sponsor advanced us, pursuant to a promissory note, a total of $50,025 used for a portion of the expenses of our IPO. The loan was, at the discretion of the sponsor, due on the earlier of February 28, 2022, the consummation of our IPO or the abandonment of our IPO. The promissory note was payable without interest. The promissory note was repaid out of the proceeds of our IPO available to us for payment of offering expenses.

In addition, in order to finance transaction costs in connection with an intended initial business combination, the SportsMap Initial Stockholders, our officers and directors and their affiliates may, but are not obligated to, loan us funds as may be required. Such loans would be evidenced by promissory notes. In the event that we are unable to consummate an initial business combination, we may use a portion of the offering proceeds held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. If we consummate an initial business combination, the notes would either be paid upon consummation of our initial business combination, without interest, or, at the lender’s discretion, up to $1,000,000 of the notes may be converted upon consummation of our business combination into additional Private Placement Units at a price of $10.00 per unit (which, for example, would result in the holders being issued 100,000 units if the full amount of notes are issued and converted). In order to finance transaction costs in connection with a Business Combination, the our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, provide us with working capital loans. In April and May 2023, we secured operational working capital of $1,000,000 through investors within the Sponsor and other third parties. In November 2023, we secured additional operational working capital of $600,000 through investors within the Sponsor and other third parties.

After our initial business combination, members of our management team who remain with us may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to our stockholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to our stockholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a meeting of stockholders held to consider our initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.

All ongoing and future transactions between us and any member of our management team or his or her respective affiliates will be on terms believed by us at that time, based upon other similar arrangements known to us, to be no less favorable to us than are available from unaffiliated third parties. It is our intention to obtain estimates from unaffiliated third parties for similar goods or services to ascertain whether such transactions with affiliates are on terms that are no less favorable to us than are otherwise available from such unaffiliated third parties. If a transaction with an affiliated third party were found to be on terms less favorable to us than with an unaffiliated third party, we would not engage in such transaction.

We are not prohibited from pursuing an initial business combination with a company that is affiliated with the SportsMap Initial Stockholders, or our officers or directors. In the event we seek to complete our initial business combination with a target that is affiliated with the SportsMap Initial Stockholders, or our officers or directors, we, or a committee of independent directors, would obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions that our initial business combination is fair to our company (or stockholders) from a financial point of view.

We have entered into a registration rights agreement with respect to the SportsMap Founder Shares and Private Placement Units, among other securities.

Policy for Approval of Related Party Transactions

The audit committee of our board of directors has adopted a policy setting forth the policies and procedures for its review and approval or ratification of “related party transactions.” Pursuant to the policy, the audit committee will consider (i) the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party, (ii) the extent of the related party’s interest in the transaction, (iii) whether the transaction contravenes our code of ethics or other policies, (iv) whether the audit committee believes the relationship underlying the transaction to be in the best interests of the company and its stockholders and (v) the effect that the transaction may have on a director’s status as an independent member of the board and on his or her eligibility to serve on the board’s committees. Management will present to the audit committee each proposed related party transaction, including all relevant facts and circumstances relating thereto. Under the policy, we may consummate related party transactions only if our audit committee approves or ratifies the transaction in accordance with the guidelines set forth in the policy. The policy will not permit any director or executive officer to participate in the discussion of, or decision concerning, a related person transaction in which he or she is the related party.

ICI

In this section, unless the context otherwise requires, the “Company,” “we,” “us” and “our” refer to ICI before the Business Combination and New ICI from and after the Business Combination.

Promissory Notes

Shareholder Promissory Note

On July 14, 2020, the Company issued a promissory note to its majority shareholder and chief executive officer, Gary Strahan, in an amount of $29,718,000, representing the retained earnings of the Company prior to July 15, 2020 (the “Shareholder Promissory Note”). The Shareholder Promissory Note bears interest at the rate of 0.45% per annum, with all principal and accrued interest due and payable in full on July 14, 2025.

The Shareholder Promissory Note is unsecured and was subordinate to the Credit Agreement. Principal and interest payments can be made by the Company in cash or in-kind prior to maturity so long as the Company is in compliance with the covenants under the Credit Agreement.

During the years ended December 31, 2022 and 2021 the Company made principal cash payments of $100,000 and $3,989,000, respectively. The Company received additional proceeds in the amount of $200,000 in November and December 2022.

Interest expense for the six months ended June 30, 2023 and the year ended December 31, 2022 were $32,000 and $83,000, respectively. Interest expense is paid-in-kind.

On May 31, 2023, the Company completed the conversion of the outstanding principal and accrued and unpaid interests of the Shareholder Promissory Note of $18,504,000 into 142,028 shares of ICI Common Stock.

Related Party Promissory Note

On August 9, 2022, the Company borrowed $1,000,000 under an unsecured non-interest bearing promissory note with an immediate family member of Mr. Strahan to fund short-term working capital needs (the “Related Party Promissory Note”). The Related Party Promissory Note shall be payable in full on any future date on which the lender demands repayment and, if still outstanding, will be repaid in full in connection with the Business Combination.

Convertible Notes

From December 2022 through August 2023, ICI issued the unsecured convertible notes to several accredited private investors in an aggregate principal amount of $1,100,000. The convertible notes have a maturity date of 6 months from the effective date and bear a paid-in-kind interest rate of 10% per annum increasing to 12% effective on February 15, 2023. Of the $1,100,000 aggregate principal amount of the convertible Notes, $300,000 are held by related parties of SportsMap and ICI, including $100,000 held by David Gow, $50,000 held by Reid Ryan, $25,000 held by each of Peter Baird and Steven Winch and $100,000 held by an immediate family member of Reid Ryan.

In the event of and prior to the consummation of an initial public offering or de-SPAC transaction, the unpaid principal balance and accrued interest of the convertible notes shall be automatically converted into ICI Class A Common Stock at the imputed price per share of Common Stock of the initial public offering, discounted at 50%. In the event of and prior to the consummation of a de-SPAC transaction, merger, acquisition, reorganization or similar transaction, the unpaid principal balance and accrued interest shall be automatically converted into the equity value per share of the public company common stock, discounted at 50%.

On June 30, 2023, the principal outstanding balance was $1,925,000 and accrued unpaid interest was $58,000.

Compensation of Immediate Family Member of Gary Strahan

ICI employs two immediate family members of Mr. Strahan in non-executive officer positions. In the years ended December 31, 2022, 2021 and 2020, Mr. Strahan’s family members each received total compensation from ICI of less than $200,000 per year.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES FOR HOLDERS OF COMMON STOCK AND PRIVATE PLACEMENT WARRANTS

The following discussion is a summary of the material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (each as defined below) relating to the purchase, ownership, and disposition of our Common Stock and Private Placement Warrants, which we collectively refer to as our “securities,” but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of our securities. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership, and disposition of our securities.

This discussion is limited to holders of our securities as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

●	U.S. expatriates and former citizens or long-term residents of the United States;
●	persons holding our securities as part of a hedge, straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
●	banks, insurance companies, and other financial institutions;
●	brokers, dealers, or traders in securities;
●	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;
●	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);
●	tax-exempt organizations or governmental organizations;
●	persons deemed to sell our securities under the constructive sale provisions of the Code;
●	persons subject to special tax accounting rules as a result of any item of gross income with respect to our securities being taken into account in an “applicable financial statement” (as defined in the Code);
●	persons who hold or receive our securities pursuant to the exercise of any employee stock option or otherwise as compensation;
●	tax-qualified retirement plans; and
●	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

If an entity (or other arrangement) treated as a partnership for U.S. federal income tax purposes holds our securities, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships holding our securities and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF OUR SECURITIES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is any beneficial owner of our securities that is for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;
●	a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States, any state thereof, or the District of Columbia;
●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
●	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Taxation of Distributions

As described in the section entitled “Dividend Policy,” we have no current plans to pay dividends on our Common Stock. If we do, however, make distributions, the gross amount of distributions made with respect to the Common Stock generally will be includible in a U.S. Holder’s gross income, in accordance with such U.S. Holder’s method of accounting for U.S. federal income tax purposes, as dividend income, but only to the extent that such distributions are paid out of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Distributions in excess of such earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in its Common Stock (but not below zero), and to the extent in excess of such basis, will be treated as gain from the sale or exchange of such Common Stock, as described under “— Gain or Loss on Sale, Taxable Exchange, or Other Taxable Disposition of Securities” below.

Any dividends will be taxable to a corporate U.S. Holder at regular corporate tax rates and will generally be eligible for the dividends received deduction if the requisite holding period is satisfied. With respect to non-corporate U.S. Holders and with certain exceptions, any dividends may be “qualified dividend income,” which is taxed at the lower applicable long-term capital gain rate provided that the U.S. Holder satisfies certain holding period requirements and the U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. If the holding period requirements are not satisfied, corporate U.S. Holders may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate U.S. Holders may be subject to tax on such dividends at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange, or Other Taxable Disposition of Securities

Upon a sale or other taxable disposition of our securities, a U.S. Holder generally will recognize capital gain or loss. Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its securities so disposed of. A U.S. Holder’s adjusted tax basis in its securities generally will equal the U.S. Holder’s adjusted cost less, in the case of a share of Common Stock, any prior distributions treated as a return of capital.

Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the securities so disposed of exceeds one year. If the holding period requirements are not satisfied, any gain on a sale or taxable disposition of the securities would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Exercise, Lapse, or Redemption of a Private Placement Warrant

Except as discussed below with respect to the cashless exercise of a Private Placement Warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of a share of Common Stock on the exercise of a Private Placement Warrant for cash. A U.S. Holder’s tax basis in a share of our Common Stock received upon exercise of the Private Placement Warrant generally will be an amount equal to the sum of the U.S. Holder’s initial investment in the Private Placement Warrant and the exercise price. The U.S. Holder’s holding period for the share of Common Stock received upon exercise of the Private Placement Warrant generally will commence on the date of exercise of the Private Placement Warrant or the date following the date of exercise of the Private Placement Warrant; however, in either case the holding period will not include the period during which the U.S. Holder held the Private Placement Warrant. If a Private Placement Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the Private Placement Warrant.

The tax consequences of a cashless exercise of a Private Placement Warrant are not certain under current tax law. A cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. Holder’s basis in the share of Common Stock received would equal the holder’s basis in the Private Placement Warrants used to effect the cashless exercise. If the cashless exercise is not treated as a realization event, a U.S. Holder’s holding period in the Common Stock generally would be treated as commencing on the date following the date of exercise (or possibly the date of exercise of the Private Placement Warrant). If the cashless exercise were treated as a recapitalization, the holding period of the Common Stock would include the holding period of the Private Placement Warrant.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a portion of the Private Placement Warrants to be exercised on a cashless basis could, for U.S. federal income tax purposes, be deemed to have been surrendered in consideration for the exercise price of the remaining Private Placement Warrants, which would be deemed to be exercised. For this purpose, a U.S. Holder could be deemed to have surrendered Private Placement Warrants having an aggregate fair market value equal to the exercise price for the total number of Private Placement Warrants deemed to be exercised. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the Private Placement Warrants deemed surrendered and the U.S. Holder’s tax basis in such Private Placement Warrants. In this case, a U.S. Holder’s tax basis in the Common Stock received would equal the sum of the U.S. Holder’s initial investment in the Private Placement Warrants deemed exercised and the exercise price of such Private Placement Warrants. A U.S. Holder’s holding period for the Common Stock in such case generally would commence on the date following the date of exercise (or possibly the date of exercise) of the Private Placement Warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

If we redeem Private Placement Warrants for cash pursuant to the redemption provisions described in the section of this prospectus entitled “Description of New ICI Securities — Public Warrants” or if we purchase Private Placement Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Securities.”

Possible Constructive Distributions

The terms of each Private Placement Warrant provide for an adjustment to the number of shares of Common Stock for which the Private Placement Warrant may be exercised or to the exercise price of the Private Placement Warrant in certain events as discussed in the section of this prospectus captioned “Description of New ICI Securities — Public Warrants.” An adjustment that has the effect of preventing dilution generally is not taxable. U.S. Holders of Private Placement Warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases the U.S. Holder’s proportionate interest in our assets or earnings and profits (for instance, through an increase in the number of shares of Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the Private Placement Warrant) as a result of a distribution of cash or other property such as other securities to the holders of our Common Stock which is taxable to such holders of our Common Stock as a distribution. Such constructive distribution to a U.S. Holder of Private Placement Warrants would generally be treated as if such U.S. Holder had received a cash distribution from us equal to the fair market value of such increased interest (taxed as described above under “U.S. Holders — Taxation of Distributions”). For certain informational reporting purposes, we are required to determine the date and amount of any such constructive distributions and publicly report such information or report such information to the IRS and holders of Private Placement Warrants not exempt from information reporting. Proposed Treasury Regulations, which taxpayers may generally rely on prior to the issuance of final regulations, specify how the date and amount of constructive distributions are determined.

Information Reporting and Backup Withholding

Distributions with respect to the Common Stock to a U.S. Holder, regardless of whether such distributions constitute dividends, and proceeds from the sale, exchange or redemption of the Common Stock by a U.S. Holder generally are subject to information reporting to the IRS and possible U.S. backup withholding, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if a U.S. Holder fails to furnish a correct taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and such holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

Non-U.S. Holders

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our securities that is neither a U.S. Holder nor an entity treated as a partnership for U.S. federal income tax purposes.

Taxation of Distributions

As described in the section entitled “Dividend Policy,” we have no current plans to pay dividends on our Common Stock. However, if we do make distributions of cash or property on our Common Stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its Common Stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “— Gain or Loss on Sale, Taxable Exchange, or Other Taxable Disposition of Securities.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Gain or Loss on Sale, Taxable Exchange, or other Taxable Disposition of Securities

A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our securities (including an expiration or redemption of Private Placement Warrants) unless:

●	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);
●	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or
●	our securities constitute U.S. real property interests (“USRPI”) by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain realized upon the sale or other taxable disposition of our securities, which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Exercise, Lapse or Redemption of a Private Placement Warrant

The U.S. federal income tax characterization of the exercise, redemption or lapse of a Private Placement Warrant held by a Non-U.S. Holder generally will follow the U.S. federal income tax characterization of the exercise, redemption or lapse of a Private Placement Warrant by a U.S. Holder, as described under “U.S. Holders — Exercise, Lapse or Redemption of a Private Placement Warrant” above, and the tax consequences of such characterizations will be as set forth above and below in this “Non-U.S. Holders” section.

If we redeem Private Placement Warrants for cash pursuant to the redemption provisions described in the section of this prospectus entitled “Description of New ICI Securities — Public Warrants” or if we purchase Private Placement Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described below under “Non U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Securities.”

Possible Constructive Distributions

The terms of each Private Placement Warrant provide for an adjustment to the number of shares of Common Stock for which the Private Placement Warrant may be exercised or to the exercise price of the Private Placement Warrant in certain events as discussed in the section of this prospectus captioned “Description of New ICI Securities — Public Warrants.” An adjustment that has the effect of preventing dilution generally is not taxable. Non-U.S. Holders of Private Placement Warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases the Non-U.S. Holder’s proportionate interest in our assets or earnings and profits (for instance, through an increase in the number of shares of Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the Private Placement Warrant) as a result of a distribution of cash or other property such as other securities to the holders of our Common Stock, which is taxable to such holders of our Common Stock as a distribution. Such constructive distribution to a Non-U.S. Holder of Private Placement Warrants would generally be treated as if such

Non-U.S. Holder had received a cash distribution from us equal to the fair market value of such increased interest (taxed as described above under “Non U.S. Holders — Taxation of Distributions”). For certain informational reporting purposes, we are required to determine the date and amount of any such constructive distributions and publicly report such information or report such information to the IRS and holders of Private Placement Warrants not exempt from information reporting. Proposed Treasury Regulations, which taxpayers may generally rely on prior to the issuance of final regulations, specify how the date and amount of constructive distributions are determined.

Information Reporting and Backup Withholding

Payments of dividends on our Common Stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E, or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on our Common Stock paid to a Non-U.S. Holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our securities within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person or the holder otherwise establishes an exemption. Proceeds of a disposition of our securities conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which a Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or (“FATCA”)) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our Common Stock paid, or constructive distributions deemed paid, if any, with respect to our Private Placement Warrants, to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our Common Stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of our Common Stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our securities.

THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE IMPORTANT TO YOU. EACH PROSPECTIVE PURCHASER SHOULD CONSULT ITS TAX ADVISOR ABOUT THE TAX CONSEQUENCES OF AN INVESTMENT IN OUR SECURITIES BASED ON THE INVESTOR’S CIRCUMSTANCES.

PLAN OF DISTRIBUTION

The registered holders will pay all incremental selling expenses relating to the sale of their shares of Common Stock and Private Placement Warrants, including underwriters’ commissions and discounts, brokerage fees, underwriter marketing costs and all reasonable fees and expenses of any legal counsel representing the registered holders. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of Common Stock and Private Placement Warrants covered by this prospectus, including, without limitation, all registration and filing fees, printing and delivery fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants.

The shares of Common Stock and Private Placement Warrants beneficially owned by the registered holders covered by this prospectus may be offered and sold from time to time by the registered holders. The term “registered holders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a registered holder as a gift, pledge, partnership distribution or other transfer. The registered holders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then-current market price or in negotiated transactions. The registered holders may sell their shares of Common Stock and Private Placement Warrants by one or more of, or a combination of, the following methods:

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
●	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	an over-the-counter distribution in accordance with the rules of the applicable exchange;
●	through trading plans entered into by a registered holder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;
●	settlement of short sales entered into after the date of this prospectus;
●	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share;
●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;
●	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	through a combination of any of the above methods of sale; or
●	any other method permitted pursuant to applicable law.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

A registered holder that is an entity may elect to make an in-kind distribution of Common Stock to its members, partners, stockholders or other equityholders pursuant to the registration statement of which this prospectus forms a part by delivering a prospectus. To the extent that such members, partners, stockholders or other equityholders are not affiliates of ours, such members, partners, stockholders or other equityholders would thereby receive freely tradable shares of Common Stock pursuant to a distribution pursuant to the registration statement of which this prospectus forms a part.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the registered holders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of Common Stock in the course of hedging the positions they assume with registered holders. The registered holders may also sell shares of Common Stock short and redeliver the shares to close out such short positions. The registered holders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The registered holders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

A registered holder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any registered holder or borrowed from any registered holder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any registered holder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any registered holder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the registered holders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the registered holders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the registered holders and any broker-dealers who execute sales for the registered holders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the registered holders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the registered holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the registered holders and their affiliates. In addition, we will make copies of this prospectus available to the registered holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The registered holders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

A holder of Warrants may exercise its Warrants in accordance with the Warrant Agreement on or before the expiration date by surrendering, at the office of the warrant agent, Continental Stock Transfer & Trust Company, the certificate evidencing such Warrant, an election to purchase, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.

Under the Registration Rights Agreement, we have agreed to indemnify the registered holders party thereto against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the registered holders may be required to make with respect thereto. In addition, we and the registered holders have agreed to indemnify any underwriter against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.

We have agreed to maintain the effectiveness of the registration statement of which this prospectus is a part until the earlier of (i) the date on which the holder ceases to hold any shares of Common Stock or Private Placement Warrants (including the date on which the holder is able to sell all of its securities registrable under the Registration Rights Agreement without restriction under Rule 144 of the Securities Act without limitation as to the manner of sale or the amount of such securities that may be sold) and (ii) the seventh anniversary of the Closing.

LEGAL MATTERS

ArentFox Schiff LLP will pass upon the validity of the securities registered hereby.

EXPERTS

The financial statements of SportsMap Tech Acquisition Corp. as of December 31, 2022 and 2021 and for the year ended December 31, 2022 and the period from May 14, 2021 (inception) through December 31, 2021 included in this prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon (which includes an explanatory paragraph as to the SportsMap Tech Acquisition Corp.'s ability to continue as a going concern as described in Note 1 to the financial statements), appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Infrared Cameras Holdings, Inc. as of December 31, 2022 and 2021, and for each of the two years in the period ended December 31, 2022, included in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1, including exhibits, under the Securities Act of 1933, as amended, with respect to the shares of Common Stock and Private Placement Warrants offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and our exhibits.

In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on a website maintained by the SEC located at www.sec.gov. We also maintain a website at www.infraredcameras.com. Through our website, we make available, free of charge, annual, quarterly and current reports, proxy statements and other information as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

Unaudited Interim Financial Statements
Unaudited Condensed Consolidated Balance Sheets as of June 30, 2023 and December 31, 2022	F-23
Unaudited Condensed Consolidated Statements of Operations for the Six Months Ended June 30, 2023 and 2022	F-24
Unaudited Condensed Consolidated Statements of Changes in Shareholders’ Equity for the Six Months Ended June 30, 2023 and 2022	F-25
Unaudited Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2023 and 2022	F-26
Notes to Unaudited Condensed Consolidated Financial Statements	F-27 – F-36

SPORTSMAP TECH ACQUISITION CORP.
Audited Financial Statements
Report of Independent Registered Public Accounting Firm (PCAOB ID Number 688)	F-37
Balance Sheets as of December 31, 2022 and 2021	F-38
Statement of Operations for the year ended December 31, 2022 and for the Period from May 14, 2021 (inception) through December 31, 2021	F-39
Statement of Changes of Stockholders’ Equity for the year ended December 31, 2022 and for the Period from May 14, 2021 (inception) through December 31, 2021	F-40
Statement of Cash Flows for the year ended December 31, 2022 and for the Period from May 14, 2021 (inception) through December 31, 2021	F-41
Notes to Financial Statements	F-42
Unaudited Interim Financial Statements
Unaudited Condensed Balance Sheets as of June 30, 2023 and December 31, 2022	F-58
Unaudited Condensed Statements of Operations for the three and six months ended June 30, 2023 and 2022	F-59
Unaudited Condensed Statements of Changes in Stockholders’ (Deficit) Equity for the three and six months ended June 30, 2023 and 2022	F-60
Unaudited Condensed Statements of Cash Flows for the six months ended June 30, 2023 and 2022	F-61
Notes to Unaudited Condensed Financial Statements	F-62

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Infrared Cameras Holdings, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Infrared Cameras Holdings, Inc. (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of operations, statements of changes in shareholders’ equity, and statements of cash flows for each of the two years in the period ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

Houston, TX
May 9, 2023

We have served as the Company’s auditor since 2021.

Infrared Cameras Holdings, Inc.

Consolidated Balance Sheets

(Amounts in thousands of U.S. dollars, except share and per share data)

	As of December 31,
	2022	2021
Assets
Current assets
Cash and cash equivalents	$654	$3,374
Trade accounts receivable, net of allowances of $290 and $145, respectively	1,508	1,451
Inventories, net	9,634	11,296
Income taxes receivable	58	1,703
Other current assets	3,075	4,381
Total current assets	14,929	22,205
Property, plant and equipment, net	2,426	1,387
Right-of-use assets, net	103	—
Deferred tax assets, net	—	1,110
Other noncurrent assets	3	2
Total assets	$17,461	$24,704
Liabilities and shareholders’ equity
Current liabilities
Trade accounts payable	$1,360	$899
Income taxes payable	511	—
Accrued expense	2,564	667
Sales tax payable	—	74
Contract liabilities	287	75
Customer prepayments	197	65
Warranty reserve	27	99
Convertible note	950	—
Related party promissory note	1,000	—
Right-of-use liabilities, current	103	—
Total current liabilities	6,999	1,879
Shareholder promissory note	18,571	18,388
Contract liabilities, noncurrent	10	—
Deferred tax liabilities, net	90	—
Total liabilities	$25,670	$20,267
Commitments and contingencies (Note 14)
Shareholders’ equity (deficit)
Preferred Stock, $0.001 par value, 200,000 shares authorized as of December 31, 2022 and 2021 and no shares issued or outstanding as of December 31, 2022 and 2021.	—	—
Class A Common stock, $0.001 par value; 750,000 shares authorized as of December 31, 2022 and 2021 and 514,946 shares issued and outstanding as of December 31, 2022 and 2021.	—	—
Class B Non-Voting Common Stock, $0.001 par value, 149,747 shares authorized as of December 31, 2022 and 2021 and no shares issued or outstanding as of December 31, 2022 and 2021	—	—
Additional paid-in capital	2,654	2,010
Retained earnings (accumulated deficit)	(10,863)	2,427
Total shareholders’ equity (deficit)	(8,209)	4,437
Total liabilities and shareholders’ equity	$17,461	$24,704

The accompanying notes are an integral part of these consolidated financial statements.

Infrared Cameras Holdings, Inc.

Consolidated Statements of Operations

(Amounts in thousands of U.S. dollars, except share and per share data)

	Year Ended December 31,
	2022	2021
Revenue, net	$7,268	$28,786
Cost of goods sold (exclusive of depreciation)	4,964	10,282
Operating expenses:
Selling, general and administrative	13,606	14,120
Depreciation	561	318
Casualty losses, net of recoveries	155	—
Total operating expenses	14,322	14,438
Operating (loss) income	(12,018)	4,066
Interest expense	32	226
Interest expense, related parties	83	89
Other (income) expenses, net	(48)	320
(Loss) income before income taxes	(12,085)	3,431
Income tax expense	1,205	1,118
Net (loss) income	$(13,290)	$2,313
Weighted-average shares outstanding, basic and diluted
Basic	514,946	509,461
Diluted	514,946	584,144
Net (loss) income per share, basic and diluted
Basic	(25.81)	4.54
Diluted	(25.81)	3.96

The accompanying notes are an integral part of these consolidated financial statements.

Infrared Cameras Holdings, Inc.

Consolidated Statements of Changes in Shareholders’ Equity

(Amounts in thousands of U.S. dollars, except share data)

					Total
			Additional	Retained	Shareholders’
	Class A Common Stock		Paid- In	Earnings	Equity
	Shares	Amount	Capital	(Deficit)	(Deficit)
Balance at January 1, 2021	504,953	$—	$1,038	$166	$1,204
Net income	—	—	—	2,313	2,313
Distribution to shareholders	—	—	—	(52)	(52)
Issuance of common stock	9,993	—	—	—	—
Share-based compensation	—	—	972	—	972
Balance at December 31, 2021	514,946	$—	$2,010	$2,427	$4,437
Net loss	—	—	—	(13,290)	(13,290)
Share-based compensation	—	—	644	—	644
Balance at December 31, 2022	514,946	$—	$2,654	$(10,863)	$(8,209)

The accompanying notes are an integral part of these consolidated financial statements.

Infrared Cameras Holdings, Inc.

Consolidated Statements of Cash Flows

(Amounts in thousands of U.S. dollars)

	Year Ended December 31,
	2022	2021
Operating Activities
Net (loss) income	$(13,290)	$2,313
Adjustments to reconcile net (loss) income to net cash: (used in) provided by operating activities
Depreciation	561	318
Allowance for doubtful accounts	158	45
Inventories impairment	—	710
Non-cash lease expense	102	—
Inventory casualty losses	1,376	—
Property, plant and equipment impairment	—	54
Deferred income tax expense (benefit)	1,200	(505)
Share-based compensation	644	972
Non-cash PIK interest	83	—
Increase (decrease) in cash resulting from changes in:
Trade accounts receivable	(211)	5,254
Inventories	284	298
Other current assets	1,306	1,262
Other noncurrent assets	(1)	—
Trade accounts payable	461	775
Sales tax payable	(74)	(3,027)
Income taxes payable	511	(1,478)
Income taxes receivable	1,645	(1,703)
Contract liability	212	(844)
Customer prepayments	132	(100)
Warranty reserve	(72)	(83)
Right of use liabilities	(105)	—
Accrued expenses	1,897	152
Other liabilities	11	—
Net cash (used in) provided by operating activities	(3,170)	4,413
Investing Activities
Capital expenditures	(1,600)	(1,414)
Net cash used in investing activities	(1,600)	(1,414)
Financing Activities
Borrowings under line of credit	1,400	2,000
Repayments of line of credit	(1,400)	(2,000)
Proceeds from related party promissory note	1,000	—
Proceeds from shareholder promissory note	200	—
Repayments on shareholder promissory note	(100)	(3,989)
Proceeds from convertible note	950	—
Distributions to shareholder	—	(53)
Net cash (used in) provided by financing activities	2,050	(4,042)
Net decrease in cash and cash equivalents	(2,720)	(1,043)
Cash and cash equivalents, beginning of year	3,374	4,417
Cash and cash equivalents, end of the year	$654	$3,374
Supplemental cash flow information
Interest paid	$29	$2
Income taxes paid	33	4,617

The accompanying notes are an integral part of these consolidated financial statements.

Infrared Cameras Holdings, Inc.

Notes to Consolidated Financial Statements

(Dollars in thousands)

Note 1 — Organization and Business Operations

Infrared Cameras Holdings, Inc. (“ICI”, “the Company”, “we” or “our”) and its wholly owned subsidiaries (Infrared Cameras Inc., Digatherm LLC. and Infrared Inspection LLC.) manufacture and distribute infrared camera systems (hardware and software) for thermographic use in a variety of industrial applications. The Company also provides software and services, including training, calibration, and repairs for its customers. Most of the Company’s customers are in the United States and operate in the oil and gas, distribution and logistics, manufacturing, and utility sectors.

The Company is domiciled in Delaware and is a C corporation for tax purposes.

Business Combination Agreement

On December 5, 2022, SportsMap Tech Acquisition Corp., a Delaware corporation (“SportsMap”), entered into a Business Combination Agreement, by and among SportsMap, the Company, and ICH Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of SportsMap (“Merger Sub”), by which Merger Sub will merge with and into the Company (the “Merger”) with the Company surviving the Merger as a wholly-owned subsidiary of SportsMap (the “Surviving Company”) subject to conditions discussed below.

The Business Combination is expected to close following the receipt of the required approval of SportsMap’s stockholders and the fulfillment or waiver (if permitted by applicable law) of other customary closing conditions.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”).

Principles of Consolidation

The Company’s consolidated financial statements include the accounts of the Company and its subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation. There are no items of comprehensive income.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts and disclosures of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates are adjusted to reflect actual experience when necessary. Significant estimates reflected in these consolidated financial statements include, but are not limited to revenue recognition, useful life of fixed assets, allowance for doubtful accounts receivable, capitalization of internal-use software, share-based compensation, estimation of contingencies and estimation of income taxes. The Company assesses estimates on an ongoing basis, however, actual results could materially differ from those estimates.

Segments and geographical information

Segments are defined as components of an enterprise for which separate financial information is evaluated regularly by the chief operating decision maker (“CODM”) to allocate resources and assess performance. The CODM reviews financial information presented on a consolidated basis for the purposes of allocating resources and evaluating financial performance. Accordingly, the Company operates and manages its business as one operating segment.

The following table summarizes revenue based upon the customers country of origin:

	2022	2021
United States	$5,813	$26,501
International	1,455	2,285
Total revenue, net	$7,268	$28,786

The Company holds 100% of its assets within the United Sates.

Revenue Recognition

Revenue is accounted for under ASC 606, Revenue from Contracts with Customers through the following steps:

●	Identify the contract with a customer;
●	Identify the performance obligations in the contract;
●	Determine the transaction price;
●	Allocate the transaction price to performance obligations in the contract; and
●	Recognize revenue when or as the Company satisfies a performance obligation.

Revenue is recognized net of allowances for returns and any sales taxes collected from customers.

Revenue Sources

The Company’s revenues are derived from multiple sources. The following are descriptions of principal revenue generating activities.

—Product Sales

The Company recognizes revenue from product sales at point of time, at the amount to which it expects to be entitled when control of the products is transferred to its customers. Control is transferred at Free On Board (“FOB”) Destination. Payment for products is collected within 30 – 90 days following transfer of control. Products sales are considered one performance obligation.

—Software as a Service (“SaaS”) and Related Services

The Company sells SaaS subscriptions that comprise access to the cloud platform and technical support and upgrades of the software.

The software license is accounted as service obligation. The access to the cloud platform has standalone functionality and represents one performance obligation, and the technical support and upgrades of the software are considered distinct one of each other, are not considered critical for the functionality of the software and are considered a separate stand ready performance obligation.

The Company’s SaaS subscriptions services are generally contracted for a period of 12 – 36 months. Annual subscription payments are made in advance, are initially recognized as customer prepayments and revenue is recognized ratably over the subscription period.

—Ancillary Services

Ancillary services derived from the calibration of infrared cameras, maintenance and training are recognized at a point in time when service is provided to the customer.

Shipping and Handling

Shipping and handling costs associated with outbound freight are accounted for as a fulfillment cost and included in cost of goods sold as incurred.

Transaction Price Allocated to Performance Obligations

The Company allocates the transaction price to each performance obligation identified in the contract on a relative stand-alone selling price (SSP) basis.

Contract Liabilities and Customer Prepayments

Contract liabilities include billed and unbilled amounts resulting from in-transit shipments.

Customer prepayments mainly consist of advances from customers related to products and SaaS subscriptions, as well as repair and service agreements, for which the Company has not yet recognized revenue.

Product Warranties

The Company provides a warranty for the repair or replacement of any defective products within one year of purchase. Estimated future warranty costs are accrued and charged to cost of goods sold in the period that the related revenue is recognized. These estimates are derived from historical data and trends of product reliability and costs of repairing and replacing defective products.

Accounts Receivable

Accounts receivable are stated at net realizable value. The allowance for doubtful accounts is determined through an evaluation of the aging of the Company’s accounts receivable balances, and considers such factors as the customer’s creditworthiness, the customer’s payment history and current economic conditions. A provision is recognized to bad debt expense and the allowance for doubtful accounts for accounts determined to be uncollectible. Bad debt written-off and any recovery of bad debt write-off is applied to the allowance for doubtful accounts.

Customer Concentration

For the year ended December 31, 2022, two customers accounted for 21% and 10%, respectively of accounts receivables and two customers accounted for 11% and 6%, respectively of revenue.

For the year ended December 31, 2021, two customers accounted for 13% and 12%, respectively of accounts receivables and two customers accounted for 46% and 20%, respectively of revenue.

Cash, Cash Equivalents and Restricted Cash

The Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents. The carrying values of cash and cash equivalents approximate their fair values due to the short-term nature of these instruments. Cash in the Company’s bank accounts may exceed federally insured limits. Restricted cash, if any, represents amounts that the Company is unable to access for operational purposes. As of December 31, 2022 and 2021, the Company had no restricted cash.

Inventories

Inventories are carried at the lower of cost or net realizable value and primarily consist of infrared cameras and various other components and parts. The Company accounts for inventory using the weighted average cost method. Inventory is evaluated and adjusted for excess or obsolete quantities when conditions exist to indicate that inventories are likely to be in excess of anticipated demand or are obsolete based upon the Company’s assumptions about future demand for its products. No allowance for inventory obsolescence was recorded as of December 31, 2022. The Company recorded an allowance for inventory obsolescence in the amount of $382 as of December 31, 2021. For the year ended December 31, 2022 no impairment was recognized in inventories and for the year ended December 31, 2021 the Company recognized impairment of inventories in an amount $710 to cost of goods sold.

On October 8, 2022, the Company incurred a casualty loss. ICI performed a physical inventory count of all inventory on January 19, 2023 accounting for a casualty loss of $1,376 related to a flood in the Beaumont warehouse. This amount is offset by insurance recoveries of $1,221, resulting in a net $155 of casualty losses, net of recoveries presented on the consolidated statement of operations. Of the $1,221 in insurance recoveries, $225 was received in cash in December 2022 and the remaining $996 is included as other current assets on the consolidated balance sheet.

Property, Plant and Equipment

Property, plant, and equipment is recorded at cost and is depreciated on the straight-line basis over their estimated useful lives. Upon retirement or sale, the cost of assets disposed, and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to operating income (loss). Expenditures for major additions and improvements are capitalized and minor replacements, maintenance, and repairs are charged to expense as incurred.

All property, plant, and equipment is depreciated (to the extent of estimated salvage values) on the straight-line method based on estimated useful lives of the assets as follows:

Assets	Estimated Useful Life
Vehicles	5 years
Buildings	25 – 39 years
Computer equipment	3 – 5 years
Furniture and fixtures	7 years
Machinery and equipment	4 – 7 years

Capitalized Software

The Company capitalizes certain internal and external costs incurred to acquire or create internal use software in the development stage. Internal costs capitalized are directly attributable to the development of the software. Capitalized software is included in property, plant and equipment and is amortized over 5 years on the straight-line method once development is complete.

Advertising

The Company expenses advertising costs as incurred. Advertising costs were $609 and $798 for the years ended December 31, 2022, and 2021, respectively.

Impairment

Long-Lived Assets

The Company reviews the carrying value of property, plant and equipment and other long-lived assets for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable. If a long-lived asset is tested for recoverability and the undiscounted estimate future cash flows expected to result from the use and eventual disposition of the asset is less than the carrying amount of the asset, the asset cost is adjusted to fair value and an impairment loss is recognized as the amount by which the carrying amount of a long-lived asset exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. No impairment was recognized for the year ended December 31, 2022 and $54 of impairment was recognized in 2021.

Leases

Leases are accounted under ASC 842, Leases. The Company’s lease portfolio consists of real estate leases. Some leases have the option to extend or terminate the lease and the Company recognizes these terms when it is reasonably certain that the option will be exercised.

As a lessee, the Company determines if an arrangement is a lease at commencement. The Right-of-Use (ROU) lease assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments related to the lease. Operating lease ROU assets and liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. We use incremental borrowing rates based on information available at the commencement date to determine the present value of our lease payments. The Company leases relate to its corporate office and production facilities. As of December 31, 2022, and 2021, all leases are classified as operating leases.

Income Taxes

The Company accounts for income taxes under the asset and liability method in accordance with ASC 740, Income Taxes. The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company recognizes a net deferred tax asset or liability based on the tax effects of the differences between the book and tax basis of assets and liabilities. Enacted changes in tax rates and laws are recognized in the period in which they occur. Deferred income tax expense results from the change in the net deferred tax asset or liability between periods. The deferred tax asset is reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not some portion or all of a deferred tax asset will not be realized.

The Company recognizes the effect of income tax positions only if those positions are more likely than not to be sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. The Company does not have any uncertain tax positions that require recognition or measurement in the Company’s consolidated financial statements. The Company recognizes interest and penalties related to unrecognized tax benefits on the income tax expense line in the accompanying consolidated statement of operations. Accrued interest and penalties are included on the related tax liability line in the consolidated balance sheet.

ASC 740, “Income Taxes,” requires the Company to reduce its deferred tax assets by a valuation allowance if, based on the weight of the available evidence, it is more likely than not that all or a portion of a deferred tax asset will not be realized. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that all or a portion of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income of appropriate character during the periods in which those temporary differences become deductible. Management considers the weight of available evidence, both positive and negative, including the scheduled reversal of deferred tax assets and liabilities (including the impact of available carryback and carryforward periods), projected future taxable income, and tax planning strategies in making this assessment. To the extent the Company believes that it does not meet the test that recovery is more likely than not, it establishes a valuation allowance. To the extent that the Company establishes a valuation allowance or changes this allowance in a period, it adjusts the tax provision or tax benefit in the consolidated statement of operations. Management uses its best judgment in determining provisions or benefits for income taxes, and any valuation allowance recorded against previously established deferred tax assets. The Company has measured the value of deferred tax assets for the year ended December 31, 2022 based on the cumulative weight of positive and negative evidence that exists as of the date of the financial statements. Should the cumulative weight of all available positive and negative evidence change in the forecast period, the expectation of realization of deferred tax assets existing as of December 31, 2022 and prospectively may change.

As a result, the Company established a valuation allowance, based on the weight of available evidence, both positive and negative, including results of recent and current operations and our estimates of future taxable income or loss. In order to determine the amount of deferred tax assets or liabilities, as well as the valuation allowances, the Company used estimates and assumptions regarding future taxable income and other business considerations. Changes in these estimates and assumptions, including changes in tax laws and other changes impacting the ability to recognize the underlying deferred tax assets, could require adjustments to the valuation allowances.

Shared-Based Compensation

The Company issues share-based awards to certain employees and non-employees in form of stock options, which are measured at fair value at the date of grant. The fair value determined at the grant date and is expensed on a straight-line basis over the vesting period. The share-based awards are classified as equity. Share-based compensation expense is included within selling and general administrative expense in the consolidated statements of operations.

The Company estimates grant date fair value using the Black-Scholes-Merton option-pricing model. The use of a valuation model requires management to make certain assumptions with respect to selected model inputs. The Company grants stock options at exercise prices determined equal to the fair value of common stock on the date of the grant. The fair value of the Company’s common stock is based on the Company’s historical financial performance and observable arms-length sales of the Company’s capital stock.

The expected term represents the period that the stock-based awards are expected to be outstanding. The stock option grants are considered to be “plain vanilla” and the Company determines the expected term using the simplified method as provided by the Securities and Exchange Commission. The simplified method deems the term to be the average of the time-to-vesting and the contractual life of the options. Since the Company’s shares are not publicly or privately traded, expected volatility is estimated based on the average historical volatility of similar entities with publicly traded shares. The risk-free rate for the expected term of the options is based on the U.S. Treasury yield curve at the date of the grant. Forfeitures are recognized as they occur (Note 9).

Contingencies

The Company accrues for costs relating to litigation claims and other contingent matters when such liabilities become probable and reasonably estimable. Such estimates may be based on advice from third parties or on management’s judgment, as appropriate. Revisions to contingent liabilities are reflected in the consolidated statements of operations in the period in which different facts or information become known or circumstances change that affect the Company’s previous judgments with respect to the likelihood or amount of loss. Amounts paid upon the ultimate resolution of contingent liabilities may be materially different from previous estimates and could require adjustments to the estimated reserves to be recognized in the period such new information becomes known.

In circumstances where the most likely outcome of a contingency can be reasonably estimated, the Company accrues a liability for that amount. Where the most likely outcome cannot be estimated, a range of potential losses is established and if no one amount in that range is more likely than others, the low end of the range is accrued.

Fair Value

The Company uses valuation approaches that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. A three-tiered hierarchy is established as a basis for considering such assumptions and for inputs used in the valuation methodologies in measuring fair value. This hierarchy requires that the Company use observable market data, when available, and minimize the use of unobservable inputs when determining fair value:

—Level 1: observable inputs such as quoted prices in active markets;

—	Level 2: inputs other than the quoted prices in active markets that are observable either directly or indirectly; and
—	Level 3: unobservable inputs in which there is little or no market data, which requires that the Company develop its own assumptions.

New Accounting Pronouncements

Recently Adopted Accounting Standards

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (“ASU 2016-02”), which supersedes the current lease requirements in ASC 840, Leases. ASU 2016-02 requires lessees to recognize a right-of-use asset and related right-of-use liabilities for all leases, with a limited exception for short-term leases. Leases will be classified as either finance or operating, with the classification affecting the pattern of expense recognition in the statement of operations. The reporting of lease-related expenses in the consolidated statements of operations and cash flows will be generally consistent with the current guidance. The new lease guidance will be effective for fiscal years beginning after December 15, 2021 and will be applied using a modified retrospective transition method to either the beginning of the earliest period presented or the beginning of the year of adoption. The Company adopted ASC Topic 842 as of January 1, 2022 which resulted in the recognition of right-of-use assets of $198, and operating lease liabilities of $198. No cumulative effect adjustment was recorded in retained earnings.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which removes certain exceptions for recognizing deferred taxes for investments, performing intra-period allocation and calculating income taxes in interim periods. The ASU also adds guidance to reduce complexity in certain areas, including recognizing deferred taxes for tax goodwill and allocating taxes to members of a consolidated group. ASU 2019-12 is effective for the Company’s annual periods beginning after December 15, 2021. Early adoption is permitted. The adoption of ASU 2019-12 on January 1, 2022 did not have a material impact on the Company’s consolidated financial statements.

Recently Issued Accounting Standards Not Yet Adopted

In June 2016, the FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments (Topic 326). This standard requires a new method for recognizing credit losses that is referred to as the current expected credit loss (“CECL”) method. The CECL method requires the recognition of all losses expected over the life of a financial instrument upon origination or purchase of the instrument unless the Company elects to recognize such instruments at fair value with changes in profit and loss (the fair value option). This standard is effective for the Company for fiscal years beginning after December 15, 2022. Management is currently evaluating the potential impact of this guidance on its consolidated financial statements.

Note 3 — Revenue

The following table summarizes the Company’s revenue disaggregated by type of product and service.

	2022	2021
Product sales	$6,681	$27,322
Software as a service and related services	348	1,306
Ancillary services	239	158
Total revenue	$7,268	$28,786

In 2022 and 2021, $6,920 and $27,667 of the Company’s revenues were recognized as a point in time and $348 and $1,119 revenues were recognized over time, respectively.

Contract Liabilities

Contract liabilities consist of sales of SaaS subscriptions and related services, as well as repair and service agreements, where in most cases, the Company receives prepayments and recognizes revenue over the support term of 12-36 months. The Company classifies these contract liabilities as either current or non-current liabilities based on the expected timing of recognition of related revenue. The following table summarizes the change in contract liabilities:

Contract liabilities
Balance at January 1, 2021	$920
Prepayments	274
Revenue recognition	(1,119)
Balance at December 31, 2021	75
Prepayments	570
Revenue recognition	(348)
Balance at December 31, 2022	$297
Contract liabilities, non-current	10

Remaining performance obligations

As of December 31, 2022, the Company had $297 in remaining performance obligations, of which $287 will be completed by the year ended December 31, 2023 and $10 will be completed by the year ended December 31, 2027.

Accounts Receivables Allowance

The following table summarizes the change in the accounts receivables allowance:

	December 31,
	2022	2021
Beginning balance	$145	$280
Reversal of account receivables allowance	(13)	(180)
Bad debt expense	158	45
Ending balance	$290	$145

Note 4 — Property, Plant and Equipment

The following table summarizes our property, plant and equipment:

	December 31,
	2022	2021
Vehicles	$386	$386
Buildings	43	43
Computer equipment	23	18
Furniture and fixtures	3	5
Machinery and equipment	1,140	1,047
Internal-use software	1,851	392
Property, plant and equipment, gross	$3,446	$1,891
Less: accumulated depreciation	(1,020)	(504)
Property, plant and equipment, net	$2,426	$1,387

Depreciation expense was $561 and $318 for the years ended December 31, 2022 and 2021, respectively.

Note 5 — Other Current Assets

The following table summarizes our other current assets:

	December 31,
	2022	2021
Deposits	$1,962	$4,148
Prepaid expenses	102	156
Other receivables	1,011	—
Other	—	77
Total other current assets	$3,075	$4,381

As of December 31, 2022, other receivables reflect the amount recoverable by the insurance, related to the damage of inventories in the production facility in Beaumont, Texas as noted in Note 2.

Note 6 — Accrued Expenses

The following table summarizes accrued expenses:

	December 31,
	2022	2021
Professional fees	$1,705	$—
Salaries and wages	615	364
Interest payable	184	250
Taxes payable	54	—
Other	6	53
Total accrued expenses	$2,564	$667

Note 7 — Debt

Line of Credit

On April 2, 2021, the Company entered into an asset based revolving credit agreement with Wells Fargo Bank, National Association (“Wells Fargo”), as amended on June 18, 2021 (the “Credit Agreement”). The Credit Agreement provided an aggregate revolving credit commitment of $15 million, subject to a borrowing base consisting of eligible accounts receivable and inventory. The Credit Agreement included borrowing capacity available for letters of credit and revolving loans available for working capital and other general corporate purposes. This Credit Agreement had a maturity date of April 3, 2023.

The interest rate applicable to the Credit Agreement was either (i) the Base Rate, which is the higher of the Prime Rate, the Federal Funds Rate plus 0.5% and the Daily Floating LIBOR Rate plus 1.0%, or (ii) LIBOR plus a margin of 2.0%. The Company was subjected to a non-use fee of 0.375% on the daily average unused portion of the commitment under the Credit Agreement.

Obligations under the Credit Agreement were secured (with certain exceptions) by first priority security interests on all of the Company’s assets.

The Credit Agreement permitted voluntary prepayments (without reducing availability for future revolving borrowings) and voluntary commitment reductions at any time, in each case without premium or penalty.

During June 2021, we borrowed and repaid $2,000 under the Credit Agreement and paid cash for interest of $2 during 2021.

As of December 31, 2021, no amounts were outstanding under the Credit Agreement.

In March and May 2022, the Company borrowed $400 and $1,000, respectively and in June 2022, the Company repaid the entire $1,400 borrowing.

On July 12, 2022, the Company voluntarily reduced the revolving credit commitment to zero ($0) and terminated the Credit Agreement. At the time of the termination, the interest expense was $10 and termination fees were $51, which were charged to selling, general and administrative expenses in the Consolidated Statements of Operations.

Shareholder Promissory Note

On July 14, 2020, the Company issued a promissory note to its majority shareholder in an amount of $29,718 (the “Shareholder Promissory Note”). The Shareholder Promissory Note bears interest at the rate of 0.45% per annum, with all principal and accrued interest due and payable in full on July 14, 2025.

The Shareholder Promissory Note is unsecured. Principal and interest payments can be made by the Company in cash or in-kind prior to maturity.

During the years ended December 31, 2022 and 2021 the Company made principal cash payments of $100 and $3,989, respectively. The Company received additional proceeds in the amount of $200 in 2022.

On December 31, 2022, the principal outstanding balance was $18,347 and accrued unpaid interest were $224. On December 31, 2021, the principal outstanding balance was $18,247 and accrued unpaid interest were $141.

Interest expense for the years ended December 31, 2022 and 2021 were $83 and $89, respectively. Interest expense is paid-in-kind.

Related Party Promissory Note

On August 9, 2022, the Company borrowed $1,000 under an unsecured non-interest bearing promissory note with a related party to fund short-term working capital needs (the “Related Party Promissory Note”). The Related Party Promissory Note shall be payable in full on any future date on which the lender demands repayment.

Distributions to shareholder

In 2021, the Company declared and paid a distribution to its majority shareholder in an amount of $52.

Convertible Notes

In December 2022, the Company issued unsecured Convertible Notes (“the Notes”) to several accredited private investors in an aggregate principal amount of $950. The Notes have a maturity date of 6 months from the effective date and bear a paid-in-kind interest rate of 10% per annum increasing to 12% effective on February 15, 2023.

In the event of and prior to the consummation of an initial public offering (“IPO”) or de-SPAC transaction, the unpaid principal balance and accrued interest shall be automatically converted into ICI Class A Common Stock at the imputed price per share of Common Stock of the IPO, discounted at 50%.

The Company elected the fair value option (FVO) under ASC 825, Financial Instruments (ASC 825), as the Notes are qualified financial instruments and are, in whole, classified as liabilities. Under the FVO, the Company recognized the Note instrument at fair value, inclusive of the embedded features with changes in fair value being recognized as a component of accumulated other comprehensive income in the consolidated balance sheet.

As of December 31, 2022, the book value amount of $950 approximates fair value and no fair value adjustment has been recognized as a component of accumulated other comprehensive income in the balance sheet or in the income statement.

On December 31, 2022, the principal outstanding balance was $950 and accrued unpaid interest were $3.

Debt Obligations and Schedule Maturities

As of December 31, 2022, aggregate principal repayments of total debt for the next five years were as follows:

2023	$1,950
2024	—
2025	18,571
2026	—
2027	—
Thereafter	—
$20,521

Note 8 — Share-Based Compensation

On October 9, 2020, the Company implemented the 2020 Equity Incentive Plan, (the “Plan”) pursuant to which the Company’s Board of Directors may grant stock options to employees and non-employees. The Plan initially authorized grants to purchase up to 26,500 shares of authorized but unissued Class B non-voting Common Stock of the Company.

In December 2020, May 2021 and December 2021, the Plan was amended to increase the number of stock options granted for issuance under the Plan by an additional 43,257, 40,000 and 40,000 shares, respectively. As of December 31, 2022 the amount of stock options granted was 149,757 shares.

Stock options can be granted under the Plan with an exercise price equal to the share’s fair value at the grant date. The options vest and become fully exercisable over service periods ranging from two to four years from the date of grant. The options expire ten years after issuance.

In October 2020 and January 2021, the Company granted options to purchase 25,679 and 34,860 shares, respectively, with an exercise price and fair value of $59.91 per share. In addition, in July, September and December 2021, the Company granted options to purchase 18,600, 28,591 and 18,221 shares, respectively, with an exercise price and fair value of $74.73 per share.

As of December 31, 2022, there were 40,891 additional shares available for the Company to grant under the Plan.

The grant date fair value of each option award is estimated on the date of grant using the Black-Scholes-Merton option-pricing model based on the following weighted average assumptions:

	2022	2021
Valuation assumptions:
Exercise Price per share	$74.73	$74.73
Expected term (in years)	6.0	5.7
Expected share volatility	37.07%	37.15%
Expected dividend yield	—	—
Risk free rate	3.16%	0.90%

The following table summarizes the Company’s stock option activity during the year ended December 31, 2022 and 2021:

		Weighted	Weighted
		average	average	Aggregate
	Number	exercise	remaining	Intrinsic
	of shares	price	term	Value
Balance at January 1, 2021	25,679	59.91	9.8	—
Granted	100,272	69.58	—	—
Exercised	—	—	—	—
Forfeited	(1,679)	66.09
Expired	(468)	59.91	—	—
Balance at December 31, 2021	123,804	67.66	9.3	—
Exercisable at December 31, 2021	—	—	—	—

		Weighted	Weighted
		average	average	Aggregate
	Number	exercise	remaining	Intrinsic
	of shares	price	term	Value
Balance at January 1, 2022	123,804	$67.66	9.3	$—
Granted	30,956	74.56	—	—
Exercised	—	—	—	—
Forfeited	(35,634)	71.87
Expired	(10,260)	72.80	—	—
Balance at December 31, 2022	108,866	$67.69	7.2	$—
Exercisable at December 31, 2022	—	—	—	—

The weighted average grant-date fair value of options granted during the years 2022 and 2021 was $30.91 and $24.18, respectively. No options were exercised during the years ended December 31, 2022 and 2021.

Total share-based compensation expense recognized in selling, general and administrative expenses in 2022 and 2021 was $644 and $972, respectively.

At December 31, 2022 and 2021, there was $1,129 and $1,814, respectively, of total unrecognized compensation cost related to unvested stock options granted under the Plan. That cost is expected to be recognized over a weighted-average period of 2.6 years.

The total fair value of shares vested during the years ended December 31, 2022 and 2021 was $841 and $809, respectively.

Note 9 — Shareholders Equity

Total authorized capital stock of the Company is 1,099,757 shares of stock, consisting of 200,000 Preferred Stock, 750,000 Class A Common Stock, and 149,757 Class B Non-Voting Common Stock.

As of December 31, 2022 and 2021, there were 514,946 shares of Class A common stock issued and outstanding, respectively, and no shares of Class B common stock or preferred shares issued.

Issuance of Common Stock

On January 18, 2021, September 17, 2021 and December 7, 2021, the Company issued 3,507 shares, 3,246 shares and 3,240 shares respectively, of Class A common stock to its existing Class A common shareholders, to maintain their ownership percentages by offsetting the dilutive effects of the outstanding stock options. No shares were issued during 2022.

Note 10 — Earnings (loss) per Share

Basic earnings (loss) per share is computed in accordance with ASC 260, Earnings Per Share, by dividing the net income (loss) attributable to holders of common stock by the weighted average shares of common stock outstanding during the period. Diluted earnings (loss) per share is computed by dividing net income by the weighted average shares of common stock outstanding, including the dilutive effects of stock options. There are no other antidilutive financial instruments.

Since the Company was in a net loss position for the year ended 2022, basic net loss per share is the same as diluted net loss per share as the inclusion of all potential common shares outstanding would have been antidilutive. As of December 31, 2022, 131,041 shares were excluded as being antidilutive relating to stock options.

The following table summarizes the computation of basic and diluted earnings (loss) per share:

	2022	2021
Numerator:
Basic and Diluted Net income (loss) attributable to common stockholders	$(13,290)	$2,313
Denominator:
Weighted average number of shares:
Basic – Class A Common Stocks	514,946	509,461
Add: Dilutive effects, as shown separately below
Unvested Stock Options	—	74,683
Diluted – Class A and Class B Common Stocks	514,946	584,144
Basic Net income (loss) per share attributable to common stockholders	$(25.81)	$4.54
Diluted Net income (loss) per share attributable to common stockholders	$(25.81)	$3.96

Note 11 — Related Party Transactions

Shareholder Promissory Note and Related Party Promissory Note

See Note 8.

Leases

The Company leases its corporate office and one production facility from its majority shareholder under three operating lease agreements. The Company paid the majority shareholder total lease payments $102, for the years ended December 31, 2022 and 2021, under these lease agreements.

Consulting fees

For the years ended December 31, 2022 and 2021, the Company paid its minority shareholder, Villard Capital, LLC, consulting fees totaling $0 and $416, respectively.

Note 12 — Leases

Operating leases

The Company leases consist of operating leases related to corporate offices and production facilities.

Supplemental Consolidated Balance Sheet information for operating leases on December 31, 2022, is as follows:

December 31, 2022
Assets
Right-of-use assets, net	$103
Liabilities
Right-of-use liabilities, current	103

Components of operating lease expense for the twelve months ending December 31, 2022:

2022
Components operating lease cost
Operating lease cost	$102
Short-term leases	124

For the year ended December 31, 2022, the Company incurred operating lease expense totaling $225 and operating lease expense was recognized on a straight-line basis over the term of the lease.

Remaining operating lease term and discounted rates as of December 31, 2022, are as follows:

December 31, 2022
Weighted-average remaining lease term (years)	0.9
Weighted-average discount rate	8%

Supplemental cash flow information related to leases for the twelve months ending December 31, 2022, is as follows:

2022
Right of use assets obtained in exchange for lease liabilities	$198
Cash paid for amounts included in the measurement of lease liabilities	105
Cash paid for short term operating leases
Operating lease payments	124

Maturities of operating lease liabilities for continuing operations under the new lease standard as of December 31, 2022, are as follows:

For the twelve months ending December 31,
2023	$136
2024	—
2025	—
2026	—
2027	—
Thereafter	—
Total operating lease payments	$136
Less: imputed interest	(33)
Present value of operating lease liabilities	$103

Note 13 — Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

In the ordinary course of the business, the Company is subject to periodic legal or administrative proceedings. As of December 31, 2022, the Company was not involved in any material claims or legal actions which, in the opinion of management, the ultimate disposition would have a material adverse effect on the Company’s consolidated financial position, results of operations, or liquidity.

Note 14 — Income taxes

The components of the provision (benefit) for income taxes for the years ended December 31, 2022 and 2021 were as follows:

	2022	2021
Current:
Federal	$—	$1,383
State	5	240
Total current	5	1,623
Deferred:
Federal	1,096	(474)
State	104	(31)
Total deferred	1,200	(505)
Total income tax provision	$1,205	$1,118

	2022	2021
Deferred Tax Assets:
Impairment	$1,147	$1,129
Accruals	108	141
Reserves	75	57
Interest carryforward	31	—
Net operating losses	2,387	—
Other	40	—
UNICAP 263A	395	451
Valuation allowance	(3,583)	—
Total deferred tax assets	$600	1,778
Deferred Tax Liabilities:
Prepaid Expense	$24	36
Other	157	311
Depreciation	509	321
Total deferred tax liabilities	690	668
Deferred tax (liabilities) assets, net	$(90)	$1,110

The total provision (benefit) for income taxes for the years ended December 31, 2022 and 2021 varies from the federal statutory rate as a result of the following:

	2022	2021
Income (loss) before income tax expense	$(12,085)	$3,431
Statutory tax rate	21%	21%
Income tax (benefit) expense at federal statutory rate	(2,538)	721
Increase (decrease) resulting from:
Permanent differences	494	222
State income tax, net of federal benefit	(343)	127
Valuation allowance	3,583
Other, net	9	48
Income tax (benefit) expense	1,205	1,118
Current income tax expense	5	1,623
Deferred income tax benefit	1,200	(505)
Total	$1,205	$1,118

Deferred income taxes reflect the impact of temporary differences between the amount of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes. As a result of the Company’s evaluation of both the positive and negative evidence, the Company determined it does not believe it is more likely than not that its deferred tax assets will be utilized in the foreseeable future and has recorded a valuation allowance. For the year ended December 31, 2022, the Company recognized income tax expense as a result of a change in valuation allowance of $3.6 million primarily on U.S. net operating losses and other deferred tax assets of $4.2 million.

Changes in the valuation allowance are as follows:

2022
Balance, beginning of the year	$—
Additions to valuation allowance	3,583
Balance, end of the year	3,583

The Company intends to continue maintaining a valuation allowance on its deferred tax assets until there is sufficient evidence to support reversal of all or some portion of these allowances.

The Company reported U.S. net operating loss carryforwards of $10,200 and state net operating loss carryforward of $4,400. Of these losses, $2,700 of state NOLs will expire no later than December 31, 2042 if they are not utilized prior to that date. The remaining 11,900 of federal and state NOLs will not expire. In addition, the Company also had U.S. interest limitation carryforwards of $133 with indefinite expiration dates. The Company did not have any attribute carryforwards such as net operating losses or section 163(j) carryforward for the period ending December 31, 2021.

As of December 31, 2022 and 2021, the Company did not have any unrecognized tax benefits. The Company recognizes interest and penalties related to unrecognized tax benefits within the provision for income taxes in the consolidated statement of operation and as of December 31, 2022 and 2021, the Company did not accrue interest and penalties. The Company does not expect its unrecognized tax benefits to change significantly in the next twelve months. We file income tax returns in the U.S. as well as in various states and the Company notes that the earliest year open to examination is 2020. The Company is not currently under examination by any major tax jurisdictions.

Note 15 — Fair Value Measurements

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable and accounts payable where the carrying value approximates fair value due to the short term nature of each instrument.

The common stock granted as part of the Plan were recorded in equity and classified as Level 3 within the fair value hierarchy.

The fair value of the shareholder promissory note as of December 31, 2022 and 2021 was $15,595 and $14,464, respectively, and is classified as Level 3 within the fair value hierarchy.

The fair value of the convertible note as of December 31, 2022 is $950 and is classified as Level 3 within the fair value hierarchy.

Note 16 — Subsequent Events

For the consolidated financial statements as of December 31, 2022, the Company has evaluated subsequent events through May 8, 2023, the date the financial statements were available to be issued.

Revolving Line of Credit

On January 22, 2023, the Company entered into a revolving line of senior-secured credit with B1 Bank, with an initial maximum amount of $3,000 subject to a borrowing base consisting of eligible accounts receivable and inventories. The revolving line of credit bears an interest rate of 8.5% and is secured by ICI inventories and cash flows (with a personal guaranty from the primary shareholder). The line of credit has a maturity date of twelve months and expires January 22, 2024. In March 22, 2023, the Company drew down $300 on the line of credit.

Convertible Notes

As noted in Note 8, the Company issued the Notes to several accredited private investors. In January 2023, an additional $150 of Notes were issued.

Tariff Refund

On April 10, 2023, the Company received $698 of a tariff refund from the U.S. Treasury Department via the Customs and Border Patrol due to sales in the ordinary course of the business.

Infrared Cameras Holdings, Inc.

Unaudited Condensed Consolidated Balance Sheets

(Amounts in thousands of U.S. dollars, except share and per share data)

		December 31,
	June 30, 2023	2022
Assets
Current assets
Cash and cash equivalents	$1,158	$654
Trade accounts receivable, net of allowances of $481 and $290, respectively	630	1,508
Inventories	6,587	9,634
Deferred transaction costs	3,351	—
Income taxes receivable	97	58
Other current assets	1,433	3,075
Total current assets	13,256	14,929
Property, plant and equipment, net	3,015	2,426
Right-of-use assets, net	51	103
Other noncurrent assets	1,758	3
Total assets	$18,080	$17,461
Liabilities and shareholders’ equity
Current liabilities
Trade accounts payable	$2,770	$1,360
Income taxes payable	517	511
Accrued expense	3,799	2,564
Contract liabilities	110	287
Customer prepayments	242	197
Warranty reserve	53	27
Line of credit	900	—
Convertible note	1,492	950
Related party promissory note	1,000	1,000
Right-of-use liabilities, current	53	103
Total current liabilities	10,936	6,999
Shareholder promissory note	—	18,571
Contract liabilities, noncurrent	141	10
Deferred tax liabilities, net	96	90
Total liabilities	$11,173	$25,670
Commitments and contingencies (Note 12)
Shareholders’ equity (deficit)
Preferred Stock, $0.001 par value, 200,000 shares authorized as of June 30, 2023 and December 31, 2022 and no shares issued or outstanding as of June 30, 2023 and December 31, 2022, respectively.	—	—
Class A Common stock, $0.001 par value; 750,000 shares authorized as of June 30, 2023 and December 31, 2022 and 656,974 and 514,946 shares issued and outstanding as of June 30, 2023 and December 31, 2022, respectively.	—	—
Class B Non-Voting Common Stock, $0.001 par value, 173,257 and 149,747 shares authorized as of June 30, 2023 and December 31, 2022, respectively and no shares issued or outstanding as of June 30, 2023 and December 31, 2022.	1	—
Additional paid-in capital	21,329	2,654
Retained earnings (accumulated deficit)	(14,423)	(10,863)
Total shareholders’ equity (deficit)	6,907	(8,209)
Total liabilities and shareholders’ equity	$18,080	$17,461

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Infrared Cameras Holdings, Inc.

Unaudited Condensed Consolidated Statements of Operations

(Amounts in thousands of U.S. dollars, except share and per share data)

	Six Months Ended June 30,
	2023	2022
Revenue, net	$2,317	$2,938
Cost of goods sold (exclusive of depreciation)	2,410	2,139
Operating expenses:
Selling, general and administrative	5,843	6,000
Depreciation	401	206
Total operating expenses	6,244	6,206
Operating loss	(6,337)	(5,407)
Interest expense	45	17
Interest expense, related parties	32	42
Change in fair value of convertible note	(433)	—
Tariff refund	(2,401)	—
Other (income) expenses, net	(17)	(56)
Loss before income taxes	(3,563)	(5,410)
Income tax expense (benefit)	(3)	(1,251)
Net loss	$(3,560)	$(4,159)
Weighted-average shares outstanding, basic and diluted
Basic	539,271	514,946
Diluted	539,271	514,946
Net loss per share, basic and diluted
Basic	(6.60)	(8.08)
Diluted	(6.60)	(8.08)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Infrared Cameras Holdings, Inc.

Unaudited Condensed Consolidated Statements of Changes in Shareholders’ Equity

(Amounts in thousands of U.S. dollars, except share data)

				Retained	Total
			Additional	Earnings	Shareholders’
	Class A Common Stock		Paid-In	(Accumulated	Equity
	Shares	Amount	Capital	Deficit)	(Deficit)
Balance at January 1, 2022	514,946	$—	$2,010	$2,427	$4,437
Net loss	—	—	—	(4,159)	(4,159)
Share-based compensation	—	—	381	—	381
Balance at June 30, 2022	514,946	$—	$2,391	$(1,732)	$659
Balance at January 1, 2023	514,946	$—	$2,654	$(10,863)	$(8,209)
Net loss	—	—	—	(3,560)	(3,560)
Share-based compensation	—	—	173	—	173
Conversion of shareholder promissory note	142,028	1	18,502	—	18,503
Balance at June 30, 2023	656,974	$1	$21,329	$(14,423)	$6,907

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Infrared Cameras Holdings, Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

(Amounts in thousands of U.S. dollars)

	June 30,	June 30,
	2023	2022
Operating Activities
Net (loss)	$(3,560)	$(4,159)
Adjustments to reconcile net (loss) to net cash: (used in) provided by operating activities
Depreciation	401	206
Allowance for doubtful accounts	191	52
Inventories write down	1,386	—
Non-cash lease expense	52	26
Deferred income tax expenses (benefit)	6	(1,249)
Change in fair value of convertible note	(433)	—
Gain on sale of equipment	(17)	(56)
Share-based compensation	173	381
Non-cash PIK interest	32	42
Increase (decrease) in cash resulting from changes in:
Trade accounts receivable	687	99
Inventories	83	532
Deferred transaction costs	(3,351)	—
Other current assets	1,642	636
Other noncurrent assets	(177)	14
Trade accounts payable	1,410	(231)
Sales tax payable	—	(59)
Income taxes payable	6	364
Income taxes receivable	(39)	1,703
Contract liabilities	(177)	349
Customer prepayments	45	2
Warranty reserve	26	(83)
Right of use liabilities	(50)	(105)
Accrued expenses	1,235	(492)
Contract liabilities, noncurrent	131	—
Net cash used in operating activities	(298)	(2,028)
Investing Activities
Capital expenditures	(1,003)	(1,038)
Proceeds from sale of equipment	30	114
Net cash used in investing activities	(973)	(924)
Financing Activities
Borrowings under line of credit	900	400
Repayments on shareholder promissory note	(100)	—
Proceeds from convertible note	975	—
Net cash provided by financing activities	1,775	400
Net increase (decrease) in cash and cash equivalents	504	(2,552)
Cash and cash equivalents, beginning of year	654	3,374
Cash and cash equivalents, end of the year	$1,158	$822
Supplemental cash flow information
Interest paid	$3	$29
Income taxes paid	31	—
Non-cash investing and financing transactions
Conversion of shareholder promissory note and accrued interests into common stock	$18,503	$—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Infrared Cameras Holdings, Inc.

Notes to Condensed Consolidated Financial Statements

(Unaudited) (Dollars in thousands)

Note 1 — Organization and Business Operations

Infrared Cameras Holdings, Inc. (“ICI”, “the Company”, “we” or “our”) and its wholly owned subsidiaries (Infrared Cameras Inc., Digatherm LLC. and Infrared Inspection LLC.) manufacture and distribute infrared camera systems (hardware and software) for thermographic use in a variety of industrial applications. The Company also provides software and services, including training, calibration, and repairs for its customers. Most of the Company’s customers are in the United States and operate in the oil and gas, distribution and logistics, manufacturing, and utility sectors.

The Company is domiciled in Delaware and is a C corporation for tax purposes.

Business Combination Agreement

On December 5, 2022, SportsMap Tech Acquisition Corp., a Delaware corporation (“SportsMap”), entered into a Business Combination Agreement subject to conditions discussed below, by and among SportsMap, the Company, and ICH Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of SportsMap (“Merger Sub”), by which Merger Sub will merge with and into the Company (the “Merger”) with the Company surviving the Merger as a wholly-owned subsidiary of SportsMap (the “Surviving Company”).

The Business Combination is expected to close following the receipt of the required approval of SportsMap’s stockholders and the fulfillment or waiver (if permitted by applicable law) of other customary closing conditions.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying condensed consolidated financial statements include the accounts of the Company and have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”) regarding interim financial reporting. References to GAAP issued by the Financial Accounting Standards Board (“FASB”) in these accompanying notes to the condensed consolidated financial statements are to the FASB Accounting Standards Codification (“ASC”).

The condensed consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and reflect all normal and recurring adjustments that are, in the opinion of management, necessary for a fair statement of the Company’s financial position, results of operations, changes in shareholders’ equity (deficit), and cash flows for the periods presented. The results of operations for the six months ended June 30, 2023 are not necessarily indicative of the results to be expected for the year ending December 31, 2023 or for any other future annual or interim period. The unaudited condensed consolidated balance sheet as of December 31, 2022 included herein was derived from the audited financial statements as of that date, but does not include all disclosures including certain notes required by GAAP on an annual reporting basis.

These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements of the Company for the year ended December 31, 2022 and 2021 (“2022 Annual Report”).

Principles of Consolidation

The Company’s condensed consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions and balances have been eliminated upon consolidation. There are no items of comprehensive income.

Going Concern

These unaudited condensed consolidated financial statements have been prepared in accordance with U.S. GAAP assuming the Company will continue as a going concern. The going concern assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

The Company is developing its customer base and has not completed its efforts to establish a stabilized source of revenue sufficient to cover its expenses. The Company has suffered net losses, negative cash flows from operations, and negative net working capital excluding deferred transaction costs and other current assets that are not settled in cash. The Company expects to continue to incur net losses and use cash it its operations in the foreseeable future. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

In response to these conditions, the Company plans to obtain additional liquidity include: completing the in-process de-SPAC transaction and recapitalization as contemplated in the Business Combination Agreement signed on December 5, 2022; raising additional funds from investors (in the form of debt, equity or equity-like instruments); extending the maturity date of the Company’s line of credit, and continuing to reduce operating expenses. However, these plans are subject to market conditions, and are not within the Company’s control, and therefore, cannot be deemed probable. As a result, the Company has concluded that management’s plans do not alleviate substantial doubt about the Company’s ability to continue as a going concern.

The condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

Significant Accounting Policies

The significant accounting policies followed by the Company are set forth in Note 2 to the Company’s consolidated financial statements in its 2022 Annual Report and are supplemented by the notes to the unaudited condensed consolidated financial statements in this report. The unaudited condensed consolidated financial statements in this report should be read in conjunction with the consolidated financial statements and notes included in the Company’s 2022 Annual Report.

Inventory

The Company evaluates at the end of each quarter and year-end its inventory based on i) its current operating plan to estimate the demand of inventories based on market environment, current portfolio of customers and upcoming purchase orders from customers, ii) full count of inventory at year end and 80% coverage count on a quarterly basis to identify if there are any inventories that are not sold in the operating business cycle, have slow movement and/or are obsolete, iii) assessing if the costs of inventories are greater than net realizable value and should be impaired. Inventory is evaluated and adjusted for excess or obsolete quantities when conditions exist to indicate that inventories are likely to be in excess of anticipated demand or are obsolete based upon the Company’s assumptions about future demand for its products.

On October 8, 2022, the Company incurred a casualty loss. ICI performed a physical inventory count of all inventory on January 19, 2023 accounting for a casualty loss of $1,376 related to a flood in the Beaumont warehouse. ICI did not identify material count discrepancies between its inventory count and its corresponding inventory/financial accounting records and did not identify any material weakness in controls for inventories as of December 31, 2022. This amount is offset by insurance recoveries of $1,221, resulting in a net $155 of casualty losses, net of recoveries presented on the consolidated statement of operations. Of the $1,221 in insurance recoveries, $225 was received in cash in December 2022 and the remaining $996 is included as other current assets on the consolidated balance sheet.

At the end of each quarter, the Company reviews short-term and long-term classification of inventories related to infrared cameras, as well as to replacement, maintenance and spare parts. Using similar analyses and sources of information as for the inventory write down to net realizable value assessment, the Company makes the following determinations:

●	ICI classifies as short-term inventories that are expected to be sold in the subsequent twelve months.
●	ICI recognizes an inventory write down for inventories that cannot be sold in the market and net realizable value is below cost.

●	ICI classifies as long-term inventories the inventory that are not expected to be sold in the following twelve months but for which ones there is an active market and the Company has not identified any indicator of impairment.

For the six months ended June 30, 2023, the Company updated its operating plan and recorded an inventory write down of $1,386 related to temperature reference products that are not expected to be sold and based on customer demand and current market conditions. No inventory write down was recognized for the year ended December 31, 2022 on the basis of expected ongoing biorisk sales and expected ability to repurpose for industrial applications. Starting in June 2023, the Company has focused its commercial efforts on four industry verticals: warehouse and logistics (conveyor systems); manufacturing; utilities; and oil & gas. As of March 31, 2023 and December 31, 2022, respectively, the Company was working toward a significant commercial push into the food & beverage sub-vertical of the manufacturing vertical, in part because F&B applications were expected to be well suited to the precision and visual-feed capabilities of the FM 640+ P cameras and the static positioning and need for ongoing calibration provided by Temperature Reference Sources. In part due to the delays in building out commercial capabilities and the strong demand pull from Launch Customers and Strategic Channel Partners in warehouse and logistics and non-food & beverage manufacturing applications, in the six months ended June 30, 2023 the Company made the strategic decision to deprioritize entry into the food & beverage sub-vertical until at least 2024. In addition, for the six months ended June 30, 2023 legacy biorisk customers indicated that they were ramping down their use of biorisk equipment, and expectations of ongoing sales in the biorisk applications were curtailed accordingly.

Deferred transaction costs

Deferred transaction costs directly attributable to the Business Combination.

Tariff refund

Tariff refund includes refunds from the U.S. Customs and Border Protection (“CBP”) resulting from overpayment of customs duties, taxes, and fees.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts and disclosures of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates are adjusted to reflect actual experience when necessary. Significant estimates reflected in these condensed consolidated financial statements include, but are not limited to revenue recognition, useful life of fixed assets, allowance for doubtful accounts receivable, warranty reserves, capitalization of internal-use software, share-based compensation, estimation of contingencies and estimation of income taxes. The Company assesses estimates on an ongoing basis; however, actual results could materially differ from those estimates.

Customer Concentration

As of June 30, 2023, four customers accounted for 49% or $309, 20% or $126, 16% or $101, and 14% or $88, respectively of accounts receivables and two customers accounted for 20% and 13%, or $463 and $301, respectively, of total net revenue for the six months ended June 30, 2023, which is recorded under the entity’s one operating segment. There was no customers that accounted for 10% of total net revenue for the six months ended June 30, 2022.

For the year ended December 31, 2022, two customers accounted for 21% or $317, and 10% or $151, respectively of accounts receivables and two customers accounted for 11% or $799, and 6% or $436, respectively of revenue.

Segment and Geographical information

Segments are defined as components of an enterprise for which separate financial information is evaluated regularly by the chief operating decision maker (“CODM”) to allocate resources and assess performance. The CODM reviews financial information presented on a consolidated basis for the purposes of allocating resources and evaluating financial performance. Accordingly, the Company operates and manages its business as one operating segment.

The following table summarizes revenue based upon the customers country of origin:

	Six Months Ended
	June 30,
	2023	2022
United States	$2,142	$2,028
International	175	910
Total revenue	$2,317	$2,938

The Company holds 100% of its assets within the United States.

New Accounting Pronouncements

Recently Adopted Accounting Standards

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (“ASU 2016-02”), which supersedes the current lease requirements in ASC 840, Leases. ASU 2016-02 requires lessees to recognize a right-of-use asset and related lease liability for all leases, with a limited exception for short-term leases. The Company adopted ASU 2016-02 following the optional transition method starting on January 1, 2022. As part of the adoption, the Company elected the package of practical expedients permitted under the transition guidance that includes not to reassess historical lease classification, and not to recognize short-term leases on the balance sheet, nor separate lease and non-lease components for all its leases. In addition, the Company used hindsight to determine the lease term and applied its incremental borrowing rate based on the remaining term of the lease as of the adoption date. The impact upon adoption, related to operating leases in continuing operations, as of January 1, 2022, resulted in the recognition of right-of-use assets of $198, and operating lease liabilities of $198. No cumulative effect adjustment was recorded in retained earnings.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which removes certain exceptions for recognizing deferred taxes for investments, performing intraperiod allocation and calculating income taxes in interim periods. The ASU also adds guidance to reduce complexity in certain areas, including recognizing deferred taxes for tax goodwill and allocating taxes to members of a consolidated group. ASU 2019-12 is effective for the Company’s annual periods beginning after December 15, 2021. Early adoption is permitted. The adoption of ASU 2019-12 on January 1, 2022, did not have a material impact on the Company’s condensed consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments (Topic 326). This standard requires a new method for recognizing credit losses that is referred to as the current expected credit loss (“CECL”) method. The CECL method requires the recognition of all losses expected over the life of a financial instrument upon origination or purchase of the instrument unless the Company elects to recognize such instruments at fair value with changes in profit and loss (the fair value option). This standard is effective for the Company for fiscal years beginning after December 15, 2022. The adoption of ASU 2016-13 did not have a material impact on the Company’s condensed consolidated financial statements.

Recently Issued Accounting Standards Not Yet Adopted

In March 2020, the FASB issued ASU 2020-04, Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides temporary optional expedients and exceptions to the GAAP guidance on contract modifications and hedge accounting to ease the financial reporting burdens of the expected market transition from the LIBOR and other interbank offered rates to alternative reference rates, such as the SOFR. If certain criteria are met, entities can elect not to apply certain modification accounting requirements to contracts affected by what the guidance calls reference rate reform. An entity that makes this election would not have to remeasure the contract at the modification date or reassess a previous accounting determination. In January 2021, the FASB issued ASU 2021-01, Reference Rate Reform (Topic 848), Scope ASU 2021-01, which clarifies that certain optional expedients and exceptions in Topic 848 for contract modifications and hedge accounting apply to derivatives that are affected by the discounting transition. ASU 2022-06, Reference Rate Reform (Topic 848): Deferral of the Sunset Date of Topic 848, amended ASU 2020-04, deferring the sunset date of Topic 848 to December 31, 2024. The Company does not expect the adoption of ASU 2020-04 to have a material impact on the Company’s condensed consolidated financial statements.

Note 3 — Revenue

The following table summarizes the Company’s revenue, net disaggregated by type of product and service:

	Six Months Emded
	June 30,
	2023	2022
Product sales	$1,891	$2,680
Software as a service and related services	329	130
Ancillary services	97	128
Total revenue	$2,317	$2,938

Contract Liabilities

Contract liabilities consist of sales of SaaS subscriptions and related services, as well as repair and service agreements, where in most cases, the Company receives up-front payment and recognizes revenue over the support term of 12-60 months. The Company classifies these contract liabilities as either current or non-current liabilities based on the expected timing of recognition of related revenue. The following table summarizes the change in contract liabilities:

Contract
liabilities
Balance at January 1, 2022	$75
Prepayments	570
Revenue recognition	(348)
Balance at December 31, 2022	297
Contract liabilities, noncurrent	$10
Balance at January 1, 2023	$297
Prepayments	231
Revenue recognition	(277)
Balance at June 30, 2023	251
Contract liabilities, noncurrent	$141

Remaining performance obligations

As of June 30, 2023, the Company had $251 in remaining performance obligations, of which $110 will be completed by June 30, 2024 and $141 will be completed by June 30, 2028.

Note 4 — Property, Plant and Equipment

The following table summarizes our property, plant and equipment, net:

	June 30,	December 31,
	2023	2022
Vehicles	$354	$386
Buildings and improvements	43	43
Computer equipment	27	23
Furniture and fixtures	3	3
Machinery and equipment	1,294	1,140
Internal-use software	2,695	1,851
Property, plant and equipment, gross	$4,416	$3,446
Less: accumulated depreciation	(1,401)	(1,020)
Property, plant and equipment, net	$3,015	$2,426

Depreciation expense was $401 and $206 for the six months ended June 30, 2023 and 2022, respectively.

Note 5 — Other Current Assets

The following table summarizes other current assets:

	June 30,	December 31,
	2023	2022
Deposits	$1,278	$1,962
Prepaid expenses	117	102
Other receivables	38	1,011
Total other current assets	$1,433	$3,075

Note 6 — Inventories

The following table summarizes the ending balance of inventories:

	June 30,	December 31,
	2023	2022
Infrared cameras	$4,017	$5,904
Replacement, maintenance and spare parts	2,570	3,730
Current inventories	$6,587	$9,634
Infrared cameras	$595	$—
Replacement, maintenance and spare parts	1,159	—
Noncurrent inventories	$1,754	$—
Total inventories	$8,342	$9,634

As of June 30, 2023, inventories amount to $8,342, of which $6,588 are classified as current assets and $1,754 are classified as noncurrent assets under other noncurrent assets on the condensed consolidated balance sheet. As of December 31, 2022, $9,634 of inventories are classified as current.

For the six months ended June 30, 2023, the Company recorded an inventory write down of $1,386 related to temperature reference products that are not expected to be sold in one year based on customer demand and current market conditions. No inventory write down was recognized for the three months ended March 31, 2023 and for the year ended December 31, 2022 on the basis of expected ongoing biorisk sales and expected ability to repurpose for industrial applications.

The following table summarizes the amount of inventory write-downs to net realizable value recorded for each period (in thousands):

	Six-months ended	Year-ended
	June 30,	December 31,
	2023	2022
Amount of inventory write-down to net realizable value	$1,382	$—

Note 7 — Accrued Expense

The following table summarizes accrued expenses:

	June 30,	December 31,
	2023	2022
Professional fees	$3,382	$1,705
Salaries and wages	300	615
Interest payable	105	184
Taxes payable	—	54
Other	12	6
Total accrued expenses	$3,799	$2,564

Note 8 — Debt

Line of Credit

On January 22, 2023, the Company entered into an asset-based revolving credit agreement with B1 Bank (the “Credit Agreement”). The Credit Agreement provided an aggregate revolving credit commitment of $3,000, subject to a borrowing base consisting of eligible accounts receivable and inventory. The Credit Agreement included borrowing capacity available for letters of credit and revolving loans available for working capital and other general corporate purposes. The maturity date is January 22, 2024.

The interest rate applicable to the Credit Agreement is 8.5% and is secured by ICI inventories and cash flows (with a personal guaranty from the primary shareholder).

As of June 30, 2023, the Company borrowed $900 under the Credit Agreement with an available borrowing capacity of $2,100 and accrued $12 in interest expense.

The Company is in compliance with financial covenants as of June 30, 2023.

Shareholder Promissory Note

On July 14, 2020, the Company issued a promissory note to its majority shareholder in an amount of $29,718 (the “Shareholder Promissory Note”). The Shareholder Promissory Note bore an interest at the rate of 0.45% per annum, with all principal and accrued interest due and payable in full on July 14, 2025.

The Shareholder Promissory Note was unsecured. Principal and interest payments were made by the Company in cash or in-kind prior to maturity.

During the period ended June 30, 2023 and December 31, 2022 the Company made principal cash payments of $100 and $100, respectively. The Company received additional proceeds in the amount of $200 in 2022.

On December 31, 2022, the principal outstanding balance was $18,347 and accrued unpaid interest were $224.

Interest expense for the six months ended June 30, 2023 and 2022 were $32 and $42, respectively. Interest expense is paid-in-kind.

On May 31, 2023, the Company completed the conversion of the outstanding principal and accrued and unpaid interests of the Shareholder Promissory Note into shares of Class A Common Stock. At the time of conversion, the total face value of the Shareholder Promissory Note was $18,504, comprising $18,247 in principal and $257 in accrued interest. In exchange for the contribution of the Shareholder Promissory Note, the Company issued 142,028 shares of its Class A Common Stock to the creditor, in accordance with ASC 405-20-40, “Liabilities — Extinguishments of Liabilities — Derecognition”. No cash was exchanged as part of this transaction.

Related Party Promissory Note

On August 9, 2022, the Company borrowed $1,000 under an unsecured non-interest bearing promissory note with a related party to fund short-term working capital needs (the “Related Party Promissory Note”). The Related Party Promissory Note shall be payable in full on any future date on which the Lender demands repayment.

Convertible Note

In April 2023, January 2023 and December 2022, the Company issued unsecured Convertible Notes (“the Notes”) with several accredited private investors in an aggregate principal amount of $825, $150 and $950, respectively. The Notes have a maturity date of 6 months from the effective date and beared a paid-in-kind interest rate of 10% per annum, which was increased to 12% effective on February 15, 2023.

In the event of and prior to the consummation of an initial public offering (“IPO”) or de-SPAC transaction, including the Merger, the unpaid principal balance and accrued interest shall be automatically converted into ICI Class A Common Stock at the imputed price per share of Common Stock of the IPO or de-SPAC transaction, as applicable, discounted at 50%.

The Company elected the fair value option (FVO) under ASC 825, Financial Instruments (ASC 825), as the Notes are qualified financial instruments and are, in whole, classified as liabilities. Under the FVO, the Company recognized the Note instrument at fair value, inclusive of the embedded features with changes in fair value being recognized as change in fair value of convertible note in the consolidated statement of operations.

As of June 30, 2023, the fair value of the note is $1,492 and a fair value gain of $433 has been recognized as a component of the consolidated statements of operations under change in fair value of convertible note.

On June 30, 2023, the principal outstanding balance was $1,925 and accrued unpaid interest was $58.

Debt Obligations and Schedule Maturities

As of June 30, 2023, aggregate principal repayments of total debt for the next five years are as follows:

As of June 30, 2023
2024	$3,825
2025	—
2026	—
2027	—
2028	—
Thereafter	—
$3,825

Note 9 — Shareholders Equity

Total authorized capital stock of the Company is 1.123,257 shares of stock, consisting of 200,000 shares of Preferred Stock, 750,000 shares of Class A Common Stock, and 173,257 shares of Class B Non-Voting Common Stock.

As of June 30, 2023 and December 31, 2022, there were 656,974 and 514,946 shares of Class A common stock issued and outstanding, respectively, and no shares of Class B common stock or preferred shares issued.

Note 10 — Earnings per Share

Basic earnings (loss) per share is computed in accordance with ASC Topic 260, Earnings Per Share, by dividing the net income (loss) attributable to holders of common stock by the weighted average shares of common stock outstanding during the period. Diluted earnings (loss) per share is computed by dividing net income (loss) by the weighted average shares of common stock, including the dilutive effect of stock options. There are no other antidilutive financial instruments.

The diluted earnings (loss) per share is the same as the basic earnings (loss) share for the six months ended June 30, 2023 and 2022 as all potential common shares including stock options are anti-dilutive and are therefore excluded from the computation of diluted net profit per share. For the period ended June 30, 2023, 131,041 shares were excluded as being antidilutive relating to stock options.

The following table summarizes the computation of basic and diluted earnings per share:

	Six Months Ended
	June 30,
	2023	2022
Numerator:
Basic and Diluted Net loss attributable to common stockholders	$(3,560)	$(4,159)
Denominator:
Weighted average number of shares:
Basic – Class A Common Stock	539,271	514,946
Add: Dilutive effects, as shown separately below
Unvested Stock Options	—	—
Diluted – Class A and Class B Common Stock	539,271	514,946
Basic Net loss per share attributable to common stockholders	$(6.60)	$(8.08)
Diluted Net loss per share attributable to common stockholders	$(6.60)	$(8.08)

Note 11 —  Related Party Transactions

Shareholder Promissory Note

See Note 8.

Related Party Promissory Note

See Note 8.

Leases

The Company leases its corporate office and one production facility from its majority shareholder under three operating lease agreements. During the six months ended June 30, 2023 and 2022, the Company paid the majority shareholder total lease payments $51 and $51, respectively, under these lease agreements.

Note 12 — Commitment and Contingency

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

In the ordinary course of the business, the Company is subject to periodic legal or administrative proceedings. As of June 30, 2023, the Company is not involved in any material claims or legal actions which, in the opinion of management, the ultimate disposition would have a material adverse effect on the Company’s condensed consolidated financial position, results of operations, or liquidity.

Note 13 — Income Taxes

The Company’s provision for income taxes was a $3 tax benefit for the six months ended June 30, 2023 and a $1,251 tax benefit for the six months ended June 30, 2022. The Company maintains a valuation allowance on its deferred tax assets, and intends to do so until there is sufficient evidence to support the reversal of all or some portion of this allowance. The Company’s effective income tax rate is calculated as the amount of income tax expense (benefit) divided by income (loss) from continuing operations before income taxes.

For the six-month periods ended June 30, 2023, and 2022, the Company’s effective income tax rates were as follows:

	2023	2022
Six months ended June 30,	(0.06)%	23.12%

The effective tax rate for the six-month period ended June 30, 2023, was below the U.S. statutory tax rate of 21% primarily due to the Company’s valuation allowance and state income tax activity. The effective tax rate for the six-month period ended June 30, 2022, was above the U.S. statutory tax rate of 21% primarily due to additional deferred taxes as a result of the Company’s incremental state taxes.

Note 14 — Fair value

The Company uses valuation approaches that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. A three-tiered hierarchy is established as a basis for considering such assumptions and for inputs used in the valuation methodologies in measuring fair value. This hierarchy requires that the Company use observable market data, when available, and minimize the use of unobservable inputs when determining fair value:

—Level 1: observable inputs such as quoted prices in active markets;

—	Level 2: inputs other than the quoted prices in active markets that are observable either directly or indirectly; and
—	Level 3: unobservable inputs in which there is little or no market data, which requires that the Company develop its own assumptions.

The Company’s financial instruments consist of cash and cash equivalents, accounts receivables and accounts payables, where the carrying amount approximates fair value due to the short-term nature of each instrument.

On October 9, 2020, the Company implemented the 2020 Equity Incentive Plan, (the “Plan”) pursuant to which the Company’s Board of Directors may grant stock options to employees and non-employees. The common stock granted as part of the Plan were recorded in equity and classified as Level 3 within the fair value hierarchy.

The fair value of the convertible note as of June 30, 2023 and December 31, 2022 was $1,492 and $950, respectively, and is classified as Level 3 within the fair value hierarchy. The convertible note was valued using a probability-weighted expected return method (“PWERM”) based on the probabilities of different potential outcomes for the note. The outcomes the Company considered included (i) SPAC Merger, (ii) maturity, and (iii) default. The fair value of the convertible note was determined using the following significant unobservable inputs:

Fair Value Assumption – Convertible Promissory Note	June 30, 2023
Principal	$1,925
Discount rate	14.48%
Maturity date	12/20/2023
Interest rate (Before February 15, 2023)	10%
Interest rate (After February 15, 2023)	12%

Note 15 — Subsequent events

The Company has evaluated its June 30, 2023 financial statements for subsequent events through September 22, 2023, the date the financial statements were available to be issued. Based upon this review, other than as described below, the Company did not identify any additional subsequent events that would have required adjustment or disclosure in the condensed consolidated financial statements.

Convertible Note with Investors

From July 1, 2023 to September 22, 2023, the Company issued an additional $ 1,000 of convertible notes with substantially the same terms and conditions as the previously issued convertible notes.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Sportsmap Tech Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Sportsmap Tech Acquisition Corp. (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2022 and for the period from May 14, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the year ended December 31, 2022 and for the period from May 14, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s business plan is dependent on the completion of a business combination by April 20, 2023. If a Business Combination is not consummated by the required date, there will be a mandatory liquidation and subsequent dissolution. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2021.

New York, NY

March 31, 2023

SPORTSMAP TECH ACQUISITION CORP.

BALANCE SHEETS

	December 31,
	2022	2021
Assets:
Cash	$222,266	$931,271
Prepaid expenses-current	162,979	384,730
Total current assets	385,245	1,316,001
Prepaid expenses-non-current	—	111,454
Cash and securities held in Trust Account	118,742,928	117,310,928
Total assets	$119,128,173	$118,738,383

Liabilities, Redeemable Common Stock and Stockholders’ Equity
Accrued offering costs and expenses	$239,024	$175,661
Franchise taxes payable	137,112	—
Income tax payable	83,543	—
Deferred tax liability	72,168	—
Due to related party	21,356	24,613
Total liabilities	553,203	200,274

Commitments and Contingencies (Note 6)
Common stock subject to possible redemption, 11,500,000 shares at redemption value of $10.30	118,454,587	117,300,000

Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 3,550,000 shares issued and outstanding (excluding 11,500,000 shares subject to possible redemption) as of December 31, 2022 and 2021	356	356
Additional paid-in capital	497,120	1,651,707
Accumulated earnings	(377,093)	(413,954)
Total Stockholders’ Equity	120,383	1,238,109
Total Liabilities, Redeemable Common Stock and Stockholders’ Equity	$119,128,173	$118,738,383

The accompanying notes are an integral part of these financial statements.

SPORTSMAP TECH ACQUISITION CORP.

STATEMENTS OF OPERATIONS

		For the Period from
		May 14, 2021
	For the Year Ended	(Inception) to
	December 31,	December 31,
	2022	2021
Formation and operating cost	$1,385,573	$424,882
Loss from operations	(1,385,573)	(424,882)

Other income:
Interest earned on cash and securities held in Trust Account	1,739,145	10,928
Total other income	1,739,145	10,928

Income (loss) before provision for income taxes	353,572	(413,954)
Provision for income taxes	(316,711)	—
Net income (loss)	$36,861	$(413,954)

Basic and diluted weighted average shares outstanding, redeemable shares	11,500,000	3,568,966
Basic and diluted income (loss) per common stock, redeemable shares	$0.00	$(0.07)
Basic and diluted weighted average shares outstanding, non-redeemable shares	3,550,000	2,588,793
Basic and diluted income (loss) per common stock, non-redeemable shares	$0.00	$(0.07)

The accompanying notes are an integral part of these financial statements.

SPORTSMAP TECH ACQUISITION CORP.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2022 AND FOR THE PERIOD FROM MAY 14, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Equity
Balance as of May 14, 2021 (inception)	—	$—	$—	$—	$—
Common stock issued to Sponsors	2,875,000	288	24,712	—	25,000
Sale of 675,000 private placement units, net of offering costs	675,000	68	6,748,463	—	6,748,463
Allocated proceeds to public warrants, net of offering costs	—	—	5,383,059	—	5,383,059
Re-measurement of common shares subject to possible redemption	—	—	(10,504,527)	—	(10,504,527)
Net loss	—	—	—	(413,954)	(413,954)
Balance as of December 31, 2021	3,550,000	356	1,651,707	(413,954)	1,238,109
Remeasurement of carrying value to redemption value of shares subject to possible redemption	—	—	(1,154,587)	—	(1,154,587)
Net income	—	—	—	36,861	36,861
Balance as of December 31, 2022	3,550,000	$356	$497,120	$(377,093)	$120,383

The accompanying notes are an integral part of these financial statements.

SPORTSMAP TECH ACQUISITION CORP.

STATEMENTS OF CASH FLOWS

		For the Period
		from May 14,
	For the Year	2021
	Ended	(inception) through
	December 31,	December 31,
	2022	2021
Cash Flows from Operating Activities:
Net income (loss)	$36,861	$(413,954)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest earned on cash and securities held in Trust Account	(1,739,145)	(10,928)
Changes in operating assets and liabilities:
Prepaid expenses	333,205	(496,184)
Accrued offering costs and expenses	63,363	175,661
Income tax payable	83,543	—
Deferred tax liability	72,168	—
Franchise taxes payable	137,112	—
Due to related party	(3,257)	24,613
Net cash used in operating activities	(1,016,150)	(720,792)

Cash Flows from Investing Activities:
Principal deposited in Trust Account	—	(117,300,000)
Cash withdrawn from Trust Account to pay taxes	307,145	—
Net cash provided by (used in) investing activities	307,145	(117,300,000)

Cash Flows from Financing Activities:
Proceeds from initial public offering, net of costs	—	112,700,000
Proceeds from sale of founder shares	—	25,000
Proceeds from private placement units	—	6,750,000
Payment of promissory note – related party	—	(323,190)
Payment of deferred offering costs	—	(199,747)
Net cash provided by financing activities	—	118,952,063

Net Change in Cash	(709,005)	931,271
Cash - Beginning of period	931,271	—
Cash - End of period	$222,266	$931,271

Supplemental disclosure of non-cash financing activities:
Deferred offering costs paid by related party	$—	$323,190
Remeasurement of common stock subject to possible redemption	$1,154,587	$—

The accompanying notes are an integral part of these financial statements.

SPORTSMAP TECH ACQUISITION CORP.

Note 1 — Organization and Business Operations

SportsMap Tech Acquisition Corp. (the “Company”) is a newly organized, blank check company incorporated as a Delaware corporation on May 14, 2021. The Company was formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (the “Business Combination”).

As of December 31, 2022, the Company had not commenced any operations. All activity for the period from May 14, 2021 (inception) through December 31, 2022 relates to the Company’s formation and the initial public offering described below and, subsequent to the initial public offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering (the “IPO”). The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is SportsMap, LLC, a limited liability company (the “Sponsor”). The registration statement for the Company’s IPO was declared effective on October 18, 2021 (the “Effective Date”). On October 21, 2021, the Company consummated the IPO of 11,500,000 units (the “Units” and, with respect to the Common stock included in the Units being offered, the “public shares”) at $10.00 per Unit, including the full exercise of the underwriters’ over-allotment of 1,500,000 units, generating gross proceeds to the Company of $115,000,000, which is discussed in Note 3.

Simultaneously with the consummation of the IPO, the Company consummated the private placement of 675,000 units (the “Private Placement Units”) at a price of $10.00 per Private Placement Unit to the Sponsor and the representative of the underwriters and/or certain of their designees or affiliates, generating gross proceeds to the Company of $6,750,000, which is described in Note 4.

Transaction costs amounted to $2,822,937 consisting of $2,300,000 of underwriting commissions and $522,937 of other offering costs. $2,686,076 was all charged to temporary equity and $136,861 was charged to additional paid-in capital.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and sale of the Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the net balance in the Trust Account (as defined below) (less any taxes payable on interest earned) at the time of the signing a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination.

Following the closing of the IPO on October 21, 2021, $117,300,000 ($10.20 per Unit) from the net proceeds of the sale of Units in the IPO and a portion of the proceeds of the sale of the Private Placement Units was deposited into a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and will be invested only in U.S. government treasury bills, notes or bonds with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act and which invest solely in U.S. Treasuries. Except as set forth below, the proceeds held in the Trust Account will not be released until the earlier of: (1) the completion of the initial Business Combination within the required time period; (2) the Company’s redemption of 100% of the outstanding public shares if the Company has not completed an initial Business Combination in the required time period; and (3) the redemption of any public shares properly tendered in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation (A) to modify the substance or timing of the Company’s obligation to allow redemption of public shares as described in the IPO or redeem 100% of the public shares if the Company does not complete the initial Business Combination within the required time period or (B) with respect to any other provision relating to stockholders’ rights or pre-Business Combination activity.

In connection with any proposed initial Business Combination, the Company will either (1) seek stockholder approval of such initial Business Combination at a meeting of stockholders called for such purpose at which stockholders may seek to redeem their shares, regardless of whether they vote for or against the proposed Business Combination or do not vote at all, for their pro rata share of the aggregate amount then on deposit in the Trust Account (net of taxes payable), or (2) provide the Company’s stockholders with the opportunity to sell their shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount equal to their pro rata share of the aggregate amount then on deposit in the Trust Account (net of taxes payable), in each case subject to the limitations described herein. The decision as to whether the Company will seek stockholder approval of a proposed Business Combination or will allow stockholders to sell their shares to the Company in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval.

The Company will have only 18 months from the closing of the IPO (the “Combination Period”) to complete the initial Business Combination. If the Company is unable to complete the initial Business Combination within such 18-month period, the Company will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining holders of common stock and the board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject (in the case of (ii) and (ii) above) to the Company’s obligations to provide for claims of creditors and the requirements of applicable law.

The initial stockholders have agreed to (i) waive their redemption rights with respect to their private shares in connection with the completion of the initial Business Combination, (ii) waive their redemption rights with respect to their private shares in connection with a stockholder vote to approve an amendment to the Company’s amended and restated certificate of incorporation (A) to modify the substance or timing of the Company’s obligation to redeem 100% of the public shares if the Company does not complete the initial Business Combination within the Combination Period or (B) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity and (iii) waive their rights to liquidating distributions from the Trust Account with respect to their private shares if the company fail to complete the initial Business Combination within the Combination Period.

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below $10.20 per share, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of the Company. The Company has not asked the Sponsor to reserve for such obligations and therefore believes the Sponsor will be unlikely to satisfy its indemnification obligations if it is required to do so.

However, the Company believes the likelihood of the Sponsor having to indemnify the Trust Account is limited because the Company will endeavor to have all vendors and prospective target businesses as well as other entities execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

For the year ended December 31, 2022, the Company withdrew $307,146 from the Trust Account to pay taxes. No amounts were withdrawn in the period ended 2021.

Business Combination Agreement

On December 5, 2022, SportsMap Tech Acquisition Corp., a Delaware corporation (“SportsMap”), entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among SportsMap, Infrared Cameras Holdings, Inc., a Delaware corporation (“ICI”), and ICH Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of SportsMap (“Merger Sub”).

The Business Combination

The Business Combination Agreement provides that, on the terms and subject to the conditions of the Business Combination Agreement, Merger Sub will merge with and into ICI (the “Merger”) with ICI surviving the Merger as a wholly-owned subsidiary of SportsMap (the “Surviving Company”).

The Business Combination is expected to close in the third quarter of 2023, following the receipt of the required approval of SportsMap’s stockholders and the fulfillment or waiver (if permitted by applicable law) of other customary closing conditions. The closing of the Business Combination is referred to herein as the “Closing”.

Business Combination Consideration

At the effective time of the Merger (the “Effective Time”), in accordance with the terms and subject to the conditions of the Business Combination Agreement:

●	each share of ICI common stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as defined in the Business Combination Agreement) and shares held immediately prior to the Effective Time by ICI as treasury stock) will be converted into the right to receive such number of shares of SportsMap common stock equal to the Exchange Ratio (as defined below),
●	each option (a “Company Option”) to purchase shares of ICI Class B Common Stock that is outstanding and unexercised immediately prior to the Effective Time, whether vested or unvested, other than any Out-of-the-Money Option (as defined in the Business Combination Agreement) (the “Participating Company Options”), will be converted into an option to purchase a number of shares of SportsMap common stock upon substantially the same terms and conditions (but taking into account any accelerated vesting provided for in ICI’s equity plan or any award agreement by reason of the Business Combination Agreement or the transactions contemplated by the Business Combination Agreement) as are in effect with respect to such Company Option prior to the Effective Time, except that such option shall represent the right to receive a number of shares of SportsMap common stock equal to the number of shares of Company Class B Common Stock subject to such Company Option prior to the Effective Time multiplied by the Exchange Ratio, and the exercise price per share shall be equal to the exercise price per share of such Company Option prior to the Effective Time multiplied by the Exchange Ratio; and each Out-of-the-Money Option will be cancelled and terminated for no consideration;
●	each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock of the Surviving Company;
●	each share of ICI common stock held immediately prior to the Effective Time by ICI as treasury stock will be cancelled and extinguished for no consideration; and
●	each Dissenting Share of ICI will not convert in the Merger and will be entitled to rely on such rights as are granted pursuant to Delaware law, subject to certain conditions set forth in the Business Combination Agreement and in accordance with applicable law.

The “Exchange Ratio” will be determined by (i) dividing the Adjusted Equity Value by $10, which is the value of one share of Sports Map common stock, and (ii) further dividing the quotient of the calculation in clause (i) by the aggregate number of shares of ICI Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held immediately prior to the Effective Time by ICI as treasury stock) on a fully-diluted basis assuming the exercise of all Participating Company Options any such shares issuable upon exercise of Out-of-the-Money Options, which will be cancelled at the Effective Time. The “Adjusted Equity Value” will be equal to (a) $100,000,000, less (b) the aggregate amount of ICI’s outstanding indebtedness at the Effective Time, plus (c) the aggregate exercise price that would be paid in respect of Participating Company Options if all Participating Company Options were exercised in full immediately prior to the Effective Time, plus (d) all cash and cash equivalents of ICI as of immediately prior to the Effective Time, plus (e) the aggregate principal amount of any convertible promissory notes entered into by ICI on or after the date of the Business Combination Agreement but prior to the Closing in each case on terms and subject to conditions set forth in the Business Combination Agreement.

Pursuant to the Business Combination Agreement, SportsMap will reserve for issuance 2,400,000 shares of SportsMap common stock (the “Earnout Shares”). The Earnout Shares will be issued pro rata to the holders of ICI common stock if either (a) during the period beginning six months after the closing of the Business Combination and ending on December 31, 2024, the common stock of the post-closing public company (“PubCo”) achieves a market price of $12.50 per share for a specified number of days, or the combined company consummates a transaction in which its stockholders have the right to receive consideration implying a value of at least $12.50 per share, or (b) PubCo achieves revenue of $68.5 million during the fiscal year ending December 31, 2024, subject to certain limitations set forth in the Business Combination Agreement.

In addition, the Business Combination Agreement provides that, if ICI raises additional capital by the issuance of convertible promissory notes on or after the date of the Business Combination Agreement but prior to the Closing, such convertible notes will convert into ICI Class A Common Stock (as defined in the Business Combination Agreement) immediately prior to the Effective Time and will convert in the Merger in the same manner as ICI Common Stock.

Termination

The Business Combination Agreement may be terminated under certain customary and limited circumstances prior to the closing of the Business Combination, including, but not limited to, (i) by either SportsMap or ICI if the Business Combination is not consummated by June 30, 2023, provided that such date may be extended by ICI by an additional 60 days under certain circumstances set forth in the Business Combination Agreement, (ii) by SportsMap if there is a material breach of the representations, warranties or covenants of ICI, subject to a thirty (30)-day cure period following notice of such breach, and (iii) by ICI upon a material breach of the representations, warranties or covenants of SportsMap, subject to a thirty (30)-day cure period following notice of such breach. If the Business Combination Agreement is validly terminated, none of the parties to the Business Combination Agreement will have any liability or any further obligation under the Business Combination Agreement, other than customary confidentiality obligations, except in the case of willful breach or fraud.

Contingent Business Combination Fees

As discussed in Note 6, the Company has engaged various parties to assist in the selection and consummation of a Business Combination. These fees are not due or payable until the consummation of a Business Combination. At December 31, 2022, none of these amounts are reported in the Company’s financial statements.

Liquidity and Capital Resources

As of December 31, 2022, the Company had $222,266 in its operating bank account and working capital of $124,865, excluding taxes.

The Company’s liquidity needs through December 31, 2022 were satisfied through a payment from the Sponsor of $25,000 (see Note 5) for the Founder Shares to cover certain offering costs and the loan under an unsecured promissory note from the Sponsor of up to $400,000. The outstanding balance under the promissory note of $323,190 was paid in full and the unsecured promissory note is no longer available to the Company. As of December 31, 2022, no amounts were outstanding under the unsecured promissory note.

After consummation of the IPO on October 21, 2021, the Company had $24,991 in its operating bank account, and working capital of $1,463,454, which included $2,150,000 of private placement proceeds receivable from the Sponsor which was received into the Company’s operating bank account on October 22, 2021. In addition, in order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans, as defined below (see Note 5). As of December 31, 2022, there were no amounts outstanding under any Working Capital Loans.

Going Concern

The Company anticipates that the $222,266 held outside the Trust Account as of December 31, 2022 may not be sufficient to allow the Company to operate for at least 12 months from the issuance of the financial statements, assuming that a business combination is not consummated during that time. Until consummation of its business combination, the Company will be using the funds not held in the Trust Account, and any additional Working Capital Loans (as defined in Note 5) from the initial shareholders, certain of the Company’s officers and directors (see Note 5), for identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the business combination.

The Company can raise additional capital through Working Capital Loans from the initial shareholders, certain of the Company’s officers, and directors (see Note 5), or through loans from third parties. None of the sponsor, officers or directors are under any obligation to advance funds to, or to invest in, the Company. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of its business plan, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time, which is considered to be one year from the issuance date of these financial statements.

The Company has until April 20, 2023 to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by that date, which is less than 12 months from the issuance of these financial statements. If a Business Combination is not consummated by the required date, there will be a mandatory liquidation and subsequent dissolution. In connection with the Company’s assessment of going concern considerations in accordance with the authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosure of Uncertainties About an Entity’s Ability to Continue as a Going Concern,” management has determined that mandatory liquidation, and subsequent dissolution, should the Company be unable to complete a business combination, raises substantial doubt about the Company’s ability to continue as a going concern for the next 12 months from the issuance of these financial statements. No adjustments have been made to the carrying amounts of assets and liabilities should the Company be required to liquidate after April 20, 2023.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic and Russia-Ukraine war and has concluded that while it is reasonably possible that the virus and war could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Inflation Reduction Act of 2022

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and approval of any golden parachute payments not previously approved.

Further, Section102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgement. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2022 and 2021 other than those in the Trust Account.

Cash and Securities Held in Trust Account

As of December 31, 2022 and 2021, the company had $118,742,928 and $117,310,928, respectively, in cash and securities held in the trust account which were invested in US Treasury bills. Net proceeds of the sale of the Units in the Public Offering and the sale of the Private Placement Units were placed in the Trust Account which will only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. All of the Company’s investments held in the trust account are classified as held-to-maturity securities. Held-to-maturity securities are presented on the balance sheet at amortizable cost at inception and at the end of each subsequent reporting period. Interest earned on the investments during each reporting period is recorded at the end of each reporting period and is reported as interest income in the accompanying statements of operations.

Offering Costs

The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Offering costs consist of underwriting, legal, accounting and other expenses incurred through the balance sheet date that are directly related to the IPO. Offering costs are allocated to the separable financial instruments to be issued in the IPO based on a relative fair value basis, compared to total proceeds received. Offering costs directly attributable to the issuance of an equity contract to be classified in equity are recorded as a reduction of equity. Offering costs for equity contracts that are classified as assets and liabilities are expensed immediately. Upon closing of the IPO on October 21, 2021, offering costs associated with the common stock and the warrants were charged to temporary equity. Transaction costs amounted to $2,822,937, consisting of $2,300,000 of underwriting commissions and $522,937 of other offering costs. $2,686,076 was all charged to temporary equity and $136,861 was charged to additional paid-in capital.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheets, primarily due to its short-term nature.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in FASB ASC Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption (if any) is classified as a liability instrument and measured at fair value. Conditionally redeemable common stock (including shares of common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Common stock will feature certain redemption rights that are considered to be outside of the Company’s control and will be subject to the occurrence of uncertain future events. Accordingly, common stock subject to possible redemption will be presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheets.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. Derivative instruments are initially recorded at fair value on the grant date and re-valued at each reporting date, with changes in the fair value reported in the statements of operations. Derivative assets and liabilities are classified in the balance sheets as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Income Taxes

The Company accounts for income taxes under FASB ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statement and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2022 and 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company has identified the United States as its only “major” tax jurisdiction.

The Company is subject to income tax examinations by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in FASB ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all of the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. The Company accounts for its outstanding warrants as equity-classified instruments.

Net Income (Loss) Per Common Stock

The Company complies with the accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income (loss) per common stock is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. At December 31, 2022 and 2021, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted income (loss) per common stock is the same as basic income (loss) per common stock for the period presented. The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net income (loss) per share for each component of common stock for the year ended December 31, 2022 and for the period from May 14, 2021 (inception) through December 31, 2021:

			For the period from May 14, 2021
	For the Year Ended		(inception) through December 31,
	December 31, 2022		2021
		Non-		Non-
	Redeemable	redeemable	Redeemable	redeemable
Basic and diluted net income (loss) per common stock:
Numerator:
Allocation of net income (loss)	$28,166	$8,695	$(239,923)	$(174,031)
Denominator:
Basic and diluted weighted-average shares outstanding	11,500,000	3,550,000	3,568,966	2,588,793
Basic and diluted net income (loss) per share	$0.00	$0.00	$(0.07)	$(0.07)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the federal depository insurance coverage of $250,000. At December 31, 2022 and 2021, the Company had not experienced losses on this account.

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU No. 2020-06, Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”), which simplifies the accounting for convertible instruments. The guidance removes certain accounting models that separate the embedded conversion features from the host contract for convertible instruments. ASU 2020-06 allows for a modified or full retrospective method of transition. For smaller reporting companies, this update is effective for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. Early adoption is permitted. We are currently evaluating the impact this change will have on our financial statements.

Management does not believe that any other recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 — Initial Public Offering

On October 21, 2021, the Company sold 11,500,000 Units, including the full exercise of the underwriters’ over-allotment option to purchase 1,500,000 units, at a purchase price of $10.00 per Unit. Each unit consists of one share of common stock, an aggregate of 11,500,000 shares, and three-quarters of one warrant (“public warrants”), an aggregate of 8,625,000 public warrants. Each whole public warrant entitles the holder to purchase one share of common stock at an exercise price of $11.50 per whole share, subject to adjustment (see Note 7).

All of the 11,500,000 common stock sold as part of the Units in the IPO contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s certificate of incorporation. In accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” and with the SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity.

The common stock is subject to SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or to recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company recognizes changes in redemption value immediately as they occur. Immediately upon the closing of the IPO, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable common stock resulted in charges against additional paid-in capital and accumulated deficit.

As of December 31, 2022 and 2021, the common stock reflected on the balance sheets are reconciled in the following table:

Gross proceeds	$115,000,000
Less:
Proceeds allocated to Public Warrants	(5,518,451)
Redeemable common stock issuance costs	(2,686,076)
Plus:
Remeasurement of carrying value to redemption value	10,504,527
Common stock of shares subject to possible redemption at December 31, 2021	$117,300,000
Plus:
Remeasurement of carrying value to redemption value	1,154,587
Common stock of shares subject to possible redemption at December 31, 2022	$118,454,587

Note 4 — Private Placement

Simultaneously with the closing of the IPO, the Company’s Sponsor, and the representative of the underwriters and/or certain of their designees or affiliates (collectively, the “initial stockholders”) purchased an aggregate of 675,000 Private Placement Units at a price of $10.00 per unit in a private placement, for an aggregate purchase price of $6,750,000, in a private placement. Each unit consists of one share of common stock, an aggregate of 675,000 shares, and three-quarters of one warrant (“private warrants”), an aggregate of 506,250 private warrants.

Private Placement Units are identical to the units sold in the IPO, except that the Private Placement Units (including the private warrants or private shares issuable upon exercise of such warrants) will not be transferable, assignable or saleable until 30 days after the Business Combination. The initial stockholders have agreed not to transfer, assign or sell any of the Private Placement Units and underlying common stock until after the completion of the initial Business Combination.

Additionally, the initial stockholders have agreed to (i) waive their redemption rights with respect to their private shares in connection with the completion of the initial Business Combination, (ii) waive their redemption rights with respect to their private shares in connection with a stockholder vote to approve an amendment to the Company’s amended and restated certificate of incorporation (A) to modify the substance or timing of the Company’s obligation to redeem 100% of the public shares if the Company does not complete the initial Business Combination within the Combination Period or (B) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity and (iii) waive their rights to liquidating distributions from the Trust Account with respect to their private shares if the company fail to complete the initial Business Combination within the Combination Period.

Note 5 — Related Party Transactions

Founder Shares

In June 2021, the initial stockholders paid $25,000 in exchange for 2,875,000 shares of common stock (the “Founder Shares”). The number of Founder Shares outstanding was determined based on the expectation that the total size of the IPO would be a maximum of 11,500,000 Units if the underwriter’s over-allotment option is exercised in full, and therefore that such Founder Shares would represent 20% of the outstanding shares after the IPO. As of December 31, 2022 and 2021, of the 2,875,000 shares outstanding, none of which were subject to forfeiture due to the full exercise of the over-allotment option by the underwriters upon the consummation of the IPO.

The initial stockholders have agreed not to transfer, assign or sell (i) any of the Founder Shares until nine months after the date of the consummation of the initial Business Combination or earlier if, subsequent to the initial Business Combination, the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders having the right to exchange their common stock for cash, securities or other property or (ii) any of the Private Placement Units until the completion of the initial Business Combination. The representative’s Private Placement Units are identical to the Units sold in the IPO except that they may not (including the common stock issuable upon exercise of these warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until after the completion of the initial Business Combination. Additionally, for so long as the warrants underlying the Private Placement Units are held by the representative and its designees, they will not be exercisable more than five years from the commencement date of sales in the IPO in accordance with FINRA Rule 5110(g)(8)(A).

Promissory Note — Related Party

The Sponsor agreed to loan the Company up to $400,000 to be used for a portion of the expenses of the IPO. These loans were non-interest bearing, unsecured and due at the earlier of February 28, 2022 or the closing of the IPO. At December 31, 2021, the outstanding balance under the promissory note of $323,190 had been paid in full and the unsecured promissory note is no longer available to the Company. As of December 31, 2022 and 2021, no amounts were outstanding under the unsecured promissory note.

Working Capital Loans

In order to finance transaction costs in connection with an intended initial Business Combination, the initial stockholders, officers and directors and their affiliates may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). The Working Capital Loans would be evidenced by promissory notes. In the event that the Company is unable to consummate an initial Business Combination, the Company may use a portion of the offering proceeds held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. If the Company consummates an initial Business Combination, the notes would either be paid upon consummation of the initial Business Combination, without interest, or, at the lender’s discretion, up to $1,000,000 of the notes may be converted upon consummation of the Business Combination into additional Private Placement Units at a price of $10.00 per unit (which, for example, would result in the holders being issued 100,000 units if the full amount of notes are issued and converted). At December 31, 2022 and 2021, no such Working Capital Loans were outstanding.

Administrative Service Fee

The Company entered into an administrative services agreement on October 18, 2021, pursuant to which the Company will pay the Sponsor a total of $10,000 per month for office space, utilities, secretarial support and other administrative and consulting services. Upon completion of the Company’s initial Business Combination or its liquidation, the Company will cease paying these monthly fees. At December 31, 2022 and 2021, the Company had accrued $21,356 and $24,516, respectively, of administrative service fees. For the year ended December 31, 2022, the Company incurred $120,000 of administrative service fees expense. For the period from May 14, 2021 (inception) through December 31, 2021, the Company incurred $24,516 of administrative service fees expense. Included in the Administrative Service Fee paid to the Sponsor is $100,000 the Sponsor pays to Lawson Gow, the Company’s Chief Strategy Officer, in connection with services related to identifying and consummating the initial Business Combination.

Related Party Investments

In December 2022, the Chief Executive Officer of the Company, and a director of the Company, loaned a total of $600,000 to Infrared Cameras Holdings, Inc. (“the Borrower”) bearing interest at 10% per annum increasing to 12% per annum on February 15, 2023. Interest is due upon the Maturity Date, which is six months from the effective dates of the notes.

The unpaid principal balance of these notes and accrued and unpaid interest shall be converted into shares of common stock, par value $0.01 per share, of Borrower at the Automatic Conversion Price (“Automatic Conversion”), described below.

The automatic conversion date is immediately before the Borrower consummates an initial public offering or consummates a business combination resulting in the Borrower’s shares of common stock being publicly traded.

The Automatic Conversion Price is approximately 50% less than the publicly traded price if the Borrower consummates an initial public offering, or 50% less than the assigned value per share if the Borrow consummates a business combination resulting in the Borrower’s shares of common stock being publicly traded.

Note 6 — Commitments and Contingencies

Registration Rights

The initial stockholders and their permitted transferees can demand that the Company registers the founder shares, the Private Placement Units and the underlying private shares and private warrants, and the units issuable upon conversion of Working Capital Loans and the underlying common stock and warrants, pursuant to an agreement to be signed prior to or on the date of the IPO. The holders of such securities are entitled to demand that the Company registers these securities at any time after the Company consummates an initial Business Combination. Notwithstanding anything to the contrary, any holder that is affiliated with an underwriter participating in the IPO may only make a demand on one occasion and only during the five-year period beginning on the commencement date of sales in the IPO. In addition, the holders have certain “piggy-back” registration rights on registration statements filed after the Company’s consummation of a Business Combination; provided that any holder that is affiliated with an underwriter participating in the IPO may participate in a “piggy-back” registration only during the seven-year period beginning on the commencement date of sales in the IPO.

Underwriting Agreement

Upon closing the IPO on October 21, 2021, the Company paid a cash underwriting discount of 2.0% per Unit, or $2,300,000.

Business Combination Marketing Agreement

On October 18, 2021, the Company has engaged Roth Capital Partners, LLC, the representative, as an advisor in connection with the Business Combination to assist it in holding meetings with its stockholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing its securities in connection with the initial Business Combination, assist the Company in obtaining stockholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company will pay the representative a cash fee for such services upon the consummation of the initial Business Combination in an amount equal to 3.5% of the gross proceeds of the IPO, or $4,025,000 (exclusive of any applicable finders’ fees which might become payable).

Additionally, the Company engaged Craig-Hallum Capital Group LLC (“Craig-Hallum”) in February 2022 to act as its placement agent and its merger and acquisition advisor in connection with any offering in respect to a Business Combination with a Target. Craig-Hallum will assist with identifying selecting a potential target company, assisting with the formation of a letter of intent (“LOI”), evaluating proposals for potential business combination, assisting in structuring the formation of a potential business combination, identifying and selecting investors and other activities related to a potential business combination. In the event an offering of securities in connection with a Business Combination with a Target or any other evidence of commitment with a Business Combination with a Target, the Company will pay Craig-Hallum a cash fee of 6.0% of the gross proceeds raised and only if Craig-Hallum is the source of introduction to the specific transaction.

Additionally, if the Company completes a Business Combination with a target during the term of the contract with Craig Hallum, Craig-Hallum will be owed an M&A Advisory Fee in stock equal to the greater of (i) 2.0% of the aggregate transaction value of the target; and (ii) 250,000 shares of newley issued common stock registered within 90 days of closing of the Business Combination. Roth Capital will be due 30% of the M&A Advisory Fee in stock.

Legal fees

In October 2022 the Company has engaged ArentFox Schiff LLP (“AFS”) to assist with various routine and business combination related matters. AFS has agreed to perform the foregoing services at a discounted rate, and, subject to final consummation of the Business Combination, the Company will pay an additional amount to AFS equal to the cumulative amount earned by AFS up until the date of the consummation of the Business Combination. To the extent the Business Combination is not completed, the Company will not be required to pay AFS any additional amounts in excess of the discounted rate. For the year ended December 31, 2022 and 2021 the Company has incurred $297,453 and $3,500, respectively, in legal fees. At December 31, 2022 and 2021, $223,748 and $3,500 was unpaid.

Earnout Shares

Pursuant to the Business Combination Agreement, SportsMap will reserve for issuance 2,400,000 shares of SportsMap common stock (the “Earnout Shares”). The Earnout Shares will be issued pro rata to the holders of ICI common stock if either (a) during the period beginning six months after the closing of the Business Combination and ending on December 31, 2024, the common stock of the post-closing public company (“PubCo”) achieves a market price of $12.50 per share for a specified number of days, or the combined company consummates a transaction in which its stockholders have the right to receive consideration implying a value of at least $12.50 per share, or (b) PubCo achieves revenue of $68.5 million during the fiscal year ending December 31, 2024, subject to certain limitations set forth in the Business Combination Agreement.

Note 7 — Stockholders’ Equity

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share. At December 31, 2022 and 2021, there were no shares of preferred stock issued or outstanding.

Common Stock

The Company is authorized to issue 100,000,000 shares of common stock with a par value of $0.0001 per share. Holders of the common stock are entitled to one vote for each common stock. At December 31, 2022 and 2021, there were 3,550,000 shares of common stock issued and outstanding, none of which were subject to forfeiture due to the full exercise of the over-allotment option by the underwriters upon the consummation of the IPO.

Warrants

Upon closing of the IPO on October 21, 2021, there were 8,625,000 public warrants and 506,250 private warrants outstanding. Each whole warrant entitles the holder to purchase one share of the Company’s common stock at a price of $11.50 per share, subject to adjustment as described herein. if (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Company’s initial stockholders or their affiliates, without taking into account any founders’ shares held by the initial stockholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described below will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

Each whole warrant entitles the registered holder to purchase one share of the common stock at any time commencing 30 days after the completion of the initial Business Combination and will expire five years after the completion of the initial Business Combination or earlier upon redemption or liquidation.

No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the issuance of the common stock issuable upon exercise of the warrants and a current prospectus relating to such common stock. Notwithstanding the foregoing, if a registration statement covering the issuance of the common stock issuable upon exercise of the warrants is not effective within 60 days following the consummation of the initial Business Combination, warrant holders may, until such time as there is such an effective registration statement and during any period when the Company shall have failed to maintain such an effective registration statement, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their warrants on a cashless basis.

Except as described above, no warrants will be exercisable and the Company will not be obligated to issue common stock unless at the time a holder seeks to exercise such warrant, a prospectus relating to the shares of common stock issuable upon exercise of the warrants is current and the shares of common stock have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, the Company has agreed to use its best efforts to meet these conditions and to maintain a current prospectus relating to the common stock issuable upon exercise of the warrants until the expiration of the warrants. However, the Company cannot assure you that the Company will be able to do so and, if the Company does not maintain a current prospectus relating to the common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants and the Company will not be required to settle any such warrant exercise. If the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, the Company will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

Redemption of warrants

Once the warrants become exercisable, the Company may redeem the outstanding warrants, in whole and not in part, at a price of $0.01 per warrant:

●	at any time while the warrants are exercisable,
●	upon a minimum of 30 days’ prior written notice of redemption,
●	if, and only if, the last sales price of the common stock equals or exceeds $18.00 (as adjusted for share sub-divisions, share dividends, reorganizations and recapitalizations) for any 20 trading days within a 30 trading-day period commencing after the warrants become exercisable and ending three trading days before the Company sends the notice of redemption, and
●	if, and only if, there is a current registration statement in effect with respect to the issuance of the common stock underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

If the Company calls the warrants for redemption as described above, the management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants in exchange for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the surrendered warrants, multiplied by the difference between the exercise price of the surrendered warrants and the fair market value by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the common stock for the 10 trading days ending on the trading day prior to the date of exercise. For example, if a holder held 150 warrants and the fair market value on the trading date prior to exercise was $15.00, that holder would receive 35 shares without the payment of any additional cash consideration. If an exemption from registration is not available, holders will not be able to exercise their warrants on a cashless basis.

Note 8 — Income Tax

The Company’s net deferred tax assets (liability) at December 31, 2022 and 2021 are as follows:

	December 31,	December 31,
	2022	2021
Deferred tax liability
Federal net operating loss	$—	$19,227
Start-up costs	319,359	70,399
Unrealized gains on investments in trust account	(72,168)	(2,695)
Total deferred tax asset	247,191	86,930
Valuation allowance	(319,359)	(86,930)
Deferred tax liability, net of allowance	$(72,168)	$—

The income tax provision for the year ended December 31, 2022 and for the period from May 14, 2021 (inception) through December 31, 2021 consists of the following:

	December 31,	December 31,
	2022	2021
Federal
Current	$244,544	$—
Deferred	(160,261)	(86,930)

State and Local
Current	—	—
Deferred	—	—
Valuation allowance	232,428	86,930
Income tax provision	$316,711	$—

As of December 31, 2022 and 2021, the Company had $0 and $91,556, respectively, of U.S. federal net operating loss carryovers available to offset future taxable income. The federal net operating loss can be carried forward indefinitely. As of December 31, 2022 and 2021 the Company had did not have any of state net operating loss carryovers available to offset future taxable income.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2022, the change in the valuation allowance was $232,428. For the period from May 14, 2021 (inception) through December 31, 2021, the change in the valuation allowance was $86,930.

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2022 and 2021 is as follows:

	December 31,	December 31,
	2022	2021
Statutory federal income tax rate	21.0%	21.0%
Unrealized gains on investments in Trust Account	2.8%	—%
Valuation allowance	65.7%	(21.0)%
Income tax provision	89.5%	0.0%

The Company’s effective tax rates for the periods presented differ from the expected (statutory) rates due to permanent book to tax differenced related to change in fair value of warrants and full valuation allowances on deferred tax assets.

The Company files income tax returns in the U.S. federal jurisdiction and is subject to examination by the various taxing authorities. The Company’s tax returns for the year ended December 31, 2022 and 2021 remain open and subject to examination.

The Company currently owes $83,543 in federal income taxes and 137,115 in Delaware franchise taxes.

Note 9 — Held-to-Maturity Investments

A reconciliation from amortized cost basis to net carrying amount and fair value is provided below for the Company’s held-to-maturity investments:

	December 31,	December 31,
	2022	2021
Held-to-maturity investments, amortized cost basis	$118,433,095	$117,299,993
Interest earned on investments	307,051	10,928
Held-to-maturity investments, net carrying amount	118,740,146	117,310,921
Unrealized gain on investments	36,854	1,912
Held-to-maturity investments, fair value	$118,177,000	$117,312,833

There are no indicators of impairment, including other-than-temporary impairments, with respect to the held-to-maturity investments as of December 31, 2022 and 2021. All investments mature within one year of the date of these financial statements; however, they are classified as non-current assets due to contractual restrictions that limit access to the cash and securities held in the Trust Account until the consummation of the Company’s initial Business Combination.

Note 10 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

SPORTSMAP TECH ACQUISITION CORP.

CONDENSED BALANCE SHEETS

	June 30,	December 31,
	2023	2022
	(Unaudited)
Assets:
Cash	$255,452	$222,266
Prepaid expenses	33,326	162,979
Total current assets	288,778	385,245
Investments held in Trust Account	17,238,126	118,742,928
Total assets	$17,526,904	$119,128,173

Liabilities, Redeemable Common Stock and Stockholders' (Deficit) Equity
Accrued expenses	$245,018	$239,024
Franchise taxes payable	68,400	137,112
Income tax payable	32,103	83,543
Excise tax payable	1,028,975	—
Deferred tax liability	—	72,168
Promissory Notes	276,495	—
Due to related party	65,356	21,356
Total liabilities	1,716,347	553,203

Commitments and Contingencies (Note 6)
Common stock subject to possible redemption, 1,634,944 and 11,500,000 shares at redemption value of $10.48 and $10.30, respectively, as of June 30, 2023 and December 31, 2022, respectively	17,141,240	118,454,587

Stockholders' (Deficit) Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 3,550,000 shares issued and outstanding (excluding 1,634,944 and 11,500,000 shares subject to possible redemption) as of June 30, 2023 and December 31, 2022, respectively	356	356
Additional paid-in capital	—	497,120
Accumulated Deficit	(1,331,039)	(377,093)
Total Stockholders' (Deficit) Equity	(1,330,683)	120,383
Total Liabilities, Redeemable Common Stock and Stockholders' (Deficit) Equity	$17,526,904	$119,128,173

The accompanying notes are an integral part of these unaudited condensed financial statements.

SPORTSMAP TECH ACQUISITION CORP.

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
Operating cost	$432,334	$314,387	$952,519	$541,562
Loss from operations	(432,334)	(314,387)	(952,519)	(541,562)

Other (expense) income:
Interest earned on investments held in Trust Account	481,538	196,313	1,765,580	236,595
Accrued interest on Promissory Notes	(911,167)	—	(911,167)	—
Total other (expense) income, net	(429,629)	196,313	854,413	236,595

Income before provision for income taxes	(861,963)	(118,074)	(98,106)	(304,967)
Provision for income taxes	(97,259)	(12,153)	(355,924)	(12,153)
Net loss	$(959,222)	$(130,227)	$(454,030)	$(317,120)

Basic and diluted weighted average shares outstanding, redeemable shares	8,395,122	11,500,000	7,575,779	11,500,000
Basic and diluted loss per common stock, redeemable shares	$(0.08)	$(0.01)	$(0.04)	$(0.02)

Basic and diluted weighted average shares outstanding, non-redeemable shares	3,550,000	3,550,000	3,550,000	3,550,000
Basic and diluted loss per common stock, non-redeemable shares	$(0.08)	$(0.01)	$(0.04)	$(0.02)

The accompanying notes are an integral part of these unaudited condensed financial statements.

SPORTSMAP TECH ACQUISITION CORP.

UNAUDITED CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT EQUITY

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2023

			Additional		Total
	Common stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Equity (Deficit)
Balance as of December 31, 2022	3,550,000	$356	$497,120	$(377,093)	$120,383
Remeasurement of carrying value to redemption value of shares subject to possible redemption	—	—	(497,120)	(475,952)	(973,072)
Net income	—	—	—	505,192	505,192
Balance as of March 31, 2023	3,550,000	356	—	(347,853)	(347,497)
Fair value of founder shares transferred on Promissory Notes	—	—	—	1,616,132	1,616,132
Excise tax imposed on common stock redemptions	—	—	—	(1,028,975)	(1,028,975)
Remeasurement of carrying value to redemption value of shares subject to possible redemption	—	—	—	(611,121)	(611,121)
Net loss	—	—	—	(959,222)	(959,222)
Balance as of June 30, 2023	3,550,000	$356	$—	$(1,331,039)	$(1,330,683)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2022

			Additional		Total
	Common stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Equity
Balance as of December 31, 2021	3,550,000	$356	$1,651,707	$(413,954)	$1,238,109
Net loss	—	—	—	(186,893)	(186,893)
Balance as of March 31, 2022	3,550,000	356	1,651,707	(600,847)	1,051,216
Remeasurement of carrying value to redemption value of shares subject to redemption	—	—	(135,370)	—	(135,370)
Net loss	—	—	—	(130,227)	(130,227)
Balance as of June 30, 2022	3,550,000	$356	$1,516,337	$(731,074)	$785,619

The accompanying notes are an integral part of these unaudited condensed financial statements.

SPORTSMAP TECH ACQUISITION CORP.

UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	For the Six Months Ended
	June 30,
	2023	2022
Cash Flows from Operating Activities:
Net loss	$(454,030)	$(317,120)
Adjustments to reconcile net loss to net cash used in operating activities:
Accrued interest on Promissory Notes	911,167	—
Interest earned on investments held in Trust Account	(1,765,580)	(236,595)
Changes in operating assets and liabilities:
Prepaid expenses	129,653	180,996
Accrued expenses	5,994	(28,235)
Income tax payable	(51,440)	12,153
Deferred tax payable	(72,168)	—
Franchise tax payable	(68,712)	—
Due to related party	44,000	(8,081)
Net cash used in operating activities	(1,321,116)	(396,882)

Cash Flows from Investing Activities:
Extension funding of Trust Account	(245,242)	—
Funds withdrawn from Trust Account for redemptions	102,897,540	—
Cash withdrawn from Trust Account to pay taxes	618,084	—
Net cash provided by investing activities	103,270,382	—

Cash Flows from Financing Activities:
Proceeds from issuance of Promissory Note	981,460	—
Payment of redemptions on Common Stock	(102,897,540)	—
Net cash used in financing activities	(101,916,080)	—

Net Change in Cash	33,186	(396,882)
Cash – Beginning of period	222,266	931,271
Cash – End of period	$255,452	$534,389

Supplemental disclosure of non-cash financing activities:
Discount on Promissory Notes for fair value of shares transferred	$1,616,132	$—
Excise tax liability accrued for common stock redemptions	$1,028,975	$—
Remeasurement of common stock subject to possible redemption	$1,584,193	$135,370

The accompanying notes are an integral part of these unaudited condensed financial statements.

SPORTSMAP TECH ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

June 30, 2023

Note 1 — Organization and Business Operations

SportsMap Tech Acquisition Corp. (the “Company”) is a blank check company incorporated as a Delaware corporation on May 14, 2021. The Company was formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar Business Combination with one or more businesses or entities (the “Business Combination”).

As of June 30, 2023, the Company had not commenced any operations. All activity for the period from May 14, 2021 (inception) through June 30, 2023 relates to the Company’s formation and the initial public offering described below and, subsequent to the initial public offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering (the “IPO”).

The Company’s sponsor is SportsMap, LLC, a limited liability company (the “Sponsor”). The registration statement for the Company’s IPO was declared effective on October 18, 2021 (the “Effective Date”). On October 21, 2021, the Company consummated the IPO of 11,500,000 units (the “Units” and, with respect to the Common stock included in the Units being offered, the “public shares”) at $10.00 per Unit, including the full exercise of the underwriters’ over-allotment of 1,500,000 units, generating gross proceeds to the Company of $115,000,000, which is discussed in Note 3.

Simultaneously with the consummation of the IPO, the Company consummated the private placement of 675,000 units (the “Private Placement Units”) at a price of $10.00 per Private Placement Unit to the Sponsor and the representative of the underwriters and/or certain of their designees or affiliates, generating gross proceeds to the Company of $6,750,000, which is described in Note 4.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and sale of the Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the net balance in the Trust Account (as defined below) (less any taxes payable on interest earned) at the time of the signing a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination.

Following the closing of the IPO on October 21, 2021, $117,300,000 ($10.20 per Unit) from the net proceeds of the sale of Units in the IPO and a portion of the proceeds of the sale of the Private Placement Units was deposited into a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and is invested only in U.S. government treasury bills, notes or bonds with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act and which invest solely in U.S. Treasuries. Except as set forth below, the proceeds held in the Trust Account will not be released until the earlier of: (1) the completion of the initial Business Combination within the required time period; (2) the Company’s redemption of 100% of the outstanding public shares if the Company has not completed an initial Business Combination in the required time period; and (3) the redemption of any public shares properly tendered in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation (A) to modify the substance or timing of the Company’s obligation to allow redemption of public shares as described in the IPO or redeem 100% of the public shares if the Company does not complete the initial Business Combination within the required time period or (B) with respect to any other provision relating to stockholders’ rights or pre-Business Combination activity.

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In connection with any proposed initial Business Combination, the Company will either (1) seek stockholder approval of such initial Business Combination at a meeting of stockholders called for such purpose at which stockholders may seek to redeem their shares, regardless of whether they vote for or against the proposed Business Combination or do not vote at all, for their pro rata share of the aggregate amount then on deposit in the Trust Account (net of taxes payable), or (2) provide the Company’s stockholders with the opportunity to sell their shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount equal to their pro rata share of the aggregate amount then on deposit in the Trust Account (net of taxes payable), in each case subject to the limitations described herein. The decision as to whether the Company will seek stockholder approval of a proposed Business Combination or will allow stockholders to sell their shares to the Company in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval.

The Company has until August 20, 2023 (as extended, or until December 20, 2023 with additional funding of the Trust Account as described below) to complete the initial Business Combination. If the Company is unable to complete the initial Business Combination within such period, the Company will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining holders of common stock and the board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject (in the case of (ii) and (iii) above) to the Company’s obligations to provide for claims of creditors and the requirements of applicable law.

The initial stockholders have agreed to (i) waive their redemption rights with respect to their private shares in connection with the completion of the initial Business Combination, (ii) waive their redemption rights with respect to their private shares in connection with a stockholder vote to approve an amendment to the Company’s amended and restated certificate of incorporation (A) to modify the substance or timing of the Company’s obligation to redeem 100% of the public shares if the Company does not complete the initial Business Combination within the Combination Period or (B) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity and (iii) waive their rights to liquidating distributions from the Trust Account with respect to their private shares if the company fail to complete the initial Business Combination within the Combination Period.

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below $10.20 per share, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of the Company. The Company has not asked the Sponsor to reserve for such obligations and therefore believes the Sponsor will be unlikely to satisfy its indemnification obligations if it is required to do so.

However, the Company believes the likelihood of the Sponsor having to indemnify the Trust Account is limited because the Company will endeavor to have all vendors and prospective target businesses as well as other entities execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

For the three and six months ended June 30, 2023, the Company withdrew $103,376,238 and $103,515,624, respectively, from the Trust Account in connection with redemptions and to pay tax obligations. No amounts were withdrawn for the three and six months ended June 30, 2022.

On April 14, 2023, the Company held a special meeting of stockholders (the "Meeting"), at which the Company's stockholders of record voted to approve the amendment of the Company's amended and restated certificate of incorporation to extend the date by which the Company must consummate a Business Combination or, if it fails to do so, cease its operations and redeem or repurchase 100% of the shares of the Company's common stock issued in the Company's initial public offering, from April 20, 2023, monthly for up to eight additional months at the election of the Company, ultimately until as late as December 20, 2023 ("Extension"). With this amendment, the Company has agreed to deposit into the Trust Account $0.05 for each outstanding public share for each monthly extension of the date by which the Company must complete its initial Business Combination. Since the Meeting, the Company has

deposited $245,242 into the Trust Account to extend the date by which it must consummate a Business Combination or cease operations until August 20, 2023.

In connection with the Extension, 9,865,056 shares of the Company's common stock were redeemed (the "Redemption"), with 5,184,944 shares of Common Stock remaining outstanding after the Redemption, of which 1,634,944 shares of Common Stock remaining outstanding after the Redemption are shares issued in connection with our IPO (the "Public Shares"). The public stockholders will continue to have the opportunity to redeem all or a portion of their Public Shares upon the completion of an initial Business Combination at a per-share price, payable in cash, equal to the aggregate amount on deposit in the Trust Account as of two business days prior to the vote to approve the consummation of an initial Business Combination, including interest (which interest shall be net of taxes payable) divided by the number of then outstanding Public Shares.

Business Combination Agreement

On December 5, 2022, SportsMap Tech Acquisition Corp., a Delaware corporation (“SportsMap”), entered into a Business Combination Agreement, which was amended on June 27, 2023 (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among SportsMap, Infrared Cameras Holdings, Inc., a Delaware corporation (“ICI”), and ICH Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of SportsMap (“Merger Sub”).

The Business Combination

The Business Combination Agreement provides that, on the terms and subject to the conditions of the Business Combination Agreement, Merger Sub will merge with and into ICI (the “Merger”) with ICI surviving the Merger as a wholly-owned subsidiary of SportsMap (the “Surviving Company”).

The Business Combination is expected to close in the late third quarter or early fourth quarter of 2023, following the receipt of the required approval of SportsMap’s stockholders and the fulfillment or waiver (if permitted by applicable law) of other customary closing conditions. The closing of the Business Combination is referred to herein as the “Closing”.

Business Combination Consideration

At the effective time of the Merger (the “Effective Time”), in accordance with the terms and subject to the conditions of the Business Combination Agreement:

●	each share of ICI common stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as defined in the Business Combination Agreement) and shares held immediately prior to the Effective Time by ICI as treasury stock) will be converted into the right to receive such number of shares of SportsMap common stock equal to the Exchange Ratio (as defined below),
●	each option (a “Company Option”) to purchase shares of ICI Class B Common Stock that is outstanding and unexercised immediately prior to the Effective Time, whether vested or unvested, other than any Out-of-the-Money Option (as defined in the Business Combination Agreement) (the “Participating Company Options”), will be converted into an option to purchase a number of shares of SportsMap common stock upon substantially the same terms and conditions (but taking into account any accelerated vesting provided for in ICI’s equity plan or any award agreement by reason of the Business Combination Agreement or the transactions contemplated by the Business Combination Agreement) as are in effect with respect to such Company Option prior to the Effective Time, except that such option shall represent the right to receive a number of shares of SportsMap common stock equal to the number of shares of Company Class B Common Stock subject to such Company Option prior to the Effective Time multiplied by the Exchange Ratio, and the exercise price per share shall be equal to the exercise price per share of such Company Option prior to the Effective Time multiplied by the Exchange Ratio; and each Out-of-the-Money Option will be cancelled and terminated for no consideration;
●	each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock of the Surviving Company;

●	each share of ICI common stock held immediately prior to the Effective Time by ICI as treasury stock will be cancelled and extinguished for no consideration; and
●	each Dissenting Share of ICI will not convert in the Merger and will be entitled to rely on such rights as are granted pursuant to Delaware law, subject to certain conditions set forth in the Business Combination Agreement and in accordance with applicable law.

The “Exchange Ratio” will be determined by (i) dividing the Adjusted Equity Value by $10.00, which is the value of one share of Sports Map common stock, and (ii) further dividing the quotient of the calculation in clause (i) by the aggregate number of shares of ICI Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held immediately prior to the Effective Time by ICI as treasury stock) on a fully-diluted basis assuming the exercise of all Participating Company Options any such shares issuable upon exercise of Out-of-the-Money Options, which will be cancelled at the Effective Time. The “Adjusted Equity Value” will be equal to (a) $100,000,000, less (b) the aggregate amount of ICI’s outstanding indebtedness at the Effective Time, plus (b) the aggregate exercise price that would be paid in respect of Participating Company Options if all Participating Company Options were exercised in full immediately prior to the Effective Time, plus (c) all cash and cash equivalents of ICI as of immediately prior to the Effective Time, plus (d) the aggregate principal amount of any convertible promissory notes entered into by ICI on or after the date of the Business Combination Agreement but prior to the Closing in each case on terms and subject to conditions set forth in the Business Combination Agreement.

Pursuant to the Business Combination Agreement, SportsMap will reserve for issuance 2,400,000 shares of SportsMap common stock (the “Earnout Shares”). The Earnout Shares will be issued pro rata to the holders of ICI common stock if either (a) during the period beginning six months after the closing of the Business Combination and ending on December 31, 2024, the common stock of the post-closing public company (“PubCo”) achieves a market price of $12.50 per share for a specified number of days, or the combined company consummates a transaction in which its stockholders have the right to receive consideration implying a value of at least $12.50 per share, or (b) PubCo achieves revenue of $68.5 million during the fiscal year ending December 31, 2024, subject to certain limitations set forth in the Business Combination Agreement.

In addition, the Business Combination Agreement provides that, if ICI raises additional capital by the issuance of convertible promissory notes on or after the date of the Business Combination Agreement but prior to the Closing, such convertible notes will convert into ICI Class A Common Stock (as defined in the Business Combination Agreement) immediately prior to the Effective Time and will convert in the Merger in the same manner as ICI Common Stock.

Termination

The Business Combination Agreement may be terminated under certain customary and limited circumstances prior to the closing of the Business Combination, including, but not limited to, (i) by either SportsMap or ICI if the Business Combination is not consummated by December 20, 2023, (ii) by SportsMap if there is a material breach of the representations, warranties or covenants of ICI, subject to a thirty (30)-day cure period following notice of such breach, and (iii) by ICI upon a material breach of the representations, warranties or covenants of SportsMap, subject to a thirty (30)-day cure period following notice of such breach. If the Business Combination Agreement is validly terminated, none of the parties to the Business Combination Agreement will have any liability or any further obligation under the Business Combination Agreement, other than customary confidentiality obligations, except in the case of willful breach or fraud.

Contingent Business Combination Fees

As discussed in Note 6, the Company has engaged various parties to assist in the selection and consummation of a Business Combination. These fees are not due or payable until the consummation of a Business Combination. At June 30, 2023 and December 31, 2022, none of these amounts are reported in the Company’s unaudited condensed financial statements.

Liquidity and Capital Resources

As of June 30, 2023, the Company had $255,452 in its operating bank account and working capital deficit of $1,327,066, excluding taxes payable from the Trust Account.

The Company’s liquidity needs through June 30, 2023 were satisfied through a payment from the Sponsor of $25,000 (see Note 5) for the Founder Shares to cover certain offering costs and the loan under an unsecured promissory note from the Sponsor of up to $400,000. The outstanding balance under the promissory note of $323,190 was paid in full and the unsecured promissory note is no longer available to the Company.

After consummation of the IPO on October 21, 2021, the Company had $2,150,000 of private placement proceeds receivable from the Sponsor which was received into the Company’s operating bank account on October 22, 2021. In April and May 2023, the Company secured operational working capital of $1,000,000 through investors within the Sponsor and other third parties (“Promissory Notes”) (see Note 5). In order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans, as defined below (see Note 5). As of June 30, 2023, there were no amounts outstanding under any Working Capital Loans.

Going Concern

The Company anticipates that the $255,452 held outside the Trust Account as of June 30, 2023, may not be sufficient to allow the Company to operate for at least 12 months from the issuance of the financial statements, assuming that a Business Combination is not consummated during that time. Until consummation of its Business Combination, the Company will be using the funds not held in the Trust Account, funds from the Promissory Notes and any additional Working Capital Loans (as defined in Note 5) (see Note 5), for identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the Business Combination.

The Company can raise additional capital through Working Capital Loans from the initial shareholders, certain of the Company’s officers, and directors (see Note 5), or through loans from third parties. None of the sponsor, officers or directors are under any obligation to advance funds to, or to invest in, the Company. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of its business plan, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time, which is considered to be one year from the issuance date of these unaudited condensed financial statements.

The Company has until August 20, 2023 (as extended) to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by that date, which is less than 12 months from the issuance of these unaudited condensed financial statements. If a Business Combination is not consummated by the required date, there will be a mandatory liquidation and subsequent dissolution. In connection with the Company’s assessment of going concern considerations in accordance with the authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosure of Uncertainties About an Entity’s Ability to Continue as a Going Concern,” management has determined that mandatory liquidation, and subsequent dissolution, should the Company be unable to complete a Business Combination, raises substantial doubt about the Company’s ability to continue as a going concern for the next 12 months from the issuance of these unaudited condensed financial statements. No adjustments have been made to the carrying amounts of assets and liabilities should the Company be required to liquidate after August 20, 2023.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic and Russia-Ukraine war and has concluded that while it is reasonably possible that the virus and war could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these unaudited condensed financial statements. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Inflation Reduction Act of 2022

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.

On December 27, 2022, the Treasury published Notice 2023-2, which provided clarification on some aspects of the application of the excise tax. The notice generally provides that if a publicly traded U.S. corporation completely liquidates and dissolves, distributions in such complete liquidation and other distributions by such corporation in the same taxable year in which the final distribution in complete liquidation and dissolution is made are not subject to the excise tax. Although such notice clarifies certain aspects of the excise tax, the interpretation and operation of aspects of the excise tax (including its application and operation with respect to SPACs) remain unclear and such interim operating rules are subject to change.

Because the application of this excise tax is not entirely clear, any redemption or other repurchase effected by the Company, in connection with a Business Combination, extension vote or otherwise, may be subject to this excise tax. Because any such excise tax would be payable by the Company and not by the redeeming holders, it could cause a reduction in the value of the Company’s common stock, cash available with which to effectuate a Business Combination or cash available for distribution in a subsequent liquidation. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination will depend on a number of factors, including (i) the structure of the Business Combination, (ii) the fair market value of the redemptions and repurchases in connection with the Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with the Business Combination (or any other equity issuances within the same taxable year of the Business Combination) and (iv) the content of any subsequent regulations, clarifications, and other guidance issued by the Treasury. Further, the application of the excise tax in respect of distributions pursuant to a liquidation of a publicly traded U.S. corporation is uncertain and has not been addressed by the Treasury in regulations, and it is possible that the proceeds held in the Trust Account could be used to pay any excise tax owed by the Company in the event the Company is unable to complete a Business Combination in the required time and redeem 100% of the remaining common stock in accordance with the Company’s amended and restated certificate of incorporation, in which case the amount that would otherwise be received by the public stockholders in connection with the Company’s liquidation would be reduced.

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements of the Company are presented in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”). Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the unaudited condensed financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 as filed with the SEC on March 31, 2023, which contains the audited financial statements and notes thereto. The interim results for the three and six months ended June 30, 2023 are not necessarily indicative of the results to be expected for the year ending December 31, 2023 or for any future interim periods.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and approval of any golden parachute payments not previously approved.

Further, Section 102 (b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s unaudited condensed financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of unaudited condensed financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgement. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of June 30, 2023 and December 31, 2022 other than those in the Trust Account.

Cash and Securities Held in Trust Account

At June 30, 2023, substantially all of the assets held in the Trust Account were held in money market funds which are invested primarily in U.S. Treasury securities. All of the Company's investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in the Trust Account are included in interest earned on investments held in Trust Account in the accompanying condensed statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information. Fair values of these investments are determined by Level 1 inputs utilizing quoted prices (unadjusted) in active markets for identical assets.

As of December 31, 2022, assets held in the Trust Account were held in cash and US Treasury Bills. Net proceeds of the sale of the Units in the Public Offering and the sale of the Private Placement Units were placed in the Trust Account which are only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. All of the Company’s investments in US Treasury Bills held in the Trust Account are classified as held-to-maturity securities. Held-to-maturity securities are presented on the balance sheet at amortizable cost at inception and at the end of each subsequent reporting period. Interest earned on the investments during each reporting period is recorded at the end of each reporting period and is reported as interest earned on investments held in Trust Account in the accompanying condensed statements of operations.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheets, primarily due to its short-term nature.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The Company’s financial instruments are classified as either Level 1, Level 2 or Level 3. These tiers include:

●	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;
●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and
●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in FASB ASC Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption (if any) is classified as a liability instrument and measured at fair value. Conditionally redeemable common stock (including shares of common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Common stock will feature certain redemption rights that are considered to be outside of the Company’s control and will be subject to the occurrence of uncertain future events. Accordingly, common stock subject to possible redemption will be presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheets.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. Derivative instruments are initially recorded at fair value on the grant date and re-valued at each reporting date, with changes in the fair value reported in the statements of operations. Derivative assets and liabilities are classified in the balance sheets as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes.” ASC 740, Income Taxes, requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the unaudited condensed financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. As of June 30, 2023 and December 31, 2022, the Company’s deferred tax asset had a full valuation allowance recorded against it.

While ASC 740 identifies usage of an effective annual tax rate for purposes of an interim provision, it does allow for estimating individual elements in the current period if they are significant, unusual or infrequent. Computing the effective tax rate for the Company is complicated due to the potential impact of the timing of any Business Combination expenses and the actual interest income that will be recognized during the year. The Company has taken a position as to the calculation of income tax expense in a current period based on ASC 740-270-25-3 which states, “If an entity is unable to estimate a part of its ordinary income (or loss) or the related tax (benefit) but is otherwise able to make a reasonable estimate, the tax (or benefit) applicable to the item that cannot be estimated shall be reported in the interim period in which the item is reported.” The Company believes its calculation to be a reliable estimate and allows it to properly take into account the usual elements that can impact its annualized book income and its impact on the effective tax rate. As such, the Company is computing its taxable loss and associated income tax provision based on actual results through June 30, 2023.

The Company’s effective tax rate was (11.3)% and (10.3)% for the three months ended June 30, 2023 and 2022, respectively, and (362.8)% and (4.0)% for the six months ended June 30, 2023 and 2022, respectively. The effective tax rate differs from the statutory tax rate of 21% for the three and six months ended June 30, 2023 and 2022, due to the valuation allowance on the deferred tax assets.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2023 and December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company has identified the United States as its only “major” tax jurisdiction. The Company is subject to income taxation by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in FASB ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all of the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. The Company accounts for its outstanding warrants as equity-classified instruments.

Net Loss Per Common Stock

The Company complies with the accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net loss per common stock is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. At June 30, 2023 and 2022, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted loss per common stock is the same as basic loss per common stock for the period presented. The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net loss per share for each component of common stock for the three and six months ended June 30, 2023 and 2022:

	For the Three Months Ended June 30,				For the Six Months Ended June 30,
	2023		2022		2023		2022
	Redeemable	Non-redeemable	Redeemable	Non-redeemable	Redeemable	Non-redeemable	Redeemable	Non-redeemable
Basic and diluted net loss per common stock:
Numerator:
Allocation of net loss	$(674,148)	$(285,074)	$(99,509)	$(30,718)	$(309,159)	$(144,871)	$(242,318)	$(74,802)
Denominator:
Basic and diluted weighted-average shares outstanding	8,395,122	3,550,000	11,500,000	3,550,000	7,575,779	3,550,000	11,500,000	3,550,000
Basic and diluted net loss per share	$(0.08)	$(0.08)	$(0.01)	$(0.01)	$(0.04)	$(0.04)	$(0.02)	$(0.02)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the federal depository insurance coverage of $250,000. At June 30, 2023 and December 31, 2022, the Company had not experienced losses on this account.

Recent Accounting Pronouncements

Management does not believe that any other recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s unaudited condensed financial statements.

Note 3 — Initial Public Offering

On October 21, 2021, the Company sold 11,500,000 Units, including the full exercise of the underwriters’ over-allotment option to purchase 1,500,000 units, at a purchase price of $10.00 per Unit. Each unit consists of one share of common stock, an aggregate of 11,500,000 shares, and three-quarters of one warrant (“public warrants”), an aggregate of 8,625,000 public warrants. Each whole public warrant entitles the holder to purchase one share of common stock at an exercise price of $11.50 per whole share, subject to adjustment (see Note 7).

All of the 11,500,000 common stock sold as part of the Units in the IPO contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s certificate of incorporation. In accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” and with the SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity.

The common stock is subject to SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or to recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company recognizes changes in redemption value immediately as they occur. Immediately upon the closing of the IPO, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable common stock resulted in charges against additional paid-in capital and accumulated deficit.

As of June 30, 2023 and December 31, 2022, the common stock reflected on the balance sheets are reconciled in the following table:

Common stock of shares subject to possible redemption at December 31, 2021	$117,300,000
Plus:
Remeasurement of carrying value to redemption value	1,154,587
Common stock of shares subject to possible redemption at December 31, 2022	$118,454,587
Less:
Redemption	(102,897,540)
Plus:
Extension funding	245,242
Remeasurement of carrying value to redemption value	1,338,951
Common stock of shares subject to possible redemption at June 30, 2023	$17,141,240

Note 4 — Private Placement

Simultaneously with the closing of the IPO, the Company’s Sponsor, and the representative of the underwriters and/or certain of their designees or affiliates (collectively, the “initial stockholders”) purchased an aggregate of 675,000 Private Placement Units at a price of $10.00 per unit in a private placement, for an aggregate purchase price of $6,750,000, in a private placement. Each unit consists of one share of common stock, an aggregate of 675,000 shares, and three-quarters of one warrant (“private warrants”), an aggregate of 506,250 private warrants.

Private Placement Units are identical to the units sold in the IPO, except that the Private Placement Units (including the private warrants or private shares issuable upon exercise of such warrants) will not be transferable, assignable or saleable until 30 days after the Business Combination. The initial stockholders have agreed not to transfer, assign or sell any of the Private Placement Units and underlying common stock until after the completion of the initial Business Combination.

Additionally, the initial stockholders have agreed to (i) waive their redemption rights with respect to their private shares in connection with the completion of the initial Business Combination, (ii) waive their redemption rights with respect to their private shares in connection with a stockholder vote to approve an amendment to the Company’s amended and restated certificate of incorporation (A) to modify the substance or timing of the Company’s obligation to redeem 100% of the public shares if the Company does not complete the initial Business Combination within the Combination Period or (B) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity and (iii) waive their rights to liquidating distributions from the Trust Account with respect to their private shares if the company fail to complete the initial Business Combination within the Combination Period.

Note 5 — Related Party Transactions

Founder Shares

In June 2021, the initial stockholders paid $25,000 in exchange for 2,875,000 shares of common stock (the “Founder Shares”). The number of Founder Shares outstanding was determined based on the expectation that the total size of the IPO would be a maximum of 11,500,000 Units if the underwriter’s over-allotment option is exercised in full, and therefore that such Founder Shares would represent 20% of the outstanding shares after the IPO.

The initial stockholders have agreed not to transfer, assign or sell (i) any of the Founder Shares until nine months after the date of the consummation of the initial Business Combination or earlier if, subsequent to the initial Business Combination, the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders having the right to exchange their common stock for cash, securities or other property or (ii) any of the Private Placement Units until the completion of the initial Business Combination. The representative’s Private Placement Units are identical to the Units sold in the IPO except that they may not (including the common stock issuable upon exercise of these warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until after the completion of the initial Business Combination. Additionally, for so long as the warrants underlying the Private Placement Units are held by the representative and its designees, they will not be exercisable more than five years from the commencement date of sales in the IPO in accordance with FINRA Rule 5110(g)(8)(A).

Promissory Note — Related Party, pre-IPO

The Sponsor agreed to loan the Company up to $400,000 to be used for a portion of the expenses of the IPO. These loans were non-interest bearing, unsecured and due at the earlier of February 28, 2022 or the closing of the IPO. As of June 30, 2023 and December 31, 2022, no amounts were outstanding under the unsecured promissory note.

Promissory Notes

In April and May 2023, the Company secured operational working capital of up to $1,000,000 (“Promissory Notes”) through investors within the Sponsor and other third parties. The Promissory Notes are not interest bearing, and as an incentive for the Promissory Notes provided, the investors were given an aggregate of 165,598 Founder Shares. The fair value of the Promissory Notes was recognized as a decrease in the principal value of the Promissory Notes at the date of issuance and a component of shareholders equity. The principal value of the Promissory Notes will accrete over time to the original issuance value over the life of the Promissory Notes. The principal balance of the Promissory Notes shall be payable upon consummation of an initial Business Combination; provided that the Company shall have the right to extend the Repayment Date for up to 12 months thereafter in the event that the minimum cash transaction proceeds (as described in the definitive agreement with respect to such Business Combination) are not met, or would not be met but for such extension. The principal balance may be prepaid at any time.

At June 30, 2023, the Company had received $981,460 in proceeds related to the Promissory Notes and since the issuance of the Promissory Notes, $911,167 has been recognized in the statement of operations as accrued interest. The investors have no right to redemption on the transferred shares.

Working Capital Loans

In order to finance transaction costs in connection with an intended initial Business Combination, the initial stockholders, officers and directors and their affiliates may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). The Working Capital Loans would be evidenced by promissory notes. In the event that the Company is unable to consummate an initial Business Combination, the Company may use a portion of the offering proceeds held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. If the Company consummates an initial Business Combination, the notes would either be paid upon consummation of the initial Business Combination, without interest, or, at the lender’s discretion, up to $1,000,000 of the notes may be converted upon consummation of the Business Combination into additional Private Placement Units at a price of $10.00 per unit (which, for example, would result in the holders being issued 100,000 units if the full amount of notes are issued and converted). At June 30, 2023 and December 31, 2022, no such Working Capital Loans were outstanding.

Administrative Service Fee

The Company entered into an administrative services agreement on October 18, 2021, pursuant to which the Company will pay the Sponsor a total of $10,000 per month for office space, utilities, secretarial support and other administrative and consulting services. Upon completion of the Company’s initial Business Combination or its liquidation, the Company will cease paying these monthly fees. At June 30, 2023 and December 31, 2022, the Company had accrued $51,356 and $21,356, respectively, of administrative service fees. For three and six months ended June 30, 2022, the Company incurred $30,000 and $60,000 of administrative service fees expense, respectively. For the three and six months ended June 30, 2023, the Company incurred $30,000 and $60,000 of administrative service fees expense, respectively. Included in the Administrative Service Fee paid to the Sponsor is $100,000 the Sponsor pays to Lawson Gow, the Company’s Chief Strategy Officer, in connection with services related to identifying and consummating the initial Business Combination.

Related Party Investments

In December 2022, the Chief Executive Officer of the Company, and a director of the Company, loaned a total of $600,000 to Infrared Cameras Holdings, Inc. (“the Borrower”) bearing interest at 10% per annum increasing to 12% per annum on February 15, 2023. Interest is due upon the Maturity Date, which is six months from the effective dates of the notes.

The unpaid principal balance of these notes and accrued and unpaid interest shall be converted into shares of common stock, par value $0.01 per share, of Borrower at the Automatic Conversion Price (“Automatic Conversion”), described below.

The automatic conversion date is immediately before the Borrower consummates an initial public offering or consummates a Business Combination resulting in the Borrower’s shares of common stock being publicly traded.

The Automatic Conversion Price is approximately 50% less than the publicly traded price if the Borrower consummates an initial public offering, or 50% less than the assigned value per share if the Borrow consummates a Business Combination resulting in the Borrower’s shares of common stock being publicly traded.

In April 2023 and May 2023, multiple lenders ("Multiple Lenders") agreed to loan the Company up to $1,000,000. The loans are non-interest bearing, unsecured and due at the earlier of the consummation of an initial Business Combination; provided that the Company has the right to extend the repayment date for up to 12 months. These notes are non-convertible into any securities of the Company. In consideration for the loans, the lenders received an aggregate of 165,598 Founder Shares from the Company's initial shareholders.

In April 2023, the holders of the Company’s Founder Shares (“Holders”) have agreed that in order to induce investors to provide PIPE Financing in connection with the Business Combination Agreement or to commit to a non-redemption agreement, each Holder shall transfer and assign to the Company (or such other Affiliate of the Company or any counterparty in any PIPE Financing the Company may designate (each, a “Financing Counterparty”)), for no consideration, up to 500,000 Founder Shares (the “Transferred Shares”).

The Company has assigned and transferred an aggregate of 165,598 Transferred Shares to Multiple Lenders. Additionally, the Company shall have the right to cause the Holders to assign and transfer the remaining Transferred Shares in any amount up to an additional 300,000 Transferred Shares, to any Financing Counterparty in a PIPE Financing or non-redemption agreement the Company may enter into prior to the closing of the Business Combination Agreement.

Note 6 — Commitments and Contingencies

Registration Rights

The initial stockholders and their permitted transferees can demand that the Company registers the founder shares, the Private Placement Units and the underlying private shares and private warrants, and the units issuable upon conversion of Working Capital Loans and the underlying common stock and warrants, pursuant to an agreement to be signed prior to or on the date of the IPO. The holders of such securities are entitled to demand that the Company registers these securities at any time after the Company consummates an initial Business Combination. Notwithstanding anything to the contrary, any holder that is affiliated with an underwriter participating in the IPO may only make a demand on one occasion and only during the five-year period beginning on the commencement date of sales in the IPO. In addition, the holders have certain “piggy-back” registration rights on registration statements filed after the Company’s consummation of a Business Combination; provided that any holder that is affiliated with an underwriter participating in the IPO may participate in a “piggy-back” registration only during the seven-year period beginning on the commencement date of sales in the IPO.

Business Combination Marketing Agreement

On October 18, 2021, the Company has engaged Roth Capital Partners, LLC, the representative, as an advisor in connection with the Business Combination to assist it in holding meetings with its stockholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing its securities in connection with the initial Business Combination, assist the Company in obtaining stockholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company will pay the representative a cash fee for such services upon the consummation of the initial Business Combination in an amount equal to 3.5% of the gross proceeds of the IPO, or $4,025,000 (exclusive of any applicable finders’ fees which might become payable).

Additionally, the Company engaged Craig-Hallum Capital Group LLC (“Craig-Hallum”) in February 2022 to act as its placement agent and its merger and acquisition advisor in connection with any offering in respect to a Business Combination with a Target. Craig-Hallum will assist with identifying selecting a potential target company, assisting with the formation of a letter of intent (“LOI”), evaluating proposals for potential Business Combination, assisting in structuring the formation of a potential Business Combination, identifying and selecting investors and other activities related to a potential Business Combination. In the event an offering of securities in connection with a Business Combination with a Target or any other evidence of commitment with a Business Combination with a Target, the Company will pay Craig-Hallum a cash fee of 6.0% of the gross proceeds raised and only if Craig-Hallum is the source of introduction to the specific transaction.

Additionally, if the Company completes a Business Combination with a target during the term of the contract with Craig Hallum, Craig-Hallum will be owed an M&A Advisory Fee in stock equal to the greater of (i) 2.0% of the aggregate transaction value of the target; and (ii) 250,000 shares of newly issued common stock registered within 90 days of closing of the Business Combination. Roth Capital will be due 30% of the M&A Advisory Fee in stock.

Legal fees

In October 2022 the Company has engaged ArentFox Schiff LLP (“AFS”) to assist with various routine and Business Combination related matters. AFS has agreed to perform the foregoing services at a discounted rate, and, subject to final consummation of the Business Combination, the Company will pay an additional amount to AFS equal to the cumulative amount earned by AFS up until the date of the consummation of the Business Combination. To the extent the Business Combination is not completed, the Company will not be required to pay AFS any additional amounts in excess of the discounted rate. For the three and six months ended June 30, 2023 the Company has incurred $65,813 and $145,519, respectively, in legal fees. For the three and six months ended June 30, 2022 the Company has incurred $10,500 and $21,000, respectively, in legal fees. At June 30, 2023 and December 31, 2022, $99,347 and $223,748 was unpaid.

Earnout Shares

Pursuant to the Business Combination Agreement, SportsMap will reserve for issuance 2,400,000 shares of SportsMap common stock (the “Earnout Shares”). The Earnout Shares will be issued pro rata to the holders of ICI common stock if either (a) during the period beginning six months after the closing of the Business Combination and ending on December 31, 2024, the common stock of the post-closing public company (“PubCo”) achieves a market price of $12.50 per share for a specified number of days, or the combined company consummates a transaction in which its stockholders have the right to receive consideration implying a value of at least $12.50 per share, or (b) PubCo achieves revenue of $68.5 million during the fiscal year ending December 31, 2024, subject to certain limitations set forth in the Business Combination Agreement.

Excise Tax

In connection with the Meeting on April 14, 2023, stockholders holding 9,865,056 of the Company’s Public Shares exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account for an aggregate amount of $102,897,540. As such the Company has recorded a 1% excise tax liability of $1,028,975 on the condensed balance sheet as of June 30, 2023. The liability does not impact the condensed statements of operations and is offset against additional paid-in capital or accumulated deficit if additional paid-in capital is not available.

Note 7 — Stockholders’ Equity

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share. At June 30, 2023 and December 31, 2022, there were no shares of preferred stock issued or outstanding.

Common Stock

The Company is authorized to issue 100,000,000 shares of common stock with a par value of $0.0001 per share. Holders of the common stock are entitled to one vote for each common stock. At June 30, 2023 and December 31, 2022, there were 3,550,000 shares of common stock issued and outstanding excluding 1,634,944 and 11,500,000 shares subject to possible redemption, respectively.

Warrants

As of June 30, 2023 and December 31, 2022, there were 8,625,000 public warrants and 506,250 private warrants outstanding. Each whole warrant entitles the holder to purchase one share of the Company’s common stock at a price of $11.50 per share, subject to adjustment as described herein. If (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Company’s initial stockholders or their affiliates, without taking into account any founders’ shares held by the initial stockholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described below will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

Each whole warrant entitles the registered holder to purchase one share of the common stock at any time commencing 30 days after the completion of the initial Business Combination and will expire five years after the completion of the initial Business Combination or earlier upon redemption or liquidation.

No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the issuance of the common stock issuable upon exercise of the warrants and a current prospectus relating to such common stock. Notwithstanding the foregoing, if a registration statement covering the issuance of the common stock issuable upon exercise of the warrants is not effective within 60 days following the consummation of the initial Business Combination, warrant holders may, until such time as there is such an effective registration statement and during any period when the Company shall have failed to maintain such an effective registration statement, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their warrants on a cashless basis.

Except as described above, no warrants will be exercisable and the Company will not be obligated to issue common stock unless at the time a holder seeks to exercise such warrant, a prospectus relating to the shares of common stock issuable upon exercise of the warrants is current and the shares of common stock have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, the Company has agreed to use its best efforts to meet these conditions and to maintain a current prospectus relating to the common stock issuable upon exercise of the warrants until the expiration of the warrants. However, the Company cannot assure you that the Company will be able to do so and, if the Company does not maintain a current prospectus relating to the common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants and the Company will not be required to settle any such warrant exercise. If the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, the Company will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

Redemption of warrants

Once the warrants become exercisable, the Company may redeem the outstanding warrants, in whole and not in part, at a price of $0.01 per warrant:

●	at any time while the warrants are exercisable,
●	upon a minimum of 30 days’ prior written notice of redemption,
●	if, and only if, the last sales price of the common stock equals or exceeds $18.00 (as adjusted for share sub-divisions, share dividends, reorganizations and recapitalizations) for any 20 trading days within a 30 trading-day period commencing after the warrants become exercisable and ending three trading days before the Company sends the notice of redemption, and
●	if, and only if, there is a current registration statement in effect with respect to the issuance of the common stock underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

If the Company calls the warrants for redemption as described above, the management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants in exchange for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the surrendered warrants, multiplied by the difference between the exercise price of the surrendered warrants and the fair market value by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the common stock for the 10 trading days ending on the trading day prior to the date of exercise. For example, if a holder held 150 warrants and the fair market value on the trading date prior to exercise was $15.00, that holder would receive 35 shares without the payment of any additional cash consideration. If an exemption from registration is not available, holders will not be able to exercise their warrants on a cashless basis.

Note 8 — Fair Value Measurements

At June 30, 2023, substantially all of the assets held in the Trust Account were held in money market funds which are invested primarily in U.S. Treasury securities. In accordance with ASC 320, “Investments — Debt Securities”, the Company classifies its investments in money market funds as trading securities. At June 30, 2023, the Company had $17,238,126 in its Trust Account. The estimated fair values of investments held in Trust Account are determined using available market information. Fair values of these investments are determined by Level 1 inputs utilizing quoted prices (unadjusted) in active markets for identical assets.

As of December 31, 2022, assets held in the Trust Account were held in cash and US Treasury Bills. All of the Company’s investments in US Treasury Bills held in the Trust Account are classified as held-to-maturity securities. Held-to-maturity securities are presented on the balance sheet at amortizable cost at inception and at the end of each subsequent reporting period.

A reconciliation from amortized cost basis to net carrying amount and fair value is provided below for the Company’s held-to-maturity investments:

December 31,
2022
Held-to-maturity investments, amortized cost basis	$118,433,095
Interest earned on investments	307,051
Held-to-maturity investments, net carrying amount	118,740,146
Unrealized gain on investments	36,854
Held-to-maturity investments, fair value	$118,177,000

There were no impairments with respect to the held-to-maturity investments as of December 31, 2022. All investments mature within one year of the date of these unaudited condensed financial statements; however, they are classified as non-current assets due to contractual restrictions that limit access to the cash and securities held in the Trust Account until the consummation of the Company’s initial Business Combination.

Note 9 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the unaudited condensed financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed financial statements, other than noted below.

On July 14, 2023, the Company deposited $81,747 in the Trust Account extending the Extension date to August 20, 2023.

On August 20, 2023, the Company deposited $81,747 in the Trust Account extending the Extension date to September 20, 2023.

On September 20, 2023, the Company deposited $81,747 in the Trust Account extending the Extension date to October 20, 2023.

On October 20, 2023, the Company deposited $81,747 in the Trust Account extending the Extension date to November 20, 2023.

On November 9, 2023, the Company secured operational working capital of $600,000 through investors affiliated with the Sponsor and other third parties (the “November Notes”). The November Notes are not interest bearing and are not convertible into any securities of the Company. As an incentive for the November Notes provided, the SportsMap Initial Stockholders will deliver an aggregate of 60,000 Founder Shares, which are currently held by the SportsMap Initial Stockholders, to the investors at or prior to the Business Combination. The principal balance of the Promissory Notes shall be payable upon consummation of the Company’s initial Business Combination. The principal balance may be prepaid at any time. The investors will have no right to redemption on the transferred shares.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the shares of common stock being registered hereby.

Estimated
Expense	Amount
Securities and Exchange Commission registration fee	$43,369.71
Accounting fees and expenses	100,000.00
Legal fees and expenses	100,000.00
Financial printing and miscellaneous expenses	56,630.29
Total	$300,000.00

Item 14.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or the DGCL, permits a corporation to indemnify its directors and officers against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties. The directors or officers must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, an action only by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification may be made if such person must have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought must determine upon application that the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. The current certificate of incorporation and the bylaw of the registrant provide for indemnification by the registrant of its directors, senior officers and employees to the fullest extent permitted by applicable law.

Section 102(b)(7) of the DGCL permits a corporation to provide in its charter that a director of the corporation must not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for payments of unlawful dividends or unlawful stock purchases or redemptions or (4) for any transaction from which the director derived an improper personal benefit. The current certificate of incorporation of the registrant provide for such limitation of liability.

We have entered into indemnification agreements with each of our directors and officers in which we have agreed to indemnify, defend and hold harmless, and also advance expenses as incurred, to the fullest extent permitted under applicable law, from damage arising from the fact that such person is or was an officer or director of our company or our subsidiaries.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, our amended and restated certificate of incorporation, our amended and restated bylaws, any agreement, any vote of stockholders or disinterested directors or otherwise.

We maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

We have purchased and intend to maintain insurance on behalf of the registrant and any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

Item 15.  Recent Sales of Unregistered Securities.

Prior to our initial public offering, we issued an aggregate of 2,875,000 founder shares to our initial stockholders in the amount of $25,000, at a price of $0.009 per share. Such securities were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

In addition, simultaneously with initial public offering, our initial stockholders have purchased from us 675,000 private units at $10.00 per unit (for an aggregate purchase price of $6,750,000). These issuances were made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

Each of our initial stockholders is an accredited investor for purposes of Rule 501 of Regulation D.

No underwriting discounts or commissions were paid with respect to such sales.

Each of the foregoing securities were issued or will be issued in reliance on the exemption from registration provided for by Section 4(a)(2) under the Securities Act of 1933, as amended.

Item 16.  Exhibits and Financial Statement Schedules.

The following exhibits are filed as part of this registration statement:

			Incorporated by Reference
Exhibit	Description	Form	Exhibit	Filing Date
2.1*†	Business Combination Agreement, dated as of December 5. 2022, by and among SportsMap Tech Acquisition Corp., Infrared Cameras Holdings, Inc., and ICH Merger Sub Inc.	8-K	2.1	December 6, 2022
2.2*	Amendment No. 1 to Business Combination Agreement, dated as of June 27, 2023, by and among SportsMap Tech Acquisition Corp., Infrared Cameras Holdings, Inc., and ICH Merger Sub Inc.	8-K	2.2	June 28, 2023
2.3*	Amendment No. 2 to Business Combination Agreement, dated September 17, 2023, by and among SportsMap Tech Acquisition Corp., Infrared Cameras Holdings, Inc., and ICH Merger Sub Inc.	8-K	2.2	September 20, 2023
3.1*	Form of Second Amended and Restated Certificate of Incorporation of SportsMap Tech Acquisition Corp.	DEFM14A	Annex B	November 13, 2023
3.2*	Form of Amended and Restated Bylaws of Infrared Cameras Holdings, Inc.	DEFM14A	Annex C	November 13, 2023
4.1*	Specimen Unit Certificate	S-1	4.1	September 30, 2021
4.2*	Specimen Stock Certificate	S-1	4.2	September 30, 2021
4.3*	Specimen Warrant Certificate	S-1	4.3	September 30, 2021
4.4*	Form of Warrant Agreement by and between SportsMap Tech Acquisition Corp and Continental Stock Transfer & Trust Company.	S-1	4.4	September 30, 2021
5.1‡	Opinion of Arent Fox Schiff LLP.
10.1‡+	2020 Equity Incentive Plan of Infrared Cameras Holdings, Inc.
10.2*+	Form of Infrared Cameras Holdings, Inc. 2023 Incentive Plan	DEFM14A	Annex F	November 13, 2023
10.3	Form of Indemnification and Advancement Agreement between Infrared Cameras Holdings, Inc. and its directors and officers
10.4*	Letter Agreement, dated October 18, 2021, by and among the registrant and each of the officers, directors and initial shareholders of the Company	8-K	10.1	October 21, 2021
10.5*	Investment Management Trust Agreement, dated October 18, 2021, by and between the Company and Continental Stock Transfer & Trust Company, as trustee	8-K	10.2	October 21, 2021
10.6*	Form of Registration Rights Agreement, dated October 18, 2021, among the registrant and certain security holders	8-K	10.3	October 21, 2021
10.7*	Administrative Services Agreement, dated October 18, 2021, by and between the registrant and Gow Media, LLC	8-K	10.4	October 21, 2021
10.8*	Business Combination Marketing Agreement dated October 18, 2021 between the registrant and Roth Capital Partners, LLC	8-K	1.2	October 21, 2021
10.9*	Sponsor Letter Agreement, dated as of December 5, 2022, among the registrant and the Insiders party thereto	8-K	10.1	December 6, 2022
10.10*	Transaction Support Agreement, dated as of December 5, 2022, among the registrant, Infrared Cameras Holdings, Inc. and the Holders party thereto	8-K	10.2	December 6, 2022
21.1‡	List of subsidiaries of Infrared Cameras Holdings, Inc.
23.1	Consent of Marcum LLP
23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm
23.3‡	Consent of Arent Fox Schiff LLP (included in Exhibit 5.1 hereto)
24.1	Power of Attorney (included on the signature page to the prospectus which forms part of this registration statement)
99.1	Consent of Gary Strahan to be named as a director nominee
99.2	Consent of Steven Winch to be named as a director nominee
99.3	Consent of Stuart V Flavin III to be named as a director nominee
99.4	Consent of Petros Kitsos to be named as a director nominee
99.5	Consent of Margaret Chu to be named as a director nominee
107	Filing Fee Table
*	Previously filed.
†

The annexes, schedules, and certain exhibits to this Exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant hereby agrees to furnish supplementally a copy of any omitted annex, schedule or exhibit to the SEC upon request.

‡	To be filed by amendment.

+Indicates a management contract of compensatory plan.

Item 17.  Undertakings.

The undersigned registrant, hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(a)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;
(b)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(c)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(a)Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(b)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(c)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(d)Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 13th day of November, 2023.

SPORTSMAP TECH ACQUISITION CORP.

By:	/s/ David Gow
Name: David Gow
Title: Chief Executive Officer and Chairman

Each person whose signature appears below constitutes and appoints David Gow and Jacob Swain as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on November 13, 2023.

Name	Title

/s/ David Gow	Chief Executive Officer and Chairman
David Gow	(Principal Executive Officer)

/s/ Jacob Swain	Chief Financial Officer
Jacob Swain	(Principal Financial and Accounting Officer)

/s/ David Graff	Director
David Graff

/s/ Oliver Luck	Director
Oliver Luck

/s/ Reid Ryan	Director
Reid Ryan

/s/ Steve Webster	Director
Steve Webster